     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1999


                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AT HOME CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      7370                                     770408542
(STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                              AT HOME CORPORATION
                              425 BROADWAY STREET
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 569-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                               THOMAS A. JERMOLUK

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              AT HOME CORPORATION
                              425 BROADWAY STREET
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 569-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:


                            JEFFREY R. VETTER, ESQ.


                             DOUGLAS N. COGEN, ESQ.

                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600
                             LARRY W. SONSINI, ESQ.
                             MARTIN W. KORMAN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        Upon consummation of the Merger described herein (the "Merger").

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH                                   PROPOSED MAXIMUM        PROPOSED MAXIMUM
  CLASS OF SECURITIES          AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
    TO BE REGISTERED          REGISTERED(1)             PER SHARE           OFFERING PRICE(2)      REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share.......        59,304,010            Not Applicable          $6,698,653,753            $1,339,731
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


(1) Based upon the maximum number of shares of Series A common stock ("At Home Series A Common Stock"), par value $0.01 per share, of At Home Corporation that may be issued pursuant to the Merger.


(2) Computed pursuant to Rules 457(f) and (c) under the Securities Act based on
    (i)$117.6875, the average of the high and low per share prices of common stock ("Excite Common Stock"), par value $0.001 per share, of Excite, Inc. on the Nasdaq National Market on April 20, 1999 and (ii) the maximum number of shares of Excite Common Stock to be acquired by At Home Corporation pursuant to the Merger.



(3) Pursuant to Rule 457(b) under the Securities Act, $1,007,265 of the registration fee is offset by the filing fee previously paid by At Home Corporation in connection with the filing of preliminary proxy materials on
    Schedule 14A on February 12, 1999. Accordingly, a registration fee of $332,466 is being paid herewith.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PROSPECTUS/PROXY STATEMENT
                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE @HOME/EXCITE MERGER.........     1
SUMMARY OF THE PROSPECTUS/PROXY STATEMENT...................     4
  The companies.............................................     4
  Summary of the transaction................................     5
  Selected historical and selected unaudited pro forma
     condensed combined consolidated financial data.........    12
  @Home's selected historical financial data................    12
  Excite's selected historical financial data...............    13
  Selected unaudited pro forma condensed combined financial
     data...................................................    13
  Comparative historical and unaudited pro forma per share
     data...................................................    14
RISK FACTORS................................................    15
  Risks relating to Excite's proposed merger with @Home.....    15
     Excite stockholders will receive a fixed ratio of
      1.041902 pre-split shares of @Home Series A common
      stock per Excite share even if there are changes in
      the market value of Excite common stock or @Home
      Series A common stock before the closing of the
      merger................................................    15
     @Home's pro forma accounting for the Excite merger may
      change................................................    15
     Excite will face technical, operational and strategic
      challenges that may prevent @Home from successfully
      integrating Excite with @Home.........................    15
     The merger could harm key third party relationships....    16
     @Home and Excite may lose contractual rights due to the
      merger................................................    16
     Officers and directors of both companies have different
      interests from yours..................................    16
  Risks related to @Home's business.........................    17
     @Home has incurred and expects to incur substantial
      losses................................................    17
     @Home's business is unproven, and @Home may not achieve
      profitability.........................................    17
     Growth of the @Home service may be inhibited by factors
      beyond @Home's control................................    17
     @Home needs to add subscribers at a rapid rate for its
      business to succeed, but @Home may not achieve its
      subscriber growth goals...............................    18
     @Home's subscriber growth depends on the action of its
      cable partners and is limited by price and
      installation constraints..............................    18
     If @Home cannot maintain the scalability, speed and
      security of its network, customers will not accept
      @Home's services......................................    19
     If new two-way cable modems are not deployed timely and
      successfully, @Home may not be able to grow its
      subscriber base as quickly............................    19
     @Home's markets are highly competitive.................    19
     @Home's dependence on its network exposes @Home to a
      significant risk of system failure....................    21
     Year 2000 issues could affect the performance of
      @Home's systems.......................................    21
     @Home's limited experience with international expansion
      may prevent it from growing its business outside the
      United States.........................................    22
     @Home's business may be impacted by cable unbundling
      proposals and other government regulation and legal
      uncertainties.........................................    23
     @Home could face liability for defamatory or indecent
      content...............................................    24
     Warrants issued to @Home's cable partners may result in
      additional dilution to @Home's stockholders...........    24

                                                              PAGE
                                                              ----
  Risks related to @Home's relationships with its cable
     partners...............................................    25
     @Home depends on its cable partners to upgrade to the
      two-way cable infrastructure necessary to support the
      @Home service; the availability and timing of these
      upgrades are uncertain................................    25
     @Home's cable partners are not generally obligated to
      carry @Home's services, and the exclusivity
      obligations that prevent them from carrying competing
      services may be terminated............................    25
     The exclusivity obligations of @Home's cable partners
      are limited...........................................    26
     @Home's cable partners may offer some services despite
      their exclusivity obligations.........................    27
     @Home is prohibited from offering the excluded
      services..............................................    27
     @Home is controlled by TCI and AT&T....................    28
     @Home depends on TCG for local telecommunications
      services for the @Work services.......................    28
     @Home may face additional competition from AT&T........    28
     @Home depends on its cable partners for distribution;
      this creates conflicts of interest....................    29
     @Home depends on its cable partners to market, deliver
      and support the @Home service.........................    30
     @Home's cable partners control the terms of
      distribution of the @Home service.....................    30
     @Home's principal cable partners can block access to
      some content and services.............................    31
     @Home's cable partners may compete with it for
      advertising and programming revenue...................    31
     @Home's principal cable partners may dispose of their
      cable systems, which would reduce @Home's potential
      subscriber base.......................................    31
  Additional risks relating to Excite's business............    32
     Excite has not been and may never be profitable........    32
  Additional risks relating to Excite's agreement with
     Netscape...............................................    32
     Excite would no longer receive revenues and users from
      Netcenter.............................................    32
     Under the existing agreement, Netscape would have had a
      license to use Excite's search technology, and if this
      provision remains in any renegotiated agreement,
      Excite may face increased competition.................    32
     Non-renewal and termination risks......................    32
     Netcenter competes with Excite.........................    33
     Excite depends on sponsorship agreements for
      revenues..............................................    33
     Privacy concerns regarding the usage of demographic
      information could prevent @Home and Excite from
      benefitting from selling targeted advertising.........    33
     Excite must continue to develop new services...........    33
     Excite's business depends on the continued growth in
      Internet use..........................................    34
     Potential litigation with respect to intellectual
      property rights could harm Excite's business..........    34
     Excite's market is intensely competitive...............    34
     Excite depends on a number of third party
      relationships.........................................    35
THE @HOME MEETING...........................................    36
THE EXCITE MEETING..........................................    41
THE MERGER..................................................    43

                                                              PAGE
                                                              ----
  Background of the merger..................................    43
  @Home's reasons for the merger............................    46
  Recommendation of @Home's board of directors..............    48
  Excite's reasons for the merger...........................    49
  Recommendation of Excite's board of directors.............    50
  Opinion of @Home's financial advisor......................    51
  Opinion of Excite's financial advisor.....................    59
  Interests of certain persons in the merger................    66
  Completion and effectiveness of the merger................    67
  Structure of the merger and conversion of Excite common
     stock..................................................    67
  Exchange of Excite stock certificates for @Home stock
     certificates...........................................    68
  Material United States federal income tax consequences of
     the merger.............................................    68
  Accounting treatment of the merger........................    70
  Regulatory filings and approvals required to complete the
     merger.................................................    70
  Restrictions on sales of shares by affiliates of Excite
     and @Home..............................................    71
  Listing on the Nasdaq National Market of @Home common
     stock to be issued in the merger.......................    71
  Delisting and deregistration of Excite common stock after
     the merger.............................................    71
  Operations after the merger...............................    71
THE MERGER AGREEMENT........................................    72
RELATED AGREEMENTS..........................................    83
  The stock option agreement................................    83
  Excite stockholders' voting agreements....................    84
  TCI Internet Holdings' voting agreement...................    85
  AT&T agreement and consent................................    86
COMPARATIVE PER SHARE MARKET PRICE DATA.....................    87
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................    89
COMPARISON OF RIGHTS OF HOLDERS OF EXCITE COMMON STOCK AND
  @HOME COMMON STOCK........................................    94
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF @HOME........................................   106
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF EXCITE.......................................   109
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY @HOME
  STOCKHOLDERS..............................................   112
  Proposal No. 1 -- Approval of a fifth amended and restated
     certificate of incorporation...........................   112
  Proposal No. 2 -- Issuance of shares in the merger........   116
  Proposal No. 3 -- Election of directors...................   116
  Proposal No. 4 -- Approval of amendment to 1997 equity
     incentive plan.........................................   123
  Proposal No. 5 -- Ratification of appointment of
     independent auditors...................................   127
MANAGEMENT OF @HOME.........................................   128
  Executive officers........................................   128
  Executive compensation....................................   130

                                                              PAGE
                                                              ----
  Employment agreement......................................   133
AT HOME CORPORATION REPORT OF THE COMPENSATION COMMITTEE....   134
AT HOME CORPORATION PERFORMANCE GRAPH.......................   137
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   138
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
  ACT.......................................................   148
LEGAL OPINION...............................................   148
EXPERTS.....................................................   148
STOCKHOLDER PROPOSALS.......................................   149
DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY
  STATEMENT.................................................   149
WHERE YOU CAN FIND MORE INFORMATION.........................   150
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION............   151
ANNEX A -- AGREEMENT AND PLAN OF REORGANIZATION.............   A-1
ANNEX B -- AT HOME CORPORATION FIFTH AMENDED AND RESTATED
  CERTIFICATE OF INCORPORATION..............................   B-1
ANNEX C -- STOCK OPTION AGREEMENT...........................   C-1
ANNEX D -- EXCITE STOCKHOLDERS' VOTING AGREEMENT............   D-1
ANNEX E -- TCI INTERNET HOLDINGS' VOTING AGREEMENT..........   E-1
ANNEX F -- OPINION OF BANCBOSTON ROBERTSON STEPHENS INC.....   F-1
ANNEX G -- OPINION OF MERRILL LYNCH, PIERCE FENNER & SMITH
  INCORPORATED..............................................   G-1

              QUESTIONS AND ANSWERS ABOUT THE @HOME/EXCITE MERGER

Q:  WHAT IS THE MERGER?

     A:  In the merger, Excite will become a wholly-owned subsidiary of @Home.


         Based on the capitalization of @Home and Excite as of March 31, 1999, the former stockholders of Excite will receive in the merger a number of shares of @Home Series A common stock representing 31.4% of @Home's outstanding common stock and 17.8% of the voting power of @Home's outstanding common stock.



         For a more complete description of the merger, see the section entitled "The Merger" on page 43.


Q:  WHAT WILL EXCITE STOCKHOLDERS RECEIVE IN THE MERGER?


     A: Excite stockholders will receive 1.041902 shares of @Home Series A common stock for each share of Excite common stock they own prior to adjustment for @Home's two-for-one stock split announced on March 2, 1999. The stock split will become effective after approval by @Home's stockholders. The stock split is expected to become effective shortly after the merger, in which case, Excite stockholders will be entitled to 2.083804 shares of @Home Series A common stock for each share of Excite common stock they own. @Home will not issue fractional shares of stock. Excite stockholders will receive cash based on the market price of @Home Series A common stock instead of any fractional share. @Home stockholders will continue to own their shares of @Home common stock after the merger.



         For example, taking into account the announced stock split, a holder of 100 shares of Excite common stock will receive 208 shares of @Home Series A common stock and an amount of cash equal to .3804 times the market price of @Home Series A common stock.



         Holders of options or warrants to purchase shares of Excite common stock will hold options or warrants as appropriate to purchase shares of @Home Series A common stock after completion of the merger.



         The number of shares of @Home Series A common stock to be issued for each share of Excite common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares Excite stockholders will receive in the merger will not be known prior to the time of the merger and may go up or down as the market price of @Home Series A common stock goes up or down. Excite is not permitted to terminate its obligations to complete the merger or resolicit the vote of its stockholders based solely on changes in the value of @Home Series A common stock.



         @Home's stock price is volatile. As an example, the following table sets forth, as of the end of the month for each of the last 12 calendar months, the closing sale price per share of @Home Series A common stock on the Nasdaq National Market. This table also reflects the value to be received in the merger for each share of Excite common stock, calculated by multiplying the closing price per share of Excite common stock by the exchange ratio, and adjusted for a two-for-one split of Excite common stock in July 1998.



                                CLOSING
                               SALE PRICE
                               PER SHARE    VALUE PER
                                OF @HOME    SHARE OF
                                SERIES A     EXCITE
                                 COMMON      COMMON
                  DATE           STOCK        STOCK
           ------------------  ----------   ---------
           March 31, 1999        $157.50     $164.10
           February 28, 1999      106.13      110.58
           January 29, 1999       125.00      130.24
           December 31, 1998       74.25       77.36
           November 30, 1998       58.25       60.69
           October 30, 1998        44.25       46.10
           September 30, 1998      47.88       49.89
           August 31, 1998         28.50       29.69
           July 31, 1998           42.13       43.90
           June 30, 1998           47.31       49.29
           May 29, 1998            34.75       36.21
           April 30, 1998          33.31       34.71



         For a more complete description of what you will receive in the merger, see the section entitled "Structure of the merger and conversion of Excite common stock" on page 67.



Q: DO THE BOARDS OF DIRECTORS OF @HOME AND EXCITE RECOMMEND VOTING IN FAVOR OF THE MERGER?


     A: Yes. After careful consideration, Excite's board of directors recommends that its stockholders vote in favor of the merger agreement and the proposed merger. Likewise, after careful consideration, the @Home board of directors recommends that its stockholders vote in favor of the issuance of @Home Series A common stock in the merger and the amendment of the @Home certificate of incorporation.


         For a more complete description of the recommendations of the boards of directors of @Home and Excite, see the sections entitled "@Home's reasons for the Merger" on page 46, "Recommendation of @Home's board of directors" on page 48, "Excite's reasons for the merger" on page 49 and "Recommendation of Excite's board of directors" on page 50.


Q:  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
     MERGER?

     A: Yes. For example, the number of shares of @Home Series A common stock that Excite stockholders will receive will not change even if the market price of @Home Series A common stock increases or decreases before the completion of the merger. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF @HOME SERIES A COMMON STOCK AND EXCITE COMMON STOCK.

         In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors" on page 15.

Q:  WHAT DO I NEED TO DO NOW?


     A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval and adoption of the merger agreement and approval of the merger (for Excite stockholders) or "FOR" approval of the issuance of shares of Series A common stock in the merger and the amendment of @Home's certificate of incorporation (for @Home stockholders).



         For a more complete description of voting at the meeting, see the sections entitled "Voting of proxies" on pages 39 and 42.


Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A: If you want to change your vote, send the secretary of Excite or @Home, as appropriate, a later-dated, signed proxy card before your meeting or attend your meeting in person. You may also revoke your proxy by sending written notice to the secretary of Excite or @Home, as appropriate, before your meeting.


         For a more complete description of how to change your vote, see the sections entitled "Voting of proxies" on pages 39 and 42.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.


         For a more complete description of voting shares held in "street name," see the sections entitled "Voting of proxies" on pages 39 and 42.


Q:  SHOULD I SEND IN MY EXCITE STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, we will send you written instructions for exchanging your Excite stock certificates for @Home stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the second quarter of 1999.


         For a more complete description of the conditions to the merger, see the section entitled "Conditions to completion of the merger" on page 77.


Q:  WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

     A: We expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except that Excite stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, Excite stockholders are urged to consult their own tax advisor to determine their particular tax consequences.


         For a more complete description of the tax consequences, see the section entitled "Material United States federal income tax consequences of the merger" on page 68.


Q:  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

     A: Under Delaware law, holders of @Home common stock and holders of Excite common stock are not entitled to dissenters' or appraisal rights in the merger.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

     A: Excite stockholders should call Excite Investor Relations at 1-888-924-XCIT with any questions about the merger. @Home stockholders should call @Home Investor Relations at 650-569-6060 with any questions about the merger.


         You may also obtain additional information about @Home and Excite from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 150.

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT


                                 THE COMPANIES

                                   @Home Logo

AT HOME CORPORATION
425 Broadway
Redwood City, California 94063
(650) 569-5000
http://www.home.net

     @Home is the leading provider of broadband Internet services over the cable television infrastructure to consumers. @Home's primary offering, the @Home service, allows residential subscribers to connect their personal computers via modems utilizing cable television wiring infrastructures to a high-speed Internet backbone network developed and managed by @Home.

     @Home's @Media group has established the @Home launch screen as the leading broadband Internet portal, providing a gateway to compelling multimedia and electronic commerce offerings on the Internet. For businesses, @Home's @Work services provide a platform for Internet, intranet and extranet connectivity solutions and networked business applications over both cable infrastructure and digital telecommunications lines. Excite Logo

EXCITE, INC.
555 Broadway
Redwood City, California 94063
(650) 568-6000
http://www.excite.com


     Excite is a global Internet media company that attracts over 15 million unique consumers monthly, or the number of Internet users who have used the Excite Network at least once during the month, to its flagship portal services, excite.com and webcrawler.com, and specializes in the delivery of highly targeted marketing solutions through its subsidiary MatchLogic, Inc. One of the best known brands on the Internet, the Excite brand is now recognized by more than 50 million Americans. Excite offers services in ten countries and personalization in four; the company operates joint ventures in Japan, Asia-Pacific, Italy, Spain and the United Kingdom. Excite was founded in 1994.

                           SUMMARY OF THE TRANSACTION



THE TRANSACTION


     In the merger, Excite and a wholly-owned subsidiary of @Home will merge, and as a result Excite will become a wholly-owned subsidiary of @Home.


     The merger agreement is attached to this prospectus/proxy statement as Annex A. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed beginning on page 72.



     We believe the merger will provide the combined company with the opportunity to realize several benefits, including:



     - positioning @Home to obtain new subscribers for its high speed Internet service



     - helping to create higher awareness of @Home's service through active marketing on the Excite service



     - enabling @Home to become a competitive participant in the Internet portal market



     - providing @Home's service offerings with access to more features and applications



     - providing an opportunity to increase @Home's e-commerce and content relationships



     There are potential detriments to the merger, including:



     - technical, operational and strategic challenges to integrating Excite and @Home



     - the effect of the merger on key third party relationships



     - each party could lose contractual rights as a result of the merger



     - the additional risks relating to Excite's business



     The potential benefits of the merger may not be achieved. See the sections entitled "Risk Factors -- Risks relating to the merger" on page 15, "@Home's reasons for the merger" on page 46, and "Excite's reasons for the merger" on page 49.



CONDITIONS TO COMPLETION OF THE MERGER


     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of certain conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

     - the merger agreement must be approved and adopted and the merger must be approved by Excite stockholders

     - the issuance of shares of @Home Series A common stock in the merger and an amendment of @Home's certificate of incorporation as described in this prospectus/proxy statement must be approved by @Home stockholders

     - the applicable waiting periods under certain antitrust laws must expire or be terminated

     - no injunction or order preventing the completion of the merger may be in effect

     - our respective representations and warranties in the merger agreement must be true and correct

     - no material adverse effect shall have occurred with respect to @Home or Excite

     - we must have complied in all material respects with our respective agreements in the merger agreement

     - we must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization

     - the shares of @Home Series A common stock to be issued to Excite stockholders in the merger must have been approved for listing on the Nasdaq National Market


     - @Home must have filed an amendment to its certificate of incorporation to increase the authorized number of shares of @Home Series A common stock

     If either @Home or Excite waives any conditions, we will each consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from stockholders is appropriate.


     For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to completion of the merger" on page 77.



VOTES REQUIRED FOR APPROVAL



     The holders of a majority of the outstanding shares of Excite common stock must approve and adopt the merger agreement and approve the merger. Excite stockholders are entitled to cast one vote per share of Excite common stock owned as of April 7, 1999, the record date.



     Excite stockholders holding 16.0% of Excite common stock as of the record date have agreed to vote in favor of the merger. Directors and executive officers of Excite collectively beneficially owned approximately 9.8% of the outstanding Excite common stock as of the record date.


     The holders of a majority of the voting power of the shares of @Home common stock represented in person or by proxy at the @Home meeting must approve the issuance of @Home Series A common stock in the merger and the holders of a majority of the outstanding voting power of @Home common stock must approve the amendment of @Home's certificate of incorporation. @Home stockholders are entitled to cast one vote per share of @Home common stock, except that holders of @Home Series B common stock are entitled to 10 votes per share of Series B common stock.

     @Home stockholder TCI Internet Holdings, Inc. has agreed to vote in favor of the merger proposals and beneficially owned approximately 37.7% of the outstanding @Home common stock and approximately 70.4% of the voting power of @Home common stock as of the record date. As a result, assuming TCI votes as required by its voting agreement, the @Home merger proposals will be approved. Directors and officers of @Home collectively beneficially owned approximately 5.5% of the outstanding @Home common stock and 2.6% of the voting power of @Home common stock as of the record date.



     For a more complete description of the votes required for approval of the merger see the sections entitled "Vote and quorum required" on page 37 and "Vote required" on page 41.



TERMINATION OF THE MERGER AGREEMENT


     The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below.

     The merger agreement may be terminated by our mutual consent.

     The merger agreement may also be terminated by either of us if, subject to qualifications, the conditions to completion of the merger would not be satisfied (1) because of a material breach of an agreement in the merger agreement by the other or (2) subject to a materiality qualification, because a representation or warranty of the other in the merger agreement becomes untrue.

     In addition, subject to qualifications, the merger agreement may be terminated by either of us under any of the following circumstances:

     - if the merger is not completed by September 30, 1999

     - if a final court order prohibiting the merger is issued and is not appealable

     - if the Excite stockholders do not approve and adopt the merger agreement and approve the merger at the Excite special meeting

     - if the @Home stockholders do not approve the issuance of shares in the merger and the amendment to the certificate of incorporation at the @Home meeting

     The merger agreement may be terminated by @Home if the Excite board takes either of the following actions:

     - fails to recommend that Excite stockholders approve and adopt the merger agreement

     - makes any recommendation or approval of certain extraordinary transactions involving Excite and a party other than @Home, such as a merger or a sale of significant assets


     For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the merger agreement" on page 79.



TERMINATION FEE


     If the merger agreement is terminated because Excite stockholders do not approve and adopt the merger agreement and approve the merger, or if the merger is not completed by September 30, 1999, Excite may be obligated to pay @Home a termination fee of $200 million. For Excite to become obligated to pay @Home the termination fee, an extraordinary transaction of the nature specified in the merger agreement involving Excite and a party other than @Home must be publicly proposed before the termination of the merger agreement. Furthermore, for the termination fee to become payable, Excite must enter into an agreement for or complete an extraordinary transaction of the nature specified in the merger agreement within 12 months following termination of the merger agreement.

     In addition, subject to qualifications, Excite will pay @Home a termination fee of $200 million, if the merger agreement is terminated because Excite's board of directors takes either of the following actions:

     - fails to recommend that Excite stockholders approve and adopt the merger agreement

     - makes any recommendation or approval of certain extraordinary transactions involving Excite and a party other than @Home, such as a merger or a sale of significant assets


     For a more complete description of the payment of the termination fee, see the section entitled "Payment of termination fee" on page 81.



NO OTHER NEGOTIATIONS INVOLVING EXCITE



     Until the merger is completed or the merger agreement is terminated, Excite has agreed, with limited exceptions, not to directly or indirectly take any action with respect to an Acquisition Proposal, as defined on page 76 of this prospectus/proxy statement.



     After Excite receives an unsolicited, written, bona fide Acquisition Proposal that the Excite board reasonably concludes may constitute a Superior Offer, as defined on page 76 of this prospectus/proxy statement, Excite may submit one written list of questions in order to elicit clarification as to the material terms of the Acquisition Proposal in order to determine whether the Acquisition Proposal is a Superior Offer.


     Excite has agreed to promptly inform @Home as to any Acquisition Proposal, request for non-public information or inquiry which Excite believes would lead to an Acquisition Proposal. Excite has agreed to inform @Home of the status and details of any Acquisition Proposal.


     For a more complete description of these limitations on Excite's actions with respect to an Acquisition Proposal, see the sections entitled "Termination of the merger agreement," on page 79, "Payment of termination fee" on page 81 and "No other negotiations involving Excite" on page 75 of this prospectus/proxy statement and the corresponding sections of the merger agreement.


THE STOCK OPTION AGREEMENT


     Excite entered into a stock option agreement with @Home which grants @Home the option, under certain conditions, to buy up to a number of shares of Excite common stock equal to 19.9% of the issued and outstanding shares of Excite common stock as of the first date, if any, upon which the option may be exercised. The exercise price of the option is $106.60 per share.

     The option is not currently exercisable and @Home may only exercise the option under the following circumstances:

     - if Excite's board of directors takes or fails to take certain actions inconsistent with its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger

     - upon the public announcement of any offer or proposal, other than by @Home, relating to any transaction or series of related transactions involving:

       - any purchase from Excite or acquisition by any person or group of more than a 10% interest in the total outstanding voting securities of Excite or any of its subsidiaries

       - any tender offer of exchange offer that would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of Excite or any of its subsidiaries

       - any merger, consolidation, business combination or similar transaction involving Excite

       - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 10% of the assets of Excite

       - any liquidation or dissolution of Excite

     - upon a proxy solicitation by any person or entity other than Excite or its board of directors seeking to alter the composition of Excite's board of directors.

     @Home required Excite to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in Excite and is intended by @Home to increase the likelihood that the merger will be completed.


     For a more complete description of the stock option agreement see the section entitled "The stock option agreement" on page 83. The stock option agreement is attached to this prospectus/proxy statement as Annex C, and you are urged to read it in its entirety.



THE VOTING AGREEMENTS


     Excite stockholders George Bell, Intuit Inc., Kleiner Perkins Caufield & Byers VII, Institutional Venture Partners VI, Institutional Venture Management VI and IVP Founders Fund I, L.P. entered into voting agreements with @Home. The voting agreements require these Excite stockholders to vote all shares of Excite common stock beneficially owned by them in favor of the approval and adoption of the merger agreement and approval of the merger. These Excite stockholders were not paid additional consideration in connection with the voting agreements.


     The Excite stockholders who entered into the voting agreements collectively held approximately 16.0% of the outstanding Excite common stock as of the record date.



     For a more complete description of the Excite stockholders' voting agreements see the section entitled "Excite stockholders' voting agreements" on page 84. The form of this voting agreement is attached to this prospectus/ proxy statement as Annex D, and you are urged to read it in its entirety.


     In addition, @Home stockholder TCI Internet Holdings, Inc. entered into a voting agreement with Excite. The voting agreement requires TCI Internet Holdings to vote all shares of @Home Series A common stock and Series B common stock beneficially owned by it in favor of the issuance of shares of Series A common stock of @Home in the merger and the amendment of @Home's certificate of incorporation as specified in TCI Internet Holdings' voting agreement. TCI Internet Holdings was not paid additional consideration in connection with its voting agreement.


     TCI Internet Holdings held approximately 37.7% of the outstanding @Home common stock and approximately 70.4% of the voting power of the outstanding @Home common stock as of the record date. As a result, assuming TCI Internet Holdings votes as required by its voting agreement, the @Home merger proposal will be approved.



     For a more complete description of TCI Internet Holdings' voting agreement see the section entitled "TCI Internet Holdings' voting agreement" on page 85. TCI Internet Holdings' voting agreement is attached to this prospectus/ proxy statement as Annex E, and you are urged to read it in its entirety.



AT&T AGREEMENT AND CONSENT


     In March 1999, AT&T Corp. acquired Tele-Communications, Inc., or TCI, the sole stockholder of TCI Internet Holdings. Following the acquisition of TCI by AT&T, AT&T, through its ownership of TCI, has control of a majority of the voting power of @Home's outstanding common stock.


     Comcast or Cox would have the right to terminate the exclusivity obligations that apply to @Home's principal cable partners if changes are made to a majority of TCI's board of directors within 12 months following a change of control of TCI. However, AT&T, TCI, Comcast and Cox have agreed that AT&T's acquisition of TCI did not constitute a change of control of TCI under the terms of their original agreement.


     AT&T also consented to the execution of TCI Internet Holdings' voting agreement by TCI Internet Holdings.


     For a more complete description of AT&T's agreement and consent see the section entitled "AT&T agreement and consent" on page 86.



OPINIONS OF FINANCIAL ADVISORS


     In deciding to approve the merger, our boards of directors considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view. Excite received an opinion from its financial advisor, BancBoston Robertson Stephens Inc., and @Home received an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated.


     For a more complete description of the financial advisors' opinions see the sections entitled "Opinion of @Home's financial advisor" on page 51 and "Opinion of Excite's financial advisor" on page 59. These opinions are attached as Annexes F and G and you should read them.



ACCOUNTING TREATMENT OF THE MERGER


     We intend to account for the merger as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.


     For a more complete description of the accounting treatment of the merger see the section entitled "Accounting treatment of the merger" on page 70.



INTERESTS OF CERTAIN PERSONS IN THE MERGER


     When considering the recommendations of @Home's and Excite's boards of directors, you should be aware that certain @Home and Excite directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

     - George Bell, the Chief Executive Officer and the Chairman of the Excite board of directors will become a member of the @Home board of directors and will be the President of Excite after the merger.

     - Certain other executives of Excite will become executive officers of @Home.

     - Kleiner Perkins Caufield & Byers VII, or KPCB VII, held shares of both @Home common stock and Excite common stock as of the record date.

     - L. John Doerr and William R. Hearst III are members of the @Home board of directors and Vinod Khosla is a member of the Excite board of directors. Each of these individuals is a general partner of the general partner of KPCB VII.


     - As of the @Home record date, directors and executive officers of @Home and their affiliates beneficially owned approximately 68.3% of the outstanding shares of @Home common stock and 84.9% of the voting power of @Home's outstanding common stock, and, as of the Excite record date, directors and executive officers of Excite and their affiliates beneficially owned approximately 9.8% of the outstanding shares of Excite common stock.



     For a more complete description of the interests of persons in the merger, see the section entitled "Interests of certain persons in the merger" on page 66.



ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER



     The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission as well as foreign regulatory agencies and the applicable waiting period has expired. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.



     For a more complete description of the antitrust issues in connection with the merger see the section entitled "Regulatory filings and approvals required to complete the merger" on page 70.



RESTRICTIONS ON THE ABILITY TO SELL @HOME STOCK



     All shares of @Home Series A common stock received by Excite stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either of us under the Securities Act.



     For a more complete description of transfer restrictions applicable to our affiliates see the section entitled "Restrictions on sales of shares by affiliates of Excite and @Home" on page 71.



FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS/ PROXY STATEMENT



     This prospectus/proxy statement and the documents incorporated into this prospectus/ proxy statement by reference contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to @Home's and Excite's financial condition, results of operations and business and on the expected impact of the merger on @Home's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.


     These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the @Home Series A common stock to be issued to Excite stockholders in the merger will increase or decrease prior to completion of the merger

     - the possibility that the merger will not be consummated

     - the possibility that the anticipated benefits from the merger will not be fully realized

     - the possibility that costs or difficulties related to the integration of our businesses will be greater than expected

     - our dependence on the timely development, introduction and customer acceptance of new Internet services

     - rapidly changing technology and shifting demand requirements and Internet usage patterns

     - other risks and uncertainties, including the risks and uncertainties involved in obtaining new sponsors, advertisers and content partners, the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel

     - other risk factors as may be detailed from time to time in Excite's and @Home's public announcements and filings with the Securities and Exchange Commission

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 15.


COMPARATIVE MARKET PRICE INFORMATION



     Shares of both @Home Series A common stock and Excite common stock are listed on the Nasdaq National Market. On January 15, 1999, the last full trading day prior to the public announcement of the proposed merger, @Home's Series A common stock closed at $102.00 per share, and Excite's common stock closed at $67.50 per share. On April 26, 1999, @Home's Series A common stock closed at $160.56 per share, and Excite's common stock closed at $160.50 per share. We urge you to obtain current market quotations.



     For a more complete description of market price information see the section entitled "Comparative per share market price data" on page 87.



     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this prospectus/proxy statement, including the merger agreement, which is attached as Annex A, the stock option agreement, which is attached as Annex C, the Excite stockholders' voting agreement, which is attached as Annex D, TCI Internet Holdings' voting agreement, which is attached as Annex E, the opinion of BancBoston Robertson Stephens Inc., which is attached as Annex F, and the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is attached as Annex G.



     In addition, we incorporate important business and financial information about @Home and Excite into this prospectus/proxy statement by reference. See "Documents incorporated by reference in this prospectus/proxy statement" on page
149. You may obtain the information incorporated into this prospectus/proxy statement by reference without charge by following the instructions in the section entitled "Where you can find more information" on page 150.

              SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA


                       CONDENSED COMBINED FINANCIAL DATA


     The following selected historical financial data of @Home and Excite have been derived from their respective historical financial statements, and should be read in conjunction with those financial statements and the related notes. The selected unaudited pro forma condensed combined financial data of @Home and Excite are derived from the unaudited pro forma condensed combined financial information, which gives effect to the transaction as a purchase, and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this prospectus/proxy statement.

     For pro forma purposes, @Home's and Excite's historical statements of operations for the year ended December 31, 1998 have been combined to give effect to the merger as if it had occurred on January 1, 1998.

     The unaudited pro forma combined condensed balance sheet data assume that the Excite merger took place as of December 31, 1998 and combine @Home's and Excite's historical balance sheets at that date.

     The total estimated purchase cost of the Excite merger has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor is it necessarily indicative of future operating results or financial condition of @Home.


                   @HOME'S SELECTED HISTORICAL FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   PERIOD FROM
                                                                                 MARCH 28, 1995
                                               FOR THE YEAR ENDED DECEMBER 31,   (INCEPTION) TO
                                               -------------------------------    DECEMBER 31,
                                                 1998        1997       1996          1995
                                               ---------   --------   --------   ---------------
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Revenues.....................................  $  48,045   $  7,437   $    676       $    --
Loss from operations.........................  $(150,592)  $(58,750)  $(25,027)      $(2,886)
Net loss.....................................  $(144,179)  $(55,717)  $(24,513)      $(2,756)
Net loss per share -- basic and diluted......  $   (1.26)  $  (0.54)  $  (0.26)      $ (0.03)
Number of shares used in per share
  calculation -- basic and diluted...........    114,240    103,543     96,120        95,252

                                                              DECEMBER 31,
                                                -----------------------------------------
                                                  1998        1997       1996       1995
                                                --------    --------    -------    ------
HISTORICAL BALANCE SHEET DATA:
Working capital...............................  $390,324    $101,390    $10,573    $6,244
Total assets..................................  $780,631    $323,928    $33,388    $8,124
Long-term debt and capital lease
  obligations.................................  $255,806    $ 27,442    $10,510    $   --
Total stockholders' equity....................  $493,866    $282,407    $18,317    $7,212

                  EXCITE'S SELECTED HISTORICAL FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1998        1997        1996       1995       1994
                                        --------    --------    --------    -------    -------
HISTORICAL STATEMENTS OF OPERATIONS
  DATA:
Revenues..............................  $155,360    $ 55,826    $ 14,823    $   953    $   293
Loss from operations..................  $(34,188)   $(46,204)   $(45,234)   $(6,390)   $  (646)
Net loss..............................  $(37,559)   $(46,814)   $(44,179)   $(6,435)   $  (650)
Net loss per share -- basic and
  diluted.............................  $  (0.79)   $  (1.57)   $  (2.37)   $ (3.08)   $ (0.94)
Number of shares used in per share
  calculation -- basic and diluted....    47,475      28,154      18,152      2,092        692

                                                          DECEMBER 31,
                                       --------------------------------------------------
                                         1998       1997       1996       1995      1994
                                       --------    -------    -------    -------    -----
HISTORICAL BALANCE SHEET DATA:
Working capital (deficit)............  $ 89,480    $22,970    $ 8,124    $  (878)   $(442)
Total assets.........................  $220,673    $76,693    $47,698    $ 3,801    $ 157
Long-term debt and capital lease and
  non-lease financing obligations....  $ 26,900    $14,043    $ 6,310    $ 1,208    $ 100
Total stockholders' equity...........  $143,399    $34,852    $25,097    $(4,034)   $(542)


         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $   203,405
Loss from operations........................................   (1,940,287)
Net loss....................................................   (1,937,245)
Net loss per share -- basic and diluted.....................       (11.45)
Number of shares used in per share
  calculation -- basic and diluted..........................      169,124



                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Working capital.............................................   $  383,331
Total assets................................................    8,018,651
Long-term debt and capital lease and non-lease financing
  obligations...............................................      282,706
Total stockholders' equity..................................   $7,603,612


-------------------------

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA



     The following table sets forth (1) historical net loss per share and historical book value per share data of @Home; (2) historical net loss per share and historical book value per share data of Excite; (3) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined book value per share data of @Home after giving effect to the merger; and (4) unaudited equivalent pro forma condensed combined net loss per share and unaudited equivalent pro forma condensed combined book value per share data of Excite based on the exchange ratio of 1.041902 of a share of @Home's Series A common stock for each share of Excite's common stock. See "The
Merger -- Structure of the merger and conversion of Excite common stock" on page 67.


     The information in the table should be read in conjunction with the financial statements of @Home and Excite and the related notes incorporated by reference in this prospectus/proxy statement and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this prospectus/proxy statement. The unaudited pro forma condensed combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

                                                                                  EXCITE
                                                                     PRO        EQUIVALENT
                                                                    FORMA       PRO FORMA
                                               HISTORICAL(1)      CONDENSED     CONDENSED
                                             -----------------    COMBINED       COMBINED
                                              @HOME     EXCITE       (2)          (2)(3)
                                             -------    ------    ---------    ------------
Net loss per share -- basic and diluted
For the year ended December 31:
  1998.....................................  $(1.26)    $(0.79)
  1997.....................................  $(0.54)    $(1.57)
  1996.....................................  $(0.26)    $(2.37)
Book value per share at December 31,
  1998.....................................  $ 1.73     $ 1.29    $   1.39       $   1.44

-------------------------
(1) Historical book value per share is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma condensed combined book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of @Home Series A common stock which would have been outstanding had the merger been consummated as of December 31, 1998.


(3) The Excite equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of 1.041902 of a share of @Home Series A common stock for each share of Excite common stock.

                                  RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger, Excite stockholders will be choosing to invest in @Home Series A common stock. An investment in @Home Series A common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus/proxy statement, both @Home and Excite stockholders should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATING TO EXCITE'S PROPOSED MERGER WITH @HOME


EXCITE STOCKHOLDERS WILL RECEIVE A FIXED RATIO OF 1.041902 PRE-SPLIT SHARES OF @HOME SERIES A COMMON STOCK PER EXCITE SHARE EVEN IF THERE ARE CHANGES IN THE MARKET VALUE OF EXCITE COMMON STOCK OR @HOME SERIES A COMMON STOCK BEFORE THE CLOSING OF THE MERGER


     There will be no adjustment to this exchange ratio if the market price of either Excite common stock or @Home Series A common stock fluctuates. The specific dollar value of @Home Series A common stock that Excite stockholders will receive upon completion of the merger will depend on the market value of @Home Series A common stock at the time of the merger. The share prices of both Excite common stock and @Home Series A common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either Excite common stock or @Home Series A common stock at any time before the completion of the merger or the market price for @Home Series A common stock after the completion of the merger. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF @HOME SERIES A COMMON STOCK AND EXCITE COMMON STOCK.


@HOME'S PRO FORMA ACCOUNTING FOR THE EXCITE MERGER MAY CHANGE



     @Home has allocated the total estimated purchase price for the Excite merger on a preliminary basis to assets and liabilities based on @Home's best estimates of the fair value of these assets and liabilities, with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material to @Home's future results of operations.


EXCITE WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT @HOME FROM SUCCESSFULLY INTEGRATING EXCITE WITH @HOME

     The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of @Home and Excite will be a complex, time consuming and expensive process and may disrupt @Home's business if not completed in a timely and efficient manner. Following the merger, @Home must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. @Home and Excite may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

     - potential incompatibility of business cultures

     - perceived adverse changes in business focus

     - potential conflicts in sponsor, advertising or content relationships

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns

THE MERGER COULD HARM KEY THIRD PARTY RELATIONSHIPS

     The present and potential relationships of @Home and Excite with sponsors, content providers, advertisers, users and subscribers may be harmed by the proposed merger. Uncertainties regarding sponsorship, joint venture overlap and new service development following the merger may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm @Home's business.


@HOME AND EXCITE MAY LOSE CONTRACTUAL RIGHTS DUE TO THE MERGER


     @Home and Excite have contracts with many suppliers, customers and other business partners. Some of these contracts require @Home and Excite to obtain the consent, waiver or approval of these other parties in connection with the proposed merger. If consent, waiver or approval cannot be obtained, @Home or Excite may lose the right to use intellectual property or other rights that are necessary for smooth operation of the @Home or Excite services. @Home and Excite have agreed to seek to secure the necessary consents, waivers and approvals. However, @Home and Excite may not be able to obtain all of the necessary consents, waivers and approvals. Failure to do so could harm @Home's business.

     In addition, each of @Home and Excite have granted exclusive rights to third parties with regard to certain content, sponsorship or other strategic relationships. Some of these rights conflict with rights granted by the other party. We may not successfully resolve these conflicts and failure to do so could harm @Home's business.


OFFICERS AND DIRECTORS OF BOTH COMPANIES HAVE DIFFERENT INTERESTS FROM YOURS


     The directors and officers of @Home and Excite have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of @Home and Excite stockholders generally. These include:

     - George Bell, the Chief Executive Officer and the Chairman of the Excite board of directors will become a member of the @Home board of directors and will be the President of Excite after the merger. In addition, certain other executive officers of Excite will become executive officers of @Home.


     - Kleiner Perkins Caufield & Byers VII, or KPCB VII, held 1,609,707 shares of Series K common stock of @Home, as of March 31, 1999. KPCB VII also held 1,395,548 shares of Excite common stock as of March 31, 1999, which shares will be converted into an aggregate of 1,454,024 shares of @Home Series A common stock in the merger.


     - L. John Doerr and William R. Hearst III are members of the @Home board of directors and Vinod Khosla is a member of the Excite board of directors. Each of these individuals is a general partner of the general partner of KPCB VII.

     - Holders of stock options granted under Excite's 1996 Directors Stock Option Plan will have the benefit of accelerated vesting in connection with the merger. One

       Excite director holds stock options entitling him to accelerated vesting. As of March 31, 1999, 24,375 shares of Excite common stock are subject to unvested options granted under this plan, which vesting will accelerate due to the merger.


     - Certain directors of @Home have beneficial ownership interests in Excite, and certain directors of Excite have beneficial ownership interests in @Home.

     - Excite and @Home officers and directors have continuing indemnification against certain liabilities.

     As a result, these directors could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests.

RISKS RELATED TO @HOME'S BUSINESS


@HOME HAS INCURRED AND EXPECTS TO INCUR SUBSTANTIAL LOSSES



     @Home was incorporated in March 1995, commenced operations in August 1995, and incurred net losses from operations in each fiscal period since its inception. As of December 31, 1998, @Home had an accumulated deficit of $227.2 million. In addition, @Home currently intends to increase capital expenditures and operating expenses in order to expand its network and to market and provide its services to a growing number of potential subscribers. As a result, @Home expects to incur additional net losses before cost and amortization of distribution agreements and amortization of goodwill and other intangible assets for at least the next three quarters.



@HOME'S BUSINESS IS UNPROVEN, AND @HOME MAY NOT ACHIEVE PROFITABILITY


     The profit potential of @Home's business model is unproven. The @Home service was available only in portions of 59 geographic markets as of December 31, 1998 and may not achieve broad consumer or commercial acceptance. Although approximately 2,053 primarily small and medium-sized business organizations have agreed to utilize @Work services as of December 31, 1998, the @Work services may not achieve broad commercial acceptance and the current rate of deployment for @Work services may not be sustained. @Home has difficulty predicting whether the pricing models for its Internet services will prove to be viable, whether demand for its Internet services will materialize at the prices its cable partners charge for the @Home service or the prices @Home or its cable partners charge for @Work services, or whether current or future pricing levels will be sustainable. If these pricing levels are not achieved or sustained or if @Home's services do not achieve or sustain broad market acceptance, its business, operating results and financial condition will be significantly harmed. @Home may never achieve favorable operating results or profitability.

GROWTH OF THE @HOME SERVICE MAY BE INHIBITED BY FACTORS BEYOND @HOME'S CONTROL


     As of December 31, 1998, @Home had approximately 331,000 cable modem subscribers, including recently acquired Internet subscribers that are being converted to the @Home service. @Home's ability to increase the number of subscribers to the @Home service to achieve its business plans and generate future revenues will depend on many factors which are beyond its control. For instance, some of @Home's cable partners have not achieved the subscriber levels that @Home had originally anticipated. Other factors include:



     - the rate at which @Home's current and future cable partners upgrade their cable infrastructures for two-way data services


     - the ability of @Home and its cable partners to coordinate timely and effective marketing campaigns with the availability of cable infrastructure upgrades

     - the success of @Home's cable partners in marketing and installing the @Home service in their local cable areas

     - the prices that @Home's cable partners set for the @Home service and for its installation

     - the speed at which @Home's cable partners can complete the installations required to initiate service for new subscribers


     - the commercial availability of self-installable, two-way modems that comply with the recently adopted interface standards known as DOCSIS, and the success of @Home's roll-out of these products with the @Home service


     - the quality of customer and technical support provided by @Home and its cable partners

     - the quality of content on the @Home service


@HOME NEEDS TO ADD SUBSCRIBERS AT A RAPID RATE FOR ITS BUSINESS TO SUCCEED, BUT @HOME MAY NOT ACHIEVE ITS SUBSCRIBER GROWTH GOALS



     @Home's actual revenues or the rate at which it will add new subscribers may differ from its forecasts. @Home may not be able to increase its subscriber base enough to meet its internal forecasts or the forecasts of industry analysts or to a level that meets the expectations of investors. The rate at which subscribers have increased during 1998 does not necessarily indicate the rate at which subscribers may be expected to grow in the future. In particular, while @Home has recently forecast that its number of subscribers could grow to over
1.1 million by December 31, 1999 from approximately 331,000 subscribers at December 31, 1998, @Home may not achieve this level of subscriber growth.



@HOME'S SUBSCRIBER GROWTH DEPENDS ON THE ACTIONS OF ITS CABLE PARTNERS AND IS LIMITED BY PRICE AND INSTALLATION CONTRAINTS



     @Home believes subscriber growth has been constrained, and will continue to be constrained, by the cost and time required to install the @Home service for each residential consumer. In addition, @Home's growth has been constrained by the rate at which its cable partners have upgraded their systems, and most of its cable partners are not obligated to upgrade their cable infrastructures or market the @Home service. Moreover, the @Home service is currently priced at a premium to many other online services, and large numbers of subscribers may not be willing to pay a premium for the @Home service.

IF @HOME CANNOT MAINTAIN THE SCALABILITY, SPEED AND SECURITY OF ITS NETWORK, CUSTOMERS WILL NOT ACCEPT @HOME'S SERVICES



     Due to the limited deployment of @Home's services, the ability of its network to connect and manage a substantial number of online subscribers at high transmission speeds is unknown. Therefore, @Home faces risks related to its network's ability to be scaled up to its expected subscriber levels while maintaining superior performance. The network may be unable to achieve or maintain a high speed of data transmission, especially as @Home's subscribers increase. In recent periods, the performance of @Home's network has experienced some deterioration in some markets as a result of subscriber abuse of the @Home service. While @Home seeks to eliminate this abuse by limiting users' upstream bandwidth, its failure to achieve or maintain high-speed data transmission would significantly reduce consumer demand for its services. In addition, while @Home has taken steps to prevent users from sharing files via the @Home service and to protect against bulk unsolicited e-mail, public concerns about security, privacy and reliability of the cable network, or actual problems with the security, privacy or reliability of its network, may inhibit the acceptance of its Internet services.



IF NEW TWO-WAY CABLE MODEMS ARE NOT DEPLOYED TIMELY AND SUCCESSFULLY, @HOME MAY NOT BE ABLE TO GROW ITS SUBSCRIBER BASE AS QUICKLY



     Each of @Home's subscribers currently must obtain a cable modem from a cable partner to access the @Home service. The North American cable industry has recently adopted a set of interface standards known as DOCSIS for hardware and software to support the delivery of data services over the cable infrastructure utilizing compatible cable modems. Some of @Home's cable partners have chosen to delay some deployments of the @Home service until the widespread commercial availability of DOCSIS-compliant cable modems. @Home's subscriber growth could be constrained and its business could be significantly harmed if its cable partners choose to slow the deployment of the @Home service further. Cable modems that are DOCSIS-compliant are not expected to be available in significant quantities until at least the second quarter of 1999. If @Home's cable partners are not able to obtain a sufficient quantity of DOCSIS-compliant modems, @Home's growth will be limited.


@HOME'S MARKETS ARE HIGHLY COMPETITIVE


     The markets for consumer and business Internet services and online content are extremely competitive, and @Home expects that competition will intensify in the future. @Home's most direct competitors in these markets are other providers of cable-based Internet services, national long-distance and local exchange carriers, Internet and online service providers, and Internet content aggregators.



     @Home competes with other cable-based services. @Home's competitors in the cable-based services market are those companies that have developed their own cable-based services and market those services to unaffiliated cable system operators that are planning to deploy data services. In particular, Time Warner Inc. and MediaOne Group, which recently agreed to merge with @Home's cable partner Comcast Corporation, have deployed high-speed Internet access services over their existing local cable networks through their own cable-based Internet service, Road Runner. Road Runner features a variety of proprietary content from Time Warner Publications. Time Warner's substantial libraries of multimedia content could provide Road Runner with a significant competitive advantage. In June 1998, Microsoft Corporation and Compaq Computer Corporation each invested $212.5 million in Road Runner and announced that Microsoft will provide software for the Road Runner service and that Compaq will produce cable-ready personal computers to be used with the service. Time Warner and MediaOne plan to market the Road Runner service through their own cable systems as well as to other cable system operators nationwide. Although @Home does not presently compete directly with the Road Runner service for subscribers because Road Runner is offered over different cable systems from those which carry the @Home service, @Home does compete with the Road Runner service in seeking to establish distribution arrangements with cable system operators. Furthermore, if and when @Home's existing cable partners cease to be subject to their exclusivity obligations, @Home may compete with Road Runner and potentially other Internet service providers for distribution over the cable systems of @Home's cable partners. In addition, other cable system operators, including Adelphia Communications Corporation, have launched their own cable-based Internet services that could compete with @Home's services.



     @Home also competes with other high-speed telecommunications technologies. Long distance inter-exchange carriers, such as AT&T, MCI Worldcom and Sprint have deployed large-scale Internet access networks and sell connectivity to business and residential customers. The regional Bell operating companies and other local exchange carriers have also entered this field and are providing price competitive services. Many such carriers are offering diversified packages of telecommunications services, including Internet access, to residential customers and could bundle these services together, which could put @Home at a competitive disadvantage. Many of these competitors are offering or may soon offer technologies that will compete with some or all of @Home's high-speed data service offerings. These technologies include integrated services digital network (ISDN) and asymmetric digital subscriber line (ADSL). In January 1998, technology companies including Compaq, Intel and Microsoft together with numerous telecommunications providers announced an initiative to develop a simplified version of ADSL, referred to as ADSL Lite, which is intended to reduce the complexity and expense of installing Internet services based on ADSL. Also, in October 1998, the International Telecommunications Union adopted an ADSL standard called GLite. Widespread commercial acceptance of ADSL technologies could significantly reduce the potential subscriber base for @Home's Internet services.



     @Home competes with other online services. @Home also competes with Internet service providers that provide basic Internet access to residential consumers and businesses, generally using existing telephone network infrastructures. While not offering the advantages of broadband access, these services are widely available and inexpensive. In addition, @Home competes with online service providers such as America Online, Inc. that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer videoconferencing. These services currently are designed for broad consumer access over telecommunications-based transmission media, which enables the provision of data services to the large group of consumers who have personal computers with modems. America Online and Bell Atlantic have recently entered into an agreement under which America Online will offer its Internet services using Bell Atlantic's advanced digital subscriber line infrastructure. Online service providers also provide basic Internet connectivity, ease of use and consistency of environment. In addition to developing their own content or supporting proprietary third-party content developers, online services often establish relationships with traditional broadcast and print media outlets to bundle their content into the service.

     @Home competes with content aggregators and Internet portals. Finally, @Home competes with content aggregators and Internet portals that seek to capture audience flow by providing ease-of-use and offering content that appeals to a broad audience. Leading companies in this area include America Online, Yahoo! Inc. and Lycos, Inc. In this market, competition affects existing and potential relationships with both content providers and subscribers. The principal bases of competition in attracting content providers include quality of demographics, audience size, cost-effectiveness of the medium and ability to create differentiated experiences using aggregator tools. The principal bases of competition in attracting subscribers include richness and variety of content and ease of access of the desired content. Many online service providers, such as America Online, have the advantage of large customer bases, industry experience, many content partnerships and significant resources.

     Many of @Home's competitors have more resources than it does. Many of @Home's competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than @Home does. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than @Home could. @Home may not be able to compete successfully against current or future competitors, and competitive pressures could significantly harm @Home. Further, as a strategic response to changes in the competitive environment, @Home and its cable partners may make pricing, service or marketing decisions or enter into acquisitions or new ventures that could significantly harm @Home.


@HOME'S DEPENDENCE ON ITS NETWORK EXPOSES @HOME TO A SIGNIFICANT RISK OF SYSTEM FAILURE


     @Home's operations are dependent upon its ability to support its highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or other unanticipated problem at @Home's network operations center or at a number of @Home's regional data centers could cause interruptions in its services. Additionally, failure of @Home's cable partners or companies from which @Home obtains data transport services to provide the data communications capacity it requires, for example as a result of natural disaster or operational disruption, could cause interruptions in the services @Home provides. Any damage or failure that causes interruptions in @Home's operations could harm its business.


YEAR 2000 ISSUES COULD AFFECT THE PERFORMANCE OF @HOME'S SYSTEMS


     If @Home's internal and network information systems do not correctly recognize and process date information beyond the year 1999, @Home may not be able to conduct operations. To address these Year 2000 issues, @Home and its majority shareholder, TCI, have initiated a comprehensive program to address Year 2000 readiness in @Home's systems and with its customers' and suppliers' systems. The program has been designed to gather information regarding the Year 2000 compliance of products and services that @Home requires to deploy its residential and commercial Internet services. Under the program, assessment and remediation are proceeding in tandem, and @Home intends to have its critical systems in Year 2000 compliance by June 30, 1999. These activities encompass all major categories of systems that @Home uses, including network management, customer service and business operations. The costs incurred to date related to the program have not been material. @Home currently expect that the total cost of its Year 2000 readiness program will not exceed $750,000 in 1999. The total cost estimate does not include potential costs related to any customer or other claims or the costs of internal software or hardware replaced in the normal course of business. The total cost estimate is based on the current assessment of @Home's Year 2000 readiness needs and is subject to change as the program proceeds.

     As part of @Home's normal course of operations, @Home is currently in the process of transitioning to or implementing new computer software for its accounting, billing, network management, human resources and other management information systems. @Home is assessing and testing these systems for Year 2000 compliance and will implement changes to these systems, if necessary. The successful implementation of these new systems is crucial to the efficient operation of @Home's business. However, @Home may not implement its new systems in an efficient and timely manner, and the new systems may not be adequate to support its operations. Problems with installation or initial operation of the new systems could cause substantial difficulties in operations planning, business management and financial reporting, which could significantly harm @Home's business. The cost of bringing @Home's new systems into Year 2000 compliance, if necessary, is not expected to have a material effect on its financial condition or results of operations.

     @Home also initiated formal communications with many of its significant suppliers to determine the extent to which @Home is vulnerable to these suppliers' failure to remedy their own Year 2000 issues. @Home has already received assurances of Year 2000 compliance from a number of those suppliers. Most of the suppliers have no contractual obligations under existing contracts to provide @Home with this information. @Home is taking steps with respect to new supplier agreements to seek assurance that the suppliers' products and internal systems are Year 2000 compliant. Despite these assurances, @Home may still experience supplier-related Year 2000 problems.


     Although @Home currently expects that the Year 2000 issue will not pose significant operational problems, delays in the implementation of new information systems or a failure to fully identify all Year 2000 dependencies in @Home's existing system and in the systems of its suppliers could harm @Home's business. Therefore, @Home is developing, but does not yet have, contingency plans for continuing operations in the event these problems arise.


@HOME'S LIMITED EXPERIENCE WITH INTERNATIONAL EXPANSION MAY PREVENT IT FROM GROWING ITS BUSINESS OUTSIDE THE UNITED STATES

     A key component of @Home's strategy is expansion into international markets. To date, @Home has distribution relationships only with United States, Canadian and Dutch cable system operators. @Home has extremely limited experience in developing localized versions of its products and services and in developing relationships with international cable system operators. @Home may not be successful in expanding its product and service offerings into foreign markets. In addition to the uncertainty regarding @Home's ability to generate revenues from foreign operations and expand its international presence, it faces specific risks related to providing Internet services in foreign jurisdictions, including:

     - regulatory requirements, including the regulation of Internet access

     - legal uncertainty regarding liability for information retrieved and replicated in foreign jurisdictions

     - potential inability to use European customer information due to new European governmental regulations

@HOME'S BUSINESS MAY BE IMPACTED BY CABLE UNBUNDLING PROPOSALS AND OTHER GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES


     Federal regulation could harm @Home's business. Currently, @Home's services are not directly subject to current regulations of the Federal Communication Commission or any other federal or state communications regulatory agency. However, changes in the regulatory environment relating to the Internet market, including regulatory changes that affect telecommunications costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the regional Bell operating companies or other telecommunications companies, could affect @Home's pricing or ability to market its services successfully. For example, regulation of cable television rates may affect the speed at which @Home's cable partners upgrade their cable systems to carry @Home's services. Similarly, legislation considered in the last Congress, which would have restricted the use of subscriber information by interactive computer services for marketing and other purposes, could harm the marketing of @Home's services or its revenue from advertising.



     Local franchise authorities could seek to regulate @Home's services. Many of our United States cable partners' local cable affiliates have elected to classify the provision of the @Home service as additional cable services under their respective local franchise agreements, and to pay franchise fees under those agreements. Local franchise authorities may attempt to subject cable systems to higher or other franchise fees or taxes or otherwise require cable operators to obtain additional franchises in connection with their distribution of the @Home service. There are thousands of franchise authorities, and it would be difficult or impossible for @Home or its cable partners to operate under a unified set of franchise requirements.



     The FCC could require @Home's cable partners to grant its competitors access to the cable infrastructure. America Online, MindSpring Enterprises, Inc., Consumers Union and other parties have requested the FCC to require cable operators to provide Internet and online service providers with unbundled access to the cable infrastructure. If the FCC were to require third-party access to the cable infrastructure, Internet and online service providers could potentially provide services over the cable infrastructure of @Home's cable partners that compete with its services. If the FCC or another governmental agency were to classify @Home's cable partners as common carriers of Internet services, or if they were to seek this classification as a means of protecting themselves against liabilities, @Home's rights as the exclusive residential high-speed Internet service provider over the systems of its United States cable partners could be lost. In addition, if @Home or its United States cable partners were classified as common carriers, these cable partners could be subject to government-regulated tariff schedules for the amounts they could charge for @Home's services.

     Local agencies may require third-party access. The third party access issue has also been raised in proceedings before local governments. Portland and Multnomah County, Oregon have imposed a third-party access requirement on TCI as a condition of its merger with AT&T. AT&T and TCI have challenged this action in Federal District Court. Other municipalities, including Los Angeles, are considering imposing third-party access requirements on cable operators. This issue is likely to be raised in franchise renewal proceedings and in connection with transfers of cable systems between cable operators.


     Canadian regulation could affect @Home's business. Rogers and Shaw have informed @Home that, due to Canadian regulations, they are required to provide access to their respective networks to third-party Internet service providers. Although no third party currently uses Rogers' or Shaw's networks for the purpose of offering Internet services, these Canadian regulations preclude @Home from having an exclusive contractual right to access these networks.


     Deregulation of telephone companies could enhance their ability to compete against @Home's service. The FCC also is considering whether to provide the Bell operating companies and other incumbent local exchange carriers with significant relief from existing access, resale, unbundling, pricing, and cost recovery rules and policies. This relief, which would ignore local access and transport boundaries, would be designed to encourage the deployment and operations by these carriers of high-capacity, packet-switched networks and other advanced telecommunications facilities and related services, including Internet access services. Deregulation of telephone company advanced services could enhance the ability of these companies to compete against the delivery of @Home's services by its cable partners.


@HOME COULD FACE LIABILITY FOR DEFAMATORY OR INDECENT CONTENT


     Claims could be made against Internet and online service providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose this liability are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of indecent content. The imposition upon Internet and online service providers of potential liability for information carried on or disseminated through their systems could require @Home to implement measures to reduce its exposure to this liability. This may require that @Home expend substantial resources or discontinue service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Furthermore, some foreign governments, such as Germany, have enacted laws and regulations governing content distributed over the Internet that are more strict than those currently in place in the United States. One or more of these factors could significantly harm @Home's business.



WARRANTS ISSUED TO @HOME'S CABLE PARTNERS MAY RESULT IN ADDITIONAL DILUTION TO @HOME'S STOCKHOLDERS



     @Home has entered into agreements with Cablevision Systems Corporation, Rogers, Shaw and other cable partners under which @Home has issued warrants to purchase a total of 23,619,036 shares of its Series A common stock. Under these agreements, warrants to purchase 12,386,125 shares of @Home's Series A common stock at an average price of

$2.26 per share were exercisable as of December 31, 1998. To the extent that Cablevision, Rogers, Shaw or other cable partners become eligible to and exercise their warrants, @Home's stockholders would experience substantial dilution. @Home also may issue additional stock, or warrants to purchase stock, at prices less than fair market value in connection with efforts to expand distribution of the @Home service.

RISKS RELATED TO @HOME'S RELATIONSHIPS WITH ITS CABLE PARTNERS

@HOME DEPENDS ON ITS CABLE PARTNERS TO UPGRADE TO THE TWO-WAY CABLE INFRASTRUCTURE NECESSARY TO SUPPORT THE @HOME SERVICE; THE AVAILABILITY AND TIMING OF THESE UPGRADES ARE UNCERTAIN


     Transmission of the @Home service and cable-based @Work services depends on the availability of high-speed, two-way hybrid fiber coaxial cable infrastructure. However, only a portion of existing cable plant in the United States and in some international markets has been upgraded to hybrid fiber coaxial cable, and even less is capable of high-speed, two-way transmission. As of December 31, 1998, approximately 23% of @Home's North American cable partners' cable infrastructure is capable of delivering the @Home service. @Home's cable partners have announced and begun to implement major infrastructure investments in order to deploy two-way hybrid fiber coaxial cable. However, these investments have placed a significant strain on the financial, managerial, operating and other resources of @Home's cable partners, most of which are already highly leveraged. Therefore, these infrastructure investments have been, and @Home expects will continue to be, subject to change, delay or cancellation. Although @Home's commercial success depends on the successful and timely completion of these infrastructure upgrades, most of its cable partners are under no obligation to upgrade systems or to introduce, market or promote @Home's services. The failure of @Home's cable partners to complete these upgrades in a timely and satisfactory manner, or at all, would prevent @Home from delivering high-performance Internet services and would significantly harm @Home's business.



@HOME'S CABLE PARTNERS ARE NOT GENERALLY OBLIGATED TO CARRY @HOME'S SERVICES, AND THE EXCLUSIVITY OBLIGATIONS THAT PREVENT THEM FROM CARRYING COMPETING SERVICES MAY BE TERMINATED



     @Home's cable partners are subject to exclusivity obligations that prohibit them from obtaining high-speed, greater than 128 kilobits per second, residential consumer Internet services from any source other than @Home. However, most of @Home's cable partners are under no affirmative obligation to carry any of @Home's services, and the exclusivity obligations of @Home's principal cable partners, TCI, Comcast, Cox Communications, Inc. and Cablevision, expire on June 4, 2002, and may be terminated sooner under some circumstances. For example, @Home's principal cable partners may terminate all their exclusivity obligations upon a change in law that materially impairs some of their rights. Also, Comcast or Cox may terminate all exclusivity obligations of @Home's principal cable partners at any time if there is a change of control of TCI that results in the incumbent directors of TCI no longer constituting a majority of the TCI board of directors within 12 months following the change of control. AT&T, TCI, Comcast and Cox have agreed, however, that AT&T's acquisition of TCI did not constitute a change of control under the terms of their original agreement.

     Depending on their subscriber penetration rates as of June 4, 1999 and as of each anniversary of that date, Cox or Comcast has the right to terminate the exclusivity obligations of @Home's principal cable partners if TCI and its affiliates do not meet specified subscriber penetration levels for the @Home service. On June 4, 1999, @Home expects that Cox will have this right, but Cox has agreed to waive this right for 1999 so long as proposed governance changes are approved by @Home's stockholders prior to July 22, 1999. @Home's board approved these governance changes on April 16, 1999. @Home is submitting the proposed changes to its stockholders at @Home's 1999 annual meeting of stockholders, which is the subject of this prospectus/proxy statement. @Home's stockholders agreement requires TCI, Comcast and Cox to vote their shares in favor of the changes. These governance changes will generally require board actions to be approved by a majority of @Home's board of directors, including the board representatives of TCI and either Cox or Comcast. In addition, as further consideration for Cox's waiver of its right to terminate exclusivity as of June 4, 1999, TCI has agreed to increase its subscriber acquisition goal for the next twelve months above its current goal for that period. Termination of the exclusivity obligations by Cox or Comcast could significantly harm @Home's business and cause an immediate drop in its stock price.


     Finally, Comcast may terminate its own exclusivity obligations upon its election after June 4, 1999 if it permits a portion of its equity in @Home to be repurchased by @Home at Comcast's original cost. Comcast has informed @Home that it has entered into an agreement with Microsoft under which Microsoft can require Comcast to terminate its exclusivity obligations after June 4, 1999. Although Microsoft has stated in the agreement that it has no present intention to do so, Microsoft may be more likely than Comcast to terminate Comcast's exclusivity obligations.

THE EXCLUSIVITY OBLIGATIONS OF @HOME'S CABLE PARTNERS ARE LIMITED


     The exclusivity obligations of @Home's cable partners are subject to exceptions that would permit @Home's principal cable partners and their affiliates to engage in some activities which could compete, directly or indirectly, with @Home's activities. For example, each of these cable partners and its affiliates is permitted to:


     - engage in any business other than the provision of high-speed residential consumer Internet services, including competing with the @Work operations

     - maintain voting equity interests of 10% or less in public companies that directly compete with the @Home service and related Internet backbone connectivity services

     - acquire an interest in any business that competes with @Home's high-speed residential consumer Internet services, so long as the competitive business is not its primary business


     - acquire equity securities of public companies that compete with @Home, provided that it does not control, or is not under common control with, these companies


     - operate a competing business in any cable system territory where the exclusivity obligations have been terminated

@HOME'S CABLE PARTNERS MAY OFFER SOME SERVICES DESPITE THEIR EXCLUSIVITY OBLIGATIONS


     Most of @Home's cable partners' exclusivity obligations are limited to high-speed residential Internet services and do not extend to various excluded services that they may offer without @Home. These excluded services include:

     - telephony services

     - services that are primarily work-related, such as @Work services

     - residential Internet services that do not use the cable partners' cable television infrastructures, regardless of data transmission speed

     - local Internet services that do not require use of an Internet backbone outside a single metropolitan area

     - services that are utilized primarily to connect students to schools, colleges or universities

     - Internet telephony, Internet video telephony or Internet video conferencing

     - limited Internet services primarily intended for display on a television such as some types of Internet-based digital set-top services

     - Internet services that are primarily downstream services where the user cannot send upstream commands in real-time

     - streaming video services that include video segments longer than 10 minutes in duration

     In addition, our cable partners can engage in limited testing, trials and similar activities with respect to businesses subject to their exclusivity obligations. By engaging in the excluded services, most cable partners can compete, directly or indirectly, with our activities, including our @Work services.

@HOME IS PROHIBITED FROM OFFERING THE EXCLUDED SERVICES


     Until the later of June 4, 2002 or when a principal cable partner is no longer in compliance with its exclusivity obligations, @Home may not offer these excluded services using a principal cable partner's cable plant, or to residences in the geographic areas served by its cable systems, without its consent. These restrictions apply even if @Home has integrated an excluded service with the @Home service in another geographic area. In the case of streaming video transmissions that include video segments longer than 10 minutes in duration, @Home faces increased obligations to its principal cable partners that remain in compliance with their exclusivity obligations. Specifically, we have agreed not to allow these video transmissions using their cable infrastructure or in the geographic areas served by their cable systems, without their consent. Therefore, @Home may never have access to the cable infrastructures of its principal cable partners for excluded services, and @Home must negotiate a separate agreement with each of the principal cable partners for each excluded service that @Home seeks to provide over their cable infrastructures.

@HOME IS CONTROLLED BY TCI AND AT&T


     TCI, which recently merged with AT&T, controls approximately 71% of @Home's voting power and has the power to elect a majority of @Home's board members and to control all matters requiring the approval of @Home's stockholders. TCI's Series B common stock carries ten votes per share and gives TCI the right to elect five Series B directors, one of which is designated by Comcast and one of which is designated by Cox. Currently, four of @Home's 10 directors are directors, officers or employees of TCI or its affiliates, including AT&T. Under @Home's current corporate governance structure, as long as TCI owns at least 7,700,000 shares of @Home's Series B common stock and holds a majority of @Home's voting power, @Home's board may take action only if approved by the board and by a majority of the Series B directors, three of the five of which are designees of TCI. This allows TCI to block actions of @Home's board, even though the TCI directors may not then constitute a majority of the board. After @Home's 1999 stockholder's meeting, if the proposed governance changes are adopted, approval of at least 75%, or four of five, of @Home's Series B directors will be required for most board actions. As a result of the proposed governance changes, @Home will not be able to take any corporate actions without the approval of TCI's Series B directors and one, or in some cases both, of the directors designated by Comcast and Cox.



     Notwithstanding these provisions, all of @Home's directors owe fiduciary duties to its stockholders. AT&T now owns TCI and therefore controls @Home. Even if and when @Home completes the Excite merger, TCI or AT&T will continue to own more than 50% of @Home's voting power.



@HOME DEPENDS ON TCG FOR LOCAL TELECOMMUNICATIONS SERVICES FOR THE @WORK
SERVICES



     @Home depends on TCG, which is owned by AT&T, to provide local telecommunications services and co-location within TCG's facilities on favorable economic terms. This relationship enables @Home to provide @Work services to an entire metropolitan area in which TCG has facilities. If @Home was required to obtain comparable telecommunications services from local exchange carriers, @Home would effectively be limited to providing @Work services to commercial customers within a ten-mile radius of one of @Home's points of presence. As a result, @Home would be required to build multiple points of presence to service an entire metropolitan area, which would substantially increase @Home's capital costs to enter new markets and which could make market entry uneconomical. If @Home was required to pay standard local exchange carrier rates, the ongoing operating costs for @Work services would be substantially higher. The loss of @Home's strategic relationship with TCG would significantly harm @Home's ability to deploy @Work services. In addition, TCG has acquired a provider of Internet-related services to businesses and corporate customers and will compete directly with the @Work Internet service. To the extent TCG acquires or enters into strategic relationships with other Internet service providers, TCG may reduce its support of the @Work services. Although there are alternative suppliers for TCG's services, it could take a significant period of time for @Home to establish similar relationships, and equivalent terms might not be available.


@HOME MAY FACE ADDITIONAL COMPETITION FROM AT&T

     AT&T operates businesses that could compete with @Home's services, notwithstanding any exclusivity obligations that may apply to it due to its ownership of TCI. First,

AT&T operates a consumer Internet service known as AT&T WorldNet. Although AT&T WorldNet is currently a telephone dial-up service that does not utilize broadband technologies, AT&T may be able to use non-cable-based data transport mechanisms to offer high-speed residential Internet services that compete with the @Home service. Second, AT&T owns TCG, which operates an Internet service for business customers that competes with the @Work service. The @Work business depends to a significant extent on @Home's agreement with TCG for local access telecommunications services. If TCG ceases to cooperate with @Home, the @Work business would be harmed. Because the @Work business is not subject to the cable partners' exclusivity obligations, AT&T or TCG are not limited in their ability to compete with the @Work business. In addition, AT&T and Time Warner recently announced the formation of a significant strategic relationship that will include a joint venture to offer AT&T-branded cable telephony service to residential and small business customers over Time Warner's existing cable television systems in 33 states. The relationship between AT&T and Time Warner could ultimately extend to other broadband services, including cable Internet services, that compete with the @Home service. AT&T may take actions that benefit TCG, WorldNet or other services of AT&T or other parties to @Home's detriment.


@HOME DEPENDS ON ITS CABLE PARTNERS FOR DISTRIBUTION; THIS CREATES CONFLICTS OF INTEREST

     Through their cable systems, @Home's cable partners provide the principal distribution network for @Home's services, and they share the revenue from the @Home services that are derived from @Home's subscribers. Given @Home's contractual and business relationships with its cable partners, the interests of @Home's cable partners may not always coincide with @Home's interests, and conflicts of interest concerning the split of revenues and other matters exist.

     Because TCI, Cablevision, Comcast and Cox all operate cable systems that are the primary distributors of the @Home service, situations may arise where their interests may diverge or appear to diverge from the interests of @Home's other stockholders. TCI and the other principal cable partners, acting through their board designees, have the ability to cause @Home to take certain actions or prohibit @Home from taking certain actions that may be favored by other stockholders or by the other directors who are not affiliated with @Home's principal cable partners. @Home's board, which is controlled by TCI, has the power, subject to directors' fiduciary duties, to approve transactions in which @Home's principal cable partners have an interest, including amending or terminating their distribution agreement with @Home or changing the revenue splits in their favor.

     Under the agreements under which @Home's cable partners distribute @Home's services, @Home receives 35% of monthly fees and fees for premium services. However, most of these agreements, including @Home's agreement with its principal cable partners, contain contractual most favored nation provisions, which provide that @Home's principal cable partners are entitled to distribution arrangements and related services on terms at least as favorable as those obtained by any other cable system operator. Therefore, @Home's principal cable partners have the power, subject to their fiduciary duties, to cause @Home to approve more favorable distribution arrangements, including more favorable revenue splits, for one or more unaffiliated cable operators in order to receive more favorable distribution arrangements themselves and reduce @Home's share of subscriber fees.

@HOME DEPENDS ON ITS CABLE PARTNERS TO MARKET, DELIVER AND SUPPORT THE @HOME SERVICE

     Because subscribers to the @Home service will subscribe through a cable partner, the cable partner will substantially control the customer relationship with the subscriber. Each cable partner has complete discretion regarding the pricing of the @Home service to subscribers in its territories, except for certain premium services for which @Home contracts directly with the subscriber, and a cable partner could use the @Home service as a loss leader in order to increase demand for other products or services with more attractive terms.


     The cable partners do not have any affirmative obligations, other than the payment of revenue splits to @Home, with respect to marketing, installing and maintaining infrastructure for, providing customer service for and billing for the @Home service. In limited circumstances, such as a cable partner's failure to upgrade a cable system or roll out the @Home service after it has committed to do so, @Home may be entitled to cost reimbursements and to be released from some of its exclusivity obligations, neither of which may be an effective remedy for the failure. @Home's business requires a substantial rollout of the @Home service, and if a widespread rollout does not occur, @Home's business will not be viable. Moreover, @Home's cable partners have in the past experienced, and may in the future experience, delays in installing the @Home service in areas in which it has been introduced.



     @Home's cable partners are expected to provide general customer service to @Home's subscribers and, under their distribution agreements, have the option to provide technical support, rather than utilizing @Home's service and support capabilities. If a cable partner elects to provide technical support, @Home must reimburse it for @Home's avoided costs, and @Home would have little or no control over the quality of customer service actually provided to subscribers of the @Home service. If the customer service and support provided by @Home's cable partners are unsatisfactory to subscribers, consumer demand for the @Home service will likely diminish.


@HOME'S CABLE PARTNERS CONTROL THE TERMS OF DISTRIBUTION OF THE @HOME SERVICE


     @Home and its cable partners have entered into agreements providing for the distribution of the @Home service by @Home's cable partners and their affiliates. The economic and other terms of these agreements may be less favorable to @Home than those that could have been negotiated had @Home been independent of its principal cable partners. In addition, @Home's agreements with its principal cable partners contain provisions that permit a cable partner to change aspects of the distribution of the @Home service without @Home's approval. For example, a principal cable partner has the option to provide customer service functions that @Home currently provides and upon which its 35% revenue split was based. If a principal cable partner elects to provide these services, it is also entitled to reimbursement of costs.



     Similarly, the principal cable partners have rights to remove cable systems from the approved rollout schedule or to substitute cable systems in place of removed systems. These rights are contractual in nature and may be exercised by the principal cable partners in their sole discretion. The exercise by the principal cable partners of these contractual rights may significantly harm @Home's business. @Home's cable partners also control the rollout schedule of the @Home service, and @Home's principal cable partners hold priority rights with respect to this rollout schedule. This priority could harm @Home because @Home may be required to roll out its services to its principal cable partners before rolling out the services to other cable system operators, even though the other cable system operators may be ready to roll out the @Home service sooner or on terms more favorable for @Home.


@HOME'S PRINCIPAL CABLE PARTNERS CAN BLOCK ACCESS TO SOME CONTENT AND SERVICES



     Each principal cable partner has the right to exclude the promotion of specified national content providers from the @Home service offered through its cable systems, subject to an adjustment in the revenue split if the number of such exclusions exceeds a specified number. In addition, a principal cable partner has the right to block access to specified content, including streaming video segments of more than ten minutes in duration, and @Home is obligated to help to block such access.



     @Home is also obligated to consult with and involve each of the principal cable partners in the development of requirements for, design of and introduction of enhancements, new features and new applications of the @Home service. If principal cable partners representing a majority of the residential subscribers who subscribe to the @Home service object to any enhancement, feature or application, @Home has agreed not to implement that enhancement, feature or application in the territories of the objecting cable partners. If any of the cable partners exercise these rights to block access to content or services in some territories, @Home may be required to devote substantial expenses and resources to provide different content and services in different territories and to assist them in blocking such access. This could significantly harm @Home's business.


@HOME'S CABLE PARTNERS MAY COMPETE WITH IT FOR ADVERTISING AND PROGRAMMING
REVENUE


     While @Home retains 100% of the revenue from its programming of the designated national area of the @Home service, @Home's principal U.S. cable partners retain 100% of revenue generated from their programming of a designated local area of the start page of the @Home service. These revenues could include advertising fees, service fees, content provider charges, transaction fees and promotional revenue. Accordingly, in exercising their right to program the local area, @Home's cable partners could place a significant amount of advertising or program content on the @Home service for which @Home receives no revenues. For example, given the national or regional coverage of their operations, any of @Home's principal cable partners and their affiliates could strike agreements with advertisers that could effectively result in broad-based advertising campaigns reaching significant regions of the United States in competition with @Home's advertising campaigns, generating revenue only for the cable partner and its affiliates and not for @Home. In Canada, @Home shares national advertising revenue with its Canadian cable partners.



@HOME'S PRINCIPAL CABLE PARTNERS MAY DISPOSE OF THEIR CABLE SYSTEMS, WHICH WOULD REDUCE @HOME'S POTENTIAL SUBSCRIBER BASE



     @Home's agreements with its principal cable partners do not require that they maintain a specified number of cable systems, subscribers or homes passed in order to maintain their control over equity ownership of @Home. These principal cable partners may dispose of a significant amount of their cable systems without requiring that these cable systems remain subject to any exclusivity provisions. However, to the extent that any of @Home's principal cable partners disposes of systems accounting for more than 20% of the number of homes passed in its service areas as of June 4, 1996, subject to exceptions, without causing such transferred homes to remain exclusive to @Home, then that principal cable partner may be required to sell a proportionate amount of its equity interest in @Home to its other principal cable partners at fair market value. For example, TCI has completed the transfer or sale of some cable systems and has announced the proposed sale or transfer of additional cable systems and is considering various plans and proposals that may result in the disposition of other of its cable systems. Although TCI has informed @Home that it is attempting to cause some of these transferred systems to remain subject to TCI's exclusivity obligations, these efforts may not be successful. These dispositions could significantly harm @Home if the transferred homes do not remain exclusive.



ADDITIONAL RISKS RELATING TO EXCITE'S BUSINESS


EXCITE HAS NOT BEEN AND MAY NEVER BE PROFITABLE

     Excite has incurred significant operating expenses since it was formed. As of December 31, 1998, Excite had an accumulated deficit of $135.6 million. Although Excite has had significant revenue growth in recent periods, it may not be able to sustain this growth in future periods. Excite may never achieve profitability.

ADDITIONAL RISKS RELATING TO EXCITE'S AGREEMENT WITH NETSCAPE


     Excite has announced that it has provided notice to Netscape that it intends to terminate its agreement with respect to Netcenter as a result of the acquisition of Netscape by America Online. As a result, unless the parties renegotiate this agreement or enter into a new agreement, this agreement will terminate during the second quarter of 1999.



EXCITE WOULD NO LONGER RECEIVE REVENUES AND USERS FROM NETCENTER



     Under the existing agreement, Excite receives revenues from the portions of Netcenter that are co-branded with Excite. For the year ended December 31, 1998, these revenues accounted for a portion of Excite's total revenues. Excite's revenues could be harmed if it does not successfully generate revenues to replace those it was receiving from Netcenter.



     In addition, under the exisiting agreement, Netscape directs users of Excite's search and other services from Netcenter to Excite's Web sites. Excite's revenues and user registrations could be harmed if it does not successfully generate users to replace those it was receiving from Netcenter.



UNDER THE EXISTING AGREEMENT, NETSCAPE WOULD HAVE HAD A LICENSE TO USE EXCITE'S SEARCH TECHNOLOGY, AND IF THIS PROVISION REMAINS IN ANY RENEGOTIATED AGREEMENT, EXCITE MAY FACE INCREASED COMPETITION



     At the end of the term of the original Netcenter agreement, Netscape would have retained a license to use Excite's Internet search technology. Netscape will not have a license to Excite's technology as a result of Excite's election to terminate this agreement. However, if this provision remains in any new agreement, after the term of any new agreement, Netscape may be able to operate a competitive service without paying Excite. Netscape could also sublicense this technology to a third party. As a result, Excite could face increased competition.


NON-RENEWAL AND TERMINATION RISKS


     Neither party has any obligation to renew or renegotiate the Netcenter agreement. Therefore, when the original agreement terminates, Excite and Netscape may not enter into any replacement agreement. In addition, if Netscape believes that Excite is delivering objectionable content on Netcenter, it could elect to terminate the agreement if Excite does not remove that content. If this occurred, Netscape would not be required to refund Excite any amounts it prepaid or costs it incurred in performing under the Netcenter agreement.


NETCENTER COMPETES WITH EXCITE


     Most of the services offered on Netcenter compete directly with Excite's services. Therefore, Excite faces additional competition for both users and advertisers from Netcenter. If Excite and Netscape agree to renew or renegotiate the existing agreement and Excite continues to devote significant resources towards programming or selling and marketing the co-branded portions of Netcenter, these efforts could harm Excite's ability to perform similar activities for the Excite services. These efforts by Excite could also have the effect of helping to support a competing business.



EXCITE DEPENDS ON SPONSORSHIP AGREEMENTS FOR REVENUES



     Excite derives a substantial portion of its revenues from third parties to provide sponsored services and placements on Excite's Web sites. These sponsorships typically last for a longer period of time than traditional banner advertisement purchases. If these sponsorship arrangements do not meet the advertisers' expectations as to new customers or increased sales or brand awareness, the sponsors may not renew their arrangements with Excite. It may also be difficult for Excite to obtain additional sponsors if potential new sponsors compete with existing sponsors. If Excite does not renew its existing sponsorships or obtain new sponsors, its business would be harmed.



PRIVACY CONCERNS REGARDING THE USAGE OF DEMOGRAPHIC INFORMATION COULD PREVENT @HOME AND EXCITE FROM BENEFITTING FROM SELLING TARGETED ADVERTISING



     Excite's and some of @Home's services, as well as those of its subsidiary MatchLogic, use cookies to help deliver targeted advertising and help compile demographic information about users. Cookies are bits of information on a user's drive and are passed between a Web server and the user's Web browser. These cookies can be placed on a user's hard drive without the user's consent or knowledge. Due to privacy concerns, some commentators and governmental bodies have suggested that the use of cookies be limited. In addition, many versions of Web browsers permit users to block or delete cookies. Any reduction or limitation in the use of cookies could prevent Excite or MatchLogic from utilizing their ad targeting capabilities, which could result in lower advertising rates.


EXCITE MUST CONTINUE TO DEVELOP NEW SERVICES

     Excite believes it will need to constantly update its service offerings on its Web site in order to attract and retain users. If any new service is not favorably received it could adversely affect Excite's reputation, brand and user traffic. Excite could also experience difficulties or delays in developing new services. In addition new services could contain undetected errors. Excite may need to significantly redesign these services to correct any errors. Any difficulty or delays could cause user dissatisfaction or result in lost or delayed advertising revenues. Excite's business could be harmed if its new services are not well received.

EXCITE'S BUSINESS DEPENDS ON THE CONTINUED GROWTH IN INTERNET USE


     Excite operates in a new and rapidly evolving market. If usage of the Internet or other online services does not continue to grow demand for Excite's services would be reduced. Internet and online service usage could be hindered by a number of factors including: the adequacy of the Internet's infrastructure to meet increased usage demands; privacy and security concerns; and availability of cost-effective service. Any of these issues could cause the Internet's performance or level of usage to decline.


POTENTIAL LITIGATION WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS COULD HARM EXCITE'S BUSINESS


     Many parties, including competitors of Excite, are actively developing search, indexing and related Internet technologies. Some of these parties have taken steps to protect these technologies, and Excite believes that others will follow. Therefore, Excite believes that disputes regarding the ownership of such technologies are likely to arise in the future. Excite may not be able to defend any litigation successfully. Even if successful, defending litigation can be costly and divert management resources.


EXCITE'S MARKET IS INTENSELY COMPETITIVE

     Excite competes with a number of companies both for users and advertisers. Excite expects this competition will intensify, particularly because there are few barriers to entry in Excite's market. Excite's competitors include:


     - Web portal companies like Infoseek's Go Network, Lycos, Netscape's Netcenter, Yahoo!, Alta Vista, HotBot, CYNet's Snap service and LookSmart



     - Online service providers like America Online and Microsoft's MSN service



     - Large media companies, like CBS, NBC, Time-Warner and USA Networks, Inc., who have announced initiatives to develop Web services or partner with Web companies


     - Other smaller companies providing Web-based and advertising supported content

     MatchLogic competes with AdForce and indirectly with DoubleClick Inc., which each offer advertising solutions for advertisers and Web sites. MatchLogic also competes with NetGravity, Inc., which provides advertising management software.

     Many providers of Internet services have been entering into distribution arrangements and other strategic relationships with other Internet service companies or with other third parties. For example, CBS and America Online have announced a strategic relationship. If these relationships are successful, Excite's competitors could receive more users and page views, which could make their services more attractive to advertisers.

     Excite also competes with traditional advertising media, such as print, radio and television, for a share of advertisers' total advertising budgets. If advertisers do not perceive Internet advertising to be as effective as traditional media, Excite's business could be harmed.

EXCITE DEPENDS ON A NUMBER OF THIRD PARTY RELATIONSHIPS

     Excite depends on a number of third party relationships to provide users and content for its services. Examples of some of these important relationships include:

     - Relationships with respect to the positioning of Excite's service on Web browsers or other high-traffic Web sites

     - Arrangements under which third parties provide content for Excite's services

     - Arrangements under which third parties provide services such as games or email


     - Relationships with Internet service providers and other third parties to provide communications infrastructure for Excite


     If Excite cannot renew these relationships on favorable terms, or if these relationships terminate, Excite would have to enter into new relationships. Excite may not be able to replace any of its important third party relationships on reasonable terms, if at all. If Excite cannot replace any important relationship, it could lose users or advertisers, which could harm Excite's revenues. Even if Excite replaces any relationships or enters into new relationships, Excite could incur increased costs such as distribution license fees or selling and marketing expenses in order to pay for these relationships.


     This prospectus/proxy statement contains and incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those disclosed in the risk factors above. Actual results could differ materially from those projected in the forward-looking statements.

                               THE @HOME MEETING

DATE, TIME, PLACE AND PURPOSE OF @HOME'S MEETING


     The annual meeting of stockholders of @Home will be held at 9 a.m., local time, on May 28, 1999 at @Home's headquarters located at 425 Broadway, Redwood City, California 94063. At the meeting, stockholders at the close of business on March 29, 1999 will be asked:



          1. To approve @Home's fifth amended and restated certificate of incorporation attached as Annex B to this prospectus/proxy statement. This new certificate of incorporation will:



        - split each share of each series of @Home's outstanding common stock into two shares of the same series of common stock


        - increase the authorized number of shares of capital stock to
          729,369,414

        - increase the authorized number of shares of common stock to
          719,719,414

        - increase the authorized number of shares of Series A common stock to 683,700,000

        - increase the authorized number of shares of Series B common stock to 30,800,000

        - decrease the authorized number of shares of Series K common stock to 5,219,414


        - increase the additional board vote required for corporate actions (in addition to approval by a majority of all directors) from approval of at least a majority of the Series B directors (who are designated by TCI, Cox and Comcast) to approval of at least 75% of the Series B directors



        - eliminate the Series B committee of the board, which is composed of the Series B directors who are officers, directors or employees of TCI and its subsidiaries and which holds the exclusive rights to specify the total number of directors of @Home and to fill any vacancies that result from an increase by the Series B committee in the total number of @Home directors



        - delete references to the right of holders of Series K common stock to elect a Series K director, which has lapsed because there are insufficient shares of Series K common stock outstanding



          2. To approve the issuance of shares of @Home Series A common stock in the merger. The merger agreement is attached as Annex A to this prospectus/proxy statement.



          3. To elect eleven directors of @Home, consisting of two Series A directors, five Series B directors and four additional directors, to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. @Home's board of directors intends to present the following nominees for election as directors:


    SERIES A DIRECTORS          SERIES B DIRECTORS          ADDITIONAL DIRECTORS
    --------------------------  --------------------------  --------------------------

    L. John Doerr               C. Michael Armstrong        George Bell
    William R. Hearst III       Leo J. Hindery, Jr.         Thomas A. Jermoluk
                                John C. Petrillo            John C. Malone
                                Brian L. Roberts            James R. Shaw
                                David M. Woodrow



          4. To consider and vote upon a proposal to amend @Home's 1997 Equity Incentive Plan to increase the number of shares of Series A common stock reserved for issuance under this plan by 8,675,000 shares.



          5. To ratify the appointment of Ernst & Young LLP as @Home's independent auditors for 1999.



          6. To transact any other business that may properly come before the @Home meeting or any adjournment of the @Home meeting.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of @Home common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 125,316,907 shares of @Home common stock outstanding and entitled to vote, held of record by approximately 1,000 stockholders, although @Home has been informed that there are in excess of 110,000 beneficial owners.


VOTE AND QUORUM REQUIRED


     Holders of @Home's Series A and Series K common stock are entitled to one vote for each share held as of the record date; holders of @Home Series B common stock are entitled to 10 votes for each share held as of the record date. All of the outstanding shares of @Home Series B common stock are beneficially owned by TCI.


     Approval of fifth amended and restated certificate of incorporation and merger with Excite.


     Approval of @Home's fifth amended and restated certificate of incorporation requires the affirmative vote of a majority in voting power of each series of the outstanding common stock of @Home as of the record date. Holders of a majority of each series of @Home's common stock are obligated by @Home's stockholder agreement to vote in favor of approval of the amended and restated certificate of incorporation.



     Approval of the merger with Excite requires the affirmative vote of a majority of the total voting power of the outstanding shares of @Home common stock, voting together as a single class, as of the record date. TCI, which holds a majority of the voting power, has agreed to vote in favor of the merger.

     Election of directors


     Holders of @Home Series A common stock, voting as a separate series, have the exclusive right to elect two Series A directors to @Home's board of directors. The Series A directors will be elected by a plurality of the votes of the shares of Series A common stock present in person or represented by proxy at the meeting. Each of the Series A directors must be a person (1) who is not an officer (other than any Vice Chairman) of or employed by @Home or its subsidiaries and (2) who is not an affiliate or an associate of Cox Enterprises, Inc., Comcast Corporation, or TCI, or any of their respective controlled affiliates, other than @Home and its subsidiaries. A majority of the shares of Series A common stock present in person or represented by proxy at the meeting will constitute a quorum for the purposes of electing Series A directors.



     Holders of @Home Series B common stock, voting as a separate series, have the exclusive right to elect five @Home Series B directors to the @Home board of directors. The Series B directors will be elected by a plurality of the votes of the shares of Series B common stock present in person or represented by proxy at the meeting. A majority of the shares of Series B common stock present in person or represented by proxy at the meeting will constitute a quorum for the purposes of electing Series B directors. TCI owns all of the outstanding shares of Series B common stock and is bound by @Home's stockholders' agreement to elect three designees of TCI, one designee of Comcast and one designee of Cox.



     Holders of all outstanding shares of @Home common stock, voting together as a single class, have the exclusive right to elect four @Home additional directors to the board of directors. Common stock directors will be elected by a plurality of the votes of the shares of @Home common stock present in person or represented by proxy at the meeting. A majority in total voting power of the shares of @Home common stock represented in person or by proxy at the meeting will constitute a quorum for the purposes of electing the common stock directors. TCI owns shares representing a majority of the total voting power and therefore has the power to elect all of the additional directors. TCI has agreed to elect a designee of either Rogers or Shaw as an additional director.


     Other proposals


     Approval of each of proposals 4 and 5 require the affirmative vote of a majority of the total voting power of the shares of @Home common stock represented in person or by proxy at the meeting and entitled to vote on the proposal, voting together as a single class.


SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS


     On the record date, directors, executive officers and affiliates of @Home as a group beneficially owned 67,550,318 shares of @Home Series A common stock, 2,609,707 shares of Series K common stock and 15,400,000 shares of Series B common stock. Such shares constituted approximately 68.3% of all of the outstanding @Home common stock and approximately 84.9% of the voting power of @Home's common stock, as of the record date. TCI Internet Holdings, Inc., an affiliate of @Home, has executed a voting agreement in which it has agreed to vote all shares of Series A common stock and Series B common stock owned by it in favor of the merger proposals. TCI Internet Holdings owned approximately 37.7% of the outstanding @Home common stock and approximately 70.4% of the @Home voting power, as of the record date. See "TCI Internet Holdings' Voting

Agreement" on page 85. As a result, if TCI Internet Holdings votes as required by its voting agreement, the @Home proposals relating to the merger will be approved.


ABSTENTIONS; BROKER NON-VOTES


     For proposals 1 and 2, abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against these proposals. For proposals 3, 4 and 5 abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as a vote for the proposal. In the event that a broker, bank, custodian, nominee or other record holder of @Home common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.


EXPENSES OF PROXY SOLICITATION

     @Home will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, @Home and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, @Home will request brokers, custodians, nominees and other record holders of @Home common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of @Home common stock and to request authority for the exercise of proxies. In such cases, @Home upon the request of the record holders, will reimburse such holders for their reasonable expenses.

VOTING OF PROXIES

     The proxy accompanying this prospectus/proxy statement is solicited on behalf of the @Home board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to @Home. All properly signed proxies that @Home receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. You may revoke it at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of @Home, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     @Home's board of directors does not know of any matter that is not referred to herein to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

NO APPRAISAL RIGHTS

     Holders of @Home common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger or the other proposals to be considered at the meeting.

                               THE EXCITE MEETING

DATE, TIME, PLACE AND PURPOSE OF EXCITE'S MEETING


     The special meeting of stockholders of Excite will be held at 8 a.m., local time, on May 28, 1999 at Excite's headquarters located at 555 Broadway, Redwood City, California 94063. At the meeting, stockholders at the close of business on April 7, 1999 will be asked to approve and adopt the merger agreement and approve the merger.



     The merger agreement is attached to this prospectus/proxy statement as Annex B. See the sections entitled "The Merger" on page 43 and "The Merger Agreement" on page 72.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of Excite common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 54,946,022 shares of Excite common stock outstanding and entitled to vote, held of record by approximately 945 stockholders, although Excite has been informed that there are in excess of 50,000 beneficial owners. Each stockholder is entitled to one vote for each share of Excite common stock held as of the record date.


VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of Excite common stock is required to approve the merger agreement and the merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS


     On the record date, directors, executive officers and affiliates of Excite as a group beneficially owned 5,403,572 shares of Excite common stock, or approximately 9.8% of the outstanding shares on that date. Directors, executive officers and their affiliates beneficially owning 3,420,667 shares of Excite common stock, or approximately 6.2% of the outstanding shares on the record date have executed voting agreements with @Home, under which they have agreed to vote their shares in favor of the merger. See "Excite stockholders' voting agreements" on page 84.


QUORUM

     The required quorum for the transaction of business at the meeting is a majority of the shares of Excite common stock outstanding on the record date.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the merger. Broker non-votes will have the same effect as votes against the merger.

EXPENSES OF PROXY SOLICITATION


     Excite will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Excite and its agents also may solicit proxies by mail, telephone, telegraph or in person. Excite has retained a proxy solicitation firm, Georgeson & Company Inc., to aid it in the solicitation process. Excite will pay that firm a fee equal to $16,000 plus an additional amount for each stockholder contacted by Georgeson & Company Inc., plus expenses. Following the original mailing of the proxies and other soliciting materials, Excite will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, will reimburse them for their reasonable expenses.


VOTING OF PROXIES

     The proxy accompanying this prospectus/proxy statement is solicited on behalf of the Excite board of directors for use at the meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Excite. All properly signed proxies received by Excite prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger.

HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the secretary of Excite, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

NO APPRAISAL RIGHTS

     Holders of Excite common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     HOLDERS OF EXCITE COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING EXCITE COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF EXCITE COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF SUCH STOCK CERTIFICATES.

                                   THE MERGER


     This section of the prospectus/proxy statement describes certain aspects of the proposed merger, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference in this Prospectus/Proxy Statement" on page 149. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 150.


BACKGROUND OF THE MERGER

     During the months of November and December 1998, George Bell, Chairman of the Board and Chief Executive Officer of Excite, together with other members of the senior management of Excite, conducted a strategic review of the company's plans to achieve increased scale in its business. The review included scenarios in which Excite would pursue an independent growth strategy as well as options to pursue a business combination and/or strategic partnership with a range of companies.


     During December 1998, Mr. Bell held meetings with executives of various companies to discuss joint business opportunities and potential business combinations and/or strategic partnerships between such companies and Excite. On December 19, 1998, Mr. Bell met with Thomas A. Jermoluk, Chairman of the Board and Chief Executive Officer of @Home, to discuss various joint business opportunities, including, on a preliminary basis, the possibility of a business combination between Excite and @Home. Mr. Bell, Robert C. Hood, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Excite and Brett T. Bullington, Executive Vice President of Excite, and Mr. Jermoluk, Charles Moldow, Vice President, @Media Sales and Marketing, of @Home, David Bagshaw, Senior Vice President, @Media, of @Home and Adam Grosser, Vice President, Product Development, of @Home, held further discussions regarding a potential business combination between the companies on December 29, 1998.


     On December 29, 1998, the board of directors of Excite held a special meeting to discuss the relative merits of Excite remaining independent versus pursuing a business combination with another company. The board authorized Mr. Bell to continue exploratory strategic discussions with a range of parties, including @Home, with whom discussions were then in progress.


     On January 2, 1999, in separate meetings, Mr. Bell and Mr. Jermoluk, and Mr. Hood and Kenneth Goldman, Senior Vice President and Chief Financial Officer of @Home, met to further discuss a business combination between Excite and @Home.


     On January 4 and 5, 1999, Mr. Bell and Mr. Jermoluk held further discussions at which general price terms of a potential business combination transaction between Excite and @Home were discussed. During this period, Mr. Bell continued to negotiate with executives of other companies regarding the terms, including the consideration to Excite stockholders, of a potential business combination transaction with such companies.

     On January 5, 1999, the @Home board of directors held a special meeting to discuss a possible business combination transaction with Excite or certain other companies. At this meeting, @Home management reviewed financial analyses prepared by Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to @Home, for the @Home board. James Barksdale, a director of @Home and the President and Chief Executive Officer of Netscape Communications Corporation, did not attend this board meeting, the meeting on January 14, 1999 or the board meetings on January 16, 1999 and January 18, 1999 at which the proposed transaction was discussed and did not vote on matters relating to the transaction because of a potential conflict of interest.



     On January 8, 1999, the Excite board of directors held a special meeting, together with senior management of Excite, the company's legal advisors and BancBoston Robertson Stephens Inc., which was engaged by the Excite Board as its exclusive financial advisor in connection with evaluating business combination transactions, to discuss potential strategic transactions involving Excite. Mr. Bell reported to the board regarding his discussions with Mr. Jermoluk as well as with the management of other companies with whom Excite was considering business combination transactions.


     On January 11, 1999, Mr. Bell and Vinod Khosla, a director of Excite, met with Mr. Jermoluk to discuss valuation and structural issues relating to a business combination between the companies. During this period, Mr. Bell continued to negotiate with executives of other companies regarding the terms of a potential business combination transaction with the other companies.


     On January 11, 1999, the Excite board of directors held a special meeting at which the board reviewed with its financial and legal advisors certain valuation and structural issues regarding the business combination transactions then under consideration. At the conclusion of the review, the board authorized Excite's management and its advisors to continue discussions with multiple parties in an effort to maximize the value to be received by Excite stockholders in any such transaction.


     On January 12 and 13, 1999, representatives of BancBoston Robertson Stephens and Merrill Lynch met to discuss valuation and other issues relating to a business combination involving Excite and @Home. Over the same period, Mr. Bell and Mr. Jermoluk held discussions regarding various issues regarding a business combination between the companies. A meeting held on January 12 to discuss business and technical issues involved in combining the companies was attended by Mr. Bell, Mr. Hood, Mr. Bullington and David Sze, Vice President of Network Programming of Excite, and Mr. Jermoluk, Mr. Goldman, Mr. Bagshaw and Mr. Moldow.

     On January 13, 1999, the board of directors of Excite held a special meeting at which Mr. Bell reviewed the status of the business combination discussions then continuing. The board discussed accounting treatment and regulatory risks related to the potential transactions, as well as the relative certainty that each potential transaction would successfully close. The board instructed Mr. Bell to return to each of the leading potential acquirers of Excite and request that such party submit its "best offer" in order for the board to evaluate whether to proceed with a transaction with the party, or any business combination transaction. Between the January 13 board meeting and the Excite board's first meeting on January 14, Mr. Bell spoke with Mr. Jermoluk on numerous occasions.

     On January 14, 1999, the board of directors of Excite held a special meeting to discuss the status of the responses from these parties to enter into a business combination with Excite. The Excite board, together with the senior management of Excite and the company's legal and financial advisors, held an extensive discussion evaluating the relative merits of the potential combinations, including the valuation and volatility risks relating to each company's stock and the likely timing of, and risks to, closing each transaction. The Excite board unanimously agreed that the @Home proposal constituted a superior transaction, and authorized Mr. Bell, Geoffrey Yang, a director of Excite, and a team of Excite's legal and financial advisors to immediately meet with @Home and its representatives to negotiate the principal terms of a business combination.

     Members of the @Home board of directors met on January 14, 1999 to discuss the potential business combination with Excite. The @Home board members, together with @Home's senior management and its legal and financial advisors, discussed the merits of the proposed transaction, and the @Home board members authorized senior management to negotiate the principal terms of a transaction.

     On the evening of January 14, Mr. Bell, Mr. Yang and Excite's legal and financial advisors met with Mr. Jermoluk, Mr. Goldman, David Pine, Vice President and General Counsel of @Home, Mr. Bagshaw and Mr. Moldow, and @Home's legal and financial advisors. At this meeting, the parties negotiated the consideration to be paid to Excite stockholders in the merger. The parties and their legal counsel also discussed the principal provisions of a merger agreement, including the representations to be given by each party, and certain covenants, restrictions and conditions with respect to the proposed transaction.

     Following the conclusion of this meeting, the Excite board held a special meeting to review the status of the transaction and receive the input of Excite's management, financial advisors and legal advisors regarding its proposed terms. The Excite board then authorized Excite to enter into a mutual non-solicitation agreement with @Home, to expire on January 19, 1999, during which period neither Excite nor @Home would be permitted to negotiate with, or provide information to, any other party regarding a business combination transaction. Late in the evening of January 14, Excite and @Home entered into this mutual non-solicitation agreement.

     On January 15, 1999, @Home's legal counsel sent to Excite's legal counsel a draft Merger Agreement and ancillary agreements. The terms of the Merger Agreement and other agreements were negotiated by the parties' legal counsel during the four-day period from January 15 to January 18. During this period, Excite and its legal and financial advisors conducted a business, legal and financial due diligence review of @Home, and @Home and its legal and financial advisors conducted a business, legal and financial due diligence review of Excite. Also during this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies. In addition, during this period, @Home and its representatives held discussions with TCI, AT&T, Intuit, and other Excite stockholders concerning TCI Internet Holdings' voting agreement, the Excite stockholders' voting agreements and the letter agreement between TCI and AT&T discussed elsewhere in this prospectus/proxy statement.

     On January 16, 1999, the @Home board held a special meeting to discuss the status of negotiations with Excite. @Home's legal advisors reviewed for the board the status of negotiations of the principal terms of the proposed agreement and @Home's financial advisor reviewed for the board the financial impact to @Home of the proposed transaction.

     The Excite board held a special meeting on January 17, 1999, to review the status of the negotiations with @Home, the principal terms of the transaction and the results to date of the business, legal and financial due diligence analysis of @Home.

     On January 18, 1999, the board of directors of Excite held a special meeting. Excite's legal counsel reviewed the principal terms of the merger agreement and the related agreements. Excite's management, legal advisors and financial advisors reported on the results of their respective due diligence reviews of @Home. BancBoston Robertson Stephens then made a presentation to the board regarding the financial analyses it had performed in connection with its opinion and stated orally that it was prepared to render, and subsequently did provide, its written opinion as of January 19, 1999 as to the fairness of the exchange ratio in the merger to Excite's stockholders from a financial point of view. See the section entitled "Opinion of Excite's Financial Advisor" below. Following a discussion, the Excite board unanimously approved the final terms of the merger agreement and related agreements and determined to recommend that the merger agreement be approved and adopted and the merger be approved by the stockholders of Excite.

     The @Home board held a special meeting on January 18, 1999. @Home's legal advisors reviewed the principal terms of the merger agreement and related agreements. Merrill Lynch, @Home's financial advisor, then summarized for the board the material financial analyses that it performed related to the proposed transaction. Merrill Lynch rendered its oral opinion to the board of @Home, subsequently confirmed in writing as of January 18, 1999, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the exchange ratio in the merger was fair from a financial point of view, to @Home. @Home's management, legal advisors and financial advisor then reported on the results of their due diligence investigations of Excite. Following discussion, the @Home board approved the merger agreement and related agreements, the issuance of @Home Series A common stock in the merger and the amendment of @Home's certificate of incorporation for the merger. The @Home board determined to recommend to the @Home stockholders its approval of the issuance of shares of @Home Series A common stock in the merger and the amendment of its certificate of incorporation.

     Early on the morning of January 19, 1999, the parties executed the merger agreement and stock option agreement and certain stockholders of each company executed their respective voting agreements. Immediately after, the parties publicly announced the agreement to merge.

@HOME'S REASONS FOR THE MERGER

     At a meeting held on January 18, 1999, the board of directors of @Home concluded that the merger was in the best interests of @Home and its stockholders and determined to recommend that the stockholders approve the stockholder proposals relating to the merger.

     The decision of the board of directors of @Home was based upon several potential benefits of the merger, including the following:


     - @Home believes that the merger will position it to obtain new subscribers for its high speed Internet service by leveraging Excite's user base through, among other things, a direct marketing campaign targeted at Excite's registered users.

     - @Home believes the merger will help to create higher awareness of its service through active marketing on the Excite service, including in markets where @Home currently does not offer service. @Home believes that building awareness prior to launching the @Home service in new markets may facilitate @Home's ability to acquire subscribers in these new markets.

     - @Home believes that the merger will enable it to become a competitive participant in the Internet portal market. @Home believes that the merger will provide it the opportunity to offer Internet users a quality portal experience through Excite's content offerings and @Home's high speed service.

     - The merger will provide @Home with access to important features and applications including instant messaging, calendar functions, integrated on-line communities and significant financial data.

     - The combination of @Home's Enliven business unit with Excite's MatchLogic division will provide @Home with improved advertising tools and technologies to assist advertisers in efficiently spending their advertising dollars.

     - @Home believes that the combination of @Home's and Excite's sales forces will enable @Home to better service advertisers interested in advertising on the web and on a high speed service such as @Home.

     - @Home believes that the merger will provide it the opportunity to increase the number of its relationships with strategic e-commerce and content partners.

     - @Home believes that the merger may result in synergies by leveraging the @Home network infrastructure for Excite's network facility needs.

     - @Home believes that the merger will facilitate the global expansion of its service by providing access to Excite's international customers and strategic partners.

     In its evaluation of the merger, the @Home board reviewed several factors, including, but not limited to, the following:

     - historical information concerning @Home's and Excite's respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC

     - @Home management's view of the financial condition, results of operations and businesses of @Home and Excite before and after giving effect to the merger and the @Home board's determination of the merger's effect on stockholder value

     - current financial market conditions and historical market prices, volatility and trading information

     - the consideration Excite stockholders will receive in the merger in light of comparable merger transactions

     - the opinion of Merrill Lynch that, as of the date of its opinion and subject to the considerations described in the opinion, the exchange ratio in the merger is fair from a financial point of view to @Home

     - the belief that the terms of the merger agreement and the stock option agreement are reasonable

     - the impact of the merger on @Home's customers and employees

     - reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Excite

     - the expectation that the merger will be accounted for as a purchase

     The @Home board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger may not be realized

     - the possibility that the merger may not be consummated, even if approved by @Home's and Excite's stockholders

     - the effect of the public announcement of the merger on Excite's sales

     - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company

     - the risk that the merger could adversely affect @Home's relationship with certain of its customers and strategic partners

     - other applicable risks described in this prospectus/proxy statement under "Risk Factors"

     The board concluded however, that, on balance, the potential benefits to @Home and its stockholders of the merger outweighed the risks associated with the merger.

     The discussion of the information and factors considered by the @Home board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the @Home board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF @HOME'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, THE @HOME BOARD OF DIRECTORS HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF THE @HOME STOCKHOLDERS. IN CONNECTION WITH THE MERGER, @HOME'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF @HOME SERIES A COMMON STOCK IN THE MERGER AND THE AMENDMENT OF @HOME'S CERTIFICATE OF INCORPORATION AS DESCRIBED IN THIS PROSPECTUS/PROXY STATEMENT.


     In considering the recommendation of the @Home board of directors with respect to the merger, you should be aware that certain directors and officers of @Home have certain interests in the merger that are different from, or are in addition to the interests of @Home stockholders generally. Please see the section entitled "Interests of certain persons in the merger" on page 66.

EXCITE'S REASONS FOR THE MERGER

     The decision of the Excite board to enter into the merger agreement and to recommend that Excite stockholders approve and adopt the merger agreement and approve the merger was the result of the Excite board's careful consideration of a range of strategic alternatives, including potential business combinations with companies other than @Home, and the pursuit of a long-term independent business strategy for Excite.

     The Excite board's primary consideration was to identify and secure the strategic alternative that would provide the greatest value to Excite stockholders. By this criteria, the Excite board concluded that the @Home merger represents a superior transaction and is the best alternative considered by the Excite board. In reaching this determination, the Excite board considered that the price per share implied by the exchange ratio in the merger, as of the last trading day prior to the announcement of the merger, represents a premium of more than 57% to the closing price of Excite common stock on the last trading day prior to the announcement of the merger, and a premium of more than 113% to the closing price of Excite common stock one month prior to the announcement of the merger. The Excite board concluded that the exchange ratio in the merger and implied per share price compares favorably according to a number of applicable valuation methodologies, including an analysis of companies comparable to Excite and transactions comparable to the merger. The Excite board considered the relative volatility of the market value of @Home Series A common stock compared to the securities of other companies with whom Excite was considering a business combination transaction, as well as the relative likelihood of completing the merger versus those other transactions. The Excite board also considered the opinion of BancBoston Robertson Stephens delivered orally on January 18, 1999 and confirmed in writing on January 19, 1999, that as of such date and subject to assumptions made and matters considered and limitations on the review set forth in its opinion, the exchange ratio in the merger is fair to Excite stockholders from a financial point of view. Please see the section entitled "Opinion of Excite's Financial Advisor" below.

     The Excite board also believes that the merger will provide the opportunity to create an Internet company with a combination of an extensive high-speed cable distribution network, the ability to deliver broadband and narrowband media across a range of devices, and a strong platform to leverage Excite's popular Web portal and personalization capabilities, and MatchLogic's advanced marketing capabilities. The Excite board believes that the combined company has the opportunity to realize potentially significant synergies and operating benefits. The Excite board believes the combined company has the opportunity to convert Excite's registered users into @Home subscribers, and that Excite's predominantly daytime (work) users complement @Home's predominantly nighttime
(home) users. The Excite board believes @Home's expanding service area and Excite's registered user base could lead to an increase in advertising rates and sponsorship revenues for the combined company.

     In reviewing its alternatives and making its determination, the Excite board reviewed the results of the due diligence review which had been conducted by Excite's management, legal advisors and financial advisors regarding @Home's business, operations, technology and competitive position and possible synergistic and expansion opportunities for the combined company. In considering the merger, the Excite board also reviewed the current and prospective business environment in which Excite operates, the competitive environment for portal companies generally and the trend toward portal companies establishing partnerships or business combinations with traditional or new media companies, including the NBC/CYNet/Snap!, AOL/Netscape and Disney/Infoseek transactions.

     The Excite board also reviewed with its legal advisors the terms and conditions of the merger agreement, stock option agreement and voting agreements. In particular, the Excite board considered the stock option granted to @Home, the events triggering payment of the termination fee and the limitations on the ability of Excite to negotiate with other companies regarding an alternative transaction, and the potential effect these provisions would have on Excite receiving alternative proposals which could be superior to the merger. Because the Excite board conducted an extensive review of its strategic alternatives prior to entering into the merger agreement, including negotiating acquisition and partnering offers with a number of parties other than @Home, and because these provisions were required by @Home in order for it to enter into the merger agreement, the Excite board determined that the value for Excite stockholders represented by the merger justified these requirements.

     The Excite board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that because the exchange ratio will not be adjusted for changes in the market price of either @Home Series A common stock or Excite common stock, the per share value of the consideration to be received by Excite stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger

     - the risk that the merger might not be consummated

     - the potential loss of revenues and business opportunities for Excite as a result of confusion in the marketplace as a result of the announcement of the merger, and the possible exploitation of such confusion by Excite's and @Home's competitors

     - the possibility of management disruption associated with the merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management and technical personnel of Excite might not continue with the combined company

     - the risk that the benefits sought to be achieved by the merger will not be realized

     - other applicable risks described in this document under "Risk Factors" starting on page 15.

RECOMMENDATION OF EXCITE'S BOARD OF DIRECTORS

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF EXCITE HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF EXCITE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT EXCITE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.


     In considering the recommendation of the Excite board of directors with respect to the merger, you should be aware that certain directors and officers of Excite have certain interests in the merger that are different from, or are in addition to the interests of Excite stockholders generally. Please see the section entitled "Interests of certain persons in the merger" on page 67.

OPINION OF @HOME'S FINANCIAL ADVISOR

     @Home retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as its financial advisor with respect to the merger. In connection with that engagement, @Home requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the exchange ratio in the merger to @Home. At the meeting of the board of directors of @Home on January 18, 1999, Merrill Lynch rendered its oral opinion to the board of directors of @Home, subsequently confirmed in writing as of January 18, 1999, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to @Home.

     THE FULL TEXT OF MERRILL LYNCH'S OPINION, WHICH SETS FORTH MATERIAL INFORMATION RELATING TO MERRILL LYNCH'S OPINION THAT THE EXCHANGE RATIO WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO @HOME, INCLUDING THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX G AND IS INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT BY REFERENCE. THIS DESCRIPTION OF MERRILL LYNCH'S OPINION SHOULD BE REVIEWED TOGETHER WITH THE FULL TEXT OF THE OPINION, AND STOCKHOLDERS OF @HOME ARE URGED TO READ THE OPINION AND CONSIDER IT CAREFULLY. MERRILL LYNCH'S OPINION IS ADDRESSED TO @HOME'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO IN THE MERGER TO @HOME. THE TERMS OF THE MERGER, INCLUDING THE EXCHANGE RATIO, WERE DETERMINED THROUGH NEGOTIATIONS BETWEEN @HOME AND EXCITE AND WERE NOT DETERMINED OR RECOMMENDED BY MERRILL LYNCH. MERRILL LYNCH'S OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF @HOME TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY STOCKHOLDER OF @HOME OR EXCITE AS TO HOW TO VOTE ON THE MERGER OR ANY MATTER RELATED TO THE MERGER.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to Excite and @Home that Merrill Lynch deemed to be relevant

     - reviewed certain other information, including financial forecasts relating to the business, earnings, assets, liabilities and prospects of Excite and @Home, as well as the amount and timing of the cost savings and potential synergies to be derived from the merger furnished to it by Excite and @Home

     - conducted discussions with members of senior management of Excite and @Home concerning the matters described in the preceding two clauses, as well as their respective businesses and prospects before and after giving effect to the merger and the potential synergies to be derived from the merger

     - reviewed the market prices and valuation multiples for Excite common stock and @Home Series A common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant

     - reviewed the results of operations of Excite and @Home and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant

     - participated in certain discussions and negotiations among representatives of Excite and @Home and their financial and legal advisors

     - reviewed the potential pro forma impact of the merger

     - reviewed a draft of the merger agreement dated January 17, 1999

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Excite or @Home, nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of Excite or @Home. With respect to the financial forecast information discussed with Merrill Lynch by Excite and @Home and the potential synergies to be derived from the merger furnished to Merrill Lynch by Excite and @Home, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best then available estimates and judgment of Excite's or @Home's management as to the potential future financial performance of Excite or @Home, as the case may be. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Under its engagement by @Home, Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to @Home's board of directors. As a result, circumstances could develop prior to consummation of the merger that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion. Merrill Lynch expresses no opinion as to the prices at which shares of @Home Series A common stock will trade following the announcement or consummation of the merger.

     The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Excite and @Home, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.

     At the meeting of @Home's board of directors held on January 18, 1999, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its oral opinion at that meeting and its written opinion as of

January 18, 1999. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion.

VALUATION OF EXCITE

     Analysis of selected comparable publicly traded companies. Using publicly available information and estimates of future financial results published by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms, Merrill Lynch compared certain financial and operating information and ratios for Excite with the corresponding financial and operating information for three publicly traded Internet portals, Infoseek Corporation, Lycos, Inc. and Yahoo! Inc., and two online advertising companies, DoubleClick, Inc. and 24/7 Media, Inc.

     Based on the multiples of these companies, Merrill Lynch derived ranges of multiples of total enterprise value, defined as market value of common equity plus value of total debt less cash, to each of the estimated operating results and statistics set forth in the following table. Merrill Lynch then calculated equity values per share implied by each of these ranges and multiples. The results of these derivations and calculations are summarized below:

                                                                        RANGES OF
                                                                         IMPLIED
                                                                          EQUITY
                                                    RANGE OF            VALUE PER
                   CATEGORY                     VALUES/MULTIPLES       EXCITE SHARE
                   --------                     ----------------      --------------
Revenue categories
Estimated 1999 revenues.......................    15.0x to 30.0x       $55 to $115
Estimated 2000 revenues.......................    12.0x to 20.0x       $60 to $100

Non-revenue categories
Estimated average daily page views (in
  millions)(1)................................       $75 to $125       $60 to $100
Estimated unique visitors (in millions).......      $225 to $375       $65 to $110

-------------------------
(1) Estimated average daily page views is a widely quoted operating statistic for Internet companies used to measure site traffic that is regarded as an indication of the revenue potential of the advertising space sold by these companies.

As a result of this analysis, Merrill Lynch established a reference range for Excite common stock of $60 to $105.

     None of the companies that Merrill Lynch compared to Excite is identical to Excite. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of these companies and other factors that could affect the public trading value of these companies, as well as that of Excite.

     Discounted revenue analysis. Merrill Lynch performed a discounted revenue analysis of Excite, without giving effect to the merger, based upon analysts' financial forecasts discussed with Excite's management. Excite's management confirmed to Merrill Lynch that Excite's internal financial forecasts were consistent with these analysts' financial forecasts. Utilizing these analysts' financial forecasts, Merrill Lynch calculated a terminal value for Excite as a multiple of estimated 2002 revenues and then calculated the net present value of this terminal value.

     Using discount rates ranging from 21% to 23% and terminal value multiples of estimated 2002 revenues ranging from 16.0x to 24.0x, Merrill Lynch calculated the following range of implied equity values per share for Excite common stock:

                                                              LOW   HIGH
                                                              ---   ----
Implied equity value per share of Excite
  common stock..............................................  $59   $95

     Discounted cash flow analysis. Merrill Lynch also performed a discounted cash flow analysis of Excite, without giving effect to the merger, for the years 1999 through 2002, based upon analysts' financial forecasts discussed with Excite's management. Utilizing these forecasts, Merrill Lynch calculated a range of equity values per share for Excite based upon the sum of the discounted net present value of Excite's four-year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2002 revenues.

     Using discount rates ranging from 21% to 23% and terminal value multiples of estimated 2002 revenues ranging from 16.0x to 24.0x, Merrill Lynch calculated the following range of implied equity values per share for Excite common stock:

                                                              LOW   HIGH
                                                              ---   ----
Implied equity value per share of Excite
  common stock..............................................  $61   $97

     Considering all of the above analyses, Merrill Lynch established a reference range for the value of Excite common stock, without giving effect to the merger, of $60 to $95.

VALUATION OF @HOME

     Discounted earnings analysis. Merrill Lynch performed a discounted earnings analysis of @Home, without giving effect to the merger, based upon analysts' financial forecasts discussed with @Home's management. Utilizing these forecasts, Merrill Lynch calculated a terminal value for @Home as a multiple of estimated 2002 earnings and then calculated the net present value of this terminal value.

     Using discount rates ranging from 15% to 23% and terminal value multiples of estimated 2002 earnings ranging from 70.0x to 100.0x, Merrill Lynch calculated the following range of implied equity values per share for @Home Series A common stock:

                                                           LOW    HIGH
                                                           ---    ----
Implied equity value per share of
  @Home Series A common stock............................  $58    $108

     Discounted revenue analysis. Merrill Lynch performed a discounted revenue analysis of @Home, without giving effect to the merger, based upon analysts' financial forecasts discussed with @Home's management. Utilizing these forecasts, Merrill Lynch calculated a terminal value for @Home as a multiple of estimated 2002 revenues and then calculated the net present value of this terminal value.

     Using discount rates ranging from 15% to 23% and terminal value multiples of estimated 2002 revenues ranging from 20.0x to 30.0x, Merrill Lynch calculated the following range of implied equity values per share for @Home Series A common stock:

                                                           LOW    HIGH
                                                           ---    ----
Implied equity value per share of
  @Home Series A common stock............................  $75    $150

     Discounted Cash Flow Analysis. Merrill Lynch also performed a discounted cash flow analysis of @Home, without giving effect to the merger, for the years 1999 through 2002, based upon analysts' financial forecasts discussed with @Home's management. Utilizing these forecasts, Merrill Lynch calculated a range of equity values per share for @Home based upon the sum of the discounted net present value of @Home's four-year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2002 net income.

     Using discount rates ranging from 15% to 23% and terminal value multiples of estimated 2002 net income ranging from 70.0x to 90.0x, Merrill Lynch calculated the following range of implied equity values per share for @Home Series A common stock:

                                                              LOW   HIGH
                                                              ---   ----
Implied equity value per share of
  @Home Series A common stock...............................  $55   $92

     Considering all of the above analyses, Merrill Lynch established a reference range for the value of @Home Series A common stock, without giving effect to the merger, of $70 to $110.

PRO FORMA ANALYSES

     Pro forma contribution analysis. Merrill Lynch analyzed the relative pro forma contributions made by each of Excite and @Home to the combined entity. Under these analyses, (1) revenues, (2) earnings before interest and taxes and
(3) net income, excluding non-recurring and extraordinary charges, were analyzed both including and excluding the effect of the potential synergies to be derived from the merger. The pro forma contribution analyses indicated that, excluding the potential synergies to be derived from the merger, Excite would make the following pro forma contributions to the combined entity:

                            PERCENT OF       PERCENT OF
                            ESTIMATED    ESTIMATED COMBINED   PERCENT OF ESTIMATED
                             COMBINED     EARNINGS BEFORE         COMBINED NET
           YEAR              REVENUES    INTEREST AND TAXES          INCOME
           ----             ----------   ------------------   --------------------
1999......................     58.8               NA                    NA
2000......................     42.5             46.3                  45.2
2001......................     32.4             32.4                  22.1
2002......................     29.6             26.0                  23.1

     The pro forma contribution analyses indicated that, including the potential synergies to be derived from the merger, Excite would make the following pro forma contributions to the combined entity:

                              PERCENT OF            PERCENT OF        PERCENT OF
                              ESTIMATED         ESTIMATED COMBINED    ESTIMATED
                               COMBINED          EARNINGS BEFORE     COMBINED NET
         YEAR                  REVENUES         INTEREST AND TAXES      INCOME
         ----            --------------------   ------------------   ------------
1999...................          58.8                    NA                NA
2000...................          43.0                  46.3              45.2
2001...................          34.3                  34.6              25.5
2002...................          32.6                  29.6              27.2

     Merrill Lynch contrasted these contributions with the resulting pro forma relative equity ownership of the stockholders of Excite and @Home in the combined company. Merrill Lynch observed that, after giving effect to the issuance of @Home Series A common stock in the merger, the current stockholders of Excite would own, on a fully diluted basis, approximately 31.7% of the outstanding common stock of the combined company, while the current stockholders of @Home would own, on a fully diluted basis, approximately 68.3% of the outstanding common stock of the combined company.

     Pro forma merger analysis. Merrill Lynch analyzed the pro forma effect on earnings per share of common stock of the combined entity resulting from the merger, (1) including and excluding the potential synergies to derived from the merger and (2) including and excluding the effects of the amortization of goodwill to be recorded in connection with the merger. Based on the exchange ratio and financial forecasts discussed with the management of Excite and @Home, Merrill Lynch calculated that the merger would have the following pro forma effects on earnings per share of common stock of the combined entity:

                                        EPS IMPACT                       EPS IMPACT
            YEAR               INCLUDING EXPECTED SYNERGIES     EXCLUDING EXPECTED SYNERGIES
            ----               -----------------------------    -----------------------------
Excluding goodwill
  amortization
  2000.......................  22.9% accretive                  22.9% accretive
  2001.......................  0.5% accretive                   11.9% dilutive
  2002.......................  6.6% accretive                   9.7% dilutive

Including goodwill
  amortization
  2000.......................  985.8% dilutive                  985.8% dilutive
  2001.......................  370.5% dilutive                  382.8% dilutive
  2002.......................  299.2% dilutive                  315.6% dilutive

RELATIVE EXCHANGE RATIO ANALYSES


     Merrill Lynch performed various analyses of the exchange ratios implied by comparing the price per share of Excite common stock to the price per share of @Home common stock, given certain assumptions. Each of these analyses is described in more detail below. In performing these analyses, Merrill Lynch noted that the exchange ratio for the merger was 1.041902.

     Historical exchange ratio analysis. Merrill Lynch reviewed the historical stock prices of Excite common stock and @Home Series A common stock and the implied market exchange ratios determined by dividing the price per share of Excite common stock by the price per share of @Home Series A common stock over the period from January 15, 1998 to January 15, 1999. Merrill Lynch determined that this implied market exchange ratio averaged 0.84x, 0.80x and 0.65x, respectively, for the 52 week, three month and one month periods ending on January 15, 1999.

     During the 52 weeks ended January 15, 1999, the implied market exchange ratio fell within the following range:

                                                      LOW     HIGH
                                                      ---     ----
Implied market exchange ratio during
  the 52 weeks ended 1/15/99.......................  0.52x    1.43x

     Premiums paid analysis. Using the closing prices of @Home Series A common stock and Excite common stock on January 15, 1999 of $102.00 and $67.50, respectively, Merrill Lynch calculated a reference range for the exchange ratio in the merger by applying a range of premiums to the market price for Excite common stock of 30% to 60% (which Merrill Lynch observed was in the range of the majority of the precedent transactions that Merrill Lynch deemed comparable).

     This analysis resulted in the following reference range for the exchange ratio in the merger:

                                                      LOW     HIGH
                                                      ---     ----
Reference range for the exchange ratio.............  0.86x    1.06x

     Market trading plus synergies analysis. Merrill Lynch also calculated a reference range for the exchange ratio in the merger by using the closing prices of @Home Series A common stock and Excite common stock on January 15, 1999 of $102.00 and $67.50, respectively, and adding to the market value of Excite common stock the net present value of 100% of the potential synergies to be derived from the merger.

     This analysis resulted in the following reference range for the exchange ratio in the merger:

                                                  LOW(1)    HIGH(2)
                                                  ------    -------
Reference range for the exchange ratio..........  0.66x      1.20x

-------------------------

(1) Based on realization of none of the potential synergies to be derived from the merger.

(2) Based on realization of all of the potential cost savings and all of the potential synergies to be derived from the merger.

     Summary valuation range analysis. Merrill Lynch also calculated a reference range for the exchange ratio in the merger by applying the reference ranges described above for the value of @Home Series A common stock ($70 to $110) and Excite common stock ($60, to which no value was added for the potential synergies to be derived from the merger, to $95, to which the net present value of 100% of the synergies to be derived from the merger was added).

     This analysis resulted in the following reference range for the exchange ratio in the merger:

                                                      LOW     HIGH
                                                     -----    -----
Reference range for the exchange ratio.............  0.54x    2.14x

     Contribution analysis. Merrill Lynch also calculated a reference range for the exchange ratio in the merger by applying a range of relative contributions of Excite and @Home to pro forma equity value for the combined company. In this analysis, Merrill Lynch assumed that Excite contributed between 25%, to which no value was added for potential synergies to be derived from the merger, and 35%, to which the net present value of 50% of the potential synergies to be derived from the merger was added, to pro forma equity value for the combined company, and that @Home contributed between 65%, to which the net present value of 50% of the potential synergies to be derived from the merger was added, and 75%, to which no value was added for potential synergies to be derived from the merger, to pro forma equity value for the combined company.

     This analysis resulted in the following reference range for the exchange ratio in the merger:

                                                      LOW     HIGH
                                                     -----    -----
Reference range for the exchange ratio.............  0.75x    1.22x

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the analyses underlying Merrill Lynch's opinion.

     @Home retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the merger.

     @Home has agreed to pay Merrill Lynch a fee totalling $10.0 million for its services, including expenses and other costs incurred by Merrill Lynch, the payment of which is contingent on the consummation of the merger. In addition, @Home has agreed to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

     Merrill Lynch has in the past provided financial advisory and financing services to Excite and @Home and/or their affiliates and may continue to do so, and has received, and may receive, fees for the rendering of such services. Merrill Lynch acted as co-lead managing underwriter for @Home's initial public offering in 1997 for which Merrill Lynch received customary underwriting discounts and commissions, co-lead managing underwriter for @Home's follow-on offering in 1998 for which Merrill Lynch received customary underwriting discounts and commissions, an initial purchaser for @Home's subordinated debt offering in 1998 for which Merrill Lynch received customary underwriting discounts and commissions, and exclusive financial advisor in a warrant for distribution transaction in 1997 with Cablevision Systems Corp. for which @Home paid Merrill Lynch customary transaction fees. In addition, in the ordinary course of its business, Merrill Lynch may actively trade Excite common stock and other securities of Excite, as well as @Home Series A common stock and other securities of @Home, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

     @Home also engaged Morgan Stanley & Co. Incorporated as a financial advisor with respect to a possible merger with Excite. @Home agreed to indemnify Morgan Stanley for certain liabilities relating to or arising out of services provided by Morgan Stanley as a financial advisor to @Home. Morgan Stanley has provided financial advisory and investment banking services to @Home since 1997. Morgan Stanley acted as co-lead managing underwriter for @Home's initial public offering in 1997, co-lead managing underwriter for @Home's follow-on offering in 1998, and an initial purchaser for @Home's subordinated debt offering in 1998, and was compensated for such services in the form of customary underwriting discounts and commissions. Morgan Stanley acted as lead underwriter for Excite's follow-on offering in 1998. Morgan Stanley also makes a market in @Home Series A common stock and Excite common stock. In the course of its market-making and other activities, Morgan Stanley may from time to time have a long or short position in, and sell securities of, @Home and Excite.

OPINION OF EXCITE'S FINANCIAL ADVISOR

     On January 18, 1999, BancBoston Robertson Stephens delivered its oral opinion to the Excite board, which was subsequently confirmed by its written opinion dated January 19, 1999, that as of such date and based on and subject to the assumptions made, matters considered and limitations on the review set forth in the opinion, the exchange ratio was fair to the stockholders of Excite from a financial point of view. No limitations were imposed by the Excite board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio in the merger was determined through negotiations between the managements of Excite and @Home. Although BancBoston Robertson Stephens did assist the management of Excite in those negotiations, it was not asked by Excite whether, and did not recommend to Excite that, any specific purchase price constituted the appropriate consideration for the merger. BancBoston Robertson Stephens was not requested to, and did not, solicit third parties regarding alternatives to the merger.

     The full text of BancBoston Robertson Stephens' opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex F and is incorporated in this prospectus/proxy statement by reference. Stockholders of Excite are urged to read BancBoston Robertson Stephens' opinion in its entirety. BancBoston Robertson Stephens' opinion was prepared at the request and for the use of the Excite board in its consideration of the merger and does not constitute a recommendation to stockholders of Excite as to how they should vote upon or take any other action with respect to the merger. BancBoston Robertson Stephens' opinion is limited to the fairness of the exchange ratio in the merger, from a financial point of view and as of its date, to the stockholders of Excite. BancBoston Robertson Stephens' opinion does not address:

     - the value of any employee agreements or other arrangements entered into in connection with the merger

     - any tax or other consequences that might result from the merger

     - the price at which the shares of @Home Series A common stock that are issued in the merger may be traded in the future

     BancBoston Robertson Stephens' opinion does not address the relative merits of the merger and any other business strategies that the Excite board has considered or may be considering or the decision of the Excite board to proceed with the merger. BancBoston Robertson Stephens' opinion as to fairness of the exchange ratio does not take into account the particular tax status or position of any stockholder of Excite. The summary of BancBoston Robertson Stephens' opinion set forth in this prospectus/proxy statement is a summary of the material provisions of BancBoston Robertson Stephens' opinion and is qualified in its entirety by reference to the full text of the opinion attached as Annex F to this prospectus/proxy statement.

     In connection with the preparation of BancBoston Robertson Stephens' opinion, BancBoston Robertson Stephens, among other things:

     - reviewed certain financial information relating to Excite and @Home furnished to it by the respective companies, including certain historical internal financial and operating analyses prepared by the respective managements of Excite and @Home

     - reviewed certain publicly available information relating to Excite and @Home

     - held discussions with the respective managements of Excite and @Home concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined, including discussions with the managements of Excite and @Home concerning cost savings and other synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger

     - reviewed the financial terms and conditions set forth in the merger agreement

     - reviewed the stock price and trading history of Excite and @Home

     - reviewed the contribution by each company to pro forma combined revenue and cash earnings

     - reviewed the valuations of publicly-traded companies that it deemed comparable to Excite and @Home

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant

     - analyzed the pro forma revenue and cash earnings per share of the combined company

     - made other studies and inquiries, and reviewed other data, as it deemed relevant

     In connection with its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of this information. BancBoston Robertson Stephens relied upon the assurances of the managements of Excite and @Home that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets and liabilities (contingent or otherwise) of Excite or @Home, nor was BancBoston Robertson Stephens furnished with any such evaluations or appraisals. With respect to the historical financial and operating analyses and financial forecasts (and the assumptions and bases for such analyses and forecasts, including synergies related to the merger) for each of Excite and @Home which it reviewed, upon the advice of Excite and @Home, BancBoston Robertson Stephens assumed that these forecasts were reasonably prepared in good faith on the basis of reasonable assumptions. BancBoston Robertson Stephens also assumed that these forecasts reflected the best currently available estimates and judgments of Excite and @Home as to the future financial condition and performance of Excite and @Home, respectively, and that these forecasts (including synergies) will be realized in the amounts and in the time periods currently estimated by the managements of Excite and @Home. In this regard, BancBoston Robertson Stephens noted that each of Excite and @Home face exposure to the Year 2000 problem and are currently undergoing Year 2000 projects. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Excite and @Home with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. Further, BancBoston Robertson Stephens assumed that the historical financial statements of each of Excite and @Home that it reviewed were prepared and fairly presented in accordance with United States generally accepted accounting principles, consistently applied. BancBoston Robertson Stephens assumed that the merger will be consummated upon the terms of the merger agreement provided to it without material alteration. BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.


     The BancBoston Robertson Stephens opinion is necessarily based upon financial, market, economic and other conditions that exist on, and the information made available to BancBoston Robertson Stephens as of, the date of the BancBoston Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the BancBoston Robertson Stephens opinion which may come or be brought to BancBoston Robertson Stephens' attention after the date of the BancBoston Robertson Stephens opinion.


     The following paragraphs summarize the material analyses performed by BancBoston Robertson Stephens in arriving at its opinion, but do not purport to be a complete description of the analyses performed by BancBoston Robertson Stephens. These summaries of analyses include information presented in tabular format. In order to fully understand the analyses used by BancBoston Robertson Stephens, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. These summaries and tables also include results of analyses in dollar amounts. All such dollar amounts represent the exchange ratio for the merger and exchange ratios implied by the analyses based on the closing price of $102.00 of @Home common stock on January 15, 1999. Such dollar amounts do not represent the actual value of shares of @Home common stock to be received in the merger, which may be higher or lower. All analyses were based on publicly available information, including consensus research analyst estimates with respect to future operating results.


     Comparable company analysis. BancBoston Robertson Stephens analyzed, among other things, the market values plus net debt and trading multiples of Excite and the following selected publicly traded companies in the World Wide Web portal industry:

     - America Online, Inc.

     - CYNet, Inc.

     - Infoseek Corporation

     - Lycos, Inc.

     Multiples compared by BancBoston Robertson Stephens included market value plus net debt to estimated net revenues for calendar 1999 and 2000. All multiples were based on closing stock prices as of January 15, 1999.


     As set forth in the following table, applying a range of multiples for these companies for calendar years 1999 and 2000 to corresponding financial data for Excite resulted in the following mean implied exchange ratios for 1999 and 2000. These implied exchange ratios compare with the exchange ratio of 1.0419 for the merger and a corresponding value of $106.27 per share of Excite common stock.



                                                                IMPLIED
                            RANGE OF        MEAN IMPLIED      EQUITY VALUE
    CALENDAR YEAR          MULTIPLES       EXCHANGE RATIO   PER EXCITE SHARE
    -------------       ----------------   --------------   ----------------
     1999............    13.0x to 16.0x         0.545x           $55.55
     2000............    10.0x to 14.0x         0.594x           $60.55



     As set forth in the following table, applying a range of price/cash earnings, where "cash earnings" is equal to net income plus amortization of goodwill or other distribution and marketing related non-cash charges for the relevant period, multiples for these companies for calendar years 1999 and 2000 to corresponding financial data for Excite resulted in the following mean implied exchange ratios for 1999 and 2000. These implied exchange ratios compare with the exchange ratio of 1.0419 for the merger and a corresponding value of $106.27 per share of Excite common stock.



                                                                IMPLIED
                            RANGE OF        MEAN IMPLIED      EQUITY VALUE
    CALENDAR YEAR          MULTIPLES       EXCHANGE RATIO   PER EXCITE SHARE
    -------------       ----------------   --------------   ----------------
     1999............   130.0x to 200.0x     0.740x             $ 75.52
     2000............   100.0x to 140.0x     1.166x             $118.95


     BancBoston Robertson Stephens also analyzed these multiples and similar trading multiples of Excite and these companies for similar periods applying acquisition premiums to the multiples. As set forth in the following table, BancBoston Robertson Stephens applied premiums to the selected multiples for each period. Applying these multiples, adjusted for acquisition premiums, for these companies to Excite's estimated net revenues for calendar 1999 and 2000 resulted in the following mean implied exchange ratios for

1999 and 2000. These implied exchange ratios compare with the exchange ratio of
1.0419 for the merger and a corresponding value of $106.27 per share of Excite common stock.



                                                                IMPLIED
                            RANGE OF        MEAN IMPLIED      EQUITY VALUE
    CALENDAR YEAR          MULTIPLES       EXCHANGE RATIO   PER EXCITE SHARE
    -------------       ----------------   --------------   ----------------
     1999............      40% to 50%        0.775x              $79.09
     2000............      40% to 50%        0.847x              $86.35



     Precedent transaction analysis. BancBoston Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transactions in the internet content and service industry. BancBoston Robertson Stephens compared, among other things, the aggregate value in these transactions as a multiple of the latest 12 months revenues. Applying the mean of these multiples for these transactions of 23.5x resulted in an implied exchange ratio of 0.448x or $45.66. This implied exchange ratio compares with the exchange ratio of 1.0419 for the merger and a corresponding value of $106.27 per share of Excite common stock. BancBoston Robertson Stephens also compared the premiums paid in certain transactions in the internet industry and the broader technology industry over the public equity closing sales prices one day and one month prior to the announcement of such transactions. As set forth in the following table applying the premium ranges for the these transactions for one day and one month prior to announcement of these transactions to similar data for Excite resulted the following implied exchange ratios for the internet transactions and for the technology transactions.



                                                                     IMPLIED
                              DATE OF SALES        IMPLIED         EQUITY VALUE
                             PRICE COMPARISON   EXCHANGE RATIO   PER EXCITE SHARE
                             ----------------   --------------   ----------------
Internet transactions......    One day            0.702x              $71.57
                              One Month           0.639x              $65.20
Technology transactions....    One day            0.887x              $90.45
                              One Month           0.719x              $73.32



     BancBoston Robertson Stephens also separately compared the premium paid in the acquisition of Netscape by America Online over the equity closing prices for Netscape common stock one day and one month prior to the announcement of such transaction and to the average closing price for Netscape common stock for the 12 month period preceding the announcement of such acquisition. As set forth in the following table, applying these premiums to the closing prices for Excite common stock one day and one month prior to the announcement of the merger and to the average closing price for Excite common stock for the 12 months preceding the announcement of the merger resulted in the following implied exchange ratios. These implied exchange ratios compare with the exchange ratio of 1.0419 for the merger and a corresponding value of $106.27 per share of Excite common stock.



                                                                 IMPLIED
                                               IMPLIED         EQUITY VALUE
       AOL/NETSCAPE PREMIUM APPLIED         EXCHANGE RATIO   PER EXCITE SHARE
       ----------------------------         --------------   ----------------
One day prior.............................      0.645x            $65.79
One month prior...........................      0.830x            $84.66
Twelve month average......................      0.557x            $56.81

     All multiples described above were based on publicly available consensus research analyst estimates available at the time of the announcement of these transactions, without taking into account differing market and other conditions during the period in which the relevant events occurred. No company, transaction or business used in the comparable company analysis or the precedent transaction analysis as a comparison is identical to Excite, @Home or the merger. Accordingly, an analysis of the results of these analyses is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the analyzed companies and transactions or the business segment, company or transactions to which they are being compared.

     Exchange ratio analysis. BancBoston Robertson Stephens also reviewed certain historical ratios of the price of Excite common stock to the price of @Home common stock over various periods ending January 15, 1999. The following table sets forth the average ratios of closing prices of Excite common stock to @Home common stock for the various periods ending January 15, 1999.


                                           RATIO OF CLOSING PRICES OF
             PERIOD ENDING                    EXCITE COMMON STOCK
            JANUARY 15, 1999                 TO @HOME COMMON STOCK
----------------------------------------  ----------------------------
12 months...............................             0.845x
90 days.................................             0.805x
60 days.................................             0.803x
30 days.................................             0.699x
20 days.................................             0.638x
10 days.................................             0.617x
1 day...................................             0.662x


     During the one year period ending January 15, 1999 the high ratio was 1.429x and the low ratio was 0.523x.


     Contribution analysis. As set forth in the following table, BancBoston Robertson Stephens analyzed the respective contributions of Excite and @Home to the estimated revenues of the combined company for calendar years 2000, 2001 and 2002, and the resulting implied exchange ratios. These implied exchange ratios compare with the exchange ratio of 1.0419 for the merger and a corresponding value of $106.27 per share of Excite common stock.



                            EXCITE'S             @HOME'S
                        CONTRIBUTIONS TO     CONTRIBUTIONS TO                         IMPLIED
      CALENDAR         COMBINED COMPANY'S   COMBINED COMPANY'S      IMPLIED         EQUITY VALUE
        YEAR           ESTIMATED REVENUES   ESTIMATED REVENUES   EXCHANGE RATIO   PER EXCITE SHARE
      --------         ------------------   ------------------   --------------   ----------------
  2000...............        45.3%                54.7%              1.847x           $188.44
  2001...............        35.3%                64.7%              1.220x           $124.46
  2002...............        26.0%                74.0%              0.785x           $ 80.05



     As set forth in the following table, BancBoston Robertson Stephens also analyzed the respective contributions of Excite and @Home to the estimated cash earnings of the combined company for calendar years 2000, 2001 and 2002, and the resulting implied exchange ratio. These implied exchange ratios compare with the exchange ratio of 1.0419 for the merger and a corresponding value of $106.27 per share of Excite common stock.

                            EXCITE'S             @HOME'S
                        CONTRIBUTIONS TO     CONTRIBUTIONS TO
                       COMBINED COMPANY'S   COMBINED COMPANY'S                        IMPLIED
      CALENDAR           ESTIMATED CASH       ESTIMATED CASH        IMPLIED         EQUITY VALUE
        YEAR                EARNINGS             EARNINGS        EXCHANGE RATIO   PER EXCITE SHARE
      --------         ------------------   ------------------   --------------   ----------------
  2000...............        54.1%                 45.9%             2.642x           $269.45
  2001...............        34.1%                 65.9%             1.163x           $118.65
  2002...............        25.1%                 74.9%             0.751x           $ 76.61


     Pro forma merger analysis. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share of the combined company for calendar year 1999, 2000 and 2001 and cash earnings per share of the combined company for calendar years 2000 and 2001. Without taking into account certain cost savings that the combined company may realize in its operations, the results of the earnings analysis suggested that the merger could be 43.7% and 1.2% accretive to the combined company's cash earnings per share in the years 2000 and 2001, and 44.9%, 21.1% and 3.4% accretive to the combined company's revenues per share in the years 1999, 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     While this summary describes the material analyses and factors that BancBoston Robertson Stephens considered in rendering its opinion to the Excite board, it is not a complete description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BancBoston Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by BancBoston Robertson Stephens is based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters many of which are beyond the control of Excite or BancBoston Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

     Excite engaged BancBoston Robertson Stephens pursuant to a letter agreement dated January 8, 1999. The agreement provides that, for its services, BancBoston Robertson Stephens is entitled to receive, contingent upon consummation of the merger, a transaction fee equal to $5.5 million plus $1.0 million for every one million incremental shares of @Home Series A common stock issued in connection with the merger in excess of 57 million shares of @Home Series A common stock. BancBoston Robertson Stephens is also entitled to be paid $1.0 million prior to the expiration of 90 days from the date of the delivery of its opinion, which will be credited against the transaction fee. Excite has also agreed to reimburse BancBoston Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any other person, director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to Excite. The terms of the fee arrangement with BancBoston Robertson Stephens, which Excite and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Excite and BancBoston Robertson Stephens, and the Excite board was aware of these fee arrangements. BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with Excite. BancBoston Robertson Stephens has provided financial advisory and investment banking services to Excite from time to time, including acting as lead managing underwriter for Excite's initial public offering, in 1996, as co-manager for its follow-on offering in 1998. BancBoston Robertson Stephens has received fees for such services totalling $3.1 million since 1997.

     BancBoston Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BancBoston Robertson Stephens may actively trade the equity of Excite for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of @Home's and Excite's boards of directors, you should be aware that the directors and officers of @Home and Excite have certain interests in the merger and have certain arrangements that are different from, or are in addition to those of @Home and Excite stockholders generally. These include:

     - Employment. George Bell, the Chief Executive Officer and the Chairman of the Excite board of directors will become a member of the @Home board of directors and will be the President of Excite after the merger. In addition, certain executive officers of Excite will become executive officers of @Home.


     - Cross-ownership. Kleiner Perkins Caufield & Byers VII, or KPCB VII, held 1,609,707 shares of Series K common stock of @Home, as of the record date.

       KPCB VII also held 1,395,548 shares of Excite common stock as of the record date, which shares will be converted into an aggregate of 1,454,024 shares of @Home Series A common stock in the merger.


     - L. John Doerr and William R. Hearst III are members of the @Home board of directors and Vinod Khosla is a member of the Excite board of directors. Each of these individuals is a general partner of the general partner of KPCB VII.

     - Certain directors of @Home have beneficial ownership interests in Excite, and certain directors of Excite have beneficial ownerships interests in @Home.


     - Accelerated vesting. Holders of stock options granted under Excite's 1996 Directors Stock Option Plan will have the benefit of accelerated vesting in connection with the merger. As of the record date, Jeffrey Berg, a director of Excite, held stock options subject to accelerated vesting. The number of shares of Excite common stock subject to unvested options granted under this plan which vesting will accelerate due to the merger totaled an aggregate of 24,375, as of the record date.


     - Indemnification. @Home and Excite directors have customary rights to indemnification against certain liabilities.

     As a result, these directors could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the stockholders of Excite and approval of the issuance of shares of @Home Series A common stock and approval of @Home's new fifth amended and restated certificate of incorporation by the @Home stockholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MERGER AND CONVERSION OF EXCITE COMMON STOCK

     Countdown Acquisition Corp., a newly-formed and wholly-owned subsidiary of @Home, will be merged with and into Excite. As a result of the merger, the separate corporate existence of Countdown will cease and Excite will survive the merger as a wholly-owned subsidiary of @Home.


     Upon completion of the merger, each outstanding share of Excite common stock, other than shares held by Excite and its subsidiaries, together with each associated Excite preferred stock purchase right, will be converted into the right to receive 1.041902 shares of fully paid and nonassessable @Home Series A common stock. The number of shares of @Home Series A common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Excite common stock or @Home Series A common stock effected between the date of the merger agreement and the completion of the merger, including @Home's proposed two-for-one stock split which was announced on March 2, 1999. The stock split must be approved by the @Home stockholders in order for it to become effective. If approved, the record date for the stock split is expected to occur shortly after the merger. Giving effect to the announced stock split and the merger, each outstanding share of Excite common stock would be converted into the right to receive 2.083804 shares of @Home Series A common stock. However, the dollar value of the consideration reviewed by Excite stockholders would not change as a result of the split.


     No certificate or scrip representing fractional shares of @Home Series A common stock will be issued in connection with the merger. Instead Excite stockholders will receive cash, without interest, in lieu of a fraction of a share of @Home Series A common stock.


EXCHANGE OF EXCITE STOCK CERTIFICATES FOR @HOME STOCK CERTIFICATES


     When the merger is completed, @Home's exchange agent will mail to Excite stockholders a letter of transmittal and instructions for use in surrendering Excite stock certificates in exchange for @Home stock certificates. When you deliver your Excite stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Excite stock certificates will be canceled and you will receive @Home stock certificates representing the number of full shares of @Home Series A common stock to which you are entitled under the merger agreement. Excite stockholders will receive payment in cash, without interest, in lieu of any fractional shares of @Home Series A common stock which would have been otherwise issuable to you in the merger.

     YOU SHOULD NOT SUBMIT YOUR EXCITE STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Excite stockholders are not entitled to receive any dividends or other distributions on @Home Series A common stock until the merger is completed and they have surrendered their Excite stock certificates in exchange for @Home stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of Excite stock certificates and the issuance of the corresponding @Home certificates, Excite stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of @Home Series A common stock. At the appropriate payment date, Excite stockholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their Excite stock certificates for @Home stock certificates.

     @Home will only issue Excite stockholders an @Home stock certificate or a check in lieu of a fractional share in a name in which the surrendered Excite stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes certain material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related regulations promulgated, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes that Excite stockholders hold their shares of Excite common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This

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

discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules. These special rules include rules relating to:

     - stockholders who are not citizens or residents of the United States

     - financial institutions

     - tax-exempt organizations

     - insurance companies

     - dealers in securities

     - stockholders who acquired their shares of Excite common stock through the exercise of options or similar derivative securities or otherwise as compensation

     - stockholders who hold their shares of Excite common stock as part of a straddle or conversion transaction

     Our obligations to complete the merger are conditioned on (1) the delivery of an opinion to @Home from Wilson Sonsini Goodrich & Rosati, Professional Corporation and (2) the delivery of an opinion to Excite from Fenwick & West LLP, in each case regarding material United States federal income tax consequences of the merger. Alternatively, this condition will be satisfied upon
(a) the delivery of such a tax opinion to @Home and Excite from Wilson Sonsini Goodrich & Rosati or (b) the delivery of such a tax opinion to @Home and Excite from Fenwick & West LLP.

     We believe, based on the advice of our respective counsel, that the merger will have the United States federal income tax consequences discussed below. The opinions of counsel referred to above (1) will assume the absence of changes in existing facts and (2) will rely on assumptions, representations and covenants including those contained in certificates executed by officers of @Home, Excite and others. The opinions referred to above neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed in the opinions, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither of us intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Tax implications to @Home stockholders. Current stockholders of @Home will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     Tax implications to Excite stockholders. Except as discussed below, current stockholders of Excite should not recognize gain or loss for United States federal income tax purposes on the exchange of Excite common stock for @Home Series A common stock in the merger. The aggregate tax basis of the @Home Series A common stock received as a result of the merger should be the same as the aggregate tax basis in the Excite common stock surrendered in the exchange, reduced by the tax basis of any shares of Excite common stock for which cash is received instead of fractional shares of @Home Series A common stock. The holding period of the @Home Series A common stock received as a result of the exchange should include the period during which the Excite common stock exchanged in the merger was held. Excite stockholders should recognize gain or loss for United States federal income tax purposes with respect to the cash they receive instead of a fractional share interest in @Home Series A common stock. The gain or loss will be measured by the difference between the amount of cash they receive and the portion of the tax basis of their shares of Excite common stock allocable to the shares of Excite common stock exchanged for the fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the shares of Excite common stock have been held for more than one year at the time the merger is completed.

     Tax implications to @Home and Excite. @Home, including its merger subsidiary, and Excite should not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     THIS DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY, AND IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Excite will be included in the consolidated financial statements of @Home. The purchase price, i.e., the aggregate merger consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Excite acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period has terminated. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.


     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made we may not prevail.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part, and compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF EXCITE AND @HOME

     The shares of @Home Series A common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of @Home Series A common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of @Home Series A common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.


LISTING ON THE NASDAQ NATIONAL MARKET OF @HOME COMMON STOCK TO BE ISSUED IN THE MERGER



     It is a condition to the closing of the merger that the shares of @Home Series A common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.


DELISTING AND DEREGISTRATION OF EXCITE COMMON STOCK AFTER THE MERGER


     If the merger is completed, Excite common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.


OPERATIONS AFTER THE MERGER


     Following the merger, Excite will continue its operations as a wholly-owned subsidiary of @Home. The stockholders of Excite will become stockholders of @Home, and their rights as stockholders will be governed by the @Home amended and restated certificate of incorporation, the @Home bylaws and the laws of the State of Delaware. See "Comparison of rights of holders of Excite common stock and @Home common stock" on page 94.

                              THE MERGER AGREEMENT


     This section of the prospectus/proxy statement describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this prospectus/proxy statement as Annex A and we urge you to read it carefully.


REPRESENTATIONS AND WARRANTIES

     We each made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

EXCITE REPRESENTATIONS AND WARRANTIES

     Excite's representations and warranties include representations as to:

     - Excite's corporate organization and its qualification to do business

     - Excite's certificate of incorporation and bylaws

     - Excite's capitalization

     - authorization of the merger agreement and stock option agreement by Excite

     - regulatory approvals required to complete the merger

     - the effect of the merger on obligations of Excite and under applicable laws

     - Excite's filings and reports with the Securities and Exchange Commission

     - Excite's financial statements

     - Excite's liabilities

     - changes in Excite's business since September 30, 1998

     - Excite's taxes

     - Excite's title to the properties it owns and leases

     - intellectual property used by Excite

     - permits required to conduct Excite's business and compliance with those permits

     - Excite's compliance with applicable laws

     - litigation involving Excite

     - Excite's financial advisors

     - identification of Excite's affiliates

     - Excite's employee benefit plans

     - environmental laws that apply to Excite

     - Excite's material contracts

     - payments, if any, required to be made by Excite to employees and directors on account of the merger

     - information supplied by Excite in this prospectus/proxy statement and the related registration statement filed by @Home

     - approval by the Excite board

     - the fairness opinion received by Excite from its financial advisor

     - the inapplicability of Excite's stockholders rights agreement or poison pill to the merger

@HOME REPRESENTATIONS AND WARRANTIES

     @Home's representations and warranties include representations as to:

     - @Home's corporate organization and its qualification to do business

     - @Home's certificate of incorporation and bylaws

     - @Home's capitalization

     - authorization of the merger agreement by @Home and Countdown

     - regulatory approvals required to complete the merger

     - @Home's filings and reports with the Securities and Exchange Commission

     - @Home's financial statements

     - changes in @Home's business since September 30, 1998

     - @Home's taxes

     - @Home's title to the properties it owns and leases

     - intellectual property used by @Home

     - permits required to conduct @Home's business and compliance with those permits

     - litigation involving @Home

     - @Home's financial advisors

     - environmental laws that apply to @Home

     - @Home's material contracts

     - information supplied by @Home in this prospectus/proxy statement and the related registration statement filed by @Home

     - approval by the @Home board

     - the fairness opinion received by @Home

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and warranties of the company" and "Representations and warranties of parent and merger sub."

EXCITE'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Excite agreed that until the completion of the merger or unless @Home consents in writing, Excite and its subsidiaries will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization

     - keep available the services of its present executive officers and key employees

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings

     Excite also agreed that until the completion of the merger or unless @Home consents in writing, Excite and its subsidiaries would conduct their business in compliance with certain specific restrictions relating to the following:

     - the issuance and redemption of securities

     - employees and employee benefits

     - Excite's intellectual property

     - the issuance of dividends or other distributions

     - modification of Excite's certificate of incorporation and bylaws

     - the liquidation or restructuring of, or merger involving, Excite

     - the acquisition of assets or other entities

     - capital expenditures

     - the disposition of Excite's assets

     - the incurrence of indebtedness

     - entrance into or modification of contracts

     - accounting policies and procedures

     - changes in Excite's stockholders rights agreement

     The agreements related to the conduct of Excite's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of business by the company."

@HOME'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     @Home agreed that until the completion of the merger or unless Excite consents in writing, @Home and its subsidiaries will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization

     - keep available the services of its present executive officers and key employees

     - preserve its relationships with customers, suppliers, licensors, licensees, multiple system operators, and others with which it has business dealings

     @Home also agreed that until the completion of the merger or unless Excite consents in writing, @Home and its subsidiaries would conduct their business in compliance with certain specific restrictions relating to the following:

     - the issuance of dividends or other distributions

     - the issuance and redemption of securities

     - accounting policies and procedures

     - the disposition of @Home's assets

     The agreements related to the conduct of @Home's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Conduct of business by parent."

NO OTHER NEGOTIATIONS INVOLVING EXCITE

     Until the merger is completed or the merger agreement is terminated, Excite has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce any Acquisition Proposal (as defined below)

     - participate in any discussions or negotiations regarding any Acquisition Proposal

     - disclose any non-public information with respect to any Acquisition Proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal

     - engage in discussions with any person with respect to any Acquisition Proposal

     - approve, endorse or recommend any Acquisition Proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction (as defined below)

     However, after the Excite board receives an unsolicited, written, bona fide Acquisition Proposal that it reasonably concludes may constitute a Superior Offer (as defined below), Excite may submit one written list of questions in order to elicit clarification as to the material terms of the Acquisition Proposal in order to enable the Excite board to determine whether such Acquisition Proposal is a Superior Offer.

     Excite has agreed to promptly inform @Home as to any Acquisition Proposal, request for non-public information or inquiry which Excite believes would lead to an Acquisition Proposal, including the identity of the person, entity or group making the Acquisition Proposal, request or inquiry and the material terms of the Acquisition Proposal, request or inquiry. Excite has agreed to inform @Home of the status and details of any Acquisition Proposal.

     An ACQUISITION PROPOSAL is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal from @Home.

     An ACQUISITION TRANSACTION is any transaction involving any of the following:

     - the acquisition or purchase of more than a 5% interest in the total outstanding voting securities of Excite or any of its subsidiaries

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of Excite

     - any merger, consolidation, business combination or similar transaction involving Excite

     - any sale, lease outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of Excite

     - any liquidation or dissolution of Excite

     A SUPERIOR OFFER is an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger or consolidation involving Excite pursuant to which the stockholders of Excite immediately preceding such transaction hold less than 40% of the equity interest in the surviving or resulting entity of such transaction or (2) the acquisition by any person or group, including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Excite, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Excite, on terms that the board of Excite determines, in its reasonable judgment, based on the written advice of its financial advisor, to be more favorable to Excite stockholders than the terms of the merger.

     However, an offer shall not be deemed to be a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Excite's board, based on the advice of its financial adviser, to be obtained by such third party on a timely basis.

     The Excite board may, without breaching the merger agreement, change its recommendation in favor of the merger if a Superior Offer is made and Excite complies with certain other conditions in the merger agreement.

EXCITE'S EMPLOYEE BENEFIT PLANS

     Individuals who are employed by Excite when the merger is completed will become employees of @Home or one of @Home's subsidiaries, although @Home may terminate these employees at any time. @Home and Excite will work together to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide benefits to Excite employees generally equivalent in the aggregate to those provided to similarly situated employees of @Home. Excite will terminate its severance, separation, retention and salary continuation plans, programs or arrangements prior to the effective time of the merger.

TREATMENT OF EXCITE STOCK OPTIONS AND WARRANTS

     Upon completion of the merger, each outstanding option or warrant to purchase Excite common stock will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase the number of shares of @Home Series A common stock equal to 1.041902 times the number of shares of Excite common stock which could have been obtained before the merger upon the exercise of each option or warrant, rounded to the nearest whole share. The exercise price will be equal to the exercise price per share of Excite common stock subject to the option or warrant before conversion divided by 1.041902, rounded to the nearest whole cent.

     The other terms of each option and the Excite option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for acceleration. Upon completion of the merger, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by Excite which provide for grants of equity-based awards will be amended or converted into a similar instrument of @Home, with certain adjustments to preserve their value. The other terms of each Excite award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration.

     @Home will file a registration statement on Form S-8 for the shares of @Home Series A common stock issuable with respect to options under the Excite stock option plans and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

GRANT OF EXCITE STOCK OPTIONS

     Prior to the date of the merger agreement, Excite granted stock options pursuant to Excite's stock option plans to employees of Excite who, in the good faith judgment of Excite's board of directors, have not previously received options from Excite in a reasonable and customary amount sufficient to provide adequate incentive to such employees in connection with their service on behalf of Excite.

CONDITIONS TO COMPLETION OF THE MERGER

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - @Home's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of Excite stock

     - the issuance of shares of @Home Series A common stock in the merger must be approved by a majority in total voting power of the shares of @Home common stock represented in person or by proxy at the @Home meeting and an amendment to @Home's certificate of incorporation to increase the authorized number of shares of @Home Series A common stock must be approved by the holders of a majority of outstanding @Home capital stock

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - the shares of @Home common stock to be issued in the merger must be authorized for listing on Nasdaq, subject to notice of issuance

     - @Home and Excite must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to either @Home or Excite does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party.

     - an amendment to @Home's certificate of incorporation increasing the authorized number of shares of Series A common stock must be on file with the Delaware Secretary of State

     Excite's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - @Home's representations and warranties must be true and correct as of January 19, 1999 and at and as of the date the merger is to be completed as if made at and as of such time except:

      - to the extent @Home's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

      - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than those concerning @Home's capital structure, obligations with respect to capital stock, board approval and receipt of the fairness opinion (which must be true and correct in all material respects), is not and does not have a material adverse effect on @Home, then this condition will be deemed satisfied

     - @Home must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by @Home at or before completion of the merger

     - No material adverse effect with respect to @Home, taken as a whole with its subsidiaries, shall have occurred since January 19, 1999 and be continuing

     @Home's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Excite's representations and warranties must be true and correct as of January 19, 1999 and at and as of the date the merger is to be completed as if made at and as of such time except:

      - to the extent Excite's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

      - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, other than those concerning Excite's capital structure, obligations with respect to capital stock, board approval, receipt of the fairness opinion and the inapplicability of Excite's stockholders rights agreement to the merger (which must be true and correct in all material respects), is not and does not have a material adverse effect on Excite, then this condition will be deemed satisfied

     - Excite must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Excite at or before completion of the merger

     - No material adverse effect with respect to Excite, taken as a whole with its subsidiaries, shall have occurred since January 19, 1999 and be continuing

     A material adverse effect is any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of an entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from the following:

     - the direct effect of the public announcement, pendency or consummation of the transactions contemplated by the merger agreement on current or prospective advertisers or sponsors of such entity or revenues therefrom, provided that this exception does not apply to the use of the term material adverse effect as it pertains to the closing conditions regarding the accuracy of certain representations and warranties of Excite and @Home

     - changes in general economic conditions or changes affecting the industry generally in which such entity operates, provided that such changes do not affect such entity in a disproportionate manner

     - changes in trading prices for such entity's capital stock

     - stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval and adoption of the merger agreement and approval of the merger by Excite stockholders or approval of the issuance of shares of Series A common stock and the amendment of @Home's certificate of incorporation by @Home stockholders:

     - by mutual consent of @Home and Excite

     - by @Home or Excite, if the merger is not completed before September 30, 1999 except that the right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before September 30, 1999 and such action or failure to act constitutes a material breach of the merger agreement

     - by @Home or Excite, if there is any order of a court or governmental authority having jurisdiction over either of us permanently enjoining, restraining or prohibiting the completion of the merger which is final and nonappealable

     - by @Home or Excite, if the issuance of stock pursuant to the merger and the amendment to the @Home certificate of incorporation fail to receive the requisite vote for approval by the stockholders of @Home at the @Home stockholder meeting, except that the right to terminate the merger agreement pursuant to this provision by @Home is not available to @Home where the failure to obtain @Home stockholder approval was caused by (1) the action or failure to act by @Home and such action or failure to act constitutes a material breach of the merger agreement, or (2) a breach by TCI Internet Holdings, Inc. of its voting agreement

     - by @Home or Excite, if the merger agreement fails to receive the requisite vote for approval and adoption by the stockholders of Excite at the Excite special meeting, except that the right to terminate the merger agreement pursuant to this provision by Excite is not available to Excite where the failure to obtain Excite stockholder approval was caused by (1) the action or failure to act by Excite and such action or failure to act constitutes a material breach of the merger agreement, or (2) a breach by any Excite stockholder of its voting agreement

     - by @Home, at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of Excite stockholders:

      - if Excite's board of directors withdraws or amends or modifies in a manner adverse to @Home its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger

      - if Excite fails to include in this prospectus/proxy statement the unanimous recommendation of Excite's board of directors in favor of the adoption and approval of the merger agreement and the merger

      - if Excite's board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger within 10 days after @Home requests in writing that such recommendation be reaffirmed

      - if Excite's board of directors approves or recommends any Acquisition Proposal

      - if a tender or exchange offer relating to the securities of Excite is commenced by a person unaffiliated with @Home, and Excite does not send to its securi-tyholders within 10 business days after such tender or exchange offer is first commenced a statement disclosing that Excite recommends rejection of such tender or exchange offer

     - by Excite, upon a breach of any representation, warranty, covenant or agreement on the part of @Home set forth in the merger agreement, or if any of @Home's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by @Home through the exercise of its commercially reasonable efforts, and @Home continues to exercise such commercially reasonable efforts, Excite may not terminate the merger agreement if the breach or inaccuracy is cured prior to September 30, 1999

     - by @Home, upon a breach of any representation, warranty, covenant or agreement on the part of Excite set forth in the merger agreement, or if any of Excite's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Excite through the exercise of its commercially reasonable efforts and Excite continues to exercise such commercially reasonable efforts @Home may not terminate the merger agreement if the breach or inaccuracy is cured prior to September 30, 1999

PAYMENT OF TERMINATION FEE


     Excite will pay @Home a termination fee of $200 million promptly, but not later than two days, after the merger agreement is terminated by @Home because:



      - Excite's board of directors withdraws or amends or modifies in a manner adverse to @Home its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger



      - Excite fails to include in this prospectus/proxy statement the unanimous recommendation of Excite's board of directors in favor of the adoption and approval of the merger agreement and the merger



      - Excite's board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger within 10 days after @Home requests in writing that such recommendation be reaffirmed



      - Excite's board of directors approves or recommends any Acquisition Proposal, or



      - a tender or exchange offer relating to the securities of Excite is commenced by a person unaffiliated with @Home and Excite does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Excite recommends rejection of such tender or exchange offer



     Also, in the event that the merger agreement is terminated by either @Home or Excite because (1) the merger has not been consummated by September 30, 1999 or (2) the required approval of Excite stockholders has not been obtained, and, in either event, prior to that termination a third party has publicly announced an Acquisition Proposal, and within 12 months following that termination, Excite consummates a

Company Acquisition, or enters into an agreement providing for a Company Acquisition, Excite will pay to @Home a termination fee of $200 million promptly, but not later than two days, after the consummation of the Company Acquisition or the entry by Excite into that agreement.



     A COMPANY ACQUISITION is any of the following:


     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Excite pursuant to which the stockholders of Excite immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction

     - a sale or other disposition by Excite of assets representing in excess of 50% of the aggregate fair market value of Excite's business immediately prior to such sale

     - the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Excite), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Excite

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     We may amend the merger agreement before completion of the merger provided we comply with applicable state law in so doing.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                               RELATED AGREEMENTS

     This section of the prospectus/proxy statement describes agreements related to the merger agreement including the stock option agreement, the Excite stockholders' voting agreements, TCI Internet Holdings' voting agreement and a letter agreement between TCI and AT&T. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The stock option agreement is attached as Annex C, the form of Excite stockholders' voting agreement is attached as Annex D, and TCI Internet Holdings' voting agreement is attached as Annex E, and we urge you to read them carefully.

THE STOCK OPTION AGREEMENT


     The stock option agreement grants @Home the option to buy up to a number of shares of Excite common stock equal to 19.9% of the issued and outstanding shares of Excite common stock as of the first date, if any, upon which the option is exercisable, at an exercise price of $106.60 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of Excite common stock outstanding on March 31, 1999, the option would be exercisable for approximately 10,933,900 shares of Excite common stock. @Home required Excite to grant this stock option as a prerequisite to entering into the merger agreement. The stock option agreement is attached to this prospectus/proxy Statement as Annex C, and you are urged to read it in its entirety.


     The option is intended to increase the likelihood that the merger will be completed. Certain aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Excite or its assets before completion of the merger.

     @Home may exercise the option, in whole or part, and from time to time, up to 18 months following termination of the merger agreement upon the occurrence of any of the following:

     - one of the following:

      - Excite's board of directors withdraws or amends or modifies in a manner adverse to @Home its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger

      - Excite fails to include in this prospectus/proxy statement the unanimous recommendation of Excite's board of directors in favor of the adoption and approval of the merger agreement and the merger

      - Excite's board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger within 10 days after @Home requests in writing that such recommendation be reaffirmed

      - Excite's board of directors approves or recommends any Acquisition Proposal

      - a tender or exchange offer relating to the securities of Excite is commenced by a person unaffiliated with @Home and Excite does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Excite recommends rejection of such tender or exchange offer

     - the public announcement of any offer or proposal, other than by @Home, relating to any transaction or series of related transactions involving:

      - the acquisition from Excite or other persons of more than 10% of the total outstanding voting securities of Excite or any of its subsidiaries

      - any tender offer or exchange offer that if consummated would result in any person or group owning 10% or more of the total outstanding voting securities of Excite or any of its subsidiaries

      - any merger, consolidation, business combination or similar transaction involving Excite

      - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 10% of the assets of Excite

      - any liquidation or dissolution of Excite

     - a proxy solicitation by any person or entity other than Excite or its board of directors seeking to alter the composition of Excite's board of directors.

     The option will terminate and not become exercisable upon the earliest of any of the following:

     - completion of the merger

     - the termination of the merger agreement other than under circumstances which cause the option to become exercisable or in which it is still possible that the option would become exercisable

     - 18 months after termination of the merger agreement

     If @Home receives proceeds in connection with any sales or other dispositions of the option or shares purchased pursuant to the exercise of the option, plus any dividends on such shares, of more than the sum of $35 million, plus the exercise price of the option multiplied by the number of shares of Excite common stock purchased by @Home pursuant to the option, then @Home must promptly remit the excess of such sum in cash to Excite.

     The stock option agreement grants certain registration rights to @Home with respect to the shares of Excite common stock represented by the option.

EXCITE STOCKHOLDERS' VOTING AGREEMENTS

     @Home required Excite stockholders George Bell, Intuit Inc., Kleiner Perkins Caufield & Byers VII, Institutional Venture Partners VI, Institutional Venture Management VI and IVP Founders Fund I, L.P. to enter into voting agreements. These voting agreements require these Excite stockholders to vote all of the shares of Excite common stock beneficially owned by them in favor of the merger.

     As of the record date, the Excite stockholders who entered into voting agreements collectively beneficially owned 8,770,667 shares of Excite common stock which represented approximately 16.0% of the outstanding Excite common stock. None of the Excite stockholders who are parties to the voting agreements were paid additional consideration in connection with them.


     Each Excite stockholder who is a party to a voting agreement agreed not to sell the Excite stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreements or the record date without the prior written consent of @Home. However, the stockholders may sell their stock or options if the person to whom the Excite stock or options are to be sold agrees to be bound by the transferor's voting agreement.

     The Excite stockholders' voting agreements will terminate upon the earliest to occur of:

     - September 30, 1999

     - the termination of the merger agreement in accordance with its terms

     - the completion of the merger

     - the first meeting of Excite stockholders at which the merger is considered and not approved

     - any breach by TCI Internet Holdings, Inc. of its voting agreement.

     The form of voting agreement entered into by certain Excite stockholders is attached to this prospectus/proxy statement as Annex D, and you are urged to read it in its entirety.

TCI INTERNET HOLDINGS' VOTING AGREEMENT

     Excite required @Home stockholder TCI Internet Holdings, Inc., to enter into a voting agreement. TCI Internet Holdings' voting agreement requires TCI Internet Holdings to vote all of the shares of @Home Series A common stock and Series B common stock beneficially owned by it in favor of the issuance of shares of Series A common stock in the merger and the amendment of certain provisions of @Home's amended and restated certificate of incorporation.


     As of the record date, TCI Internet Holdings beneficially owned 31,860,000 shares of @Home Series A common stock and 15,400,000 shares of @Home Series B common stock, which represented approximately 37.7% of the outstanding @Home common stock and approximately 70.4% of the total voting power of @Home's outstanding common stock. As a result, assuming TCI Internet Holdings votes in accordance with its voting agreement, the @Home merger proposals will be approved. TCI Internet Holdings was not paid additional consideration in connection with its voting agreement.


     Under TCI Internet Holdings' voting agreement, until the termination of the voting agreement or the record date, TCI Internet Holdings agreed, subject to certain exceptions, not to take any action, including a transfer of its stock, that would have the effect of converting its shares of Series B common stock into shares of Series A common stock or reducing the voting power of its Series B common stock as compared with the Series A common stock. In addition, TCI Internet Holdings has agreed not to transfer any shares of

@Home stock unless the person to whom such shares or options are to be transferred agrees to be bound by TCI Internet Holdings' voting agreement.

     TCI Internet Holdings' voting agreement will terminate upon the earliest to occur of:

     - September 30, 1999

     - the termination of the merger agreement in accordance with its terms

     - the completion of the merger

     - the first meeting of Excite stockholders at which the merger is considered and not approved

     - any breach by a party other than @Home of any of the Excite stockholders' voting agreements @Home agreed to indemnify TCI and AT&T Corp. against liabilities arising from litigation or claims relating to the merger or TCI Internet Holdings' voting agreement

     TCI Internet Holdings' voting agreement is attached to this prospectus/proxy statement as Annex E, and you are urged to read it in its entirety.

AT&T AGREEMENT AND CONSENT


     In March 1999, AT&T acquired TCI, the sole stockholder of TCI Internet Holdings. Following this transaction, AT&T, through TCI, controls a majority of the voting power of outstanding @Home common stock.



     @Home is a party with certain cable operators to a master distribution agreement term sheet under which @Home's principal United States cable partners have agreed, subject to specified exceptions, not to obtain high-speed residential consumer Internet services from any source other than @Home. Comcast and Cox would obtain the right to terminate the exclusivity obligations that apply to @Home's principal cable partners if changes are made to a majority of TCI's board of directors within 12 months following a change of control of TCI. AT&T, TCI, Comcast and Cox have agreed, however, that the acquisition by AT&T of TCI did not constitute a change of control of TCI under the terms of their original agreement.


     AT&T also consented for purposes of the merger agreement between AT&T and TCI to the execution of TCI Internet Holdings' voting agreement by TCI Internet Holdings.

                    COMPARATIVE PER SHARE MARKET PRICE DATA


     Excite common stock has been traded on the Nasdaq National Market under the symbol XCIT since April 4, 1996, the date of Excite's initial public offering. @Home Series A common stock has been traded on the Nasdaq National Market under the symbol ATHM since July 11, 1997, the date of @Home's initial public offering.



     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Excite common stock and @Home Series A common stock as reported on the Nasdaq National Market. The prices in the table have been adjusted to reflect Excite's two-for-one stock split which was effected in July 1998. The prices in the table do not reflect @Home's announced two-for-one stock split.



                                           EXCITE              @HOME SERIES A
                                        COMMON STOCK            COMMON STOCK
                                      ----------------        ----------------
                                      HIGH        LOW         HIGH        LOW
                                      ----        ----        ----        ----
Fiscal Year Ended December 31, 1997:
  First Quarter.....................  $ 10 13/16  $  4 3/16   $ --        $ --
  Second Quarter....................     8 9/16      3 3/4      --          --
  Third Quarter.....................    17 1/2       7          25 1/2      16 5/8
  Fourth Quarter....................    17 3/8       8 15/16    30 5/8      18
Fiscal Year Ended December 31, 1998:
  First Quarter.....................    29 5/8      13 7/8      38 1/8      20 1/2
  Second Quarter....................    46 13/16    24 29/32    57 1/4      29 3/4
  Third Quarter.....................    55 1/2      18          54 15/16    23 1/2
  Fourth Quarter....................    58 5/8      27 3/8      84 3/4      34 1/2
Fiscal Year Ending December 31,
  1999:
  First Quarter.....................   151 11/16    42         163 1/2      74 1/2
  Second Quarter (through April 26,
     1999)..........................   187 7/8     105 7/8     198         114 5/8



     The following table sets forth the closing prices per share of @Home Series A common stock and Excite common stock as reported on the Nasdaq National Market on (1) January 15, 1999, the business day preceding public announcement that @Home and Excite had entered into the merger agreement and (2) April 26, 1999, the last full trading day for which closing prices were available at the time of the printing of this prospectus/ proxy statement.


     This table also sets forth the equivalent price per share of Excite common stock on those dates. The equivalent price per share is equal to the closing price of a share of @Home Series A common stock on that date multiplied by 1.041902, the number of shares of @Home Series A common stock to be issued in exchange for each share of Excite common stock.


                                   EXCITE          @HOME          EQUIVALENT
                                   COMMON          COMMON            PER
                                   STOCK           STOCK         SHARE PRICE
                                ------------    ------------    --------------
January 15, 1999..............    $ 67.50         $102.00          $106.27
April 26, 1999................    $160.50         $160.56          $167.29


     Excite and @Home believe that Excite common stock presently trades on the basis of the value of the @Home Series A common stock expected to be issued in exchange for the Excite common stock in the merger, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning @Home which is included and incorporated by reference in this prospectus/proxy statement, @Home cannot state with certainty what factors account for changes in the market price of the @Home Series A common stock.

     Excite stockholders are advised to obtain current market quotations for @Home Series A common stock and Excite common stock. No assurance can be given as to the market prices of @Home Series A common stock or Excite common stock at any time before the consummation of the merger or as to the market price of @Home Series A common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Excite stockholders for decreases in the market price of @Home Series A common stock which could occur before the merger becomes effective. In the event the market price of @Home Series A common stock decreases or increases prior to the consummation of the merger, the value of the @Home Series A common stock to be received in the merger in exchange for Excite common stock would correspondingly decrease or increase.

     @Home and Excite have never paid cash dividends on their respective shares of capital stock. Pursuant to the merger agreement, each of @Home and Excite has agreed not to pay cash dividends pending the consummation of the merger, without written consent of the other. If the merger is not consummated, the Excite board presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The @Home board presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                              UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information for @Home gives effect to the Excite merger, based on a preliminary allocation of the total purchase cost. The historical financial information has been derived from the respective historical financial statements of @Home and Excite, and should be read in conjunction with these financial statements and the related notes incorporated by reference in this prospectus/ proxy statement.

     The unaudited pro forma condensed combined balance sheet assumes the merger took place as of December 31, 1998 and allocates the total purchase costs of the fair values of assets and liabilities of Excite, based on a preliminary valuation.

     The unaudited pro forma condensed combined statement of operations combines @Home's and Excite's historical statements of operations for the year ended December 31, 1998 and gives effect to the merger including the amortization of goodwill and other intangible assets as if it occurred on January 1, 1998.

     The total estimated purchase cost of the Excite merger has been allocated on a preliminary basis to assets and liabilities based on management's estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of combined companies.

                               @HOME CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               AS OF DECEMBER 31, 1998
                                          -----------------------------------------------------------------
                                                                                PRO FORMA
                                                                                BUSINESS
                                                                               COMBINATION
                                            @HOME      EXCITE      COMBINED    ADJUSTMENTS       PRO FORMA
                                          ---------   ---------   ----------   -----------       ----------
ASSETS
Current assets
  Cash and cash equivalents.............  $ 300,702   $  45,366   $  346,068   $       --        $  346,068
  Short-term cash investments...........    118,587      15,681      134,268           --           134,268
  Restricted investments................         --         558          558           --               558
                                          ---------   ---------   ----------   ----------        ----------
        Total cash, cash equivalents,
          short-term cash investments
          and restricted investments....    419,289      61,605      480,894           --           480,894
  Accounts receivable, net..............      6,358      36,592       42,950           --            42,950
  Accounts receivable -- related
    parties.............................      4,300          --        4,300           --             4,300
  Prepaid Netscape distribution costs
    and trademarks......................         --      45,473       45,473      (45,473)(2)            --
  Other current assets..................      3,381       4,848        8,229           --             8,229
                                          ---------   ---------   ----------   ----------        ----------
        Total current assets............    433,328     148,518      581,846      (45,473)          536,373
Property, equipment and improvements,
  net...................................     49,240      35,937       85,177           --            85,177
Distribution agreements, net............    186,247          --      186,247           --           186,247
Intangible assets, net..................     24,267       8,792       33,059      291,708(2)        324,767
Goodwill................................     69,722          --       69,722    6,792,066(2)      6,861,788
Investment in affiliated company........         --       2,243        2,243                          2,243
Prepaid Netscape distribution costs and
  trademarks............................         --      20,954       20,954      (20,954)(1)            --
Other assets............................     17,827       4,229       22,056           --            22,056
                                          ---------   ---------   ----------   ----------        ----------
        Total assets....................  $ 780,631   $ 220,673   $1,001,304   $7,017,347        $8,018,651
                                          =========   =========   ==========   ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit and other notes
    payable.............................  $      --   $   6,100   $    6,100   $       --        $    6,100
  Accounts payable......................      7,100      13,079       20,179           --            20,179
  Accounts payable -- related parties...      3,684          --        3,684           --             3,684
  Accrued compensation and related
    expense.............................      1,262       9,038       10,300           --            10,300
  Accrued transport costs...............      2,444          --        2,444           --             2,444
  Deferred revenues.....................      5,164       2,843        8,007           --             8,007
  Other accrued liabilities.............     11,305      14,222       25,527       51,000(1)         76,527
  Related party liabilities.............         --       5,092        5,092           --             5,092
  Capital lease obligation, current
    portion.............................     12,045       7,133       19,178           --            19,178
  Non-lease financing, current
    portion.............................         --       1,531        1,531           --             1,531
                                          ---------   ---------   ----------   ----------        ----------
        Total current liabilities.......     43,004      59,038      102,042       51,000           153,042
Convertible debentures..................    229,344       5,000      234,344           --           234,344
Capital lease obligations, less current
  portion...............................     14,417      11,668       26,085           --            26,085
Non-lease financing.....................         --       1,568        1,568           --             1,568
Stockholders' equity:
  Preferred stock.......................         --         813          813         (813)(3)            --
  Common stock..........................    719,680     277,811      997,491    6,866,335(1)(3)   7,863,826
  Notes receivable from stockholders....         (4)         --           (4)          --                (4)
  Deferred compensation.................     (2,880)       (907)      (3,787)         907(3)         (2,880)
  Unrealized gain on investments........      4,235       1,319        5,554       (1,319)(3)         4,235
  Accumulated deficit...................   (227,165)   (135,637)    (362,802)     101,237(3)(4)    (261,565)
                                          ---------   ---------   ----------   ----------        ----------
        Total stockholders' equity......    493,866     143,399      637,265    6,966,347         7,603,612
                                          ---------   ---------   ----------   ----------        ----------
        Total liabilities and
          stockholders' equity..........  $ 780,631   $ 220,673   $1,001,304   $7,017,347        $8,018,651
                                          =========   =========   ==========   ==========        ==========

                               @HOME CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       FOR THE YEAR ENDED DECEMBER 31, 1998
                                         -----------------------------------------------------------------
                                                                                PRO FORMA
                                                                                BUSINESS
                                                                               COMBINATION
                                           @HOME       EXCITE     COMBINED     ADJUSTMENTS      PRO FORMA
                                         ---------    --------    ---------    -----------     -----------
Revenues...............................  $  48,045    $155,360    $ 203,405    $        --     $   203,405
Total cost of revenue..................         --      29,486       29,486             --          29,486
                                         ---------    --------    ---------    -----------     -----------
Gross margin...........................     48,045     125,874      173,919             --         173,919
Costs and expenses:
  Operating costs......................     46,965          --       46,965             --          46,965
  Product development and
    engineering........................     17,009      29,557       46,566             --          46,566
  Sales and marketing..................     18,091      63,074       81,165             --          81,165
  General and administrative...........     12,429      16,932       29,361             --          29,361
  Purchased in-process research and
    development........................      2,758       6,200        8,958             --(A)        8,958
  Cost and amortization of distribution
    agreements.........................    101,385      39,396      140,781        (39,396)(B)     101,385
  Amortization of goodwill and other
    intangible assets..................         --       4,903        4,903      1,794,903(B)    1,799,806
                                         ---------    --------    ---------    -----------     -----------
Total costs and expenses...............    198,637     160,062      358,699      1,755,507       2,114,206
Loss from operations...................   (150,592)    (34,188)    (184,780)    (1,755,507)     (1,940,287)
Interest income, net...................      6,413      (1,237)       5,176             --           5,176
Equity share of losses of affiliated
  company..............................         --      (2,134)      (2,134)            --          (2,134)
                                         ---------    --------    ---------    -----------     -----------
Net loss...............................  $(144,179)   $(37,559)   $(181,738)   $(1,755,507)    $(1,937,245)
                                         =========    ========    =========    ===========     ===========
Basic and diluted net loss per share...  $   (1.26)   $  (0.79)                           (C)  $    (11.45)
                                         =========    ========                                 ===========
Shares used in per share
  calculations.........................    114,240      47,475                            (C)      169,124
                                         =========    ========                                 ===========

                             See accompanying notes

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The total estimated purchase cost of the merger has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase cost over the fair value of the net assets acquired has been allocated to goodwill. This allocation is subject to change pending the completion of the final analysis of the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 1998, have been calculated as if the merger occurred on December 31, 1998 and are as follows:

          1. To reflect the acquisition of all of the outstanding capital stock of Excite for a total estimated purchase cost of approximately $7,195 million. The purchase consideration consists of the following (in millions):

             - Issuance of 54.9 million shares of @Home's Series A common stock with a fair value of $5,754 million. The fair value per share of @Home's Series A common stock issued is based on the average closing price of @Home's Series A common stock on January 19, 1999 (the day the merger was announced) and the three days prior and subsequent to such date.

             - Assumption of options and warrants to purchase 15.3 million shares of @Home's Series A common stock with a fair value of $1,390 million. The fair value of the options and warrants assumed is based on the Black-Scholes model using the following assumptions:

                  - Fair market value of the underlying shares is based on the average closing price of @Home's Series A common stock on January 19, 1999 (the day the merger was announced) and the three days prior and subsequent to such date

                  - Expected life of one-half to four years

                  - Expected volatility of 1.0

                  - Risk-free interest rate of 5.5%

                  - Expected dividend rate of 0%

             - Other related merger costs consisting of the following (in millions):

- Investment banking fees                      $25
- Attorney, accountants and printing fees        3
- Filing and registration costs                  1
- Merger-related restructuring costs            22
                                               ---
          Total                                $51
                                               ===

          2. Recognition of the excess purchase costs of $7,093 million over the fair value of net assets acquired, have been recorded as goodwill and other intangible assets as follows (in millions):

Intangible assets:
  Purchased technology.............................  $   95
  Distribution and other agreements................     101
  Content agreements...............................      14
  Tradename........................................      48
  Acquired workforce...............................      18
  Class 1 data.....................................      25
  Goodwill.........................................   6,792
                                                     ------
                                                     $7,093
                                                     ======

          3. To reflect the elimination of the historical stockholders' equity accounts of Excite.

          4. Recognition of purchased in-process research and development charge of $34.4 million.

     The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998, assumes the merger occurred as of January 1, 1998 and are as follows:

          A. The purchased in-process research and development charge of $34.4 million has not been included in the unaudited selected pro forma statement of operations as it is considered a non-recurring charge. The charge will be recorded in the quarter in which the merger closes.

          B. To reflect the amortization of goodwill and other intangible assets resulting from the merger. The goodwill and other intangible assets are being amortized over periods of approximately 4 years.

          C. Basic and diluted net loss per share have been adjusted to reflect the issuance of 54.9 million shares of @Home's Series A common stock, as if the shares had been outstanding for the entire year. The effect of stock options and warrants assumed in the merger have not been included as their inclusion would be anti-dilutive.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                            EXCITE COMMON STOCK AND
                               @HOME COMMON STOCK


     This section of the prospectus/proxy statement describes certain differences between Excite common stock and @Home common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the certificates of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between Excite common stock and @Home Series A common stock. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where you can find more information" on page 150.



     After the merger, the holders of Excite common stock who receive @Home Series A common stock will become stockholders of @Home. Because Excite and @Home are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of Excite stockholders. The Excite certificate of incorporation and the Excite bylaws currently govern the rights of the stockholders of Excite. As stockholders of @Home, the @Home certificate of incorporation, as amended and restated, and the @Home bylaws, as amended and restated, will instead govern their rights following the merger. The following paragraphs summarize certain differences between the rights of @Home stockholders and Excite stockholders under the certificates of incorporation and bylaws of @Home and Excite, as applicable. This summary includes the changes to @Home's certificate of incorporation that @Home stockholders must approve before approving the merger, including the increase in @Home's authorized capital stock, and a discussion of the proposed changes to @Home's corporate governance structure and @Home's two-for-one stock split to be considered by the stockholders at this meeting.


CLASSIFICATION OF COMMON STOCK

     The @Home certificate of incorporation provides for three series of common stock, the Series A common stock, the Series B common stock and the Series K common stock.

     The common stock of Excite is not divided into separate classes or series.

VOTING

     Holders of @Home Series A common stock and Series K common stock have the right to one vote for each share of such stock held, and holders of @Home Series B common stock have the right to 10 votes for each share of such stock held, on all matters presented to the @Home stockholders.

     Each Excite stockholder has the right to one vote for each share of stock held by the stockholder.

SPECIAL MEETING OF STOCKHOLDERS

     The @Home bylaws provide that special meetings of the stockholders may be called by a majority of the members of the board of directors or upon written request of the holders of not less than 10% of the total voting power of the outstanding capital stock of @Home entitled to vote at the meeting.

     The Excite bylaws provide that special meetings of the stockholders may be called by the Chairman of the Board, the President, a majority of the members of the board of directors or by two or more members of the board of directors.

     The Excite bylaws require that special meetings called by any person or persons other than by a majority of the members of the board of directors be held not more than 120 nor fewer than 35 days after a written request to call a special meeting was delivered to each member of the board of directors.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDER'S MEETING

     @Home stockholders have the ability to take action by written consent of the holders of a majority of the outstanding shares of @Home.

     Excite stockholders do not have the ability to take action by written consent.

VOTING BY WRITTEN BALLOT

     The @Home bylaws do not contain any provision requiring written ballots.

     The Excite bylaws provide that voting at meetings of stockholders need not be by written ballot unless a stockholder or stockholders holding shares representing at least 1% of the votes entitled to vote at such meeting, or the stockholder's or stockholders' proxy, makes a demand for written ballots at the meeting before voting begins. However, an election of directors shall be by written ballot if any stockholder makes such a demand at the meeting before voting begins.

RECORD DATE FOR DETERMINING STOCKHOLDERS

     The @Home bylaws provide that the board of directors may fix a record date which:

     (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment of any meeting, shall not be more than 60 nor less than 10 days before the date of the meeting

     (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the board of directors

     (3) in the case of any other action, shall not be more than 60 days prior to such other action

     The Excite bylaws provide that the board of directors may fix a record date which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

     Both the @Home bylaws and the Excite bylaws provide that if the respective board of directors do not fix a record date in the manner described above, then:

     (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held

     (2) the record date for determining stockholders entitled to express consent to corporate action in writing and without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is made

     (3) the record date for determining stockholders for any other purpose shall be at the close of business on the same day on which the board of directors adopts the related resolution

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- ANNUAL MEETINGS

     The @Home bylaws do not provide specific restrictions on the rights of stockholders to raise business at an annual stockholder meeting.

     The Excite bylaws require that nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting of stockholders must be generally made by the board of directors. If made by a stockholder, the proposal or nomination must be made by advance written notice given to Excite between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, if the date of the annual meeting at which the nomination or business is proposed by a stockholder is more than 30 days before or more than 60 days after that anniversary, then the notice may be given by the stockholder no earlier than the 90th day prior to the meeting and not later than the later of 60 days prior to the meeting or the 10th day following the first public announcement of the meeting. These notice provisions are subject to certain exceptions with respect to electing directors to fill board seats resulting from increases in the size of the board of directors not publicly announced at least 70 days prior to the annual meeting. In addition, certain other information regarding the business proposed for discussion must be included in the stockholder notice to Excite.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- SPECIAL MEETINGS

     The @Home bylaws do not provide specific restrictions on the rights of stockholders to raise business at special meetings of stockholders.

     The Excite bylaws provide that, at special meetings of stockholders, the only business that can be conducted will be the items of business set forth in the notice of the special meeting. The bylaws also provide that nominations of candidates for directors at a special meeting at which directors are to be elected shall be made (1) by the board of directors or (2) if the board of directors has determined that directors will be elected at the meeting, by a stockholder meeting certain qualifications who gives Excite advance written notice of the nominations no earlier than 90 days prior to such special meeting and no later than the later of (A) 60 days before the special meeting, or (B) the 10th day after the first public announcement of the meeting and of the nominees proposed by the board of directors to be elected at the meeting.

NUMBER OF DIRECTORS


     The @Home certificate of incorporation provides that the board of directors shall consist of not fewer than three and not more than seventeen directors. The @Home certificate of incorporation currently provides that the exact number of directors on the @Home board of directors between the minimum and maximum is determined by the Series B committee of the board, which consists of those Series B directors who are officers, directors or employees of TCI or any subsidiary of TCI, as long as TCI and its subsidiaries hold at least 7,700,000 pre-split shares of Series B common stock and securities representing at least a majority of the voting power of outstanding @Home securities. If these conditions are not met, the number of directors is determined by the vote of a majority of the board of directors. Under the proposed amendment to the @Home certificate of incorporation, the Series B committee would be eliminated, and the number of directors on the @Home board would be determined by the vote of a majority of the @Home board of directors.



     The Excite bylaws fix the initial number of directors at four, with changes in the number of directors permitted exclusively by a resolution of the board of directors.


ELECTION OF DIRECTORS


     The @Home certificate of incorporation currently provides that



     (1) so long as there are at least 5,000,000 pre-split shares of Series B common stock outstanding, the holders of Series B common stock, voting separately as a single series, shall be entitled to elect five directors to the board of directors



     (2) so long as there are 5,000,000 pre-split shares of Series K common stock outstanding, the holders of Series K common stock, voting together as a single series, shall be entitled to elect one director to the board of directors



     (3) in the event that holders of Series B common stock or Series K common stock are entitled to elect any directors, then so long as there are any shares of Series A common stock outstanding, the holders of Series A common stock, voting separately as a single series, shall be entitled to elect two directors to the board of directors. The directors elected by the holders of Series A common stock must not be (1) an officer other than a Vice Chairman of, or employed by, @Home or its subsidiaries or (2) an affiliate or associate of Cox Enterprises, Inc., Comcast Corporation or TCI Internet Holdings. If the total number of directors constituting the board of directors exceeds the number of directors that the Series A common stock and Series B common stock and Series K common stock are entitled to elect, then any additional directors shall be elected by the holders of all series of common stock, and any preferred stock entitled to vote, voting together as a single class.



     Under the amended certificate of incorporation, the references to the right of holders of Series K common stock to elect a Series K director would be eliminated because there are less than 5,000,000 shares of Series K common stock outstanding.


     The holders of Excite common stock elect all members of Excite's board of directors; there is no series vote.

REMOVAL OF DIRECTORS


     The @Home certificate of incorporation currently provides that any director elected by the holders of Series A common stock, Series B common stock or Series K common stock may be removed from office, with or without cause, solely by the vote of the holders of a majority of the outstanding shares of the applicable series of common stock that elected such director.


     The Excite bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

BOARD OF DIRECTORS VACANCIES


     The @Home certificate of incorporation provides that any vacancy in the office of a director elected by the holders of Series A common stock, Series B common stock or Series K common stock shall be filled by the vote of the holders of a majority of the shares of the applicable series of common stock that originally elected such director; provided, however, that if there is a vacancy in the office of one of the two directors elected by the holders of Series A common stock, the remaining director elected by the holders of Series A common stock shall have the power to fill the vacancy. The Series B committee has the exclusive right to fill any vacancy in the office of any director resulting from an increase in the size of number of directors on the board by the Series B committee, or the death, resignation or removal of any such additional director. Under the amended certificate of incorporation, the Series B committee would be eliminated.


     The Excite bylaws provide that vacancies may be filled by the stockholders, by a majority of the directors then in office or by a sole remaining director.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     The @Home bylaws provide that the Chairman of the Board or a majority of the members of the board of @Home may call a special meeting of the board of directors. The bylaws require that written notice of the time and place of such meeting be given at least ten days before the meeting if the notice is mailed, or at least three days before the meeting if notice is given by facsimile, telegram, cable or personal service, unless such notice requirement is waived in writing by each member of the board of directors. Any and all business may be transacted at a special meeting of the board of directors without specification of the business in the notice. However, notice of a special meeting to discuss
(1) certain actions requiring a supermajority or unanimous vote of the directors elected by the holders of the Series B common stock and Series K common stock or
(2) transactions between @Home and any holder of more than 5% of the voting power of @Home, or any affiliate of such holder, shall include a reasonably detailed description of the matter(s).


     The Excite bylaws provide that the chairman of the board, the President, any Vice President, the secretary or any two directors may call a special meeting of the board of directors. The bylaws require that notice of the time, date and place of the meeting be given at least four days before the meeting if the notice is mailed, or at least 24 hours before the meeting if notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile or similar communication method. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting of the board of directors.


BOARD ACTION -- GENERALLY


     The @Home certificate of incorporation provides that except for certain actions that have super-majority or unanimous voting requirements, as explained below, board action requires the vote of (1) a majority of the directors present at a meeting at which a quorum is present or a written consent to such action executed by all members of the board of directors and (2) so long as TCI beneficially owns at least 7,700,000 pre-split shares of Series B common stock and securities representing a majority of the voting power of @Home, a majority (75% if the proposed amendments are approved) of the directors elected by the holders of Series B common stock. In addition, if these same conditions are satisfied, the Series B directors, who are officers, directors or employees of TCI or its subsidiaries, have the exclusive right to fix the number of directors of the board (up to a maximum of 17) and to fill any vacancies created by this increase or death, resignation or removal of any such additional director. However, if the proposed amendments are approved, TCI's right to determine the size of the board and fill vacancies would be eliminated.


     The Excite bylaws provide that, except as required by the DGCL, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors of Excite.

BOARD ACTION -- TRANSACTIONS WITH RELATED PARTIES


     The @Home certificate of incorporation currently provides that, with respect to certain transactions between @Home and any holder of more than 5% of the voting power of @Home, or any affiliate of such holder, board approval requires the vote of each of the following:


     - a majority of the directors present at a meeting at which a quorum is present or a written consent to such action executed by all members of the board of directors

     - so long as the holders of Series B common stock are entitled to elect at least one Series B director, the vote of either:


      - a majority (75% if the proposed amendments are approved) of the total number of number of directors who were elected by the holders of Series B common stock, even if the directors are disinterested in the transaction, and a majority of all directors elected by the holders of both the Series B common stock and Series K who are disinterested in the transaction unless the transaction is of a type that requires a supermajority or unanimous vote of the Series B directors and the Series K director, or



      - all of the directors who were elected by the holders of Series B common stock (regardless of whether such directors are disinterested in the transaction)


     The Excite bylaws and certificate of incorporation do not contain any similar provisions regarding transactions with related parties.

BOARD ACTION -- SUPERMAJORITY REQUIREMENT


     So long as the holders of Series B common stock are entitled to elect at least one Series B director, or the holders of Series K common stock are entitled to elect the Series K director, the vote or written consent of a supermajority of 75%, rounded up to the nearest whole number of directors of the total number of the directors elected by the holders of Series B common stock and Series K common stock, voting separately from the other directors of @Home, are required to approve certain actions, including the following:


     - mergers of @Home or a controlled affiliate of @Home

     - acquisitions of stock or assets for a price in excess of 20% of the fair market value of @Home's assets

     - dispositions of @Home's assets having an aggregate value in excess of 50% of the fair market value of @Home's assets

     - acquisitions of stock or assets in exchange for more than 16 2/3% of @Home's capital stock

     - the approval or removal of the Chief Executive Officer of @Home

     - the voluntary dissolution or liquidation of @Home or the initiation of voluntary bankruptcy proceedings

     - certain amendments to the bylaws or certificate of incorporation of @Home

     - the creation of classes of stock of @Home entitled to special voting rights

     - an increase in the shares of Series A common stock issued or reserved for issuance to management in excess of a specified amount

     - the declaration or payment of certain dividends or distributions to controlled affiliates of @Home


     If the action requiring supermajority approval is a transaction with a related party, such transaction must be approved by either 75%, rounded up to the nearest whole number of directors, of the Series B and Series K directors who are disinterested, or a majority of the entire board of directors and all Series B directors regardless of whether they are disinterested directors.


     The Excite bylaws and certificate of incorporation do not contain any similar provisions regarding transactions requiring the approval of a supermajority of the board of directors.

BOARD ACTION -- UNANIMITY REQUIREMENT


     The vote or written consent of 100% of the total number of the directors elected by the holders of Series B common stock and Series K common stock, regardless of whether such directors are disinterested directors, voting separately from the other directors of @Home are required to approve certain actions, including the following:


     - any amendments to the @Home certificate of incorporation regarding the items which require supermajority or unanimous approval


     - any increase in the number of directors to be elected by the holders of Series B common stock or Series K common stock


     - any modification of the rights of the holders of Series B common stock or Series K common stock to designate and elect directors

     - the appointment of any directors to the .Com committee

     The Excite bylaws and certificate of incorporation do not contain any similar provisions regarding transactions requiring the approval of the entire board of directors.

ACTION BY COMMITTEES

     Both the @Home bylaws and the Excite bylaws authorize their respective board of directors to establish committees by resolution setting forth the powers and duties of these committees.


     The @Home certificate of incorporation establishes two special committees: the .Com committee and the Series B committee. The .Com committee has the power to approve the execution, delivery and performance of certain agreements between @Home and third parties which provide or promote content for @Home's network where these third parties are holders of more than 5% of the voting power of @Home, or are an affiliate of such a holder. Except by vote of a majority of the board of directors (including all of the Series B directors), the board of directors may not:

     - rescind or modify any action or determination made by the .Com committee

     - remove any member of the .Com committee

     - amend any provisions of @Home's bylaws or certificate of incorporation regarding the .Com committee or

     - dissolve or terminate the .Com committee

Any action taken by the .Com committee must be approved by either a majority of the members of the committee or a written consent to such action executed by all members of the committee.


     If the proposed amendments to @Home's certificate of incorporation are adopted, the Series B committee, which is described above, would be eliminated.



     In the case of action by any committee of the @Home board of directors other than the .Com committee or the Series B committee, the approval of that action must be by both of the followings:


     - either a majority of the members of such committee present at a meeting at which a quorum is present or a written consent to that action executed by all members of the committee


     - so long as the holders of Series B common stock are entitled to elect at least one director and TCI Internet Holdings, Inc. holds at least 7,700,000 pre-split shares of Series B common stock and securities representing a majority of the outstanding voting power of @Home, a majority (75% if the proposed amendments are approved) of the total number of directors elected by the holders of Series B common stock



APPROVAL OF THIRD-PARTY CONTENT TRANSACTIONS


     The @Home certificate of incorporation provides that with respect to the execution, delivery and performance of certain agreements between @Home and third parties which provide or promote content for @Home's network, these agreements may be approved by @Home by any one of the following methods:

     - approval by the authorized officers of @Home, without the approval of the board of directors, if the agreements contain @Home's standard terms and conditions for agreements of that type

     - approval of a majority of the .Com committee

     - approval of a majority of the board of directors, including all directors elected by the holders of Series B common stock

     The Excite bylaws and certificate of incorporation do not contain a similar provision regarding the approval of specific agreements.

PREFERRED STOCK

     Both the @Home and Excite certificates of incorporation authorize the respective board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series.

The @Home certificate of incorporation reserves for issuance 9,650,000 shares of preferred stock and the Excite certificate of incorporation reserves for issuance 4,000,000 shares of preferred stock.

     The @Home certificate of incorporation provides that, except to the extent otherwise provided in the resolution(s) providing for the issuance of any series of preferred stock, the holders of shares of the series shall have no voting rights except as provided by the DGCL. Further, unless otherwise expressly provided in the certificate of designations for a series of preferred stock, no consent or vote of the holders of shares of preferred stock shall be required to amend the @Home certificate of incorporation to increase or decrease the number of authorized shares of preferred stock or any series of preferred stock.

     The Excite certificate of incorporation and bylaws do not contain a similar provision restricting the rights of the preferred stock.

CONVERSION RIGHTS

     The @Home certificate of incorporation provides that each share of Series B common stock and Series K common stock is convertible, at the option of the holder, into one share of Series A common stock. Shares of Series A common stock are not convertible into shares of Series B or Series K common stock.

     The Excite bylaws and certificate of incorporation do not contain a comparable provision regarding conversion rights.

SHARE DISTRIBUTIONS

     The @Home certificate of incorporation provides that if a distribution in the form of securities of @Home is paid to the holders of Series A common stock, Series B common stock or Series K common stock, the distribution must be made only by one of the following methods:

     - @Home may distribute shares of Series A common stock to holders of Series A common stock, Series B common stock and Series K common stock on an equal per share basis

     - @Home may distribute shares of Series A common stock to holders of Series A common stock, shares of Series B common stock to holders of Series B common stock and shares of Series K common stock to holders of Series K common stock, with these distributions to be made on an equal per share basis

     - @Home may distribute any other class or series of securities of @Home, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series K common stock, with certain restrictions

     The Excite bylaws and certificate of incorporation do not contain a comparable provision regarding share distributions.

INDEMNIFICATION

     Both the Excite bylaws and the @Home certificate of incorporation provide that its directors and officers shall be indemnified to the fullest extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by such person in connection with any action, proceeding or suit brought against such person by reason of the fact that he or she is or was a director or officer of Excite or @Home, as the case may be, or is or was serving at the request of Excite or @Home, as the case may be, as a director or officer of another corporation, partnership, joint venture, trust or similar entity.

     The Excite bylaws and the @Home certificate of incorporation require the respective corporations to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition. However, the Excite bylaws do not require Excite to advance any expenses to a person against whom Excite directly brings a claim alleging that person has breached his or her duty of loyalty to Excite, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper benefit from a transaction.

LIMITATION ON LIABILITY

     The @Home certificate of incorporation provides that, to the fullest extent permitted by Delaware law, a director of @Home shall not be liable to @Home or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Excite bylaws do not contain a provision limiting the prospective liability of directors.

INTERESTED DIRECTORS

     The above sections describing the requirements for action of the @Home board of directors contain specific provisions regarding interested directors.

     The Excite bylaws require that in order for a transaction between Excite and an interested director not to be void or voidable solely for this reason, there must be full disclosure of material facts as to the interested director's relationship or interest to the transaction as well as each of the following:

     - approval by a majority of disinterested directors, even though the disinterested directors may be less than a quorum

     - approval by a good faith vote of the stockholders entitled to vote thereon

     - the transaction must be fair to Excite as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders

DIVIDENDS

     The @Home certificate of incorporation provides that whenever a dividend is paid to the holders of one series of common stock, the other series of common stock are to receive a dividend per share equal to the dividend per share paid to the first series of common stock.

     Excite stockholders are entitled to receive dividends, subject to preferences of any outstanding preferred stock, out of assets legally available for dividend distribution at such times and in such amounts as the board of directors may from time to time determine.

LIQUIDATION

     The @Home certificate of incorporation provides that in the event of a liquidation, dissolution or winding up of @Home, whether voluntary or involuntary, after payment of any amounts owed to creditors subject to preferences of any outstanding preferred stock, and any preferential amounts, if any, owed to any series of preferred stock, the holders of

Series A common stock, Series B common stock and Series K common stock and the holders of any class or series of preferred stock then outstanding shall share equally, on a share for share basis (on an as converted to common stock basis), in the assets of @Home remaining for distribution to its stockholders.

     In the event of a liquidation, dissolution or winding up of Excite, after payment of any amounts owed to creditors, subject to preferences of any outstanding preferred stock, the remaining assets of Excite will be divided equally, on a share for share basis, to the holders of the common stock of Excite.

AMENDMENT OF BYLAWS

     The @Home bylaws provide that the board of directors or stockholders holding not less than 66 2/3% of the total voting power of the then outstanding capital stock of @Home entitled to vote thereon may adopt, amend or repeal the bylaws.

     The Excite bylaws provide that stockholders holding a majority of Excite's outstanding voting stock may adopt, amend or repeal the bylaws. The Excite certificate of incorporation provides that the board of directors has the power to adopt, amend or repeal the bylaws.

DELAWARE TAKEOVER STATUTE

     The @Home certificate of incorporation provides that @Home is not subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

     Because the Excite certificate of incorporation and bylaws do not contain a provision expressly electing for Excite to not be governed by Section 203 of the DGCL, Excite is subject to the Delaware takeover statute. However, in connection with the merger, the board of directors of Excite will take all necessary action such that the merger and all transactions contemplated by the merger will not be subject to Section 203.

STOCKHOLDER RIGHTS PLAN

     @Home has not adopted a stockholders rights plan or any other anti-takeover plan.

     Excite implemented a stockholder rights plan on October 15, 1998. Each holder of Excite common stock received a dividend of one preferred share purchase right for each share of common stock held by the stockholder. This dividend right entitles the stockholder to purchase 1/1000th of a share of Series F junior participating preferred stock at an exercise price of $175.00. This preferred stock is structured so that the value of 1/1000th of a share of the preferred stock approximates the value of one share of common stock.

     The rights are currently neither exercisable nor traded separately from the common stock. If a person or a group acquires 15% or more of the Excite's common stock, or announces an intention to make a tender offer for Excite's common stock the consummation of which would result in a person or group acquiring 15% or more of the Excite's common stock, such a person or group being described as an acquiring person, the rights will become exercisable and thereafter trade separately from the common stock. Any person who was a holder of 5% or more of the Excite's common stock as of September 24, 1998 may acquire up to 20% of Excite's common stock without becoming an acquiring person.

     Upon a person or group becoming an acquiring person, the holder of rights, other than the acquiring person, will have the right to acquire shares of Excite at a substantially discounted price. Additionally, if a person becomes an acquiring person and Excite is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an acquiring person, the holders of rights, other than the acquiring person, will have the right to acquire shares of common stock of the acquiring corporation at a substantially discounted price.

     After a person has become an acquiring person, Excite's board of directors may exchange the outstanding rights, other than those held by the acquiring person, for common stock of Excite at an exchange ratio of one share of common stock per right.

     The board of directors may redeem outstanding rights at any time prior to a person becoming an acquiring person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the board of directors. The rights will expire on October 15, 2008.

     Excite amended the terms of the stockholder rights plan in connection with the merger such that @Home will not be an acquiring person as a result of the announcement or consummation of the merger.

                          SHARE OWNERSHIP BY PRINCIPAL
                STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF @HOME


     The following table sets forth information concerning the beneficial ownership of common stock of @Home as of March 31, 1999 and without adjustment for @Home's two-for-one stock split announced on March 2, 1999, for the following:


     - each person or entity who is known by @Home to own beneficially more than 5% of the outstanding shares of @Home's common stock

     - each of @Home's current directors

     - @Home's Chief Executive Officer and each of @Home's five other most highly compensated executive officers during 1998

     - all directors and executive officers of @Home as a group

Unless otherwise noted, the address of each named beneficial owner is that of @Home.


     The pre-merger percentage ownership is based on 125,321,848 shares of @Home common stock outstanding as of March 31, 1999. The post-merger percentage ownership includes 57,246,497 shares of @Home common stock that would be issued to Excite stockholders based on 54,944,225 shares of Excite common stock outstanding as of March 31, 1999. All shares subject to options and warrants exercisable within 60 days after March 31, 1999 are deemed to be beneficially owned by the person or entity holding such options or warrants and to be outstanding solely for calculating such person's or entity's percentage ownership. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with Excite.



                                                                        PERCENTAGE OF            VOTING PERCENTAGE
                                     NUMBER OF SHARES                    COMMON STOCK              OF ALL SERIES
                                    BENEFICIALLY OWNED                BENEFICIALLY OWNED          OF COMMON STOCK
  NAME AND ADDRESS OF     --------------------------------------   ------------------------   ------------------------
    BENEFICIAL OWNER       SERIES A      SERIES B      SERIES K    PRE-MERGER   POST-MERGER   PRE-MERGER   POST-MERGER
  -------------------     -----------   -----------   ----------   ----------   -----------   ----------   -----------
TCI Internet Holdings,
  Inc.(1)...............   31,860,000    15,400,000           --      37.7%        25.9%         70.4%        57.9%
Comcast
  Corporation(2)........   14,557,300            --           --      11.6          8.0           5.5          4.5
Cox Communications,
  Inc.(3)...............   14,557,300            --           --      11.6          8.0           5.5          4.5
Cablevision Systems
  Corp.(4)..............   10,946,936            --           --       8.0          5.7           4.0          3.3
Kleiner Perkins Caufield
  & Byers(5)............           --            --    1,609,707       1.2            *             *            *
Thomas A. Jermoluk(6)...    2,099,225            --    1,000,000       2.5          1.7           1.2          1.0
Shaw Cablesystems
  Ltd.(7)...............    1,609,095            --           --       1.3            *             *            *
William R. Hearst
  III(8)................      706,684            --           --         *            *             *            *
L. John Doerr(9)........      575,866            --           --         *                          *
Milo S. Medin(10).......      564,249            --           --         *            *             *            *
Kenneth A. Goldman(11)..      396,729            --           --         *                          *
Dean A. Gilbert(12).....      278,981            --           --         *            *             *            *
Donald P.
  Hutchinson(13)........      289,467            --           --         *            *             *            *
David P. Bagshaw(14)....      254,251            --           --         *            *             *            *
Rogers Cablesystems
  Limited(15)...........      244,686            --           --         *            *             *            *
John C. Malone(16)......       24,475            --           --         *            *             *            *
David M. Woodrow(17)....        4,750            --           --         *            *             *            *
Brian L. Roberts(18)....        2,500            --           --         *            *             *            *
All directors and
  executive officers as
  a group (22
  persons)(19)..........    5,966,623            --    1,000,000       5.5          3.8           2.6          2.2

-------------------------
  *  Less than 1% of @Home's outstanding common stock

 (1) Represents shares of Series A common stock and shares of Series B common stock held by TCI Internet Holdings, Inc., a wholly owned subsidiary of Tele-Communications, Inc., or TCI. TCI disclaims beneficial ownership of all shares held by Dr. Malone. The address of TCI is 5619 DTC Parkway, Englewood, Colorado 80111. Under the terms of TCI Internet Holdings' voting agreement, TCI Internet Holdings has agreed to vote all shares of @Home Series A common stock and Series B common stock owned by it in favor of the issuance of Series A common stock in the merger and the amendment of @Home's amended and restated certificate of incorporation. See the section entitled "TCI Internet Holdings' voting agreement" on page 86.

 (2) Represents shares of Series A common stock held by Comcast PC Investments, Inc., a wholly owned subsidiary of Comcast Corporation. Comcast disclaims beneficial ownership of all shares held by Mr. Roberts. The address of Comcast is 1500 Market Street, 35th Floor, Philadelphia, Pennsylvania 19102.

 (3) Represents shares of Series A common stock held by Cox @Home, Inc., a wholly owned subsidiary of Cox Communications, Inc. Cox disclaims beneficial ownership of all shares held by Mr. Woodrow. The address of Cox is 1400 Lake Hearn Drive, Atlanta, Georgia 30319.

 (4) Represents warrants to purchase 10,946,936 shares of Series A common stock. Of these shares, 10,231,298 are immediately exercisable and the balance will become exercisable as and to the extent certain Connecticut cable systems are transferred to Cablevision Systems Corp. from TCI and its controlled affiliates. See "Certain relationships and related transactions" on page 141. The address of Cablevision is One Media Crossways, Woodbury, New York 11797.


 (5) Represents shares of Series K common stock held by Kleiner Perkins Caufield & Byers VII, or KPCB VII. Kleiner Perkins Caulfield & Byers VII Associates, or KPCB VII Associates, is the general partner of KPCB VII. The general partners of KPCB VII Associates are Brook H. Byers, Kevin R. Compton, L. John Doerr, William R. Hearst III, Vinod Khosla, Joseph S. Lacob, Bernard
     J. Laeroute, James P. Lally, Douglas J. MacKenzie and E. Floyd Kramne. KPCB VII disclaims beneficial ownership of all shares held by Messrs. Doerr and Hearst outside of these funds. The address of KPCB VII is Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.



 (6) Mr. Jermoluk is @Home's Chairman of the Board, President and Chief Executive Officer. Of these shares, 1,333,333 were subject to repurchase at March 31, 1999.


 (7) Represents 1,509,710 shares of Series A common stock and currently exercisable warrants to purchase 18,385 shares of Series A common stock held by Shaw Cablesystems Ltd., a wholly owned subsidiary of Shaw Communications, Inc.


 (8) Mr. Hearst, Vice Chairman of the Board, is a general partner of KPCB VII Associates, which is the general partner of the general partner of KPCB
     VII. Mr. Hearst disclaims beneficial ownership of the shares held by KPCB
     VII. The address of Mr. Hearst is Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.



 (9) Mr. Doerr, a director of @Home, is a general partner of KPCB VII Associates, which is the general partner of the general partner of KPCB
     VII. Of the shares of Series A common stock reported by Mr. Doerr, 227,025 are held in trusts for which

     Mr. Doerr disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein. Mr. Doerr disclaims beneficial ownership of the shares held by KPCB VII. The address of Mr. Doerr is Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.



(10) Mr. Medin is @Home's Senior Vice President and Chief Technology Officer. Of these shares, 36,180 were subject to repurchase at March 31, 1999 and 31,249 were subject to options that are exercisable on May 30, 1999.



(11) Mr. Goldman is @Home's Senior Vice President and Chief Financial Officer. Of these shares, 146,667 were subject to repurchase at March 31, 1999, and 12,501 are subject to options that are exercisable on May 30, 1999.



(12) Mr. Gilbert is @Home's Senior Vice President and General Manager, @Home Group. Of these shares, 100,100 were subject to repurchase at March 31, 1999 and 40,000 are subject to options that are exercisable on May 30, 1999 but, if exercised, are subject to repurchase.



(13) Mr. Hutchison is @Home's Senior Vice President and General Manager, @Work Group. Of these shares, 191,667 were subject to repurchase at March 31, 1999, 8,331 are subject to options that are exercisable on May 30, 1999 and 25,000 are subject to options that are exercisable on May 30, 1999, but, if exercised, 13,021 shares are subject to repurchase.



(14) Mr. Bagshaw is @Home's Senior Vice President and General Manager, @Media Group. Of these shares 158,805 were subject to repurchase at March 31, 1999, 6,251 are subject to options that are exercisable on May 30, 1999 and 25,000 are subject to options that are exercisable on May 30, 1999 but, if exercised, 13,021 are subject to repurchase.



(15) Represents 248,298 currently exercisable warrants to purchase shares of Series A common stock held by Rogers Cablesystems Limited, a wholly owned subsidiary of Rogers Communications, Inc. The address of Rogers is Suite 2400, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3Y2.


(16) Dr. Malone, a director of @Home, is Chairman and Chief Executive Officer of TCI. Dr. Malone disclaims beneficial ownership of the shares held by TCI. The address of Dr. Malone is 5619 DTC Parkway, Englewood, Colorado 80111.


(17) Mr. Woodrow is the Senior Vice President of New Business Development of Cox and serves as its designee as a Series B director. Mr. Woodrow disclaims beneficial ownership of the shares held by Cox. The address of Mr. Woodrow is 1400 Lake Hearn Drive, Atlanta, Georgia 30319.


(18) Mr. Roberts is the President of Comcast and serves as its designee as a Series B director. Mr. Roberts disclaims beneficial ownership of the shares held by Comcast. The address of Mr. Roberts is Comcast, 1500 Market Street, 35th Floor, Philadelphia, Pennsylvania 19102.


(19) Includes the shares described in all footnotes above relating to directors and executive officers, plus an additional 766,446 shares of Series A common stock held by five other executives officers, of which 314,124 were subject to repurchase at March 31, 1999, 244,580 shares of Series A common stock that are subject to options that are exercisable on May 30, 1999 and 55,000 shares of Series A common stock that are subject to options that are exercisable as of May 30, 1999 but, if exercised, 28,646 are subject to repurchase.

                          SHARE OWNERSHIP BY PRINCIPAL
                STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF EXCITE


     The following table sets forth information concerning the beneficial ownership of common stock of Excite for the following:


     - each person or entity who is known by Excite to own beneficially more than 5% of the outstanding shares of Excite's common stock;

     - each of Excite's current directors;

     - the Chief Executive Officer and the four other most highly compensated officers of Excite during 1998; and

     - all directors and executive officers of Excite as a group.


     The pre-merger percentage ownership is based on 54,944,225 shares of Excite common stock outstanding as of March 31, 1999. The post-merger percentage ownership includes 57,246,497 shares of @Home common stock that would be issued to Excite stockholders based on 54,944,225 shares of Excite common stock outstanding as of March 31, 1999. All shares subject to options and warrants exercisable within 60 days after March 31, 1999 are deemed to be beneficially owned by the person or entity holding that option or warrant and to be outstanding solely for calculating that person's or entity's percentage ownership.



     Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with @Home.



                                            PRE-MERGER                       POST-MERGER
                                      -----------------------   -------------------------------------
                                                                NUMBER OF                    VOTING
                                                                SHARES OF    PERCENT OF    PERCENTAGE
                                                                  @HOME        @HOME         OF ALL
                                      AMOUNT AND                SERIES A       COMMON      SERIES OF
                                      NATURE OF                  COMMON        STOCK         @HOME
                                      BENEFICIAL   PERCENT OF     STOCK     BENEFICIALLY     COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER  OWNERSHIP      CLASS        OWNED        OWNED         STOCK
------------------------------------  ----------   ----------   ---------   ------------   ----------
Janus Capital Corporation(1).......   6,983,275       12.7%     7,275,888       4.0%          2.3%
Intuit Inc.(2).....................   5,350,000        9.7      5,574,176       3.1           1.7
Janus Twenty Fund(3)...............   3,236,785        5.9      3,372,413       1.8           1.1
Vinod Khosla
  Kleiner Perkins Caufield &
  Byers(4).........................   2,292,795        4.2      2,388,867       1.3             *
Geoffrey Y. Yang
  Institutional Venture
  Partners(5)......................   1,641,165        3.0      1,709,933         *             *
Joseph R. Kraus, IV(6).............     458,165          *       477,363          *             *
George Bell(7).....................     438,475          *       456,847          *             *
Brett T. Bullington(8).............     296,988          *       309,432          *             *
Robert C. Hood(9)..................      45,000          *        46,885          *             *
Kenneth Wachtel(10)................      23,773          *        24,769          *             *
Chris M. Vail(11)..................      19,500          *        20,317          *             *
Jeffrey Berg(12)...................       6,875          *         7,163          *             *
All directors and executive officers
  as a group (12 persons)(13)......   5,398,154        9.8%     5,624,344       3.1%          1.7%


-------------------------
  *  Less than 1%


 (1) Based on information provided to Excite by Janus Capital Corporation, indicating Janus Capital Corporation has shared voting and shared investment power with respect to 6,983,275 shares, which figure includes the shares held by Janus Twenty Fund described in note 3 below. The address of Janus Capital Corporation is 100 Fillmore St., Ste. 400, Denver, Colorado 80206.


 (2) Based on a Schedule 13D, as amended through March 11, 1999. Each of the shares of common stock owned by Intuit are subject to the terms of a voting agreement, dated as of January 19, 1999, by and between Intuit and @Home. Pursuant to the voting agreement, Intuit agreed to vote all of its shares of common stock in favor of the merger and agreed not to transfer its shares of common stock unless each transferee executes a counterpart to the voting agreement. Intuit further agreed to vote against the approval of (1) any proposal made in opposition to or in competition with the consummation of the merger, (2) any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than @Home or its affiliates or (3) any liquidation or winding up of Excite. On March 11, 1999, Intuit and Credit Suisse Financial Products signed a term sheet outlining the terms of a forward sale arrangement with respect to 4,350,000 of Intuit's shares of common stock. If the transactions contemplated by the term sheet are completed, Intuit will sell 4,350,000 shares to Credit Suisse after the restrictions imposed by the voting agreement have terminated, and in any event, on or before September 30, 1999. Also includes 1,676 shares of common stock beneficially owned by William V. Campbell, Chairman of the Board of Intuit. Mr. Campbell has the sole power to vote and direct the vote of, and sole power to dispose or to direct the disposition of, 1,292 shares, and shared power to dispose or to direct the disposition of, 384 shares, which power he shares with his wife. The address of Intuit Inc. is 2535 Garcia Avenue, Mountain View, California 94043.


 (3) Janus Twenty Fund has shared voting and shared investment power with respect to 3,236,785 shares. The address of Janus Twenty Fund is 100 Fillmore St., Ste. 400, Denver, Colorado 80206.



 (4) Represents 1,395,548 shares of common stock held of record by Kleiner Perkins Caufield & Byers, or KPCB, and 897,247 shares of common stock held of record by Mr. Khosla of which 62,275 shares are held of record by the Vinod Khosla and Neeru Khosla 1992 Irrevocable Trust. Mr. Khosla, a director of Excite, is a general partner of KPCB and may be deemed to beneficially own the shares owned by KPCB. Mr. Khosla disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein. The address of Mr. Khosla and Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025.


 (5) Represents 31,728 shares of common stock held of record by Institutional Venture Management VI, or IVM, 1,491,444 shares of common stock held of record by Institutional Venture Partners VI, or IVP, 63,472 shares of common stock held of record by IVP Founders Fund I, L.P., or IVP Founders, and 54,521 held of record by Mr. Yang and Amy Yang. Mr. Yang, a director of Excite, is a general partner of IVM, which is the general partner of IVP and of IVP Founders and may be deemed to beneficially own the shares beneficially owned by these entities. Mr. Yang disclaims beneficial ownership of such shares except for his proportional interest therein. The address of Mr. Yang and Institutional Venture Partners is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.


 (6) Includes 31,667 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999. Mr. Kraus is a director and a Senior Vice President of Excite.



 (7) Includes 412,686 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999. Mr. Bell is a director and the Chief Executive Officer of Excite.



 (8) Includes 18,750 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999. Mr. Bullington is an Executive Vice President of Excite.



 (9) Represents shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999. Mr. Hood is an Executive Vice President, the Chief Financial Officer and the Chief Administrative Officer of Excite.



(10) Represents shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999. Mr. Wachtel is the Senior Vice President of Sales of Excite.



(11) Represents shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999. Mr. Vail is a Vice President, the General Counsel and the Corporate Secretary of Excite.



(12) Represents shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999. Mr. Berg is a director of Excite.



(13) Includes the shares described in all footnotes above relating to directors and executive officers, plus an additional 175,418 shares of common stock held by three other executive officers, all of which are subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                        VOTE OF ONLY @HOME STOCKHOLDERS

                                 PROPOSAL NO. 1
     APPROVAL OF A FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OVERVIEW

     @Home's fourth amended and restated certificate of incorporation currently authorizes the issuance of 230,277,660 shares of common stock, par value $.01 per share, and 9,650,000 shares of preferred stock, par value $.01 per share. Of the 230,277,660 shares of authorized common stock, 200,000,000 shares are designated as Series A common stock, 15,400,000 shares are designated as Series B common stock, and 14,877,660 shares are designated as Series K common stock.


     On April 16, 1999, @Home's board of directors adopted a fifth amended and restated certificate of incorporation, subject to stockholder approval. This new certificate of incorporation will:



     - split each share of each Series of @Home's outstanding common stock into two shares of the same series of common stock


     - increase the authorized number of shares of capital stock to 729,369,414

     - increase the authorized number of shares of common stock to 719,719,414

     - increase the authorized number of shares of Series A common stock to 683,700,000

     - increase the authorized number of shares of Series B common stock to 30,800,000

     - decrease the authorized number of shares of Series K common stock to 5,219,414


     - increase the additional board vote required for corporate actions (in addition to approval by a majority of all directors) from approval of at least a majority of the Series B directors (who are designated by TCI, Cox and Comcast) to approval of at least 75% of the Series B directors



     - eliminate the Series B committee, which is composed of Series B directors who are officers, directors or employees of TCI and its subsidiaries and which holds the exclusive rights to specify the total number of directors of @Home and to fill any vacancies that result from an increase by the Series B committee in the total number of @Home directors



     - delete references to the right of holders of Series K common stock to elect a Series K director, which has lapsed because there are insufficient shares of Series K common stock outstanding



     The number of authorized shares of preferred stock would remain unchanged. The new fifth amended and restated certificate of incorporation is included as Annex B to this proxy statement/prospectus.


STOCK SPLIT


     By approving the new certificate of incorporation, @Home stockholders will approve a two-for-one stock split of all of @Home's outstanding shares of common stock. In connection with this approval, each share of Series A common stock will be split into two shares of Series A common stock, each share of Series B common stock will be split into two shares of Series B common stock and each share of Series K common stock will be split into two shares of Series K common stock. The voting rights of each series of stock will not change. After the split, shares of Series A common stock and Series K common stock will continue to have one vote per share, and shares of Series B common stock will continue to have ten votes per share. In addition, each share of Series B common stock and Series K common stock will continue to be convertible into one share of Series A common stock.


CURRENT USE OF SHARES


     As of March 29, 1999, @Home had:



     - 125,316,907 shares of common stock outstanding, of which 107,307,220 shares were Series A common stock, 15,400,000 shares were Series B common stock and 2,609,707 shares were Series K common stock



     - 12,544,549 shares reserved for future issuance under employee stock option and purchase plans, of which 11,038,395 shares were subject to issuance upon the exercise of currently outstanding options and purchase rights



     - 23,016,722 shares subject to issuance upon the exercise of currently outstanding warrants



     - 2,862,350 shares subject to issuance upon the conversion of convertible subordinated debentures.



     Based upon these numbers, @Home currently has 36,259,472 shares of common stock remaining available for other purposes. Therefore, @Home does not currently have a sufficient number of shares authorized for issuance in connection with the merger with Excite or @Home's two-for-one stock split.


PURPOSE AND EFFECT OF THE NEW CERTIFICATE OF INCORPORATION

     Purpose of stock split. @Home's board believes that the proposed two-for-one stock split will result in a market price that will be more attractive to a broader spectrum of investors, particularly individual investors.


     Effect of the stock split. No change in total stockholders' equity will result from the two-for-one stock split. The amount of capital represented by the outstanding shares of common stock will be increased by $.01 for each share issued in the stock split and @Home's capital in excess of par value account will be reduced by the same amount. After the stock split, purchases and sales of @Home common stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of common stock involved after the stock split. In addition, @Home will incur certain expenses in connection with the stock split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.


     In accordance with the terms of @Home's stock option and employee benefit plans, outstanding warrants and debentures, appropriate adjustments will be made upon the stock split to the number of shares reserved for issuance under the plans and the exercise prices and number of shares issuable upon outstanding options, warrants and debentures.

     @Home has been advised that, based on current tax law, the stock split should not result in any gain or loss for federal income tax purposes. The tax basis of every share held before the stock split will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and stockholders subject to such laws are urged to consult their tax advisers.


     Purpose of changes to authorized stock. @Home's board believes that it is in @Home's best interest to increase the number of shares of Series A common stock that it is authorized to issue in order to give @Home the number of shares required to effect the merger with Excite and to effect @Home's two-for-one stock split. The increase in the number of authorized shares of Series B common stock and the decrease in the number of authorized shares of Series K common stock each reflect the two-for-one stock split on all currently outstanding shares of Series B common stock and Series K common stock.



     @Home's board also believes that the availability of additional authorized shares will provide it with the flexibility to issue securities for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, to acquire other companies and to grant warrants to cable companies in connection with the distribution of the @Home services. No additional action or authorization by @Home's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the @Home's common stock is then listed or quoted.


     Dilutive effect of potential new stock issuances. Except for the rights to purchase a pro rata portion of new securities offered by @Home held by @Home's principal cable partners, which rights do not apply to securities issued in the merger with Excite or @Home's two-for-one stock split, @Home's stockholders generally do not have preemptive rights with respect to its common stock. Should @Home's board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of common stock by @Home could have a dilutive effect on the earnings per share, voting power and share holdings of current stockholders.

     Anti-takeover effect of increase in authorized common stock. The proposed increase in the authorized number of shares of @Home common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of @Home, it may be possible for @Home to seek to impede the attempt by issuing shares of its common stock, which could dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of @Home. Therefore, the increase in authorized shares may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging unsolicited takeover attempts, the increase may limit the opportunity for @Home's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting @Home's current management, including its board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the @Home's business. However, @Home's board of directors is not aware of any attempt to take control of @Home and has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     Purpose and effect of amending the requirement for board approval of general corporate actions and eliminating the Series B committee. Depending on their subscriber penetration rates, as of June 4, 1999 and as of each anniversary of this date, Comcast or Cox has the right to terminate the exclusivity provisions of @Home's principal cable partners if TCI and its affiliates do not meet certain specified subscriber penetration levels for the @Home service. On June 4, 1999, @Home expects that Cox will have this right, but Cox has agreed to waive this right for 1999 based on these proposed governance changes and TCI's agreement to increase its subscriber acquisition goal for the next twelve months above its current goal for that period.



     The current @Home certificate of incorporation requires that all board actions, other than specified items that require supermajority or unanimous approval by the Series B directors, must be approved by a majority of the members of the board and, so long as TCI beneficially owns at least 7,700,000 pre-split shares of Series B common stock and securities representing a majority of the outstanding voting power of @Home, approved by a majority of the Series B directors. If these same conditions are satisfied, the Series B directors, who are officers, directors or employees of TCI or its subsidiaries, have the exclusive right to fix the number of directors of the board (up to a maximum of 17) and to fill any vacancies created by this increase or death, resignation or removal of any such additional director. The effect of these provisions is to give TCI control over all board decisions.



     One aspect of the proposed governance changes would increase the percentage vote of the Series B directors required to approve a board action, other than specified items that require supermajority or unanimous approval by the Series B directors, from a majority of the Series B directors to at least 75% of the Series B directors. Because there are currently five Series B directors, of whom three are designated by TCI, one by Comcast and one by Cox, the effect of this governance change is to require four of the five Series B directors to approve a board action. As a result, any board action would require the approval of TCI and either Comcast or Cox. Comcast and Cox, acting together, could veto any board action.



     A second aspect of the governance changes would eliminate the right of TCI's designated Series B directors to fix the size of the board and fill any resultant vacancies. Thus, TCI's Series B director designees would no longer have the power to appoint a majority of the board members.



     Purpose of changes to the rights of holders of Series K common stock to elect directors. Before the two-for-one stock split, holders of Series K common stock had the right to elect a Series K director only if they held more than 5,000,000 pre-split shares of Series K common stock. Because only 2,609,707 shares of Series K common stock are currently outstanding, holders of the Series K common stock no longer have the right to elect a director. As a result, @Home's board of directors decided to eliminate the references in the certificate of incorporation to the former right of holders of Series K common stock to elect a Series K director.


VOTE NECESSARY TO APPROVE THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The affirmative vote of the majority in voting power of each series of @Home's outstanding common stock as of the record date is necessary for approval of the new certificate of incorporation. Therefore, abstentions and broker non-votes will count as votes against approval and adoption of the new certificate of incorporation.

@HOME'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 2


                        ISSUANCE OF SHARES IN THE MERGER



               Please refer to the section entitled "The Merger."


                                 PROPOSAL NO. 3
                             ELECTION OF DIRECTORS


     At the meeting, stockholders will elect a board of eleven directors, consisting of two Series A directors, five Series B directors and four additional directors, to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Shares represented by a proxy returned to @Home will be voted for the election of the eleven nominees set forth below, to the extent such shares are entitled to vote for such nominees, unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee, other than a Series B nominee, for any reason is unable to serve or for good cause will not serve, the proxies entitled to vote for such nominee may be voted for a substitute nominee as the proxy holders may determine. If any Series B nominee for any reason is unable to serve or for good cause will not serve, the proxies entitled to vote for such nominee may be voted for a substitute nominee designated by TCI. @Home is not aware of any nominee who will be unable to, or for good cause will not, serve as a director. Ten of the nominees currently serve on the board. See "Certain relationships and related transactions -- transactions with directors, executive officers and 5% security holders" for a description of arrangements pursuant to which certain individuals may be selected as directors or nominees.


DIRECTORS/NOMINEES

     The names of the nominees, and certain information about them (including their respective terms of service), are set forth below.

     Series A directors/nominees

                                                                                  DIRECTOR
           NAME OF NOMINEE             AGE           PRINCIPAL OCCUPATION          SINCE
           ---------------             ---           --------------------         --------
L. John Doerr(1)(3)                    47     General Partner, KPCB                 1995
William R. Hearst III(1)(2)            49     General Partner, KPCB                 1995

     Series B directors/nominees


                                                                                  DIRECTOR
           NAME OF NOMINEE             AGE           PRINCIPAL OCCUPATION          SINCE
           ---------------             ---           --------------------         --------
C. Michael Armstrong                   60     Chairman of the Board and Chief       1999
                                              Executive Officer of AT&T
Leo J. Hindery, Jr.                    51     President and Chief Executive         1997
                                              Officer of AT&T Broadband &
                                              Internet Services
John C. Petrillo(2)                    49     Executive Vice President,             1999
                                              Corporate Strategy and Business
                                              Development of AT&T
Brian L. Roberts                       39     President of Comcast                  1996
David M. Woodrow(3)                    53     Senior Vice President of New          1996
                                              Business Development of Cox



     Additional directors/nominees



                                                                                  DIRECTOR
           NAME OF NOMINEE             AGE           PRINCIPAL OCCUPATION          SINCE
           ---------------             ---           --------------------         --------
George Bell                            42     Chief Executive Officer of Excite       --
                                              Inc.
Thomas A. Jermoluk(1)                  42     Chairman of the Board, President      1996
                                              and Chief Executive Officer of
                                              @Home
John C. Malone                         58     Chairman of Liberty Media Group       1997
James R. Shaw                          41     President and Chief Executive         1998
                                              Officer of Shaw Communications
                                              Inc.


---------------
(1) Member of the .Com committee

(2) Member of the audit committee

(3) Member of the compensation committee


     L. JOHN DOERR has been a director of @Home since August 1995. He has been a general partner of KPCB, a venture capital firm, since August 1980. Mr. Doerr is also a director of Amazon.com, Inc., Intuit Inc., Macromedia, Inc., Platinum Software Corporation, Sun Microsystems, Inc. and Shiva Corporation. He holds B.S. and M.S. degrees in electrical engineering and computer science from Rice University and a Masters of Business Administration from Harvard University.



     WILLIAM R. HEARST III has been a director of @Home since August 1995 and as Vice Chairman of the board of directors since July 1996. He has been a general partner of KPCB, a venture capital firm, since January 1995. From May 1995 to July 1996, he was the founding Chief Executive Officer of @Home. Before joining KPCB, Mr. Hearst was editor and publisher of the San Francisco Examiner for ten years. He is a Fellow of the American Association for the Advancement of Science and a Trustee of the Carnegie Institute of Washington and the California Academy of Sciences. Mr. Hearst serves on the board of directors of Com21, Inc., Hearst-Argyle Television, Inc. and Juniper Networks, Inc. Mr. Hearst holds an A.B. degree in mathematics from Harvard University.



     C. MICHAEL ARMSTRONG has been Chairman of the Board and Chief Executive Officer of AT&T since November 1997. From 1992 until he joined AT&T in 1997, he was Chairman and CEO of Hughes Electronics. Mr. Armstrong is Chairman of the President's Export Council and Chairman of FCC Network Reliability and Interoperability council.

He is a member of the Council on Foreign Relations, the National Security Telecommunications Advisory Committees and the Defense Policy Advisory Committee on Trade. Mr. Armstrong is a director of Citicorp, Inc. and is a member of the supervisory board of the Thyssen-Bornemisza Group. Mr. Armstrong holds a B.S. degree in business and economics from Miami University in Ohio, and completed the advanced management curriculum at Dartmouth Institute. He was awarded honorary Doctor of Laws degrees from Pepperdine University and Loyola Marymount.



     LEO J. HINDERY, JR. has been a director of @Home since October 1997. Mr. Hindery is President and Chief Executive Officer of AT&T Broadband & Internet Services. From March 1997 until he joined AT&T in March 1999, he was President and Chief Operating Officer of TCI and he was a director of TCI from May 1997 until March 1999. Since September 1997, Mr. Hindery has been President, Chief Executive Officer and a director of TCI Pacific Communications, Inc. Since March 1997, he has been President, Chief Executive Officer and a director of TCI Communications, Inc. Mr. Hindery is President, Chief Executive Officer and/or a director of many of TCI's subsidiaries. From 1988 to March 1997, Mr. Hindery was founder, Managing General Partner and Chief Executive Officer of InterMedia Partners, a cable TV operator, and its affiliated entities. Mr. Hindery is a director of Tele-Communications International, Inc., United Video Satellite Group, Inc., TCI Satellite Entertainment, Inc., Cablevision Systems Corporation and Lenfest Communications, Inc. Mr. Hindery is an honors graduate of Seattle University and holds a Masters of Business Administration degree from Stanford University.



     JOHN C. PETRILLO has been Executive Vice President of Corporate Strategy and Business Development for AT&T since 1995. Prior to his assignment, he was responsible for overall business strategy and the development of AT&T's online service and electronic messaging businesses. From 1993 to 1995 he was President of AT&T's Business Communications Services unit providing worldwide long distance network services for business customers. Mr. Petrillo is a director of the New Jersey Shakespeare Festival as well as a member of the board of trustees for the Tallberg Foundation in Tallberg, Sweden. He holds a B.S. in Electrical Engineering from Worcester Polytechnic Institute and a law degree from Brooklyn Law School. He also attended AT&T's Advanced Management Program at Harvard University's Graduate School of Business Administration and he was a fellow in international studies at the Salzburg Institute in Austria.



     BRIAN L. ROBERTS has been a director of @Home since August 1996. He has been President of Comcast, a cable systems company, since February 1990 and as a director of Comcast since 1987. He is Vice President and a director of Sural Corporation, a privately-held investment company. Mr. Roberts is a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, Jones Intercable, Inc. and The Bank fo New York Company, Inc. Mr. Roberts holds a B.S. degree in Economics from the Wharton School of Finance of the University of Pennsylvania.



     DAVID M. WOODROW has been a director of @Home since August 1996. He has been Senior Vice President of New Business Development for Cox, a cable systems company, since April 1994. Mr. Woodrow joined Cox in 1982 as Director, Business Development, and was promoted to Western Regional Manager in 1984, to Vice President and General Manager of Cox Cable Santa Barbara, Inc. in 1985 and to Senior Vice President, Operations in 1989. Prior to joining Cox, he was employed by the Technology Components Group of Exxon Enterprises from 1976 to 1982 and by Pitney Bowes, Inc. from 1970 to 1976. He holds B.S. and M.S. degrees in mechanical engineering from Purdue University and a Masters of Business Administration degree from the University of Connecticut.

     GEORGE BELL has served as Chief Executive Officer of Excite, Inc. since he joined Excite in January 1996. From 1991 to 1995 Mr. Bell served as Senior Vice President of Times Mirror Magazines, publisher of special-interest magazines. He held direct operating responsibility for several sporting publications as well as the company's multimedia efforts. Prior to joining Times Mirror Magazines in 1991, Mr. Bell was a producer and writer of conservation and adventure documentaries for ABC, CBS, National Geographic and the Discovery Channel and has won four national Emmy Awards. He was the Chairman of Governor Wilson's California Privacy Committee to establish privacy standards on the Internet. Mr. Bell holds a B.A. degree from Harvard.



     THOMAS A. JERMOLUK has been Chairman of the Board, President and Chief Executive Officer of @Home since he joined @Home in July 1996. From 1994 to July 1996, he was President, and from 1992 to July 1996 he was Chief Operating Officer, of Silicon Graphics, Inc., a visual computing company. From 1991 to 1994, Mr. Jermoluk was Executive Vice President of Silicon Graphics, and, from 1988 to 1991, he was Vice President and General Manager of Silicon Graphics Advanced System Division. From October 1993 to August 1996, he was a director of Silicon Graphics. Prior to joining Silicon Graphics in 1986, Mr. Jermoluk managed a variety of hardware and software development projects at Hewlett-Packard Company and Bell Laboratories. He is a director of Forte Software, Inc. Mr. Jermoluk holds B.S. and M.S. degrees in computer science from Virginia Tech.



     JOHN C. MALONE has been a director of @Home since April 1997. He has been Chairman of Liberty Media Group since March 1999. From November 1996 to March 1999, he was Chairman of the Board of TCI, from August 1994 to March 1999 he was Chief Executive Officer of TCI and from August 1994 to March 1997 he was President of TCI. From March 1992 to August 1994, Dr. Malone was Chief Executive Officer of a predecessor of TCI. Dr. Malone has been a director of TCI and its predecessors since 1973. He is also a director of Tele-Communications International, Inc., TCI Satellite Entertainment, Inc., BET Holdings, Inc., Cablevision Systems Corporation, Lenfest Communications, Inc., TCI Pacific and the Bank of New York Company, Inc. Dr. Malone holds a B.S. degree in electrical engineering and economics from Yale University and an M.S. degree in industrial management and a Ph.D. in operations research from Johns Hopkins University.



     JAMES R. SHAW has been President and Chief Executive Officer of Shaw Communications Inc. since December 1998. Prior to his appointment he held a variety of senior management positions since he joined the company in 1982. Mr. Shaw is Chairman of Vision.com, a strategic alliance of Canadian cable television companies formed in 1996. He also is a director of CableLabs, a North American cable television research organization, the Canadian Cable Television Association and the Cable Television Standards Foundation.



THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.


BOARD COMPOSITION AND PROCEDURES


     The board consists of eleven directors. Under @Home's certificate of incorporation, the holders of the Series B common stock, all of which are owned by a subsidiary of TCI, have the right to elect the five Series B directors. TCI has designated Messrs. Armstrong, Petrillo and Hindery as Series B directors.


     Subject to certain conditions, TCI has also agreed to elect one representative designated by Comcast and one representative designated by Cox as Series B directors.

Mr. Roberts is the current representative of Comcast, and Mr. Woodrow is the current representative of Cox. So long as the holders of Series B common stock are entitled to elect any Series B director, the holders of Series A common stock have the right to elect the Series A directors. Messrs. Doerr and Hearst are the current Series A directors. TCI, Comcast and Cox own approximately 38%, 12% and 12% respectively, of the outstanding Series A common stock, and TCI together with either Comcast and/or Cox has the ability to elect both of the Series A directors. The remaining directors are elected by the holders of the common stock voting together as a single class. Since TCI holds more than 50% of the outstanding voting power of @Home's capital stock, it has the power to elect all of these directors. However, TCI, Comcast, Cox and KPCB have agreed to vote for the election of the Chief Executive Officer of @Home. TCI has elected Mr. Bell, Dr. Malone and Mr. Shaw to the remaining positions on the board.


     Under the current @Home certificate of incorporation, all actions of the board must be approved by (1) a majority of the members of the board present at a meeting at which a quorum is present or unanimous written consent of all members of the board and (2) so long as TCI owns at least 7,700,000 shares of Series B common stock and securities representing a majority of the outstanding voting power of @Home, a majority of the Series B directors.



     In addition, under the current @Home certificate of incorporation, some actions of the board require the approval of at least 75%, or four of five, of the total number of Series B and Series K directors, referred to as supermajority approval, and other actions of the board require the unanimous approval of all of the Series B and Series K directors. Accordingly, with the current composition of the board, actions that require supermajority approval cannot be taken without the approval of the Series B directors designated by TCI and at least one of the two directors designated by Comcast and Cox, and actions that require unanimous approval cannot be taken without the approval of all the Series B and Series K directors.



     @Home actions that require supermajority approval by the Series B and Series K directors under the current @Home certificate of incorporation are:


     - a merger, consolidation or other business combination

     - the acquisition of assets having a value greater than 20% of the value of @Home's assets

     - the disposition of assets having an aggregate value greater than 50% of the value of @Home's assets

     - the acquisition by @Home of assets in exchange for capital stock that would constitute more than 16% of its fully diluted shares (other than a sale of stock solely for cash)

     - the appointment or removal of the Chief Executive Officer

     - voluntary dissolution or liquidation or the initiation of voluntary bankruptcy proceedings

     - any amendment of the certificate of incorporation or bylaws of @Home other than the filing of a certificate of designation establishing a series of preferred stock that does not have certain specified special voting rights

     - the creation or issuance of any additional class or series of capital stock having more than one vote per share or entitled to vote as a separate class or series on any matter subject to certain exceptions

     - any increase in the number of shares reserved for issuance to management and employees of @Home in excess of 4% per year of @Home's fully diluted shares outstanding each year, calculated on a cumulative basis

     - the declaration of dividends on or certain repurchases of common stock

     - the adoption of any budget for @Home that does not provide for a substantially pro rata rollout of @Home's services to TCI, Comcast and Cox in proportion to the number of qualifying homes passed made available by them to @Home

     - the appointment of any directors to the .Com committee other than the current members of the .Com committee


     @Home actions that require unanimous approval by the Series B and Series K directors under the current @Home certificate of incorporation are:


     - any amendments to or modifications of the actions requiring supermajority or unanimous approval of the Series B and Series K directors

     - any increase in the number of Series B or Series K directors

     - any modifications of the rights of the holders of Series B or Series K common stock to designate and elect directors

     - the appointment of any directors to the .Com committee other than the Chief Executive Officer, the other directors who are currently members of the .Com committee and any additional directors elected to the .Com committee by supermajority vote

     - any amendment to the specifications and standards for the @Home service that would require the operator facilities of any affiliate of TCI, Comcast or Cox to be capable of distributing or providing streaming video transmissions that include video segments in excess of the duration limit set forth in the specifications and standards, which is currently ten minutes


     The current @Home certificate of incorporation specifies certain requirements for the approval of certain transactions between @Home and any holder of more than 5% of the voting power of @Home or any affiliate of such holder. First, such a related party transaction must be approved by a majority of the members of the board present at a meeting for which the notice sets forth the related party transaction and a reasonably detailed description of the matter, or by unanimous written consent of the board following such a meeting. In addition, so long as the holders of Series B common stock are entitled to elect a Series B director, the related party transaction must also be approved either


     - by a majority of the Series B directors who are disinterested with respect to the transaction and by a majority of all Series B directors regardless of whether they are disinterested with respect to the transaction

     - by all of the Series B directors regardless of whether they are disinterested with respect to the transaction.

These requirements do not apply to

     - transactions involving an aggregate amount less than $1,000,000 that are entered into in the ordinary course of business on arms'-length terms

     - the entering into of local cable operator agreements and other agreements for the provision of ancillary or related services that are on terms no more favorable to the related party than the terms of similar agreements then currently offered by @Home to affiliates of each other principal cable partner described below, without regard to size, identity or ownership of securities of @Home

     - the entering into or performance under any .Com agreement or promotional agreement discussed below

 .COM COMMITTEE

     @Home's certificate of incorporation establishes a committee of the board, referred to as the .Com Committee, consisting of the Chief Executive Officer of @Home and the other members of the board who are not affiliated with TCI, Comcast, Cox and Cablevision (currently Messrs. Jermoluk, Doerr and Hearst) to review and approve certain connectivity agreement, or .Com agreements, and promotional agreements, or promotional agreements, between @Home and content providers that are affiliates of TCI, Comcast or Cox. It is @Home's policy to maintain a position of openness and non-exclusion with regard to entering into such agreements and that such content providers will not be unfairly advantaged or disadvantaged in their ability to obtain carriage or promotion on @Home's services by reason of their relationship with TCI, Comcast or Cox. Accordingly, any .Com agreement or promotional agreement between @Home and any affiliate of TCI, Comcast or Cox may be approved by any one of three methods, to be chosen by TCI, Comcast or Cox, as applicable:

     - by the authorized officers of @Home on @Home's standard terms and conditions

     - by a majority of the .Com committee

     - by a majority of the entire board including all of the Series B directors

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     @Home's compensation committee was formed in July 1996 to review and approve the compensation and benefits for @Home's key executive officers, administer @Home's stock purchase and stock option plans and make recommendations to the Board regarding such matters. The compensation committee is currently composed of Messrs. Woodrow and Doerr. No interlocking relationship exists between the board of director or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


AUDIT COMMITTEE


     The Board has established an audit committee to meet with and consider suggestions from members of management, as well as @Home's independent accountants, concerning the financial operations of @Home. The audit committee also has the responsibility to review the annual audited financial statements of @Home, and meets with management and @Home's independent accountants at the end of each quarter to review the quarterly financial results. In addition, the audit committee considers and recommends the employment of, and approves the fee arrangements with, independent accountants for audit functions. Messrs. Hearst and Petrillo are currently members of the audit committee.


BOARD OF DIRECTORS AND COMMITTEE MEETINGS


     During the year ended December 31, 1998, the board met seven times and acted by written consent two times, the compensation committee met two times and acted by written consent four times, the audit committee met three times, and the .Com and Series

B committees did not meet or act by written consent. None of the nominees for director attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period for which he was a director and the total number of meetings held by all committees of the board of directors on which he served held during the period that he served.


DIRECTOR COMPENSATION


     Directors, other than Mr. Jermoluk in his capacity as Chief Executive Officer, do not receive compensation from @Home and have not been awarded stock options to purchase @Home's capital stock.


                                 PROPOSAL NO. 4
              APPROVAL OF AMENDMENT TO 1997 EQUITY INCENTIVE PLAN


     Stockholders are being asked to approve an amendment to the 1997 equity incentive plan to provide for an increase in the number of shares of Series A common stock reserved for issuance under the incentive plan by 8,675,000 shares. The board believes that adding shares to the incentive plan is in the best interests of @Home because it will permit @Home to attract and retain employees by providing them with appropriate equity incentives. The incentive plan plays an important role in @Home's efforts to attract and retain employees of outstanding ability.


     Set forth below is a summary of the principal features of the incentive plan. @Home will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the incentive plan. Any such request should be directed as follows: Secretary, At Home Corporation, 425 Broadway Street, Redwood City, California 94063; telephone number (650) 569-5000; facsimile (650) 569-5100.


     History of the 1997 equity incentive plan and termination. In May 1997, the board adopted and in July 1997 the stockholders approved the incentive plan, which became effective on July 11, 1997 and serves as the successor to @Home's 1996 incentive stock option plan and 1996 incentive stock option plan No. 2, or collectively the prior plans. On August 1, 1997, the number of shares reserved for issuance under the incentive plan automatically increased by 4,200,000 shares, and on May 13, 1998, shareholders approved 5,575,000 additional shares. As of March 29, 1999 options to purchase 9,819,855 shares of Series A common stock were outstanding under the incentive plan and the prior plans, options to purchase 13,499,029 shares of Series A common stock had been exercised under these plans, and there were 1,506,116 shares of Series A common stock available for issuance but not subject to outstanding options under the incentive plan. The incentive plan will terminate in May 2007, unless sooner terminated by the board.


     Shares subject to the 1997 equity incentive plan. The total number of shares of Series A common stock reserved for issuance under the incentive plan is 25,775,000 less:


     - the total number of shares issued by @Home under (1) restricted stock purchase agreements entered into prior to the effective date of the incentive plan with employees, officers, directors, consultants, independent contractors or advisors of @Home and (2) the prior plans, upon the exercise of options granted on or before the effective date of the incentive plan


     - shares that are issuable as of the effective date of the incentive plan upon exercise of options granted under the prior plans

     - shares issued as of any date under @Home's 1997 employee stock purchase plan. The incentive plan authorizes the award of options, restricted stock and stock bonuses each an award.



     Shares will again be available for grant and issuance under the incentive plan if they:


     - are issuable upon exercise of an option granted under the prior plans or under the incentive plan that cease to be subject to such option for any reason other than exercise of such option

     - are subject to an award granted under restricted stock purchase agreements entered into prior to the effective date of the incentive plan with employees, officers, directors, consultants, independent contractors or advisors of @Home, the prior plans, or the incentive plan, that are forfeited or are repurchased by @Home at the original issue price

     - are subject to any other award granted under the prior plans or under the incentive plan that otherwise terminates without shares being issued


     Plan administration. The 1997 equity incentive plan is administered by a committee appointed by the board, currently the compensation committee, which presently consists of Messrs. Doerr and Woodrow, both of whom are non-employee directors under applicable federal securities laws and outside directors as defined under Section 162(m) of the Internal Revenue Code. The committee has the authority to construe and interpret the incentive plan and any agreement made under the incentive plan, grant awards and make all other determinations necessary or advisable for the administration of the incentive plan. The members of the compensation committee do not receive any compensation for administering the incentive plan. @Home bears all expenses in connection with administration of the incentive plan.



     Eligibility. The 1997 equity incentive plan provides for the grant of both incentive stock options that qualify under section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of @Home or of a parent or subsidiary of @Home. Nonqualified stock options may be granted to employees, officers, directors, consultants, independent contractors and advisors of @Home or any parent or subsidiary of @Home, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction, or eligible service providers. No person will be eligible to receive more than 1,000,000 shares in any calendar year pursuant to awards under the 1997 equity incentive plan other than a new employee of @Home, who will be eligible to receive no more than 2,000,000 shares in the calendar year in which such employee commences employment. Opportunities to purchase shares of @Home's Series A common stock, or restricted stock awards, and awards of shares of @Home's Series A common stock, or stock bonuses, either of which may be subject to a right of repurchase in favor of @Home or other restrictions on ownership or transfer, may be given to eligible service providers. The administrator of the incentive plan has the authority to determine the restrictions applied to the stock. The sum of restricted stock awards, stock bonuses and options with an exercise or purchase price below fair market value issued under the incentive plan may not exceed 20% of the total number of shares reserved for issuance under the incentive plan as of any date.

Terms of the options.

     - Vesting. Options under the incentive plan generally become exercisable or vest over a four-year period.

     - Expiration Date. The maximum term of options granted under the incentive plan is ten years.


     - Exercise Price. The exercise price of incentive stock options must be at least equal to the fair market value of @Home's Series A common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of @Home's Series A common stock on the date of grant.


     - Option exercise and payment alternatives. To exercise an option, the optionee must deliver to @Home an executed stock option exercise agreement and full payment for the shares being purchased. Payment may be made:


      -- in cash



      -- by surrender of fully paid shares of Series A common stock



      -- where permitted by applicable law and approved by the board, by tender of a full recourse promissory note having such terms as determined by the board



      -- by waiver of compensation due or accrued to an optionee for services rendered



      -- by cancellation of indebtedness of @Home to the optionee



      -- through a same day sale



      -- through a margin commitment or



      -- through any combination of the foregoing where approved by the board


     - Nontransferability of Options. Options granted under the incentive plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee.

     - Termination of employment. Options granted under the 1997 equity incentive plan generally expire three months after the termination of the optionee's service to @Home or a parent or subsidiary of @Home, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate one month after termination for cause. Options cease vesting on the date of death or termination of service.

     - Modification and adjustment of options. If the number of outstanding shares of Series A common stock of @Home is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of @Home without consideration, the number of shares of Series A common stock available for awards under the 1997 equity incentive plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of @Home.

     - Change in control. If @Home is acquired under certain circumstances, any or all outstanding awards may be assumed or replaced by the successor corporation. If awards are not assumed or replaced, the vesting of such awards will accelerate and all outstanding options will become exercisable in full prior to the consummation of the transaction. Any options not exercised prior to the transaction will expire.

Federal income tax information

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO @HOME AND PARTICIPANTS UNDER THE 1997 EQUITY INCENTIVE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1997 EQUITY INCENTIVE PLAN.


     - Incentive stock options. A participant will recognize no income upon grant of an incentive stock option and incur no tax on its exercise unless the participant is subject to the alternative minimum tax. If the participant holds the stock acquired upon exercise of an incentive stock option, or the incentive stock option shares for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize long-term capital gain or loss, rather than ordinary income or loss, upon disposition of the incentive stock option shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the incentive stock option shares.



     - If the participant disposes of incentive stock option shares prior to the expiration of either required holding period, called a disqualifying disposition, the gain realized upon such disposition, up to the difference between the fair market value of the incentive stock option shares on the date of exercise, or, if less, the amount realized on a sale of such shares, and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the incentive stock option shares were held by the participant.


     - Alternative minimum tax. The difference between the fair market value of the incentive stock option shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax. The alternative minimum tax, which is imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income and 28% in the case of alternative minimum taxable income in excess of $175,000. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, including the difference between the fair market value of the incentive stock option shares on the date of exercise and the exercise price, and reducing this amount by the applicable exemption amount, $45,000 in case of a joint return, subject to reduction under certain circumstances. If a disqualifying disposition of the incentive stock option shares occurs in the same calendar year as exercise of the incentive stock option, there is no alternative minimum tax adjustment with respect to those incentive stock option shares. Also, upon a sale of incentive stock option shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the incentive stock option shares at exercise over the amount paid for the incentive stock option shares.

     - Nonstatutory stock options. A participant will not recognize any taxable income at the time a non statutory stock option is granted. However, upon exercise of a non statutory stock option, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by @Home, either by payment in cash or withholding out of the participant's salary. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     - Tax treatment of @Home. @Home generally will be entitled to a deduction in connection with the exercise of a non statutory stock option by a participant to the extent that the participant recognizes ordinary income and @Home withholds tax. @Home will be entitled to a deduction in connection with the disposition of incentive stock option shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the incentive stock option shares.

     - ERISA. The incentive plan is not subject to any of the provisions of the Employee Retirement Income Security Act.

     The approval of the amendment to this incentive plan requires the affirmative vote of the holders of a majority of the total voting power of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.


     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN.



                                 PROPOSAL NO. 5

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     @Home has appointed Ernst & Young LLP as its independent auditors to perform the audit of @Home's financial statements for 1999, and the stockholders are being asked to ratify this appointment. Ernst & Young LLP have served as @Home's independent auditors since April 1, 1997 and have audited all financial statements of @Home since @Home's inception. Representatives of Ernst & Young LLP will be present at the meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to questions.



     Effective April 1, 1997, @Home selected Ernst & Young LLP as its principal independent auditors to replace KPMG Peat Marwick LLP. The decision to change independent auditors was approved by the board. In connection with the audit for the period from March 28, 1995, its inception, to December 31, 1995, and the subsequent interim periods through April 1, 1997, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused them to refer to the matter in their report. The report of KPMG Peat Marwick LLP on the consolidated financial statements of @Home for the period from March 28, 1995, its inception, to December 31, 1995 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.



     THE BOARD RECOMMENDS A VOTE "FOR" OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                              MANAGEMENT OF @HOME


EXECUTIVE OFFICERS


     The executive officers of @Home, and their ages and positions are as follows:

         NAME             AGE                         POSITION
         ----             ---      ----------------------------------------------
Thomas A. Jermoluk        42       Chairman of the Board, President and Chief
                                   Executive Officer
David P. Bagshaw          45       Senior Vice President and General Manager,
                                   @Media Group
Leilani T. Gayles         44       Vice President, Human Resources
Dean A. Gilbert           42       Senior Vice President and General Manager,
                                   @Home Group
Kenneth A. Goldman        49       Senior Vice President and Chief Financial
                                   Officer
Adam Grosser              38       Vice President, Product Development
Donald P. Hutchison       42       Senior Vice President and General Manager,
                                   @Work Group
Milo S. Medin             36       Senior Vice President and Chief Technology
                                   Officer
John L. O'Farrell         40       Senior Vice President, International
David G. Pine             40       Vice President, General Counsel and Secretary
Robert E. Tomasi, Jr.     47       Senior Vice President, Operations

     THOMAS A. JERMOLUK has served as Chairman of the Board, President and Chief Executive Officer of @Home since he joined @Home in July 1996. From 1994 to July 1996, he was President, and from 1992 to July 1996 he was Chief Operating Officer, of Silicon Graphics, Inc., a visual computing company. From 1991 to 1994, Mr. Jermoluk was Executive Vice President of Silicon Graphics, and, from 1988 to 1991, he was Vice President and General Manager of Silicon Graphics Advanced System Division. From October 1993 to August 1996, he was a member of the board of directors of Silicon Graphics. Prior to joining Silicon Graphics in 1986, Mr. Jermoluk managed a variety of hardware and software development projects at Hewlett-Packard Company and Bell Laboratories. He serves on the board of directors of Forte Software, Inc. Mr. Jermoluk holds B.S. and M.S. degrees in Computer Science from Virginia Tech.

     DAVID P. BAGSHAW has served as Senior Vice President and General Manager of @Home's @Media Group since he joined @Home in September 1996. From August 1991 to August 1996, he served as Vice President of Marketing of Silicon Graphics, where he was responsible for various marketing organizations and activities, including communications, public relations, business development, application developer support and product marketing. From 1987 to August 1991, he served as a product manager and as a director of marketing at Silicon Graphics. Mr. Bagshaw holds B.S. and M.S. degrees in Mechanical Engineering from Stanford University and an M.B.A. degree from the Stanford University Graduate School of Business.


     LEILANI T. GAYLES has served as Vice President, Human Resources of @Home since she joined @Home in October 1997. From October 1995 until October 1997 she served as a human resources consultant to a variety of companies. From February 1985 until June 1995, she held various management positions, including Vice President, Human Resources, at Silicon Graphics. Previously, Ms. Gayles was employed by Hewlett-Packard Company, a manufacturer of computing and other electronic products. Ms. Gayles holds a B.S. degree in Organizational Behavior from the University of San Francisco.

     DEAN A. GILBERT has served as Senior Vice President and General Manager of @Home's @Home Group since November 1996 and served as Senior Vice President, Marketing and Sales of @Home from February 1996 to November 1996. From September 1994 to February 1996, he served as President and Chief Executive Officer of Positive Communications, Inc., a provider of paging products and services. From 1991 to September 1994, Mr. Gilbert was Executive Vice President, Group Operations and from 1989 to 1991 was Senior Vice President, Marketing, Programming and Business Development of KBLCOM, Incorporated, a cable television provider. He holds B.A. and M.A. degrees in Telecommunications from Michigan State University.

     KENNETH A. GOLDMAN has served as Senior Vice President and Chief Financial Officer of @Home since he joined @Home in July 1996. From July 1992 to July 1996, he was Senior Vice President and Chief Financial Officer of Sybase, Inc., a database software and services company. From 1989 to July 1992, Mr. Goldman was Vice President of Finance and Administration and Chief Financial Officer at Cypress Semiconductor Corporation, a semiconductor manufacturer. From 1983 to 1989, he was Vice President and Chief Financial Officer of VLSI Technology Inc. Mr. Goldman serves on the board of directors of One World Systems. He holds a B.S. degree in Electrical Engineering from Cornell University and an M.B.A. degree from the Harvard University Graduate School of Business.

     ADAM GROSSER has served as Vice President, Product Development of @Home since he joined @Home in February 1997. Prior to that time, Mr. Grosser was the President and Chief Executive Officer of Catapult Entertainment, Inc., a provider of networking services for personal computers and console video games that he co-founded in April 1994 and sold in November 1996. From August 1993 to April 1994, Mr. Grosser was the Senior Vice President of New Media at Sony Pictures. From August 1990 to August 1992, he was the General manager of the New Media Group at Lucas Arts Entertainment. Mr. Grosser holds B.A., M.A, and M.B.A. degrees from Stanford University.

     DONALD P. HUTCHISON has served as Senior Vice President and General Manager of @Home's @Work Group since he joined @Home in February 1997. Prior to that time, he served as Senior Vice President, Strategic Partnerships from March 1996 to November 1996, Senior Vice President, Sales from August 1995 to March 1996 and Vice President, Sales and Marketing from May 1994 to August 1995 of Netcom On-Line Communications Services, Inc., an Internet access service provider. From 1989 to May 1994, Mr. Hutchison was Director of Sales and Marketing at TAU Corporation, a digital video imaging company. From 1987 to 1989, he was Director of Sales and Business Planning for Pixar, and, prior to that time, he held various sales and management positions with Prime Computer and Data General Corporation. Mr. Hutchison holds a B.A. degree in Business Economics from the University of California at Santa Barbara and an M.B.A. degree from Loyola Marymount University.

     MILO S. MEDIN has served as Senior Vice President and Chief Technology Officer since March 1998. Prior to March, Mr. Medin served as @Home's Vice President, Networks from the time he joined @Home as its founder in June 1995. From 1985 to June 1995, he was employed at the NASA Ames Research Center, where he was responsible for a variety of wide area networking projects, including the use of Internet technology to interconnect NASA facilities and researchers at over 200 sites in 16 countries. In 1989, Mr. Medin developed the architecture for the first Internet interconnect at NASA Ames, linking the major government backbones together. He also managed the National Research and Educational Network project at NASA Ames, which, in concert with the United States Department of Energy, deployed the first non-experimental 155 Mbps Internet backbone using switched ATM services to interconnect supercomputing and data archive facilities across the United States. Prior to joining NASA, he was employed by Science Applications Inc. as a programmer for defense program activities at the Lawrence Livermore National Laboratory and at the Los Alamos National Laboratory. In addition, Mr. Medin has been active in the development of Internet routing protocols and standards, primarily in the Internet Engineering Task Force, the leading Internet development and standards organization, for more than 10 years. He studied Computer Science at the University of California at Berkeley.

     JOHN L. O'FARRELL has served as Senior Vice President, International of @Home since he joined @Home in April 1997. From August 1995 to April 1997, he was President of U S WEST Interactive Services, Inc., an Internet content development company. From May 1994 to August 1995, he was Vice President, Corporate Strategy of U S WEST, Inc., a telephone and cable network operator, and from March 1992 to May 1994, he was Executive Director, Corporate Strategy of U S WEST, Inc. Before joining U S WEST, Inc., he held general management, marketing and consulting positions in the United States and Europe with Telecom Ireland (Ireland), Booz, Allen & Hamilton (U.S.), the Commission of European Communities (Luxembourg), Digital Equipment Corporation and Siemens AG (both Germany). Mr. O'Farrell holds a B.E.E. degree from University College Dublin, Ireland and an M.B.A. degree from the Stanford University Graduate School of Business.

     DAVID G. PINE has served as Vice President and General Counsel of @Home since he joined @Home in April 1996 and as Secretary of @Home since July 1996. From 1990 to March 1996, he served as Vice President, General Counsel and Secretary of Radius Inc., a manufacturer of Macintosh computer peripherals. Before that, Mr. Pine was in private law practice with Fenwick & West LLP. Mr. Pine holds an A.B. degree in Government from Dartmouth College and a J.D. degree from the University of Michigan Law School.

     ROBERT E. TOMASI, JR. has served as Senior Vice President, Operations of @Home since he joined @Home in November 1997. From November 1996 to November 1997, he served as Chief Operating Officer of Best Internet Communications, Inc., an Internet services organization specializing in Web hosting. From November 1994 to November 1996, Mr. Tomasi served as Vice President Operations of Netcom. Prior to that, Mr. Tomasi spent sixteen years in various management positions at British Telecommunications, a telecommunications provider. As Vice President of Operations for British Telecommunications, he directed the domestic and international expansion of Tymnet Data Network, and had responsibility for global operations, customer service and technical support. He also served as General Manager of British Telecommunications' Custom Data Networks business in London, England. Mr. Tomasi holds a B.S. degree in Electrical Engineering, Computer Systems from the New Jersey Institute of Technology.


EXECUTIVE COMPENSATION


     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid for services rendered to @Home in all capacities during the fiscal years ended December 31, 1996, 1997 and 1998 by @Home's Chief Executive Officer and five other persons who met the definition of our most highly compensated executives. We refer to these individuals as the named executive officers.

     @Home was founded in March 1995. All the named executive officers commenced employment with @Home in 1996, except Mr. Medin who commenced employment in 1995 and Mr. Hutchison who commenced employment in 1997.

     All shares were purchased at their fair market value on the date of purchase. All of these shares were restricted shares that vest over a period of four years so long as the individual remains continuously employed by @Home. @Home has the right to repurchase unvested restricted shares at their original purchase price upon the termination of the executive's employment.


                           SUMMARY COMPENSATION TABLE



                                                                 LONG TERM COMPENSATION
                                                                         AWARDS
                                       ANNUAL COMPENSATION     --------------------------
                                      ---------------------     RESTRICTED     SECURITIES     ALL OTHER
        NAME AND                                    ANNUAL        STOCK        UNDERLYING      COMPEN-
   PRINCIPAL POSITION       YEAR      SALARY($)    BONUS($)     AWARDS(#)      OPTIONS(#)    SATION($)(1)
   ------------------      -------    ---------    --------    ------------    ----------    ------------
Thomas A. Jermoluk          1998      $500,000     $250,000              --     500,000         $1,938
  President, CEO and        1997       500,000      200,000              --          --          1,377
  Chairman of the Board     1996       210,257                    4,000,000(2)       --            272
  of Directors
Kenneth A. Goldman          1998       250,000       50,000              --     125,000          1,566
  Senior Vice President,    1997       250,000       50,000              --          --          1,479
  and Chief Financial       1996       105,128       50,000(3)      550,000(4)       --            464
  Officer
David P. Bagshaw            1998       250,000       50,000              --      80,000          1,566
  Senior Vice President,    1997       250,000       40,000              --      25,000            867
  @Media Group              1996        85,407           --         450,000(5)       --            204
Dean A. Gilbert             1998       225,000       45,000              --      75,000            816
  Senior Vice President     1997       225,000       30,000              --      50,000            816
  and General Manager,      1996       202,068       30,000(6)      440,000(7)       --            425
  @Home Group
Donald P. Hutchison         1998       241,666       50,000              --     130,000            918
  Senior Vice President     1997       201,203       25,000              --     450,000            714
  and General Manager,      1996            --           --              --          --             --
  @Work Group
Milo S. Medin               1998       191,667       40,000              --     125,000            457
  Senior Vice President     1997       175,000       50,000              --      50,000            324
  and Chief Technology      1996       155,000           --         600,000(8)       --            257
  Officer


-------------------------
 (1) Represents life insurance premiums paid by @Home.

 (2) Represents 3,000,000 shares of @Home's Series A common stock purchased in July 1996 for $150,000 in cash and 50,000 shares of @Home's Series K preferred stock, which converted to 1,000,000 shares of Series K common stock on July 16, 1997, for $500,000 in cash.

 (3) Represents a sign-on bonus paid to Mr. Goldman when he joined @Home.

 (4) Represents 550,000 shares of @Home's Series A common stock purchased in July 1996 for $27,500 in cash.

 (5) Represents 450,000 shares of @Home's Series A common stock purchased in October 1996 for $45,000 in cash.


 (6) Represents a sign-on bonus paid to Mr. Gilbert when he joined @Home.


 (7) Represents 440,000 shares of @Home's Series A common stock purchased in May 1996 in exchange for $2,200 in cash, and a promissory note in the amount of $19,800. During 1998, Mr. Gilbert repaid the balance of the promissory note plus all accrued interest.


 (8) Represents 600,000 shares of @Home's Series A common stock purchased in May 1996 in exchange for $3,000 in cash, and a promissory note in the amount of $27,000. During 1998, Mr. Medin repaid the promissory note plus all accrued interest.

                          STOCK OPTION GRANTS IN 1998



     The following table sets forth further information regarding individual grants of stock options pursuant to @Home's 1997 equity incentive plan during 1998 to each of the named executive officers.


     These stock options were granted with an exercise price equal to the closing fair market value of @Home's Series A common stock on the date of grant. These options become exercisable at the rate of 25% of the total shares on the first anniversary of the grant date, and 2.083% of the total shares for next 36 months. These options lapse within 90 days after the termination of an employment or consultancy relationship with @Home.


     The potential realizable value is calculated based on the term of the option at its time of grant, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on option exercises are dependent on future performance of @Home's Series A common stock and overall market conditions. The potential realizable values shown in this table may never be achieved.


                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                           NUMBER                                             POTENTIAL REALIZABLE VALUE
                             OF           % OF                                  AT ASSUMED ANNUAL RATES
                         SECURITIES      TOTAL                                      OF STOCK PRICE
                         UNDERLYING     OPTIONS                                 APPRECIATION FOR OPTION
                          OPTIONS      GRANTED TO    EXERCISE                          TERMS ($)
                          GRANTED     EMPLOYEES IN   PRICE PER   EXPIRATION   ---------------------------
         NAME               (#)       FISCAL YEAR    SHARE($)       DATE           5%            10%
         ----            ----------   ------------   ---------   ----------   ------------   ------------
Thomas A. Jermoluk        500,000         6.6%        $67.00      12/21/08    $21,067,970    $53,390,372
Kenneth A. Goldman         50,000          .7          33.94        5/1/08      1,067,156      2,704,382
                           50,000          .7          37.00       10/8/08      1,163,455      2,948,424
                           25,000          .3          67.00      12/21/08      1,053,399      2,669,519
David P. Bagshaw           25,000          .3          33.94        5/1/08        533,578      1,352,191
                           20,000          .3          37.00       10/8/08        465,382      1,178,369
                           35,000          .5          67.00      12/21/08      1,474,758      3,737,326
Dean A. Gilbert            20,000          .3          28.50       8/31/08        358,470        908,433
                           30,000          .4          37.00       10/8/08        698,073      1,769,054
                           25,000          .3          67.00      12/21/08      1,053,399      2,669,519
Donald P. Hutchison        75,000         1.0          33.94        5/1/08      1,600,733      4,056,573
                           30,000          .4          37.00       10/8/08        698,073      1,769,054
                           25,000          .3          67.00      12/21/08      1,053,399      2,669,519
Milo S. Medin              50,000          .7          33.94        5/1/08      1,067,156      2,704,382
                           50,000          .7          37.00       10/8/08      1,163,455      2,948,424
                           25,000          .3          67.00      12/21/08      1,053,399      2,669,519

         AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES



     The following table sets forth information concerning the number of shares subject to both exercisable and non-exercisable stock options as of December 31, 1998. Also reported are the values for in-the-money options which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of @Home's Series A common stock as of December 31, 1998 ($74.25) for the named executive officers.


                                                            NUMBER OF                    VALUE OF
                                                      SECURITIES UNDERLYING            UNEXERCISED
                             SHARES                    UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                          ACQUIRED ON     VALUE          AT YEAR-END(#)              AT YEAR-END ($)
          NAME            EXERCISE(#)    REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
          ----            ------------   --------   -------------------------   --------------------------
Thomas A. Jermoluk               --           --         --          500,000           --        3,625,000
Kenneth A. Goldman               --           --         --           50,000           --        2,015,625
                                 --           --         --           50,000           --        1,862,500
                                 --           --         --           25,000           --          181,250
David P. Bagshaw                 --           --     25,000               --    1,756,250               --
                                 --           --         --           25,000           --        1,007,813
                                 --           --         --           20,000           --          745,000
                                 --           --         --           35,000           --          253,750
Dean A. Gilbert              10,000      245,000     40,000               --    2,810,000               --
                                 --           --         --           20,000           --          915,000
                                 --           --         --           30,000           --        1,117,500
                                 --           --         --           25,000           --          181,250
Donald P. Hutchison              --           --     25,000               --    1,756,250               --
                                 --           --      6,770           18,230      377,851        1,017,462
                                 --           --         --           75,000           --        3,023,438
                                 --           --         --           30,000           --        1,117,500
                                 --           --         --           25,000           --          181,250
Milo S. Medin                    --           --     13,541           36,459      755,757        2,034,468
                                 --           --         --           50,000           --        2,015,625
                                 --           --         --           50,000           --        1,862,500
                                 --           --         --           25,000           --          181,250

     If Mr. Bagshaw exercises his options, 15,625 shares are unvested and would be subject to repurchase.

     If Mr. Gilbert exercises his options, 31,250 are unvested and would be subject to repurchase.

     If Mr. Hutchison exercises his options, 15,625 are unvested and would be subject to repurchase.


EMPLOYMENT AGREEMENT



     On July 31, 1996, the board elected Thomas A. Jermoluk as President, Chief Executive Officer and Chairman of the Board of @Home pursuant to an employment agreement dated July 19, 1996. Under the employment agreement, @Home has agreed to pay Mr. Jermoluk an annual base salary of $500,000 per year. Mr. Jermoluk is eligible to receive a target bonus of $200,000 per year based on the performance of @Home with respect to its annual operating plan. On July 31, 1996, @Home sold to Mr. Jermoluk a total of 3,000,000 shares of @Home's Series A common stock at a purchase price of $0.05 per share for a total of $150,000 and a total of 50,000 shares of @Home's Series K preferred stock at a purchase price of $10.00 per share for a total of $500,000. Of these shares, 25% were immediately vested and an additional 2.08% will vest on August 22, 1997 and each subsequent month of Mr. Jermoluk's continuous employment. The Series K preferred stock was converted into 1,000,000 shares of Series K common stock in connection with @Home's initial public offering. So long as Mr. Jermoluk is employed by @Home, and for 90 days after if his employment is terminated without cause, if Mr. Jermoluk sells any of his vested shares during the five-year period beginning on July 22, 2000 at an average price less than $5.00 per share, @Home is obligated to pay Mr. Jermoluk the difference between $5.00 per share and the average price for each share sold. @Home must repurchase any unvested shares at Mr. Jermoluk's cost upon the termination of his employment. If @Home terminates Mr. Jermoluk's employment without cause, @Home will be obligated to pay Mr. Jermoluk's base salary and bonus for six months after the date of the termination, and @Home's right to repurchase any unvested shares will lapse at the date of the termination.

                              AT HOME CORPORATION
                      REPORT OF THE COMPENSATION COMMITTEE

     This Report of the Compensation Committee is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that @Home specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.


TO THE BOARD OF DIRECTORS:



     Final decisions regarding compensation and stock option grants to executive officers are made by the compensation committee of the board of directors. The committee is composed of two non-employee directors, neither of whom have any interlocking relationships as defined by the Securities and Exchange Commission. During 1998, John Doerr and Bruce Ravenel served on the committee. In March 1999, Mr. Ravenel resigned from the board of directors and the compensation committee and David Woodrow was appointed to fill the vacancy on the committee in April 1999.



GENERAL COMPENSATION POLICY


     The committee acts on behalf of the board to establish the general compensation policy of @Home. The committee reviews base salary levels and target bonuses for the Chief Executive Officer and other executive officers of @Home each year. The committee also administers @Home's 1997 equity incentive plan and the 1997 employee stock purchase plan. Prior to @Home's initial public offering on July 11, 1997, the committee approved by written consent all stock option grants, including all stock option grants to @Home's executives. After @Home's initial public offering, the committee delegated to the CEO the authority to grant stock options to non-executive employees.


     The committee's philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate and individual performance and customer satisfaction. Consistent with this philosophy, salary adjustments and the incentive component of executive officer compensation is determined after a review of @Home's and the individual's performance for the previous year. Long-term equity incentives for executive officers are affected through the granting of stock options under the 1997 equity incentive plan.

     @Home's Vice President of Human Resources assists the committee by making available competitive executive compensation data, such as stock data, for companies with whom @Home competes for executive talent. Some of these companies are included in the Morgan Stanley High Technology Index, the line of business index used by @Home in its "Performance Graph" set forth in this prospectus/proxy statement.


1998 EXECUTIVE COMPENSATION



     Executive compensation for 1998 included base salary, cash bonuses and stock option grants. In December 1998, the CEO recommended that the committee grant bonuses to certain executives under @Home's 1998 Executive bonus plan that included the following measures of performance: @Home revenue (40% weighting); @Home earnings (40% weighting), and customer satisfaction (20% weighting). He recommended, however, that such bonuses should be less than the target amount of 25% of base salary due to customer satisfaction issues. Based on this recommendation, the committee approved bonuses equal to 20% of base salary.



     The following table sets forth stock options to purchase Series A common stock granted to executive officers in 1998. The exercise price for each of these options is equal to the closing sale price for the Series A common stock on the Nasdaq National Market on the date of grant:



                                                                   NUMBER OF
                                                NUMBER OF      EXECUTIVE OFFICERS   EXERCISE PRICE
               DATE OF GRANT                 OPTIONS GRANTED    GRANTED OPTIONS       PER SHARE
               -------------                 ---------------   ------------------   --------------
  May 1, 1998..............................      420,000               8               $  33.94
  August 31, 1998..........................       70,000               3                  28.50
  October 8, 1998..........................      295,000               9                  37.00
  December 21, 1998........................      280,000               8                  67.00



All of these options vest and become exercisable as to 25% of the shares one year after the date of grant and on a monthly basis for 36 months thereafter. These options were granted on the recommendation of the CEO in recognition of @Home's successful performance and the significant individual contributions of these executives.



1998 CEO COMPENSATION



     Mr. Jermoluk was hired by @Home pursuant to an employment agreement dated July 19, 1996 which provides for a base salary of $500,000 and a target bonus of $200,000 per year. In December 1998, the committee solicited input from all of @Home's board members concerning Mr. Jermoluk's performance as part of the process of determining Mr. Jermoluk's bonus for 1998. As most of @Home's board members represent @Home's major customers and investors, the committee carefully evaluated this input in assessing Mr. Jermoluk's performance. Based on this input, @Home meeting its financial and operational goals for 1998, Mr. Jermoluk's leadership in connection with @Home's financing activities, the Excite transaction and @Home's rapid growth, the committee awarded Mr. Jermoluk a bonus of $250,000 and a stock option grant to purchase 500,000 shares of Series A common stock at an exercise price of $67.00 per share, which equaled the closing sale price for the Series A common stock on the Nasdaq National Market on December 21, 1998. In 1999, the amount of Mr. Jermoluk's bonus will be determined based on @Home's success in meeting its financial targets, operational objectives, including cable partner and subscriber satisfaction, and strategic goals.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. @Home intends to comply with the requirements of Section 162(m) of the Internal Revenue Code. @Home's 1997 equity incentive plan is already in compliance with
Section 162(m) by limiting stock awards to named executive officers. @Home does not expect cash compensation for 1999 for any executive officer to exceed $1,000,000.


                                          COMPENSATION COMMITTEE

                                          L. John Doerr

                                          Bruce W. Ravenel

                     AT HOME CORPORATION PERFORMANCE GRAPH

     The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total stockholder return for @Home, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total stockholder return represents share value appreciation assuming the investment of $100 in the Series A common stock of @Home at the initial public offering price of $10.50 per share on July 11, 1997 and in each of the other indexes on the same date, and reinvestment of all dividends. The Series A common stock of @Home is traded on the Nasdaq National Market. Set forth below is a graph comparing cumulative total stockholder return on @Home's Series A common stock, the Nasdaq (US) Index and the Morgan Stanley High Technology Index from July 11, 1997 to December 31, 1998.

                                                   AT HOME CORPORATION             STOCK INDEX            INDUSTRY GROUP INDEX
                                                   -------------------             -----------            --------------------
'07/11/97'                                               100.00                      100.00                      100.00
'09/30/97'                                               220.24                      112.18                      112.90
'12/31/97'                                               239.29                      104.50                       97.10
'12/31/98'                                               707.14                      145.92                      189.72

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1996, there has not been nor is there currently proposed, any transaction or series of similar transactions to which @Home or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of @Home or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than:


     - compensation agreements, which are described where required in "Executive compensation"


     - the transactions described below


TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% SECURITY HOLDERS



     1997 financing from Rogers, Shaw and other strategic partners. On April 11, 1997, @Home sold an aggregate of 240,000 shares of its Series C preferred stock at a cash purchase price of $200 per share to certain companies with which @Home has established strategic commercial relationships and to James L. Barksdale, who was a director of @Home until March 1999 and who was the Chief Executive Officer of Netscape:


        PURCHASER                TYPE OF STOCK          SHARES    TOTAL PURCHASE PRICE
        ---------                -------------          ------    --------------------
Rogers....................  Series C Preferred Stock    75,000        $15,000,000
Shaw......................  Series C Preferred Stock    75,000         15,000,000
Netscape..................  Series C Preferred Stock    20,000          4,000,000
James L. Barksdale........  Series C Preferred Stock     5,000          1,000,000

     In connection with the Series C preferred stock financing, @Home entered into agreements with Rogers and Shaw granting them exclusive rights to distribute the @Home service in Canada and the right to license other cable companies to distribute the service in Canada. In addition, on April 11, 1997, @Home granted to Rogers and Shaw transferable warrants to purchase up to an aggregate of 100,000 shares of Series C preferred stock each at a purchase price of $200 per share. These warrants become fully exercisable on the earlier of April 11, 2004 or the achievement of certain performance milestones with respect to the distribution of the @Home service in Canada. Each share of Series C preferred stock issued in the Series C preferred stock financing converted into 20 shares of Series A common stock on July 16, 1997 in connection with the closing of @Home's initial public offering.

     Pursuant to a voting agreement entered into with Rogers and Shaw on April 11, 1997, TCI, Comcast and Cox agreed: (1) to use their reasonable best efforts to cause a single representative designated jointly by Rogers and Shaw to be nominated for election to the board and an additional representative designated jointly by Rogers and Shaw to be afforded the right to attend all meetings of the board as a nonvoting observer; and (2) to vote all voting securities of @Home controlled by them in favor of election of the designee of Rogers and Shaw to the board. The voting agreement terminated after Rogers and Shaw ceased to own in the aggregate at least 2,500,000 shares of Series A common stock, or at least 2,000,000 shares of Series A common stock plus warrants to purchase an additional 500,000 shares of Series A common stock. Although Rogers and Shaw no longer hold contractual rights under this agreement, the parties to this agreement have decided for now to continue to vote in favor of electing a designee of Rogers and Shaw to the board, currently Mr. Shaw.

     Stockholders' agreement. On August 1, 1996, @Home entered into a stockholders' agreement with TCI, Comcast, Cox and purchasers affiliated with KPCB, collectively known as the principal stockholders. This agreement provides for certain voting agreements, restrictions on transfer of @Home securities, rights of first offer, tag-along and drag-along rights and preemptive rights. This agreement was first amended on July 16, 1997 in connection @Home initial public offering. It was amended again on October 2, 1997 to add Cablevision as a party to the stockholders' agreement with most of the same rights as TCI, Comcast and Cox. This amendment is referred to as the Cablevision amendment. The following is only a summary of the stockholders' agreement, and you can find more information in the agreement, which is filed as an exhibit to @Home's registration statement on Form S-1 (file number 333-27323), and the Cablevision amendment, which is filed as an exhibit to @Home's current report on Form 8-K filed with the Securities and Exchange Commission on October 22, 1997.


     The stockholders' agreement provides that each principal stockholder will vote all of its shares of @Home's voting stock in favor of any action required by the stockholders' agreement, including the election of the Chief Executive Officer of @Home to its board, and that any holder of Series B common stock, all of which is currently owned by TCI, will vote all such shares in favor of the election of certain designees of TCI, Comcast and Cox to the board as Series B Directors as follows:


     - Comcast will be entitled to designate one director so long as it owns at least 5,000,000 shares of common stock

     - Cox will be entitled to designate one director so long as it owns at least 5,000,000 shares of common stock and

     - TCI will be entitled to designate three directors so long as it owns at least 7,700,000 shares of Series B common stock, two directors so long as it owns at least 6,350,000 shares of Series B common stock and one director so long as it owns at least 5,000,000 shares of Series B common stock

In addition, the stockholders' agreement provides, if Cablevision so requests, that @Home and the principal stockholders are required to take such commercially reasonable actions as are required to cause a designee of Cablevision to be appointed as a common stock director and that each principal stockholder will vote all of its shares of @Home's voting stock in favor of the election of the Cablevision designee as a common stock director so long as Cablevision beneficially owns at least 5,000,000 shares of common stock.

     The stockholders' agreement restricts transfers of @Home securities by the principal stockholders and Cablevision until the earliest to occur of:

     - June 4, 2006

     - the fifth anniversary of the termination of the exclusive period applicable to TCI, Comcast, Cox or Cablevision or

     - the sixth anniversary of @Home's initial public offering


     To the extent transfers of Series B and Series K common stock are permitted, the holders of such shares generally must convert them to Series A common stock prior to consummating such transfers. As of July 11, 1998, each principal stockholder and Cablevision is permitted to sell its Series A common stock in the public market if it first offers to each other principal stockholder and Cablevision the right of first offer to purchase the securities. The restrictions on transfer contained in the stockholders' agreement do not apply to any constituent partner of KPCB. The restrictions on transfer do not apply to a control block sale, which is defined as a transfer of @Home securities that would result in an unaffiliated third party acquiring a majority of the voting stock of @Home. In the event of a control block sale, all principal stockholders that continue to own at least 25% of @Home securities they originally purchased on or before August 1, 1996, and Cablevision, if it owns at least 1,968,946 shares of Series A common stock, collectively referred to as the eligible principal stockholders, will be granted a tag-along right to participate in the control block sale by selling a pro rata portion of their @Home securities to the third party. If any group consisting of TCI and any three other eligible principal stockholders proposes to make a control block sale, that group will have a drag-along right to require the other principal stockholders, and Cablevision, if applicable, to sell a pro rata portion of their @Home securities to the third party in the control block sale.

     The stockholders' agreement provides that a principal cable partner may be required to offer to sell a proportionate amount of its @Home securities to the other principal stockholders and Cablevision at a price equal to the average closing price of @Home's Series A common stock over the most recent 20 trading days in certain circumstances. This obligation arises if the number of homes passed by a principal cable partner's cable systems that remain subject to the exclusivity provisions of the master distribution agreement, together with any systems that have been released from such provisions due to @Home's failure to meet the rollout schedule, falls below 80% of such principal cable partner's base homes passed as of June 4, 1996, as this number is amended by the Cablevision amendment.

     The stockholders' agreement gives each eligible principal stockholder the preemptive right to purchase a pro rata portion of any new securities offered by @Home other than:

     - securities issued pursuant to a public offering

     - securities issued pursuant to any incentive plan or agreement for the benefit of @Home's employees, directors or consultants

     - securities issued by @Home in connection with an acquisition and

     - securities issued in exchange for interests in a joint venture or other business combination

     The stockholders' agreement will terminate on the earliest of:

     - June 4, 2021

     - when there are no eligible principal stockholders and no principal cable partners subject to exclusivity obligations under the master distribution agreement, described below

     - a merger in which @Home is not the surviving entity or

     - when there are no shares of common stock or preferred stock of @Home outstanding

     Issuance of a warrant to Cablevision in 1997. In connection with the Cablevision amendment, @Home issued Cablevision a warrant to purchase up to 7,875,784 shares of @Home's Series A common stock at an exercise price of $0.50 per share. This warrant is immediately exercisable, subject to the receipt of all necessary governmental consents or approvals. @Home also issued Cablevision a contingent warrant to purchase up to 3,071,152 shares of @Home's Series A common stock at an exercise price of $0.50 per share under certain conditions. The contingent warrant was not immediately exercisable and becomes exercisable to the extent certain cable television systems are transferred from

TCI and its controlled affiliates to Cablevision. During 1998, the contingent warrant became exercisable as to 2,355,514 shares of Series A common stock after TCI transferred to Cablevision cable systems passing homes in New York, New Jersey and Connecticut. The remaining 715,638 shares of Series A common stock subject to the contingent warrant will become exercisable upon the transfer from TCI to Cablevision of additional homes in Connecticut. The above description is only a summary, and you can find more information in the Cablevision amendment, the related warrant purchase agreement, the warrant and the contingent warrant, which were filed as exhibits 10.01 through 10.04 to @Home's current report on Form 8-K, filed with the Securities and Exchange Commission on October 22, 1997.

     Issuance of warrants to Rogers and Shaw in 1998. In March 1998, @Home issued warrants to Rogers and Shaw to purchase 2,900,000 and 2,100,000 shares of @Home's Series A common stock at a purchase price of $10.50 per share. These warrants vest and become exercisable following the satisfaction of performance conditions by Rogers and Shaw related to their numbers of subscribers to the @Home service. The warrants expire on March 31, 2008, if not exercised. Warrants to purchase 919,768 shares of common stock became exercisable when Rogers and Shaw met certain subscriber performance milestones during 1998. @Home recorded non-cash charges to operations for the fair value of these warrants of $49,794,000.

     Issuance of shares of common stock to TCI in 1998. In August 1998, @Home completed a public stock offering, issuing 2,075,000 shares of its Series A common stock to the public and 800,000 shares of its Series A common stock to TCI, each at a price of $46.125 per share. @Home received net proceeds of approximately $126.0 million in cash from this offering.


     Issuance of a warrant to InterMedia in 1999 and transfer of shares to TCI. In January 1999, @Home issued a warrant to InterMedia Partners IV L.P. to purchase up to 1,230,000 shares of its Series A common stock at an exercise price of $10.50 per share. This warrant was issued in connection with a new distribution agreement entered in January 1999. This warrant vested and became exercisable as to approximately 439,000 shares based on the number of eligible homes that InterMedia upgraded to two-way HFC cable and that are capable of accessing the @Home service. This warrant will vest and become exercisable up to 510,000 shares, beginning in December 1999, based on the number of @Home subscribers residing in any commercially deployed InterMedia homes. In January 1999, TCI announced an agreement with InterMedia to acquire InterMedia's cable system in Nashville, Tennessee. Pursuant to the warrant agreement, InterMedia will transfer shares to TCI in an amount to be determined if and when this acquisition is completed.


     Registration rights agreement. All of the holders of @Home's preferred stock prior to @Home's initial public offering have certain registration rights with respect to their shares of Series A common stock. Specifically, the holders of approximately 92,033,115 shares of Series A common stock, including shares issuable upon conversion of other series of common stock, and holders of warrants to purchase approximately 2,000,000 shares of Series A common stock have certain rights to cause @Home to register those shares under the Securities Act at any time after July 16, 1998. Thereafter, @Home may be required to effect up to four registrations requested by TCI, two registrations requested by Comcast, two registrations requested by Cox, two registrations requested by Cablevision, two registrations requested by KPCB and two registrations requested by the persons who held Series C preferred stock and warrants to purchase Series C preferred stock prior to

@Home's initial public offering. Stockholder groups that were not part of the initial registration demand are entitled to notice of such registration and are entitled to include registrable shares. These registration rights are subject to certain conditions and limitations, including (1) the right, under certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration, and (2) the right of @Home to delay the filing of a registration statement for not more than 120 days after receiving the registration demand. Notwithstanding the foregoing, the exercise of the principal stockholders' and Cablevision's registration rights are subject to the other principal stockholders' and Cablevision's rights of first offer as set forth in the stockholders' agreement, unless specifically exempted. If any stockholder group requests registration of at least 500,000 registrable shares, @Home is obligated to pay all registration expenses incurred in connection with such registration, other than underwriters' discounts and commissions and stock transfer fees or expenses, and the fees and expenses of a single counsel to the selling stockholders. These demand registration rights expire with respect to the Series C preferred stockholder group on July 16, 2002.

     In addition, if @Home proposes to register any of its equity securities under the Securities Act, whether or not for sale for its own account, other than in connection with an @Home employee benefit plan or a corporate reorganization, the holders of registrable shares and the holder of a warrant to purchase 24,356 shares of Series A common stock are entitled to notice of such registration and are entitled to include registrable shares and the shares issuable upon exercise of the warrant. These rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration under certain circumstances and the right of @Home to delay or withdraw any such registration. @Home is obligated to pay all registration expenses incurred in connection with such registration other than underwriters' discounts and commissions, stock transfer fees or expenses, the pro rata share of the incremental filing fee under the Securities Act attributable to the applicable registrable shares and the fees and disbursements of counsel to the holders of the registrable shares. These piggyback registration rights expire with respect to the Series C preferred stockholder group on July 16, 2002.


     Officer loans. In connection with the exercise of stock options granted under one of its 1996 stock option plans, @Home permitted two executive officers, Donald P. Hutchison and John L. O'Farrell, to purchase shares of Series A common stock in exchange for promissory notes in the amounts of $96,000 and $66,000. Each note was secured by the shares purchased with that note. The notes bore interest at the rates of 6.31% and 6.42% and were due and payable on March 15, 2002 and April 28, 2002, respectively. Messrs. Hutchison and O'Farrell each paid these notes off during 1998. @Home has also approved loans to Messrs. Hutchison and O'Farrell of $100,000 and $200,000 to assist each of them in the purchase of a home. Mr. O'Farrell's loan was paid in full in 1998. Mr. Hutchison's loan has not yet been issued, and, if issued, will have a five-year term and bear interest at the minimum rate sufficient to avoid imputation of taxable income. In November 1997, @Home approved a loan to Robert E. Tomasi, Jr. of $250,000, to assist him in the purchase of shares of common stock of Best Internet Communications, Inc., his former employer. In 1998, Mr. Tomasi borrowed $250,000 under this loan. The loan, which had a two-year term, bore interest at the minimum rate sufficient to avoid imputation of taxable income and was secured by the shares of Best Internet common stock and any shares of @Home's Series A common stock that Mr. Tomasi acquired. Mr. Tomasi has paid all principal and interest under this loan.

CERTAIN BUSINESS RELATIONSHIPS


     Master distribution agreement with TCI, Comcast, Cox and Cablevision. In May and October 1997, @Home entered into a master distribution agreement with TCI, Comcast, Cox and Cablevision, its principal cable partners. The following summary agreement is not a complete description, and you can find more information in the agreement, which is filed as an exhibit to @Home's registration statement on Form S-1 (file number 333-27323), and in the Cablevision amendment.


     Under the terms of the agreement, in connection with @Home's periodic budgets and business plans, the parties agreed to cooperate in good faith to establish a master rollout schedule for the deployment of the @Home service within the cable system territories of the principal cable partners. @Home is obligated to use commercially reasonable efforts to cause the @Home service to be made available to the qualifying upgraded homes passed of these parties on a substantially pro rata basis in accordance with the master roll-out schedule. While the agreement provides that the principal cable partners will be subject to the exclusivity obligations, there is no affirmative obligation on the part of the principal cable partners to upgrade their cable plants to two-way cable or to offer the @Home service over their cable systems. The agreement contemplates that @Home will enter into agreements with the affiliated local cable operators of the principal cable partners for the distribution of the @Home service, although none of these LCO agreements have been executed to date. @Home and the principal cable partners have established the principal terms of the LCO agreements, including the payment to @Home of 35% of the basic and premium service revenue received by affiliated local cable operators from subscribers to the @Home service and payment to @Home by the cable operators for any additional services performed by @Home on their behalf. Revenue recorded by @Home for the additional services provided to TCI, Comcast, Cox and Cablevision in 1998 were $3,292,000, $492,000, $39,000 and $20,000, respectively.



     For a discussion of the exclusivity obligations that apply to @Home's principal cable partners and related matters, see "Risk factors -- risks related to @Home's relationships with its cable partners" starting on page 25.


     Each principal cable partner and its controlled affiliates are entitled to most favored nation terms and conditions of carriage with respect to the distribution of @Home's services and with respect to the terms and conditions of any related trademark license agreement or ancillary services arrangements. This provides them with all direct and indirect benefits that may arise as a result of any @Home transaction with other parties that contains distribution terms that are more favorable than those with the principal cable partners. These provisions require identical treatment of the principal cable partners and their controlled affiliates without regard to size or identity with respect to each other and with respect to the terms and conditions provided to unaffiliated third parties, except as to exclusivity and certain other terms applicable to third parties.

     The principal cable partners and their affiliates are entitled to create, author, promote and otherwise engage in the business of local content offerings, and will retain all revenue from such local content offerings and associated advertising within the designated local area of the @ Home service's home page. @Home is responsible for the aggregation and promotion of national content offerings as part of the @Home service and will retain all revenues from associated advertising within the designated national area of the @Home service's home page and web site. Each principal cable partner has the right to exclude the promotion of specified national content providers from the @Home service offered through such principal cable partner's cable systems, subject to an adjustment in the split of

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

premium service revenues between the principal cable partner and @Home if the number of specified exclusions exceeds certain limits. In addition, a principal cable partner has the right to block access to content that:

     - includes streaming video segments of more than ten minutes in duration

     - is pornographic or overly violent or

     - could adversely affect a cable operator's franchise to deliver cable television service or the @Home service and @Home is obligated to use its best efforts to block such access.

     @Home is obligated to use reasonable best efforts to consult with and involve each of the principal cable partners in the development of requirements for and design of enhancements, new features and new applications of the @Home service and coordinate with respect to the introduction of such enhancements, features and applications that could have a significant effect on the cable operations of a principal cable partner with respect to its delivery of the @Home service to its customers. @Home has agreed that, if principal cable partners representing a majority of the residential subscribers of the @Home service object to such enhancement, feature or application, @Home will not implement such enhancement, feature or application in the territories of objecting principal cable partners.


     TCI has exercised its rights under the master distribution agreement to provide certain support services to its subscribers, and @Home recorded expenses of approximately $785,000 in 1998 in connection with TCI's provision of such support services.



     Agreement with Rogers and Shaw. In March 1997, in connection with the equity investment in @Home by Rogers and Shaw, @Home, Rogers and Shaw entered into an agreement for the distribution by Rogers and Shaw in Canada of a localized version of the @Home service. @Home has granted Rogers and Shaw the exclusive rights for an initial period of six years, subject to achievement of certain performance milestones, to distribute, market and promote the service in Canada either directly in jurisdictions where they are licensed to operate cable systems or indirectly through the sublicensing of other cable operators in Canada. During the term of the exclusivity of such licenses, Rogers and Shaw have each agreed, subject to the same exceptions to the exclusivity obligations available to the principal cable partners, not to market, promote or control any other residential Internet service, other than dial-up services at data transmission speeds of 128 Kbps or less. However, Rogers and Shaw are not precluded from distributing other residential Internet services if so required by Canadian law. Rogers and Shaw will be responsible for:


     - upgrading their cable systems for two-way data transmission services

     - providing the necessary cable data routers and cable modems

     - providing the telecommunications systems necessary to connect their subscribers to cable headends or fiber nodes, to connect such headends or fiber nodes to @Home's regional data centers in Canada and to connect their regional data centers to the nearest points of presence of the @Home backbone in the United States

     - providing customer installation, billing, customer service and technical support

     - providing @Home with space to co-locate its regional data centers and related equipment within Rogers' and Shaw's network distribution facilities

     - providing necessary modifications to billing, subscriber and network management systems to interface with @Home

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

     - distributing and promoting the @Home service

     - programming local content and customizing certain national content for the Canadian market

     @Home will be responsible under this agreement for:

     - treating Rogers and Shaw with a priority equal to the principal cable partners in matters of deployment

     - granting Rogers and Shaw access to @Home's broadband network

     - installing and maintaining an optimal number of regional data centers and providing the same level of performance received by the principal cable partners

     - providing software necessary for the @Home service

     - providing the telecommunications facilities connecting the nearest points of presence of @Home's backbone in the United States to the @Home network

     - providing network support

     - providing general engineering, operations, marketing and management support, when reasonably requested

     - providing training programs

     - providing access and automated exchange of data from @Home to Rogers and Shaw necessary for billing and subscriber management

     - working with Rogers and Shaw to develop a network architecture that minimizes inter-city data transport within Rogers' and Shaw's networks

     - developing and maintaining the user interface and page templates for national content

     - providing the same or additional content platform technologies provided to the principal cable partners

@Home is restricted from offering, promoting, marketing or providing, or carrying third-party advertising or promotion with respect to, any streaming video transmissions that include video segments longer than ten minutes in duration.


     Agreement with TCG. In April 1997, @Home and Teleport Communications Group, Inc., or TCG, entered into a master communications services agreement, with an initial term of five years. Under this agreement, TCG has agreed to provide @Home with facilities management and telecommunications network services for the local telecommunications transport requirements of @Home's services. TCG, which is owned by AT&T, is the largest competitive local exchange carrier in the United States, providing high-speed fiber optic telecommunications to customer sites in 65 metropolitan centers in the United States. In markets served by TCG networks, TCG will provide @Home with (1) the ability to co-locate its regional data centers within TCG's network distribution facilities and (2) all intralata and interlata transport access facilities to and from the co-located regional data center, including all services provided completely on TCG's network and services provided through a combination of TCG's network and the network of a third-party local exchange carrier. In market areas not served by TCG, TCG will serve as a facility manager to procure co-location space and intralata and interlata transport facilities. The agreement provides @Home with such telecommunications services at rates generally at or below those of competing carriers, and the ability to co-locate @Home's regional data centers within TCG's network distribution facilities at favorable rates. During 1998, @Home recorded expenses of approximately $4,585,000 to TCG in connection with the agreement.

     Agreement with Netscape. Pursuant to a software license agreement, Netscape granted @Home a nonexclusive, worldwide license to use certain Netscape Internet client, Internet server and Internet applications software internally, distribute the Netscape Internet client software to subscribers of @Home's services, and distribute the Netscape Internet server and Internet applications software to @Home's cable affiliates until December 31, 1998. Under this agreement, @Home paid Netscape $2,275,000 in 1997 as nonrefundable license fees and prepaid support and service fees. James L. Barksdale, a former director of @Home, was the Chief Executive Officer of Netscape.



     Set-top device agreement with TCI. In April 1998, @Home entered into an agreement with TCI's National Digital Television Center, or NDTC, pursuant to which @Home is developing software and providing integration services for TCI's advanced set-top devices that will deliver both digital television and Internet data services, and will provide Internet connectivity for these devices, email accounts via geographically dispersed mail servers and overall system management for TCI's email services. @Home also would work with NDTC on the overall software integration related to TCI's advanced digital set-top devices. Notwithstanding this agreement, @Home cannot deploy set-top device Internet services over the cable infrastructure of TCI or @Home's other cable partners without their consent.



     @Work Remote agreement with TCI, Comcast and Cox. In November 1997, @Home announced a non-exclusive agreement with TCI, Cox and Comcast to develop, deploy and market high-speed virtual private networking services for remote local area network access, known as the @Work Remote service, in areas served by the cable infrastructure of these principal cable partners. The @Work Remote service also includes the network equipment and software needed to connect the corporate local area network, or LAN, securely to @Home's broadband network via high-bandwidth local telephone circuits. Under the agreement, each of TCI, Comcast and Cox are obligated to pay @Home license and development fees, as well as monthly fees based on its numbers of subscribers to the @Work Remote service and the types of services and related functions @Home provides. Although TCI, Comcast and Cox are responsible for providing certain equipment in connection with subscribers' use of the @Work Remote service, they may require @Home to assume this obligation on a cost-plus-profit basis. The parties have also agreed to cooperate in marketing and selling the @Work Remote service, and @Home is entitled to certain fees in connection with its sales activities. Most favored nation provisions similar to those contained in the master distribution agreement apply to the @Work Remote service. This agreement will remain in effect until December 31, 2001, subject to earlier termination in certain circumstances. In 1998, TCI, Comcast and Cox paid @Home approximately $2,152,000, $674,000 and $674,000 under this agreement.



     @Work Internet agreement with Cox. In December 1997, @Home and Cox entered into an agreement to offer commercial Internet services to businesses and other institutions using Cox's cable infrastructure and @Home's network infrastructure. This service, known as the Cox @Work Internet service, includes connectivity to a subscriber's local area network, multiple workstation support, domain name registration, email access and support, Web hosting services and usage-based billing. Under the agreement, Cox is obligated to pay @Home license fees, as well as monthly fees based on Cox's monthly subscription fees for the Cox @Work Internet service and the types of services and related functions @Home provides. Although Cox is responsible for providing equipment in connection with subscribers' use of the Cox @Work Internet service, it may require @Home to assume this obligation on a cost-plus basis. The parties have also agreed to cooperate in marketing and selling the Cox @Work Internet service, and @Home is entitled to certain fees in connection with its sales activities. Most favored nation provisions similar to those contained in the master distribution agreement apply to the Cox @Work Internet service. This agreement will remain in effect until March 31, 2002, subject to earlier termination in certain circumstances, including on 90 days written notice by Cox. In 1998, Cox paid @Home approximately $1,100,000 under this agreement.



     Issuance of warrants to Garden State and Jones Intercable in 1998. In June 1998, @Home issued performance-based warrants to Garden State and Jones Intercable Inc. to purchase up to 592,528 and 2,046,100 shares of Series A common stock at an exercise price of $10.50 per share in connection with distribution agreements entered into in June 1998. These agreements contain terms comparable with the distribution agreements with @Home's other cable partners. Beginning in March 1999, these warrants will become exercisable on an annual basis based on the number of homes that each cable partner upgrades to two-way cable and that are capable of accessing the @Home service. In the event the performance milestones are met, @Home will incur non-cash charges to operations in future periods based on the difference between the then fair market value of @Home's Series A common stock and the exercise price of $10.50 per share. Comcast owns 50% of Garden State, and Lenfest Communications, Inc., which is affiliated with TCI, owns the other 50% of Garden State. In May 1998, Comcast agreed to acquire a 30% interest in Jones Intercable over the next three years.



     Backbone capacity contract with AT&T. In December 1998, @Home entered into an agreement with AT&T to create a nationwide Internet protocol network utilizing AT&T's backbone to cost-effectively support broadband services throughout North America. The term of the agreement is 20 years. This new backbone facility, which is scheduled to be deployed in mid-1999, represents a 100-fold increase in @Home's backbone capacity and initially will enable it to support up to five million broadband users. AT&T will initially provide @Home with 2 OC-48 channels, each with the capacity to transport 2.5 gigabits per second of data, over a 15,000 mile optical network. Under this agreement, @Home will pay AT&T fixed fees of $45 million in each of 1999 and 2000, as well as recurring maintenance fees, which will total approximately $1 million per year in 1999 and 2000, over the term of the agreement.



     The agreement also provides @Home with an option to acquire additional backbone capacity from AT&T in the future. The pricing for additional backbone capacity consists of two components: equipment cost and fiber cost. For the equipment required to provide the additional backbone capacity, @Home will generally pay AT&T an amount equal to its actual cost of the equipment plus a 20% markup. @Home will not pay fiber costs for additional capacity along an existing route that is below a specified level defined in the agreement, but it will pay fiber costs of $2,700 per route mile for capacity above this level and for capacity along any route that is not currently part of @Home's 15,000 mile optical network.



     @Home initially entertained bids from several other telecommunications providers before AT&T made its winning bid, which was approximately 10-15% below the competing bids. After an intensive review process, @Home accepted AT&T's bid in December 1998. When AT&T acquired TCI in February 1999, AT&T gained control of @Home. Even if @Home completes the Excite merger, AT&T will control more than 50% of @Home's voting power.


     Agreement with Jupiter Communications and Sumitomo Corporation. In April 1999, @Home announced an agreement with Jupiter Communications and Sumitomo Corporation to form @Home Japan, a joint venture to launch @Home's first service offering in

Asia. @Home will initially own 43% of the joint venture, Jupiter will own 36%, and Sumitomo will own 21%. In addition, @Home will receive up to $7.5 million in start-up fees and 12.5% of the total subscription fees paid by @Home Japan subscribers. The warrants become exercisable upon the satisfaction of milestones based upon upgrades to the cable infrastructure and development of subscriber and partner relationships. The New Media Liberty Group, which is controlled by AT&T, owns 40% of Jupiter.



     @Home believes that the terms of each of the transactions described above, taken as a whole, were no less favorable than @Home could have obtained from unaffiliated third parties.


          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act requires @Home's directors and executive officers, and persons who own more than 10% of @Home's common stock, to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of common stock and other equity securities of @Home on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish @Home with copies of all
Section 16(a) forms they file.

     To @Home's knowledge, based solely on review of the copies of the reports furnished to @Home and written representations from the executive officers and directors, @Home believes that all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were met during 1998, except with respect to initial Form 3 filings by Joseph Cece, a former director of @Home, and James R. Shaw, a director of @Home, that were each filed more than 10 days after they became directors of @Home.

                                 LEGAL OPINION

     The validity of the shares of @Home Series A common stock offered by this prospectus/proxy statement will be passed upon for @Home by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited @Home's consolidated financial statements included in @Home's annual report on Form 10-K, as amended, for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus/proxy statement by reference. @Home's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.



     Ernst & Young LLP, independent auditors, have audited Excite's consolidated financial statements included in Excite's annual report on Form 10-K, as amended, for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus/proxy statement by reference. Excite's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Exchange Act, @Home stockholders may present proper proposals for inclusion in @Home's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to @Home in a timely manner. As noted in @Home's proxy statement relating to its 1998 annual meeting of stockholders, in order to be included for the 1999 annual meeting, stockholder proposals must have been received by @Home no later than December 28, 1998, and must have otherwise complied with the requirements of Rule 14a-8.

     Under Rule 14a-8 of the Exchange Act, Excite stockholders may present proper proposals for inclusion in Excite's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Excite in a timely manner. As noted in Excite's proxy statement relating to its 1998 annual meeting of stockholders, in order to be so included for the 1999 annual meeting, stockholder proposals must have been received by Excite no later than February 16, 1999, and must have otherwise complied with the requirements of Rule 14a-8.

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                           PROSPECTUS/PROXY STATEMENT

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Excite special meeting and the @Home annual meeting are incorporated by reference into and to be a part of this prospectus/proxy statement from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents which were filed by Excite with the Securities and Exchange Commission, is incorporated by reference into this prospectus/proxy statement:


     - Excite's annual report on Form 10-K for the fiscal year ended December 31, 1998 filed on February 9, 1999, as amended on April 26, 1999


     - Excite's registration statement on Form 8-A, SEC file number 000-28064 and filing date March 14, 1996, which describes Excite's common stock

     The following documents, which have been filed by @Home with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:


     - @Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed in February 1999, as amended on March 31, 1999 and further amended on April 27, 1999


     - @Home's Registration Statement on Form 8-A, SEC file number 000-22697 and filing date June 13, 1997, which describes @Home's different series of common stock

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus/proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION


     The documents incorporated by reference into this prospectus/proxy statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus/proxy statement not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement prospectus, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY FRIDAY, MAY 21, 1999 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.


Reports, proxy statements and other information        Reports, proxy statements and other information
concerning Excite may be inspected at:                 regarding @Home may be inspected at:
  The National Association of                          The National Association of
  Securities Dealers                                   Securities Dealers
  1735 K Street, N.W.                                  1735 K Street, N.W.
  Washington, D.C. 20006                               Washington, D.C. 20006
Requests for documents relating to Excite              Requests for documents relating to @Home should
should be directed to:                                 be directed to:
  Excite, Inc.                                         At Home Corporation
  555 Broadway                                         425 Broadway
  Redwood City, California 94063                       Redwood City, California 94063
  (650) 568-6000                                       (650) 569-5000

     We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza            Citicorp Center            Seven World Trade Center
Room 1024                  500 West Madison Street    13th Floor
450 Fifth Street, N.W.     Suite 1400                 New York, New York 10048
Washington, D.C. 20549     Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     @Home has filed a registration statement under the Securities Act with the SEC with respect to @Home's common stock to be issued to Excite stockholders in the merger. This prospectus/proxy statement constitutes the prospectus of @Home filed as part of the registration statement. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

     If you have any questions about the merger, please call Excite's investor relations group at 1-888-924-XCIT. You may also call @Home's investor relations group at (650) 569-6060.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE @HOME COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO EXCITE AND ITS SUBSIDIARIES WAS PROVIDED BY EXCITE AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO @HOME WAS PROVIDED BY @HOME.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This prospectus/proxy statement and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on @Home's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the @Home common stock to be issued to Excite stockholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of @Home stock to be received by Excite stockholders will be made

     - the possibility that the merger will not be consummated

     - the possibility that the anticipated benefits from the merger cannot be fully realized

     - the possibility that costs or difficulties related to the integration of our businesses are greater than expected

     - our dependence on the timely development, introduction and customer acceptance of new Internet services

     - the impact of competition on revenues and margins

     - rapidly changing technology and shifting demand requirements and Internet usage patterns

     - other risks and uncertainties, including the risks and uncertainties involved in obtaining new sponsor, advertisers and content partners, the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel

     - other risk factors as may be detailed from time to time in Excite's and @Home's public announcements and filings with the Securities and Exchange Commission

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 15.

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                              AT HOME CORPORATION
                          COUNTDOWN ACQUISITION CORP.
                                      AND
                                  EXCITE, INC.

                          DATED AS OF JANUARY 19, 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................   A-2
  1.1   The Merger..........................................   A-2
  1.2   Effective Time; Closing.............................   A-2
  1.3   Effect of the Merger................................   A-2
  1.4   Certificate of Incorporation; Bylaws................   A-2
  1.5   Directors and Officers..............................   A-2
  1.6   Effect on Capital Stock.............................   A-3
  1.7   Surrender of Certificates...........................   A-4
  1.8   No Further Ownership Rights in Company Capital
     Stock..................................................   A-6
  1.9   Lost, Stolen or Destroyed Certificates..............   A-6
  1.10  Tax Consequences....................................   A-6
  1.11  Taking of Necessary Action; Further Action..........   A-6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY....   A-7
  2.1   Organization of the Company.........................   A-7
  2.2   Company Capital Structure...........................   A-8
  2.3   Obligations With Respect to Capital Stock...........   A-9
  2.4   Authority; Non-Contravention........................  A-10
  2.5   SEC Filings; Company Financial Statements...........  A-11
  2.6   Absence of Certain Changes or Events................  A-12
  2.7   Taxes...............................................  A-13
  2.8   Title to Properties; Absence of Liens and
     Encumbrances...........................................  A-14
  2.9   Intellectual Property...............................  A-14
  2.10  Compliance; Permits; Restrictions...................  A-17
  2.11  Litigation..........................................  A-17
  2.12  Brokers' and Finders' Fees..........................  A-18
  2.13  Transactions with Affiliates........................  A-18
  2.14  Employee Benefit Plans..............................  A-18
  2.15  Environmental Matters...............................  A-22
  2.16  Agreements, Contracts and Commitments...............  A-22
  2.17  Change of Control Payments..........................  A-23
  2.18  Disclosure..........................................  A-23
  2.19  Board Approval......................................  A-24
  2.20  Fairness Opinion....................................  A-24
  2.21  Section 203 of the Delaware General Corporation Law
     and Company
          Rights Plan Not Applicable........................  A-24
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
  MERGER SUB................................................  A-24
  3.1   Organization of Parent..............................  A-25
  3.2   Parent Capital Structure............................  A-25
  3.3   Obligations With Respect to Capital Stock...........  A-26
  3.4   Authority; Non-Contravention........................  A-27
  3.5   SEC Filings; Parent Financial Statements............  A-28
  3.6   Absence of Certain Changes or Events................  A-29
  3.7   Taxes...............................................  A-29
  3.8   Title to Properties; Absence of Liens and
     Encumbrances...........................................  A-30
  3.9   Intellectual Property...............................  A-31

                                                              PAGE
                                                              ----
  3.10  Compliance; Permits; Restrictions...................  A-32
  3.11  Litigation..........................................  A-33
  3.12  Brokers' and Finders' Fees..........................  A-33
  3.13  Environmental Matters...............................  A-33
  3.14  Agreements, Contracts and Commitments...............  A-34
  3.15  Disclosure..........................................  A-34
  3.16  Board Approval......................................  A-34
  3.17  Fairness Opinion....................................  A-35
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............  A-35
  4.1   Conduct of Business by the Company..................  A-35
  4.2   Conduct of Business by Parent.......................  A-37
ARTICLE V ADDITIONAL AGREEMENTS.............................  A-38
  5.1   Prospectus/Proxy Statement; Registration Statement;
     Other Filings..........................................  A-38
  5.2   Meeting of Company Stockholders.....................  A-39
  5.3   Meeting of Parent Stockholders......................  A-41
  5.4   Confidentiality; Access to Information..............  A-42
  5.5   No Solicitation.....................................  A-42
  5.6   Public Disclosure...................................  A-44
  5.7   Reasonable Efforts; Notification....................  A-44
  5.8   Third Party Consents................................  A-45
  5.9   Stock Options and Employee Benefits; Warrants.......  A-45
  5.10  Form S-8............................................  A-47
  5.11  Indemnification.....................................  A-47
  5.12  Board of Directors of Parent........................  A-47
  5.13  Nasdaq Listing......................................  A-48
  5.14  Company Affiliates; Restrictive Legend..............  A-48
  5.15  Certain Employee Benefits...........................  A-48
ARTICLE VI CONDITIONS TO THE MERGER.........................  A-48
  6.1   Conditions to Obligations of Each Party to Effect
     the Merger.............................................  A-48
  6.2   Additional Conditions to Obligations of the
     Company................................................  A-49
  6.3   Additional Conditions to the Obligations of Parent
     and Merger Sub.........................................  A-50
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............  A-51
  7.1   Termination.........................................  A-51
  7.2   Notice of Termination; Effect of Termination........  A-52
  7.3   Fees and Expenses...................................  A-52
  7.4   Amendment...........................................  A-53
  7.5   Extension; Waiver...................................  A-53
ARTICLE VIII GENERAL PROVISIONS.............................  A-54
  8.1   Non-Survival of Representations and Warranties......  A-54
  8.2   Notices.............................................  A-54
  8.3   Interpretation; Knowledge...........................  A-55
  8.4   Counterparts........................................  A-56
  8.5   Entire Agreement; Third Party Beneficiaries.........  A-56
  8.6   Severability........................................  A-56
  8.7   Other Remedies; Specific Performance................  A-56
  8.8   Governing Law.......................................  A-56
  8.9   Rules of Construction...............................  A-56
  8.10  Assignment..........................................  A-56
  8.11  Waiver of Jury Trial................................  A-57

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 19, 1999, among At Home Corporation, a Delaware corporation ("PARENT"), Countdown Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Excite, Inc. a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

     B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) subject to the terms and conditions of this Agreement, has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger and approve an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's respective willingness to enter into this Agreement, certain stockholders of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "COMPANY VOTING AGREEMENTS"), and certain stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-2 (the "PARENT VOTING AGREEMENTS").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit B (the "STOCK OPTION AGREEMENT"). The Board of Directors of the Company has approved the Stock Option Agreement.

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Excite, Inc.".

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

     (a) Conversion of Company Capital Stock.

          (i) Company Common Stock. Each share of Common Stock, par value $0.001 per share, of the Company (including the associated Rights (as defined in that certain Rights Agreement (the "COMPANY RIGHTS PLAN") dated as of October 15, 1998 between the Company and BankBoston, N.A., as Rights Agent) ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive 1.041902 shares (the "EXCHANGE RATIO") of the Series A Common Stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (ii) Company Preferred Stock. Each share of Series E-3 Preferred Stock, par value $0.001 per share, of the Company (including the associated Rights (as defined in the Company Rights Plan), if any) ("COMPANY PREFERRED STOCK" and, together with Company Common Stock, "COMPANY CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Preferred Stock to be canceled pursuant to
     Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock issuable upon conversion of one share of Company Preferred Stock, upon surrender of the certificate representing such share of Company Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Preferred Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     (b) Cancellation of Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1995 Equity Incentive Plan, the Company's 1996 Equity Incentive Plan, as amended, the Company's 1996 Directors Stock Option Plan, the Netbot, Inc. 1996 Stock Option Plan, the MatchLogic, Inc. 1997 Equity Compensation Plan, the MatchLogic, Inc. 1996 Stock Option Plan, the Throw, Inc. 1996 Option Plan and the Classifieds 2000, Inc. 1996 Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.9 hereof. Rights outstanding under the Company's 1996 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") shall be treated as set forth in Section 5.9 hereof.

     (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

     (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day ending one day prior to the Closing Date, as reported on the Nasdaq National Market System ("NASDAQ").

     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7  Surrender of Certificates.

     (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

     (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in
exchange for outstanding shares of Company Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.7(d).

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the

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

Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 3.10). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement. Parent shall

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cause Merger Sub to perform fully all of its obligations relating to this
Agreement and the transactions contemplated hereby.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As of the date hereof and as of the Closing Date, the Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULES"), as follows:

     2.1  Organization of the Company.

     (a) The Company has no subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Schedules; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Schedules owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Part 2.1(a)(ii) of the Company Schedules, except for passive investments in equity interests of public companies as part of the cash management program of the Company. Neither the Company nor any subsidiary thereof has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("CONTRACT") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company, nor any subsidiary thereof, has, at any time, been a general partner of any general partnership, limited partnership or other entity.

     (b) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

     (c) The Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

     (d) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents. None of the Company's subsidiaries is in violation of any provision of its Articles or Certificate of Incorporation or Bylaws or other similar governing instruments, except for such violations as are not material to the Company and its subsidiaries taken as a whole.

     (e) The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

     2.2  Company Capital Structure.

     (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 52,676,876 shares had been issued and were outstanding as of the date hereof; and (ii) 4,000,000 shares of preferred stock, par value $0.001 per share, of which (A) no shares are outstanding as of the date of this Agreement and (B) 350,000 shares of which have been designated as Series E-3 Preferred Stock and 250,000 shares of which have been designated as Series F Junior Participating Preferred Stock. As of the date hereof, an aggregate of $5.0 million principal amount of convertible promissory notes are outstanding, which are convertible into shares of Company Common Stock based on the market price of the Company Common Stock. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and
(B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract.

     (b) As of the date of this Agreement: (i) 10,967,436 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans(excluding options granted pursuant to Section 5.9(d) hereof) for an aggregate exercise price of $224,746,618; and (ii) 680,665 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan. (Stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY OPTIONS"). Part 2.2(b) of the Company Schedules sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted or assumed; (vi) the date on which such Company Option expires and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding, the form of all stock option agreements evidencing such options and the applicable vesting schedule for each such option. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b)(i) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger.

     (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and, to the knowledge of the Company, all other applicable Legal Requirements (as defined below) and (ii) all material requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

     2.3  Obligations With Respect to Capital Stock. Except as set forth in Part
2.3 of the Company Schedules, there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all material claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) but does not include liens imposed by law in respect of obligations not yet due which are owed in respect of taxes or which otherwise are owed to carriers, warehousepersons or laborers. Except as set forth in Part
2.3 of the Company Schedules or as set forth in Section 2.2 hereof and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except for the Company Rights Plan, there are no registration rights and there is, except for the Company Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     2.4  Authority; Non-Contravention.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Stock Option Agreement have each been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement and the Stock Option Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the material properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected. The terms of this Agreement, including without limitation, the provisions of Article I and Section 5.9 hereof, do not conflict with or violate the Company Charter Documents or conflict with or violate or impair the Company's rights or alter the rights (other than changes in the securities subject thereto from shares of Company Capital Stock to shares of Parent Common Stock and corresponding appropriate adjustments to per share conversion or exercise prices thereunder in accordance with the terms of this Agreement) or obligations of any third party under any instrument or agreement to which the Company is a party or by which it is bound relating to the issuance of any securities of the Company, including without limitation, any options, warrants or Company Preferred Stock, and, subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as aforesaid, the effectuation of the transactions contemplated by Article I and Section 5.9 hereof do not require the approval or consent of any holder of securities of the Company.

As of the date hereof, each share of Company Preferred Stock is convertible into one share of Company Common Stock. Part 2.4(b) of the Company Schedules lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.18) and a Schedule 13D with regard to the Parent Voting Agreements with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.18), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Company Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1997 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and
(iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of September 30, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

     (c) the Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its subsidiaries of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses, distribution agreements, advertising agreements, sponsorship agreements or merchant program agreements entered into in the ordinary course of business consistent with past practice (collectively, "ORDINARY COURSE AGREEMENTS"), (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.

          (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to the Company.

          (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

          (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

          (vi) Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

          (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

          (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

          (x) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

     (a) Part 2.8(a) of the Company Schedules lists the real property interests owned by the Company and its subsidiaries as of the date of this Agreement. Part 2.8(a)(i) of the Company Schedules lists all real property leases to which the Company or any of its subsidiaries is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $250,000. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under the real property leases identified in
Part 2.8(a)(i) of the Company Schedules, the Company and its subsidiaries own no interest in real property.

     (b) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort except for liens imposed by law in respect of obligations not yet due which are owed in respect of taxes or which otherwise are owed to carriers, warehousepersons or laborers ("LIENS"), except as reflected in the Company Financials and except for such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (collectively, "TRADEMARKS"); (vi) all databases and data collections and all rights therein throughout the world, including User Data (as defined below); (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
     (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its subsidiaries.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

          "USER DATA" means known, assumed or inferred information or attributes about a user or subscriber.

     (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property, except for restrictions on User Data included in published privacy policies of Company or any of its subsidiaries.

     (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

     (c) The Company or one of its subsidiaries owns and has good and exclusive title to, or has joint ownership or license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property free and clear of any material lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all material Trademarks used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

     (d) The Company or one of its subsidiaries owns exclusively, and has good title to, all material copyrighted works that are Company products or which the Company or any of its subsidiaries otherwise expressly purports to own.

     (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company or any of its subsidiaries, the Company or one of its subsidiaries has a written agreement with such third party with respect thereto and the Company or such subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, or
(ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

     (f) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

     (g) The Company Schedules list all material contracts, licenses and agreements to which the Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than Ordinary Course Agreements); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company or any of its subsidiaries.

     (h) To the knowledge of the Company, all material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company and each of its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

     (i) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, except with respect to the use, licensing and sale of User Data, which use, licensing or sale, to the knowledge of the Company, will not violate the Intellectual Property rights or any United States privacy or similar United States right of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

     (j) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (k) To the knowledge of the Company, no person has or is infringing or misappropriating any material Company Intellectual Property.

     (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company and its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

     2.10  Compliance; Permits; Restrictions.

     (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) to the knowledge of the Company, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective businesses or properties is, or the Company believes is reasonably likely to be, bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company, against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

     (b) The Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company.

     2.11 Litigation. Except as disclosed in Part 2.11 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of the

Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

     Except as disclosed in Part 2.11 of the Company Schedules, the Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"), to the Company's knowledge no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the knowledge of the Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Schedule pursuant to this
Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

     2.12 Brokers' and Finders' Fees. Except for fees payable to BancBoston Robertson Stephens Inc. pursuant to an engagement letter dated January 8, 1999, the material terms of which (other than certain terms relating to fees payable upon the consummation of possible transactions between the Company and parties other than Parent, none of which fees are due or payable) are set forth on Part
2.12 of the Company Schedules, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.13 of the Company Schedules identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

     2.14  Employee Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
     (o) of the Code and the regulations issued thereunder;

          (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

          (iv) "DOL" shall mean the Department of Labor;

          (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

          (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract currently in force between the Company or any Affiliate and any Employee or consultant which pertains to a service provider who has or will receive payments from the Company in excess of $150,000 in any calendar year;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Part 2.14(b) of the Company Schedules contain an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. The Company has provided, or will provide as soon as practicable following the execution of this Agreement, to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to an examination, audit or submission under the Voluntary Compliance Resolution Program or Closing Agreement Program of any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events any of which would result in any material liability to the Company; and (ix) all registration statements and current prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is set forth on a standardized prototype plan or has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event);
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (h) Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

     (j) Employment Matters. The Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) to the Company's knowledge, is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or threatened claims or actions against the Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated in any material respect any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

     (k) Labor. No general work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There are no material actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. To the knowledge of the Company, neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and its subsidiaries are not presently, nor have any of them been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.

     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by all material statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International

Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

     2.15  Environmental Matters.

     (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries.

     2.16 Agreements, Contracts and Commitments. Except as otherwise set forth in Part 2.16 of the Company Schedules, as of the date hereof neither the Company nor any of its subsidiaries is a party to or is bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of

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

Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

     (b) any agreement, contract or commitment containing any covenant materially limiting the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

     (c) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries that is material to the Company's business as currently conducted;

     (d) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole; or

     Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedules pursuant to clauses (a) through (d) above or pursuant to Section 2.9 hereof or are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.17 Change of Control Payments. Part 2.17 of the Company Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company or any of its subsidiaries as a result of or in connection with the Merger.

     2.18 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the

"PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     2.19 Board Approval. The Board of Directors of the Company (including any required committee or subgroup of the Board of Directors of the Company) has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders, and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

     2.20 Fairness Opinion. The Company's Board of Directors has received a written opinion from BankBoston Robertson Stephens Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

     2.21 Section 203 of the Delaware General Corporation Law and Company Rights Plan Not Applicable. The Board of Directors of Company has taken all actions so that (a) the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement and (b) the execution, delivery and performance of this Agreement and the Option Agreement and the consummation of the Merger will not cause any change, effect or result under the Company Rights Plan which is adverse to the interests of Parent. Without limiting the generality of the foregoing, if necessary to accomplish the foregoing, the Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its subsidiaries is an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement or the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby and (y) a Distribution Date or Shares Acquisition Date (as such terms are defined in the Company Rights Plan) does not occur by reason of the execution of this Agreement or the Stock Option Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby, and such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date hereof and as of the Closing Date, Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULES"), as follows:

     3.1  Organization of Parent.

     (a) Except as set forth on Part 3.1(a) of the Parent Schedules, Parent does not own any capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries has agreed or is obligated to make, or is bound by any contract under which contract it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Parent nor any of its subsidiaries has, at any time, been a general partner of any general partnership, limited partnership or other entity.

     (b) Parent and each of its subsidiaries (including Merger Sub) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

     (c) Parent and each of its subsidiaries (including Merger Sub) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Parent.

     (d) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Parent and similar governing instruments of each of its subsidiaries (including Merger Sub), each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents. None of Parent's subsidiaries (including Merger Sub) is in violation of any of the provisions of its Articles or Certificate of Incorporation or Bylaws or other similar governing instruments, except for such violations as are not material to Parent and its subsidiaries taken as a whole.

     (e) Parent has delivered or made available to the Company all proposed or considered amendments to the Parent Charter Documents.

     3.2  Parent Capital Structure.

     (a) The authorized capital stock of Parent consists of: (i) 230,277,660 shares of Common Stock, $0.01 par value, of which 200,000,000 shares have been designated Series A Common Stock, 15,400,000 shares have been designated Series B Common Stock and 14,877,660 shares have been designated Series K Common Stock, of which 105,329,712 shares of Series A Common Stock, 15,400,000 shares of Series B Common Stock and 2,609,707 shares of Series K Common Stock had been issued and were outstanding as of January 15, 1999; and (ii) 9,650,000 shares of Preferred Stock, $0.01 par value per share, of which no shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Parent's Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

     (b) As of January 15, 1999: (i) 9,035,138 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase Common Stock under Parent's stock option plans; and (ii) 768,055 shares of Parent Common Stock were reserved for future issuance under Parent's 1997 Employee Stock Purchase Plan (the "PARENT PURCHASE PLAN"). (Stock options granted by Parent pursuant to Parent's stock option plans are referred to in this Agreement as "PARENT OPTIONS"). Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     (c) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and, to Parent's knowledge, all other applicable Legal Requirements and (ii) all material requirements set forth in applicable Contracts.

     (d) The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, $0.001 par value, of which 1000 shares have been issued and are outstanding and held by Parent as of the date of this Agreement. All of the outstanding shares of Merger Sub's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no equity securities, partnership interests or similar ownership interests of any class of Merger Sub equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in Part
3.3 of the Parent Schedules, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all material claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Parent's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.3 of the Parent Schedules or Section 3.2 above, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and, except for the Parent Voting Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Parent will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     3.4  Authority; Non-Contravention.

     (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (including, in the case of Merger Sub, all shareholder action by Parent as its sole stockholder), subject only to the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger and approval of an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, and the filing of the Certificate of Merger pursuant to Delaware Law. The vote in favor of such issuance and an amendment to Parent's Certificate of Incorporation by TCI Internet Holdings, Inc. ("TCI") is currently sufficient, and, to the extent TCI shall not have breached the Parent Voting Agreement to which it is a party and to the extent such Parent Voting Agreement shall not have terminated by its terms, will be sufficient at the time of the Parent Stockholders Meeting, for Parent's stockholders to approve such issuance and amendment. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due execution and delivery by the Company, constitute a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to the approval of an amendment to Parent's Certificate of Incorporation to appropriately increase the authorized number of shares of Parent Common Stock, conflict with the Parent Charter Documents, (ii) subject to obtaining the approval by Parent's stockholders of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to appropriately increase the authorized number of shares of Parent Common Stock as contemplated in Section 5.3 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective assets are bound or affected. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities. Part 2.4(a) of the Parent Schedules lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(ii) the filing of an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, (iii) the filing of the Registration Statement and the Prospectus/Proxy Statement and a Schedule 13D with regard to the Company Voting Agreements and the Stock Option Agreement in accordance with the Securities Act and the Exchange Act, as the case may be, and the effectiveness of the Registration Statement, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  SEC Filings; Parent Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof), as amended, together with the offering memorandum dated December 21, 1998 prepared by Parent in connection with Parent's private placement of convertible subordinated debentures due 2018, are referred to herein as the "PARENT SEC REPORTS"). As of their respective dates, Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Report as of September 30, 1998 is hereinafter referred to as (the "PARENT BALANCE SHEET"). Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

     (c) Parent has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. Since the date of Parent Balance Sheet there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent or any of its subsidiaries of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 3.9) other than Ordinary Course Agreements, (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7  Taxes.

     (a) Tax Returns and Audits.

          (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

          (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to the FUTA and other Taxes required to be withheld, except such Taxes which are not material to Parent.

          (iii) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

          (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

          (vi) Neither Parent nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

          (vii) There is no contract, agreement, plan or arrangement to which Parent or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (viii) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

          (ix) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

          (x) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     3.8  Title to Properties; Absence of Liens and Encumbrances.

     (a) All of Parent's and its subsidiaries' current leases with respect to real property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under real property leases, Parent and its subsidiaries own no interest in real property.

     (b) Parent or its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Parent Financials and except for such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "PARENT INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or exclusively licensed to, Parent or any of its subsidiaries.

          "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or any of its subsidiaries.

     (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property, except for restrictions on User Data included in published privacy policies of Parent or any of its subsidiaries.

     (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

     (c) Parent or one of its subsidiaries owns and has good and exclusive title to, or has joint ownership or license (sufficient for the conduct of its business as currently conducted) to, each material item of Parent Intellectual Property free and clear of any material lien or encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all material Trademarks of Parent used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

     (d) Part 3.9(d) of the Parent Schedules contains a complete and accurate list as of the date hereof of all material Contracts with respect to distribution arrangements between Parent and cable companies in North America.

     (e) Part 3.9(e) of the Parent Schedules contains a complete and accurate list as of the date hereof of all material Contracts with respect to Parent's network.

     (f) Part 3.9(f) of the Parent Schedules contains a complete and accurate list as of the date hereof of all Contracts currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business.

     (g) To the extent that any material Intellectual Property has been developed or created by a third party for Parent or any of its subsidiaries, Parent or such subsidiary has a written agreement with such third party with respect thereto and Parent or such subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, or

(ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

     (h) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, except with respect to the use, licensing and sale of User Data, which use licensing or sale, to the knowledge of Parent, will not violate the Intellectual Property Rights or any United States privacy or similar United States right of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

     (i) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (j) To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property.

     (k) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Company and all current and former employees and contractors of Parent and each of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.10  Compliance; Permits; Restrictions.

     (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) to the knowledge of Parent, any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective businesses or properties is, or Parent believes is reasonably likely to be bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

     (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of Parent Permits, except where the failure to be in compliance with the terms of Parent Permits would not be material to Parent.

     3.11 Litigation. Except as disclosed in Part 3.11 of the Parent Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.12 Brokers' and Finders' Fees. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13  Environmental Matters.

     (a) Hazardous Material. Except as would not result in material liability to Parent, no Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a material liability to Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. Parent and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries.

     3.14 Agreements, Contracts and Commitments. Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Parent Schedules pursuant to clauses (d) through (f) of Section 3.9 hereof or are required to be filed with any Parent SEC Report or are material to Parent (each, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such material Contract of Parent, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Parent has made available to the Company for its inspection all material Contracts of Parent.

     3.15 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or Parent, at the time of the Company or Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     3.16 Board Approval. The Board of Directors of Parent (including the Series B Common Stock directors thereon and 75% (rounded up to the nearest whole number of directors) of the total number of Series B Common Stock and, if required, Series K Common Stock directors on Parent's Board of Directors, voting separately from the other Directors of Parent) has, as of the date of this Agreement approved the issuance of shares of Parent Common Stock in connection with the Merger and approved an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger.

     3.17 Fairness Opinion. Parent's Board of Directors has received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the stockholders of Parent from a financial point of view and has delivered to the Company a copy of such opinion.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and contemplated to be conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present executive officers and key employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

     (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to material Company Intellectual Property, or enter into grants to future patent rights, other than Ordinary Course Agreements and other than published privacy policies in the ordinary course of business consistent with standard industry practice or consistent with applicable law affecting privacy rights;

     (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) stock options granted pursuant to Section 5.9(d) hereof, (ii) grants of stock options under the Company's 1996 Equity Incentive Plan to newly hired employees, consistent with prior practice and Parent's option grant practices, (iii) issuance of shares of the Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clauses (i) and (ii) or pursuant to warrants outstanding on the date hereof and disclosed on the Company Schedules or upon the conversion of convertible debt outstanding on the date hereof and disclosed on the Company Schedules, and (iv) issuance of shares of the Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof;

     (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

     (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic partnerships or alliances (it being understood that the Company acquires immaterial businesses without issuing any equity securities (other than the grant of stock options to new hires in the ordinary course of business consistent with past practice) and that the Company may continue to engage in such acquisitions following prior consultation with Parent's Chief Executive Officer, Chief Financial Officer or General Counsel, provided that the amount of such acquisitions shall not exceed $7,500,000 in any individual case or $50 million in the aggregate (it being further understood that no inference shall be drawn herefrom that any acquisition is immaterial by virtue of its amount being less than $7,500,000));

     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

     (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities or equipment leasing arrangements in the ordinary course of business or (iii) increases of available borrowings under credit facilities on customary and commercially reasonable terms, provided that available borrowings under all credit facilities of the Company shall not be increased to an amount greater than $20 million in the aggregate prior to the date six months from the date hereof, or $30 million in the aggregate thereafter, without the prior written consent of Parent;

     (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

     (l) Modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, other than
(i) the modification, amendment or termination of Ordinary Course Agreements in the ordinary course of business, consistent with past practice or (ii) immaterial oral modifications or amendments in the ordinary course of business, consistent with past practice;

     (m) Enter into any licensing, distribution, sponsorship, advertising, merchant program or similar contracts, agreements, or obligations other than Ordinary Course Agreements;

     (n) Materially revalue any of its material assets or, except as required by GAAP or the SEC, make any material change in accounting methods, principles or practices;

     (o) take any action (including any action by its Board of Directors) to amend the terms of the Company Rights Plan or otherwise to (i) cause any change, effect or result thereunder which would, in the absence of such action, otherwise occur as a result of any Acquisition Proposal or Acquisition Transaction (as defined below) or (ii) cause the Company's representation set forth in Section 2.21 hereof to be untrue in any respect; or

     (p) Agree in writing or otherwise to take any of the actions described in
(a) through (o) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall, except to the extent that the Company shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and contemplated to be conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present executive officers and key employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, multiple system operators and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement and except as provided in Article 4 of the Parent Schedules, without the prior written consent of the Company (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

     (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or repurchase agreements in effect on the date hereof;

     (c) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the grant of stock options in the ordinary course of business and consistent with past practice; (ii) the issuance of performance warrants to cable operators; (iii) the issuance of shares of Parent Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement or granted pursuant to the preceding clauses (i) and (ii); (iii) issuance of shares of Parent Common Stock to participants in the Parent Purchase Plan pursuant to the terms thereof or (iv) issuances of securities in connection with any acquisition;

     (d) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Parent, except in the ordinary course of business consistent with past practice;

     (e) Materially revalue any of its material assets or, except as required by GAAP or the SEC, make any material change in accounting methods, principles or practices; and

     (f) Agree in writing or otherwise to take any of the actions described in
Section 4.2 (a) through (e) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Prospectus/Proxy Statement; Registration Statement; Other Filings. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file with the SEC, the Prospectus/Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of the Company and Parent will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file
(i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/ Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/ Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement.

     5.2  Meeting of Company Stockholders.

     (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.2(c) hereof, the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, the Company's Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger and/or this Agreement.

     (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any Board of Directors or committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five (5) business days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of its financial adviser) to be at least as favorable to the Company's stockholders as such Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 5.5 or this Section
5.2. The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Transaction (as defined below). Subject to applicable laws, nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 40% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of its financial adviser) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company's Board of Directors (based on the advice of its financial adviser) to be obtained by such third party on a timely basis.

     (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     5.3  Meeting of Parent Stockholders.

     (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of Parent's stockholders to consider the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, (the "PARENT STOCKHOLDERS MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the issuance of the shares of Parent Common Stock pursuant to the Merger or a vote on the approval of an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, or, if as of the time for which Parent

Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent's Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, that all proxies solicited by the Company in connection with the Parent Stockholders' Meeting are solicited in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (b) The Board of Directors of Parent shall unanimously recommend that Parent's stockholders vote in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger. The Prospectus/ Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent's stockholders vote in favor of such matters at the Parent Stockholders' Meeting. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the unanimous recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of such matters. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

     (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     5.4  Confidentiality; Access to Information.

     (a) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated January 12, 1999 (the
"CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Access to Information. Each of the Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5  No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that after receipt of an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably concludes may constitute a Superior Offer, the Company may on one occasion submit to the party making such Acquisition Proposal a written list of questions, the sole purpose of which is to elicit clarifications as to the material terms of the Acquisition Proposal so as to enable the Board of Directors of the Company to make a determination whether such Acquisition Proposal is in fact a Superior Offer (it being agreed that any correspondence with such party shall be limited to questions and such questions shall be limited to the purpose of clarifying the material terms of such Acquisition Proposal and shall not solicit or encourage any new Acquisition Proposal or any change to the Acquisition Proposal, and it being further agreed that the Company shall provide Parent with a copy of any correspondence to be delivered pursuant to this Section 5.5(a) at least 48 hours prior to sending such correspondence to any third party). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5 by the Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

     (b) In addition to the obligations of the Company set forth in paragraph
(a) of this Section 5.5, the Company as promptly as practicable shall advise Parent orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which the Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

     5.6 Public Disclosure. Without limiting Sections 5.2 or 5.5 hereof or anything else herein, Parent and the Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.7  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent shall not enter into any acquisition which would be reasonably likely to have the effect of delaying the filing or effectiveness of the Registration Statement or the filing or mailing of the Prospectus/Proxy Statement, the holding of either the Company Stockholders' Meeting or Parent Stockholders' Meeting, or causing the regulatory approvals, consents or expirations in connection with the Antitrust Filings or Other Filings to be materially delayed or not obtained. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9  Stock Options and Employee Benefits; Warrants.

     (a) At the Effective Time, each then outstanding Company Option, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan (and any applicable stock option agreement for such Company Option) immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time. As soon as reasonably practicable, but in no event more than 20 days after the Effective Time, Parent will issue to each person who holds an assumed Company Option, a document in form and substance reasonably satisfactory to Company evidencing the foregoing assumption of such Company Option by Parent.

     (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

     (c) At the Effective Time, each outstanding purchase right with respect to all open Offering Periods under the Company Purchase Plan (each an "ASSUMED PURCHASE RIGHT") shall be assumed by Parent. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Company Purchase Plan and the documents governing the Assumed Purchase Right, except that the purchase price of such shares of Parent Common Stock for each respective Purchase Date under each Assumed Purchase Right shall be the lower of
(i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of the Company Common Stock on the Offering Date of each assumed Offering Period by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the Parent Common Stock on each Purchase Date of each assumed Offering Period occurring after the Effective Time (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent). The Assumed Purchase Rights shall be exercised at such times following the Effective Time as set forth in the Company Purchase Plan, and each participant shall, accordingly, be issued shares of Parent Common Stock at such times. The Company Purchase Plan shall terminate with the exercise of the last Assumed Purchase Right, and no additional purchase rights shall be granted under the Company Purchase Plan following the Effective Time. Parent agrees that from and after the Effective Time, employees of the Company may participate in Parent's employee stock purchase plan, subject to the terms and conditions of such plan. Capitalized terms in this Section 5.9(c) if not otherwise defined in this Agreement, have the meanings ascribed to them in the Company Purchase Plan.

     (d) Prior to the date hereof, the Company shall have granted stock options pursuant to the Company Stock Option Plans to purchase a number of shares of Company Common Stock equal in the aggregate to 2,000,000 divided by the Exchange Ratio (as appropriately adjusted for stock splits and the like) to such persons and in such amounts as to which Parent shall have agreed, with strike prices equal to the fair market value of the Company Common Stock at the time of grant and otherwise with vesting schedules and other terms and conditions consistent with past practice. Such options shall be granted only to employees of the Company who, in the good faith judgment of the Company's Board of Directors, have not previously received options from the Company in a reasonable and customary amount sufficient to provide adequate incentive to such employees in connection with their service on behalf of the Company. In addition, all stock option grants made pursuant to this Section 5.9(d) will constitute reasonable compensation for personal services to be rendered by the recipients thereof on or after the Effective Time, and such granted options shall not exceed the amount of options that would be granted to a similarly situated employee after the Effective Time.

     (e) At the Effective Time, each then outstanding warrant to purchase shares of Company Common Stock or Series E-3 Preferred Stock (each a "COMPANY WARRANT"), whether or not exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting, expiration or termination provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock or Series E-3 Preferred Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock or Series E-3 Preferred Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. Parent agrees to reserve for issuance a sufficient number of shares of Parent Common Stock in respect of all Company Options and Company Warrants assumed and converted hereunder.

     5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.11  Indemnification.

     (a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES"). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).

     5.12 Board of Directors of Parent. The Board of Directors of Parent will take all actions necessary such that one member of the Company's Board of Directors reasonably acceptable to the Company and Parent shall be appointed to Parent's Board of Directors (but not as a Series B Common Stock director) with a term expiring at the next annual meeting of Parent's stockholders and shall include such person in the slate of nominees recommended by Parent's Board of Directors to the stockholders of Parent at such annual meeting. In addition, for a period of one year following the Effective Time, Parent shall give one additional member of the Company's Board of Directors reasonably acceptable to the Company and Parent copies of all notices, minutes, consents and other material that Parent provides to members of its Board of Directors, and shall permit such person to attend each meeting of Parent's Board of Directors; provided, however, that (i) Parent reserves the right to exclude such person from access to any material or meeting or portion thereof if Parent believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons and (ii) all obligations of Parent pursuant to this sentence shall be contingent upon such person executing a non-disclosure agreement satisfactory to Parent.

     5.13 Nasdaq Listing. Prior to the Effective Time, Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.14 Company Affiliates; Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company within the meaning of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

     5.15 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company Employee Plans immediately prior to the Effective Time if appropriate) so as to provide benefits to Company employees generally equivalent in the aggregate to those provided to similarly situated employees of Parent. In addition, the Company agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Company Schedules) prior to the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

     (b) Parent Stockholder Approval.

          (i) The issuance of the shares of Parent Common Stock pursuant to the Merger shall have been duly approved by the requisite vote of the stockholders of the Parent under applicable Nasdaq rules; and

          (ii) an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, shall have been duly approved by the requisite vote of the stockholders of Parent under Delaware Law and Parent's Certificate of Incorporation and other charter documents.

     (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

     (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     (e) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Fenwick & West LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

     (g) Amendment of Parent's Certificate of Incorporation. An amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby shall have been duly filed with the Delaware Secretary of State.

     6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent or Merger Sub at the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2(a) and (b), 3.3, 3.16 and 3.17 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

     (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent, taken as a whole with its subsidiaries, shall have occurred since the date of this Agreement and be continuing.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

     (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2(a) and (b), 2.3, 2.19, 2.20 and 2.21 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company, taken as a whole with its subsidiaries, shall have occurred since the date of this Agreement and be continuing.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

     (b) by either the Company or Parent if the Merger shall not have been consummated by September 30, 1999 (the "END DATE") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

     (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     (d) by the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by (i) the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement or (ii) a breach by TCI of its Parent Voting Agreement.

     (e) by the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of any Company Voting Agreement by any party thereto other than Parent.

     (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Company Triggering Event (as defined below) shall have occurred;

     (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(g) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to the End Date);

     (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(h) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date).

     For the purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) Company Payments. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (e) or (f), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $200 million in immediately available funds (the "TERMINATION FEE"); provided, that in the case of termination under Section 7.1(b) or 7.1(e), (i) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal and within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or the Company enters into an agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by the Company into such agreement. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to:

         At Home Corporation
         425 Broadway Street
         Redwood City, California 94063
         Attention: Chief Executive Officer
         Telephone No.: (650) 569-5000
         Telecopy No.: (650) 596-5100

         with a copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Larry W. Sonsini
                    Marty W. Korman
                    Todd Cleary
         Telephone No.: (650) 493-9300
         Telecopy No.: (650) 493-6811

     (b) if to the Company, to:

         Excite, Inc.
         555 Broadway
         Redwood City, California 94063
         Attention: Chief Executive Officer
         Telephone No.: (650) 568-6000
         Telecopy No.: (650) 568-6030
         with a copy to:

         Fenwick & West LLP
         Two Palo Alto Square
         Palo Alto, California 94306
         Attention: Mark C. Stevens
                    Douglas N. Cogen
         Telephone No.: (650) 494-0600
         Telecopy No.: (650) 494-1417

     8.3  Interpretation; Knowledge.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF " an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. An exception or disclosure made in the Company Schedules with regard to a representation of the Company, or in the Parent Schedules with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is clearly relevant.

     (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such party, has actual knowledge of such matter.

     (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) the direct effect of the public announcement, pendency or consummation of the transactions contemplated hereby on current or prospective advertisers or sponsors of such entity or revenues therefrom (provided that the exception in this clause (i) shall not apply to the use of the term "Material Adverse Effect" in Sections 6.2(a) and 6.3(a) with respect to the representations and warranties contained in Sections 2.4, 2.7(vii), the second sentence of 2.9(h), 2.12, 2.14(i), 2.17 and 3.4 hereof), (ii) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner), (iii) changes in trading prices for such entity's capital stock or (iv) shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

     (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.11.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          AT HOME CORPORATION

                                          By:      /s/  THOMAS A. JERMOLUK
                                             -----------------------------------
                                              Name: Thomas A. Jermoluk
                                              Title:   President and Chief
                                              Executive
                                                      Officer

                                          COUNTDOWN ACQUISITION CORP.

                                          By:        /s/  DAVID G. PINE
                                             -----------------------------------
                                              Name: David G. Pine
                                              Title:   President

                                          EXCITE, INC.

                                          By:         /s/  GEORGE BELL
                                             -----------------------------------
                                              Name: George Bell
                                              Title:   Chief Executive Officer

                       **** REORGANIZATION AGREEMENT ****

                                                                         ANNEX B



            FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF
                              AT HOME CORPORATION
                            (A DELAWARE CORPORATION)

     AT HOME CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:


     FIRST. The name of the Corporation is At Home Corporation. The original Certificate of Incorporation of the Corporation was filed on March 28, 1995. An Amended and Restated Certificate of Incorporation was filed on August 29, 1995, a Second Amended and Restated Certificate of Incorporation was filed on August 1, 1996, a Certificate of Retirement was filed on August 2, 1996, a Third Amended and Restated Certificate of Incorporation was filed on August 14, 1996, a Certificate of Amendment was filed on April 11, 1997, a Certificate of Designation of Series C Convertible Participating Preferred Stock was filed on
April 11, 1997 and, a Certificate of Amendment was filed on              , 1997
JULY 15, 1997, A FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WAS FILED ON JULY 16, 1997 AND A CERTIFICATE OF AMENDMENT WAS FILED ON JULY 9, 1998. The name under which the Corporation was originally incorporated is "at Home Corporation."



     SECOND. Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted by unanimous written consent in accordance with DGCL Section 141(f), and a majority of the outstanding stock entitled to vote thereon and a majority of each class of the outstanding stock entitled to vote as a class has approved by written consent in accordance with DGCL Section 228, this Fourth FIFTH Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the Third FOURTH Amended and Restated Certificate of Incorporation of the Corporation, as amended. This Fourth FIFTH Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 245 of the DGCL.



     THIRD. Pursuant to Sections 242 and 245 of the DGCL, the text of the Third FOURTH Amended and Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:


                                   ARTICLE I

                                      NAME

     The name of the Corporation is At Home Corporation.

                                   ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.

                                  ARTICLE III

                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                AUTHORIZED STOCK


     The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred thirty-nine million nine SEVEN hundred twenty-seven thousand six NINE MILLION THREE hundred sixty (239,927,660)-NINE THOUSAND FOUR HUNDRED FOURTEEN (729,369,414) shares, of which two SEVEN hundred thirty NINETEEN million two SEVEN hundred seventy-seven NINETEEN thousand six FOUR hundred sixty (230,277,660) FOURTEEN (719,719,414) shares shall be common stock with a par value of $.01 per share ("COMMON STOCK"), and nine million six hundred fifty thousand (9,650,000) shares shall be preferred stock with a par value of $.01 per share ("PREFERRED STOCK"). Said shares of Common Stock and Preferred Stock shall be divided into the following series:



        (a) Two hundred million (200,000,000) SIX HUNDRED EIGHTY THREE MILLION SEVEN HUNDRED THOUSAND (683,700,000) shares of Common Stock shall be of a series designated as "SERIES A COMMON STOCK";



        (b) Fifteen THIRTY million four EIGHT hundred thousand (15,400,000) (30,800,000) shares of Common Stock shall be of a series designated as "SERIES B COMMON STOCK";



        (c) Fourteen FIVE million eight TWO hundred seventy-seven NINETEEN thousand six FOUR hundred sixty (14,877,660) FOURTEEN (5,219,414) shares of Common Stock shall be of a series designated as "SERIES K COMMON STOCK"; and


        (d) Nine million six hundred fifty thousand (9,650,000) shares of Preferred Stock, which are undesignated as to series and are issuable in accordance with the provisions of Section C of this Article IV (the "SERIES PREFERRED STOCK").


     UPON THE FILING OF THIS FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, (I) EACH OUTSTANDING SHARE OF THE CORPORATION'S SERIES A COMMON STOCK SHALL BE SUBDIVIDED AND SPLIT INTO TWO (2) SHARES OF SERIES A COMMON STOCK OF THE CORPORATION; (II) EACH OUTSTANDING SHARE OF THE CORPORATION'S SERIES B COMMON STOCK SHALL BE SUBDIVIDED AND SPLIT INTO TWO (2) SHARES OF SERIES B COMMON STOCK OF THE CORPORATION; AND (III) EACH OUTSTANDING SHARE OF THE CORPORATION'S SERIES K COMMON STOCK SHALL BE SUBDIVIDED AND SPLIT INTO TWO (2) SHARES OF SERIES K COMMON STOCK OF THE CORPORATION. The description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences, privileges and limitations thereof, or the method of fixing and establishing the same, are as hereinafter in this Article IV set forth:

                                   SECTION A

                              CERTAIN DEFINITIONS

     Unless the context otherwise requires, the terms defined in this Section A shall have, for all purposes of this Certificate, the meanings herein specified:

     "BOARD OF DIRECTORS" or "BOARD" shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

     "CAPITAL STOCK" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.


     "CERTIFICATE" shall mean this Fourth FIFTH Amended and Restated Certificate of Incorporation of the Corporation, as it may from time to time hereafter be amended or restated.


     "CONVERTIBLE COMMON STOCK" shall mean the Series B Common Stock and the Series K Common Stock, collectively.

     "IPO" shall mean the closing of an initial public offering of the Series A Common Stock.

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

     "SERIES A COMMON STOCK" shall mean the Series A Common Stock, par value $.01 per share, of the Corporation.

     "SERIES B COMMON STOCK" shall mean the Series B Common Stock, par value $.01 per share, of the Corporation.

     "SERIES K COMMON STOCK" shall mean the Series K Common Stock, par value $.01 per share, of the Corporation.

                                   SECTION B

                  SERIES A, SERIES B AND SERIES K COMMON STOCK

     Each share of the Series A Common Stock, each share of the Series B Common Stock and each share of Series K Common Stock shall, except as otherwise provided in this Section B, be identical in all respects and shall have equal rights and privileges.

     1. Voting Rights.

        (a) General Voting Rights.

        Holders of Series A Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B Common Stock shall be entitled to ten votes for each share of such stock held, and holders of Series K Common Stock shall be entitled to one vote for each share of such stock held on all matters presented to the holders of Common Stock of the Corporation. Except as otherwise provided in this Certificate and except as may otherwise be required by the DGCL or, with respect to any series of Series Preferred Stock, in any resolution or resolutions providing for the establishment of such series pursuant to authority vested in the Board of Directors by this Certificate, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock, the holders of shares of Series K Common Stock and the holders of shares of each series of Preferred Stock entitled to vote thereon, if any, shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Series A Common Stock, of Series B Common Stock, of Series K Common Stock or of any other class or series of stock or decrease the number of authorized shares of any such class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock, the holders of shares of Series K Common Stock or the holders of shares of any such series of Preferred Stock shall be required for the approval of any such matter.

        (b) Election of Series Common Stock Directors.


             (i) So long as there are not less than 5,000,000 10,000,000 shares of Series B Common Stock outstanding, the holders of Series B Common Stock, voting separately as a single series, shall have the exclusive right, acting by written consent given in accordance with paragraph 1(b)(vi) below or by vote at a meeting called for that purpose, to elect five directors to the Board of Directors (such directors elected by the holders of the Series B Common Stock are hereinafter collectively referred to as the "SERIES B COMMON STOCK DIRECTORS").


             So long as there are not less than 5,000,000 shares of Series K Common Stock outstanding, the holders of Series K Common Stock, voting separately as a single series, shall have the exclusive right, acting by written consent given in accordance with paragraph 1(b)(vi) below or by vote at a meeting called for that purpose, to elect one director to the Board of Directors (such director elected by the holders of the Series K Common Stock is hereinafter referred to as the "Series K Common Stock Director").

             In the event that the holders of Series B Common Stock are entitled to elect any Series B Common Stock Director(s) or the holders of Series K Common Stock are entitled to elect the Series K Common Stock Director, then so long as there are any shares of Series A Common Stock outstanding, the holders of Series A Common Stock, voting separately as a single series, shall have the right, acting by written consent given in accordance with paragraph 1(b)(vi) below or by vote at a meeting called for that purpose, to elect two directors, each of whom must qualify as an Outside Director as defined in Section B(1) of Article V of this Certificate, to the Board of Directors (such directors elected by the holders of the Series A Common Stock are hereinafter referred to as the "SERIES A COMMON STOCK DIRECTORS," and together with the Series B Common Stock Directors and the Series K Common Stock Director, the "SERIES COMMON STOCK DIRECTORS").


             (ii) The initial EACH Series Common Stock Directors will be those persons serving at the date of filing of this Certificate. Each such person shall hold such positions DIRECTOR SHALL HOLD SUCH POSITION until the earliest of the next meeting or written consent of stockholders entitled to vote on the election of said director, his resignation or his removal.


             (iii) At any meeting of stockholders having as a purpose the election of directors by holders of the Series A Common Stock, AND/OR holders of the Series B Common Stock and/or holders of the Series K Common Stock, as the case may be, the presence, in person or by proxy, of the holders of a majority of the shares of the applicable series of Common Stock entitled to vote in such election then outstanding shall be required and be sufficient to constitute a quorum of such series for the election of any director by such holders. Each Series Common Stock Director to be elected at such meeting shall be elected by a plurality of the votes of the shares of the applicable series of Common Stock present in person or represented by proxy at such meeting and entitled to vote in the election of such Series Common Stock Director or by written consent of the holders of such shares given in accordance with paragraph 1(b)(vi) below. At any such meeting or adjournment thereof, (i) the absence of a quorum of such holders of Series A Common Stock, OR Series B Common Stock or Series K Common Stock, as the case may be, shall not prevent the election of the directors to be elected by the holders of shares other than the series of Common Stock the holders of which do not constitute a quorum for such election at such meeting, and the absence of a quorum of holders of shares other than the Series A Common Stock, OR Series B Common Stock or Series K Common Stock shall not prevent the election of the directors to be elected by the holders of the Series A Common Stock, OR Series B Common Stock or Series K Common Stock, as the case may be, and (ii) in the absence of a quorum of holders of (x) shares of the Series A Common Stock, OR Series B Common Stock or Series K Common Stock, (y) shares other than the Series A Common Stock, OR Series B Common Stock or Series K Common Stock, or (z) shares of all such classes and series, holders of a majority of the shares, present in person or by proxy, of each class or series of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which such class or series is entitled to elect, from time to time, without notice (subject to applicable law) other than announcement at the meeting, until a quorum shall be present.


             (iv) Except as provided in paragraph 1(b)(v), any vacancy in the office of a Series Common Stock Director occurring during the effectiveness of the applicable provisions of paragraph 1(b)(i) shall be filled solely by the holders of the series of Common Stock entitled to vote for such Series Common Stock Director by vote of such holders as provided in paragraph 1(b)(iii) above at a meeting called for such purpose or by written consent of such holders given in accordance with paragraph 1(b)(vi) below.


             (v) A Series Common Stock Director may be removed without cause by the vote or by written consent of the holders of a majority of the outstanding shares of Series A Common Stock, OR Series B Common Stock or Series K Common Stock, as the case may be, which elected such Series Common Stock Director. Any vacancy in the office of a Series Common Stock Director shall be filled by the affirmative vote of the holders of a majority of the outstanding shares of the applicable series of Common Stock entitled to elect the Series Common Stock Director so removed at a meeting, which may be the same meeting at which the removal of such Series Common Stock Director was voted upon, or by written consent of the holders of such series of Common Stock given in accordance with paragraph 1(b)(vi) below; provided, however, that if there is a vacancy in the office of one of the two Series A Common Stock Directors, the remaining Series A Common Stock Director shall have the power to fill the vacancy. Any director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor and until his or her successor has been chosen and has qualified.

             (vi) With respect to actions by the holders of the Series A Common Stock, Series B Common Stock or Series K Common Stock upon those matters on which such holders are each entitled to vote separately as a separate series, such actions may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series A Common Stock, Series B Common Stock or Series K Common Stock, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such series of Series A Common Stock, Series B Common Stock or Series K Common Stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation as provided in the DGCL. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent.


             (vii) The right of the holders of any series of Common Stock to elect Series Common Stock Directors shall be in addition to their right to vote, together as a single class with the holders of the Series A COMMON STOCK, Series B COMMON STOCK and Series K Common Stock and any series of Preferred Stock so entitled to vote, acting by written consent or by vote at a meeting called for the purpose of election of directors, in the election of all Additional Directors, as defined in Section A(2) of Article V of this Certificate.


     2. Conversion Rights.

     Each share of Series B Common Stock shall be convertible at any time, at the option of the holder thereof, into one share of Series A Common Stock. Each share of Series K Common Stock shall be convertible at any time, at the option of the holder thereof, into one share of Series A Common Stock. Any such conversion may be effected by any holder of any series of Convertible Common Stock by surrendering such holder's certificate or certificates for the series of Convertible Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Convertible Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of such series of Convertible Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Common Stock to which such holder shall be entitled as herein provided (provided that the Corporation will use commercially reasonable efforts to make such delivery within two Business Days after receipt of the certificate or certificates, notice, and if required, instruments of transfer referred to above). Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the Person or Persons entitled to receive the Series A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Common Stock on that date; provided, however, that the conversion may, at the option of any holder surrendering Convertible Common Stock for conversion, be conditioned upon notice by such holder to the Corporation of the occurrence of any specified event. A number of shares of Series A Common Stock equal to the number of shares of Series B Common Stock and Series K Common Stock, respectively, outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Common Stock and of Series K Common Stock, respectively. Shares of Series B Common Stock and Series K Common Stock that have been converted hereunder shall be retired and shall not be reissued. Shares of Series A Common Stock shall not be convertible into shares of Series B Common Stock or Series K Common Stock.

     3. Dividends. Subject to paragraph 4 of this Section B, whenever a dividend is paid to the holders of one series of Common Stock, the Corporation also shall pay to the holders of all other series of Common Stock a dividend per share equal to the dividend per share paid to the holders of such first series of Common Stock. Dividends shall be payable only if, as and when declared by the Board of Directors out of the assets of the Corporation legally available therefor.

     4. Share Distributions. If at any time a distribution paid in Series A Common Stock, Series B Common Stock, Series K Common Stock or any other securities of the Corporation or any other Person (hereinafter sometimes called a "SHARE DISTRIBUTION") is to be made with respect to the Series A Common Stock, Series B Common Stock or Series K Common Stock, such share distribution may be declared and paid only as follows:

        (a) a share distribution consisting of shares of Series A Common Stock (or any securities of the Corporation that are convertible into, or exercisable or exchangeable for, or evidence the right to purchase shares of Series A Common Stock) to holders of Series A Common Stock, Series B Common Stock and Series K Common Stock, on an equal per share basis; or consisting of shares of Series A Common Stock (or securities of the Corporation that are convertible into, or exercisable or exchangeable for, or evidence the right to purchase shares of Series A Common Stock) to holders of Series A Common Stock and, on an equal per share basis, shares of Series B Common Stock (or securities of the Corporation that are convertible into, or exercisable or exchangeable for, or evidence the right to purchase shares of Series B Common Stock) to holders of Series B Common Stock and, on an equal per share basis, shares of Series K Common Stock (or securities of the Corporation that are convertible into, or exercisable or exchangeable for, or evidence the right to purchase shares of Series K Common Stock) to holders of Series K Common Stock; and

        (b) a share distribution consisting of any class or series of securities of the Corporation or any other Person other than as described in paragraph 4(a) above, on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock and Series K Common Stock or on the basis of a distribution of different classes or series of securities to holders of Series A Common Stock, Series B Common Stock and Series K Common Stock, provided that (i) the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exercisable or exchangeable, or which the distributed securities evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, (ii) such rights and provisions shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions among the Series A Common Stock, the Series B Common Stock and the Series K Common Stock and (iii) in each case such distribution is otherwise made on an equal per share basis.

        The Corporation shall not reclassify, subdivide or combine any series of Common Stock without reclassifying, subdividing or combining all other series of Common Stock, on an equal per share basis.

     5. Liquidation and Dissolution. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of Series A Common Stock, the holders of Series B Common Stock, the holders of Series K Common Stock and the holders of any class or series of Preferred Stock entitled to participate in such distribution shall share equally, on a share for share basis (on an as converted into Common Stock basis with respect to any shares of Preferred Stock which are convertible into Common Stock, unless the designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock provide otherwise), in the assets of the Corporation remaining for distribution to holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 5.

     6. Limitation on Issuance of Series B Common Stock and of Series K Common Stock. No shares of Series B Common Stock shall be issued except pursuant to paragraph 4 of this Section B or upon conversion of shares of any series of Series Preferred Stock which have been authorized in accordance with this Certificate, having the right to convert into shares of Series B Common Stock. No shares of Series K Common Stock shall be issued except pursuant to paragraph 4 of this Section B or upon conversion of shares of any series of Series Preferred Stock, which have been authorized in accordance with this Certificate, having the right to convert into shares of Series K Common Stock.

     7. Regulatory Matters. If any shares of Series A Common Stock which would be issuable upon conversion of shares of Convertible Common Stock require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be. Without limiting the foregoing, if the conversion of shares of Convertible Common Stock shall be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT AND RULES"), the Corporation shall promptly comply with any applicable filing or notice requirements under the HSR Act and Rules and use its reasonable commercial efforts to furnish the information required in connection therewith to the Federal Trade Commission and the Antitrust Division of the Department of Justice. If applicable, the Corporation shall use its reasonable commercial efforts to list (i) the shares of Series A Common Stock issuable upon conversion of the Series K Common Stock and (ii) the shares of Series A Common Stock issuable upon conversion of the Series B Common Stock, in each case prior to delivery of such shares of Series A Common Stock upon such conversion, on the principal national securities exchange (including, but not limited to, the Nasdaq National Market) on which the outstanding Series A Common Stock is listed at the time of such delivery.

                                   SECTION C

                             SERIES PREFERRED STOCK

     The Series Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted pursuant to Board Action (as hereinafter defined). The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

        (i) the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

        (ii) the dividend rate or amounts, if any, for the particular series, the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative and the relative rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of that series;

        (iii) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each series;

        (iv) the right, if any, of the holders of a particular series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; provided that no series of Series Preferred Stock shall have the right to convert into Series B Common Stock;

        (v) the voting rights, if any, of the holders of a particular series;

        (vi) the terms and conditions, if any, for the Corporation to purchase or redeem shares of a particular series; and

        (vii) any other relative rights, powers, preferences and limitations of a particular series of the Series Preferred Stock.

     The Board of Directors, acting through Board Action, is authorized to exercise its authority with respect to fixing and designating various series of the Series Preferred Stock and determining the relative rights, powers and preferences thereof to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Certificate.

     All shares of any one series of the Series Preferred Stock shall be alike in every particular. Except to the extent otherwise provided in the resolution or resolutions providing for the issue of any series of Series Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Certificate of Designation for a series of Series Preferred Stock, no consent or vote of the holders of shares of Series Preferred Stock or any series thereof shall be required for any amendment to this Certificate that would increase the number of authorized shares of Series Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Series Preferred Stock or the number of authorized shares of any series thereof (but not below the number of shares of Series Preferred Stock or of such series, as the case may be, then outstanding).

     Except as may be provided by the Board of Directors in a Certificate of Designation or by law, shares of any series of Series Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall be retired and shall not be reissued.

                                   ARTICLE V

                                   DIRECTORS

                                   SECTION A

                             NUMBER AND DESIGNATION

     The governing body of the Corporation shall be a Board of Directors which shall consist of not less than three (3) and not more than seventeen (17) (the "MAXIMUM NUMBER") directors, with the exact number of directors constituting the entire Board of Directors (the "ENTIRE BOARD") to be specified from time to time in accordance with this Certificate by Board Action of (i) so long as the Series B Common Stock Directors are entitled to exercise the Special Director Approval Right, the Series B Committee, or (ii) at any time at which the Series B Common Stock Directors are not entitled to exercise the Special Director Approval Right, the Board of Directors; provided, however, that the total number of directors constituting the Entire Board shall not be less than the total number (the "MINIMUM NUMBER") of (x) Series Common Stock Directors the holders of Common Stock are entitled to elect and (y) any directors the holders of any series of Series Preferred Stock, voting as a separate series of Preferred Stock and not with the holders of the Common Stock, are entitled to elect, which Minimum Number shall not be more than the Maximum Number.

     1. Series Common Stock Directors. The Series Common Stock Directors shall be elected by the holders of the applicable series of Common Stock, subject to, and in the manner provided in, Article IV of this Certificate.

     2. Additional Directors. At any meeting of stockholders having as a purpose the election of directors, to the extent that the total number of directors constituting the Entire Board exceeds the Minimum Number, any additional directors (the "ADDITIONAL DIRECTORS") shall be elected by the holders of the Common Stock and, if so fixed by the resolution or resolutions of the Board of Directors adopted by Board Action creating, designating and establishing such series of Series Preferred Stock, the holders of Series Preferred Stock, subject to, and in the manner provided in, Article IV of this Certificate and subject to Section B(8) of this Article V.

                                   SECTION B

                                 BOARD ACTIONS

     1. Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this Certificate, the meanings herein specified:

     "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

     "ASSOCIATE" shall have the meaning set forth in Rule 405 under the Securities Act.

     "@HOME REPURCHASE RIGHT" has the meaning given to such term in the Master Distribution Agreement.

     "@HOME SERVICES" means the business of providing Internet connectivity service and Internet "backbone" service, which includes (without limitation) the following: (i) direct connectivity to the Internet through the development, packaging, marketing and distribution of a suite of branded Internet connectivity services and certain branded applications, including one or more custom browsers, for use by subscribers and information providers, together with connections to various on-line hosting services (such as America Online, Prodigy, CompuServe and MSN) and information providers, both in the United States and internationally (in countries where the Corporation is capable of providing such service), (ii) directory services and navigation services to content created by third parties, provided, however, that it is not contemplated that the Corporation would itself be a creator of content (other than with respect to content created as part of the Corporation's navigation services (such as the "video barker" and "templates" for the creation of navigation home pages), the aggregation and organization of content created by third parties and technological assistance to such third party creators), and (iii) systems for
(a) "backbone" transmission, (b) network management, and (c) billing and associated support functions.

     "BOARD ACTION" means, with respect to any matter considered by the Board of Directors or any committee thereof, the action of the Board or such committee with respect thereto for purposes of Section 141 of the DGCL, which action shall be deemed taken:

        (i) in the case of action by the Board of Directors, by the approval of such action by:


             (a) with respect to any matter that is not a Related Party Transaction or a Related Party .Com Agreement or Related Party Promotional Agreement, (x) a majority of the members of the Board present at a meeting at which a quorum of the Board is present or a written consent to such action executed by all the members of the Board and (y) so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director, (1) as to matters that are not Supermajority Items or Unanimous Items, so long as the Series B Common Stock Directors are entitled to exercise the Special Director Approval Right, a majority SEVENTY-FIVE PERCENT (75%) (ROUNDED UP TO THE NEAREST WHOLE NUMBER OF DIRECTORS (OR TWO-THIRDS IF THERE ARE ONLY THREE SUCH DIRECTORS, OR 100% IF THERE ARE ONLY TWO SUCH DIRECTORS) of the total number of Series B Common Stock Directors or (2) with respect to any matter that is a Supermajority Item or a Unanimous Item, a Supermajority Vote or Unanimous Vote of the Series B Common Stock Directors and the Series K Common Stock Director, if any;

             (b) with respect to any matter that is a Related Party Transaction, either (I)(x) a majority of the members of the Board present at a meeting at which a quorum of the Board is present, the notice of which meeting set forth the matter that is a Related Party Transaction and a reasonably detailed description of such matter, or by Special Written Consent; and (y) so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director, (1) a majority SEVENTY-FIVE PERCENT (75%) (ROUNDED UP TO THE NEAREST WHOLE NUMBER OF DIRECTORS) (OR TWO-THIRDS IF THERE ARE ONLY THREE SUCH DIRECTORS, OR 100% IF THERE ARE ONLY TWO SUCH DIRECTORS) of the total number of Series B Common Stock Directors (regardless of whether or not such Series B Common Stock Directors are Disinterested Directors) and (2) a majority of the Series B Common Stock Directors and the Series K Common Stock Director, if any, who are Disinterested Directors; provided, however, that, so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director, in addition to the requirements set forth above in this paragraph (b)(I)(y)(2), (A) if the Related Party Transaction is a Supermajority Item, the approval of such Related Party Transaction shall require the affirmative vote or written consent of seventy-five percent (75%) (rounded up to the nearest whole number of directors) (or two-thirds if there are only three such DIRECTORS, OR 100% IF THERE ARE ONLY TWO SUCH directors) of the total number of Series B Common Stock Directors and the Series K Common Stock Director, if any, who are Disinterested Directors; and (B) if the Related Party Transaction is a Unanimous Item, the approval of such Related Party Transaction shall require the affirmative vote or written consent of the total number of Series B Common Stock Directors and the Series K Common Stock Director, if any (regardless of whether or not such directors are Disinterested Directors); or
(II)(x) a majority of the members of the Board present at a meeting at which a quorum of the Board is present, the notice of which meeting set forth the matter that is a Related Party Transaction and a reasonably detailed description of such matter, or by Special Written Consent; and (y) so long as the holders of Series B Common Stock are entitled to elect a Series B Common Stock Director, all of the Series B Common Stock Directors (regardless of whether or not such Series B Common Stock Directors are Disinterested Directors); or


             (c) with respect to the approval of a Related Party .Com Agreement or Related Party Promotional Agreement, approval in accordance with clauses (y) or (z) of paragraph 5 below (but subject to paragraph 7 below), provided that no Board Action is required for such approval in the circumstances specified in clause (x) of paragraph 5;


        (ii) in the case of action by any committee of the Board of Directors (other than the .Com Committee or the Series B Committee), by the approval of such action by: (a) either a majority of the members of such committee present at a meeting at which a quorum of such committee is present or a written consent to such action executed by all the members of such committee; and (b) so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director and the Series B Common Stock Directors are entitled to exercise the Special Director Approval Right, a majority SEVENTY-FIVE PERCENT (75%) (ROUNDED UP TO THE NEAREST WHOLE NUMBER OF DIRECTORS) (OR TWO-THIRDS IF THERE ARE ONLY THREE SUCH DIRECTORS, OR 100% IF THERE ARE ONLY TWO SUCH DIRECTORS) of the total number of Series B Common Stock Directors; provided, however, that the approval of the Series B Common Stock Directors shall not be required in connection with the approval of any matter as to which the Board of Directors and the Series B Common Stock Directors have specifically provided in the specification of powers and duties of such committee by resolution or Bylaw approved by Board Action, that the approval of the Series B Common Stock Directors shall not be required; AND

          (iii) in the case of action by the .Com Committee, either (1) a majority of the total number of members of the .Com Committee or (2) a written consent to such action executed by all of the members of the .Com Committee.; and

          (iv) in the case of action by the Series B Committee, either (1) a majority of the members of the Series B Committee present at a meeting at which a quorum of the Series B Committee is present or (2) a written consent to such action executed by all of the members of the Series B Committee.

     "CABLE PARENT" shall mean, as applicable, each of (i) TCI Internet Services, Inc., a Colorado corporation ("TCI SERVICES"), TCI.NET, Inc., a Delaware corporation ("TCI.NET"), TCI Communications, Inc., a Delaware corporation, and TCI Cable Investments Inc., a Delaware corporation (TCI Communications, Inc., TCI Cable Investments, Inc., TCI.NET and TCI Services collectively being a single Cable Parent), (ii) Comcast On-Line Communications, Inc., a Delaware corporation, and Comcast Cable Communications, Inc., a Delaware corporation (collectively being a single Cable Parent) and (iii) Cox Communications, Inc., a Delaware corporation. In addition, each Parent (as defined below) shall be entitled to designate one or more members of such Parent's Stockholder Group (as defined in the Stockholders' Agreement) to be included within the Cable Parent of such Parent's Stockholder Group. Any such additional entities are required to execute and deliver to the Corporation and each other Parent, an instrument, in form and substance reasonably acceptable to the Corporation, agreeing to be bound by the provisions of the Stockholders' Agreement applicable to the other Persons which are included within the Cable Parent of such Parent's Stockholder Group. Such designation shall not constitute an assignment by or release of any other Person which is a Cable Parent of such Stockholder Group.

     ".COM AGREEMENT" means any agreement between the Corporation (or any Cable Parent or a Controlled Affiliate thereof acting in the capacity of a sales agent by and on behalf of the Corporation pursuant to a sales agency agreement to be entered into by such Cable Parent or Controlled Affiliate and the Corporation, which agreement will, among other things, specify the terms and conditions upon which such Person may act as a sales agent for the Corporation, including specification of the terms upon which such Person may enter into a .Com Agreement on the Corporation's behalf) and a content provider which provides (i) physical connectivity and access to the @Home Network (as defined in the Master Distribution Agreement) and (ii) for compensation, if any, to the Corporation in accordance with its charges therefor.

     "COMCAST" shall mean Comcast Corporation, a Pennsylvania corporation.

     "COMCAST STOCKHOLDER GROUP" has the meaning given to such term in the Stockholders' Agreement.

     "COMCAST SUB" shall mean Comcast PC Investments, Inc., a Delaware corporation, and any Controlled Affiliate of Comcast to which Company Securities are transferred in accordance with the terms of the Stockholders' Agreement.

     "COMPANY SECURITIES" has the meaning given to such term in the Stockholders' Agreement.

     "CONTROL" shall mean the direct or indirect power to direct the management and policies of any Person, whether through the ownership of voting securities, by contract, management agreement or otherwise.

     "CONTROLLED AFFILIATE" shall mean, as to any Person, any other Person which is Controlled by such Person; provided, however, that the Corporation shall not be deemed to be a Controlled Affiliate of any Parent or such Parent's Controlled Affiliates.

     "COX SUB" shall mean Cox @Home, Inc. a Delaware corporation, and any Controlled Affiliate of Cox Communications, Inc. to which Company Securities are transferred in accordance with the terms of the Stockholders' Agreement.

     "DISINTERESTED DIRECTORS" means any member of the Board of Directors who is not an interested director for purposes of DGCL Section 144(a); provided, however, that any director who is an officer, director, employee or partner of a Related Party shall, notwithstanding the fact that such director is not otherwise personally interested in a Related Party Transaction, be deemed interested in such Related Party Transaction.


     "FILING DATE" shall mean August 14, 1996             , 1999.



     "KPCB AFFILIATES" shall mean collectively, Kleiner, Perkins, Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II, each a California partnership, and James Clark.



     "LCO AGREEMENT" means the provisions of the LCO Agreement Term Sheet, set forth as Exhibit B to the letter agreement dated May 15, 1997, among TCI Sub, Comcast Sub and Cox Sub and certain of their respective Affiliates and the Corporation, AS AMENDED FROM TIME TO TIME (the "LCO AGREEMENT TERM SHEET"); provided that if the matters set forth in the LCO Agreement Term Sheet are superseded by a definitive agreement which is executed by the necessary parties thereto, such definitive agreement will constitute the LCO Agreement for all purposes hereunder.



     "MASTER DISTRIBUTION AGREEMENT" shall mean the provisions of the Master Distribution Agreement Term Sheet, set forth as Exhibit A to the letter agreement dated May 15, 1997, among TCI Sub, Comcast Sub, and Cox Sub and certain of their respective Affiliates and the Corporation, AS AMENDED FROM TIME TO TIME (the "MASTER DISTRIBUTION AGREEMENT TERM SHEET"); provided that if the matters set forth in the Master Distribution Agreement Term Sheet are superseded by a definitive agreement which is executed by the necessary parties thereto, such definitive agreement will constitute the Master Distribution Agreement for all purposes hereunder.


     "OUTSIDE DIRECTOR" means any director of the Corporation who (i) is not an officer (other than any Vice Chairman) of, or employed by, the Corporation or its Subsidiaries and (ii) is not an Affiliate or Associate of any of Cox Enterprises, Inc., a Delaware corporation, Comcast or TCI or any of their respective Controlled Affiliates (other than the Corporation and its Subsidiaries).

     "PARENT" has the meaning given to such term in the Stockholders' Agreement.

     "PERMITTED REPURCHASES" means the right or obligation of the Corporation to repurchase or redeem securities at any time, out of funds legally available therefor, (x) from employees, directors or consultants of the Corporation or any Subsidiary thereof, shares of equity securities of the Corporation, equity securities of any Subsidiary of the Corporation or options, warrants or other rights to acquire such securities issued to such employees, directors or consultants provided that such repurchase is pursuant to repurchase or redemption rights contained in the instrument pursuant to which such securities were originally issued and (y) from the Comcast Stockholder Group any Subject Shares upon the Corporation's exercise of the @Home Repurchase Right pursuant to the Master Distribution Agreement.

     "PROMOTIONAL AGREEMENT" means an agreement entered into between a content provider and the Corporation (individually and not through an agency relationship with a Cable Parent or any of its Controlled Affiliates) providing for the promotion of such content or content provider on the @Home Services (e.g., through button or hot link placement on the browsers, home pages or theme pages in the National Area (as defined in the Master Distribution Agreement), by the @Home video barker or otherwise) as the Corporation and such content provider shall agree, at which point such promotional activity shall become a part of the @Home Services, subject, however, to the Cable Parent Exclusion Right (as defined in the Master Distribution Agreement).


     "SPECIAL DIRECTOR APPROVAL RIGHT" means the requirement for certain Board Actions that a majority of the total number of Series B Common Stock Directors have approved such matter SET FORTH IN CLAUSE (I)(A)(Y)(1) OF THE DEFINITION OF BOARD ACTION CONTAINED HEREIN, which requirement shall continue in effect so long as TCI Sub beneficially owns at least (i) 7,700,000 15,400,000 shares of Series B Common Stock, which shares are Company Securities and as adjusted for stock splits, stock dividends and the like occurring after the Filing Date, and
(ii) securities representing a majority of the outstanding voting power of the Corporation.


     "SPECIAL VOTING STOCK" shall mean any class or series of capital stock of the Corporation established or authorized after the Filing Date (including pursuant to the authority granted herein to the Board to establish the designations, preferences, rights and qualifications, limitations and restrictions of any series of Series Preferred Stock pursuant to Board Action) having voting rights deemed senior to those of the holders of Series A Common Stock or Series K Common Stock. A class or series of capital stock shall be deemed to have senior voting rights and to be Special Voting Stock if holders of such security (x) are entitled to more than one vote per share (determined on an as-converted into Common Stock basis) when voting with the holders of Common Stock or (y) are entitled to vote as a separate class or series upon any matter submitted to a vote of all of the stockholders of the Corporation other than (i) as required by Section 242(b) of the DGCL, (ii) with respect to the creation or issuance of a class or series of capital stock which is to rank senior to such capital stock as to liquidation rights or rights relating to dividends, distributions, repurchases and redemptions, (iii) with respect to amendments to the terms and provisions of such securities, or (iv) such additional matters as would be customary or appropriate in the context of the issuance of such class or series of capital stock in a financing transaction with a third party (as opposed to a strategic transaction) in light of the circumstances under which such financing transaction is being consummated.

     "SPECIAL WRITTEN CONSENT" when used with respect to the approval of any action by the Board, means a written consent to such action executed by all of the members of the Board, provided, that such written consent is executed by directors subsequent to a meeting of the Board, the notice of which meeting set forth the matter which is the subject of such written consent and a reasonably detailed description of such matter.


     "STOCKHOLDERS' AGREEMENT" shall mean that certain Amended and Restated Stockholders' Agreement, dated as of August 1, 1996 JULY 16, 1997, by and among the Corporation, TCI Sub, Comcast Sub, Cox Sub and the KPCB Affiliates and certain Affiliates of such Persons, as amended from time to time.


     "SUBJECT SHARES" has the meaning given to such term in the Master Distribution Agreement.

     "SUBSIDIARY" of any Person shall mean (i) a corporation a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

     "SUPERMAJORITY VOTE" has the meaning given to such term in Section B(4)(a) of Article V of this Certificate.

     "TCI" shall mean Tele-Communications, Inc., a Delaware corporation, but in the event of a Qualified Spin Off Transaction (as defined in the Stockholders' Agreement) relating to the TCI Stockholder Group (as defined in the Stockholders' Agreement), such term shall mean the Spin Off Parent (as defined in the Stockholders' Agreement) resulting from such Qualified Spin Off Transaction.

     "TCI SUB" shall mean TCI Internet Holdings, Inc., a Colorado corporation, and any Controlled Affiliate of TCI, to which Company Securities are transferred in accordance with the terms of the Stockholders' Agreement.

     "UNANIMOUS VOTE" has the meaning given to such term in Section B(4)(b) of
Article V of this Certificate.

     2. Vote Required for Actions of the Board or Committees.


        (a) Except as otherwise provided by law or this Certificate and subject to the rights of approval set forth in paragraphs 3, 4, 5, 7 and 8 7 below, any action or approval by the Board of Directors or any committee thereof shall require that approval therefor be obtained by Board Action.



        (b) Any approval of the Series B Common Stock Directors may be evidenced by the affirmative vote of such Series B Common Stock Directors (i) at the Board meeting or committee meeting at which such action is approved, (ii) by unanimous written consent of the Board or a committee thereof including such Series B Common Stock Directors, or (iii) by a separate approval granted at a meeting of such Series B Common Stock Directors or by written consent of a majority THE REQUISITE NUMBER of such Series B Common Stock Directors REQUIRED FOR THE MATTER BEING CONSIDERED BY SUCH SERIES B COMMON STOCK DIRECTORS UNDER THE DEFINITION OF BOARD ACTION CONTAINED HEREIN. The requirements for Series B Common Stock Director approval herein and the procedures thereof are included by virtue of the authority contained in Section 141(a) of the DGCL.


        (c) Except as specifically provided in paragraph 6 below with respect to the powers of the .Com Committee, no committee of the Board shall have the power to act on any Related Party Transaction, Supermajority Item, Unanimous Item or any Related Party .Com Agreement or Related Party Promotional Agreement.

     3. Related Party Transactions.

        (a) Without limiting the application of any provision of Delaware law, including but not limited to DGCL Section 144, relating to the approval of transactions by members of the Board who are interested directors, any Related Party Transaction must be approved by a Board Action.

        (b) A "RELATED PARTY" shall mean any holder of more than 5% of the voting power of the Corporation or a Related Party Affiliate of such holder. The term "RELATED

PARTY TRANSACTION" shall mean any transaction between the Corporation and a Related Party; provided, however, that the following transactions will not be Related Party Transactions: (i) any transaction or series of related transactions, that (x) are in the ordinary course of business, (y) are on arms' length terms, and (z) involve an aggregate amount that is less than $1,000,000;
(ii) the entering into of LCO Agreements and other agreements for the provision of ancillary or related services by the Corporation, between a Related Party or its Related Party Affiliates, on the one hand, and the Corporation, on the other hand, provided that the terms of such LCO Agreements or such other agreements are no more favorable to such Related Party and its Related Party Affiliates than the terms of similar agreements then currently offered by or generally available from the Corporation to each other Cable Parent or its Controlled Affiliates (without regard to the size (through volume discounts or otherwise) or identity of such Cable Parent or its ownership of securities of the Corporation); AND (iii) the entering into or performance under any .Com Agreement or Promotional Agreement; and (iv) any actions taken by the Series B Committee pursuant to the powers set forth in paragraph 8 below. The term "RELATED PARTY AFFILIATE" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that (i) any Person owning, directly or indirectly, in excess of 25% of the equity interests (on a fully diluted basis) of any other Person shall be deemed to Control such other Person, and (ii) the Corporation will not be deemed to be a Related Party Affiliate of any Parent or such Parent's Related Party Affiliates.


     4. Supermajority and Unanimous Approval Requirements.

        (a) Supermajority Items. For purposes of determining whether or not there has been Board Action with respect to any of the following matters ("SUPERMAJORITY ITEMS"), so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director or the holders of Series K Common Stock are entitled to elect a Series K Common Stock Director, the affirmative vote or written consent of seventy-five percent (75%) (rounded up to the nearest whole number of directors) of the total number of (x) the Series B Common Stock Directors and (y) the Series K Common Stock Director, if any, voting separately from the other directors of the Corporation shall be required (such vote or consent, a "SUPERMAJORITY VOTE"):

             (1) The merger, consolidation or other business combination by the Corporation or any Controlled Affiliate of the Corporation into or with any other entity, other than any transaction involving only the Corporation and/or one or more directly or indirectly wholly owned Subsidiaries of the Corporation; provided, however, that the provisions of this paragraph shall not apply to transactions which have been approved in accordance with subparagraphs (2) or
(4) below, or which would not otherwise require approval thereunder.

             (2) The acquisition (other than an acquisition covered by subparagraph (4) below) by the Corporation or any Controlled Affiliate of the Corporation of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions, which assets or properties have an aggregate purchase price or value in excess of 20% of the fair market value of the assets of the Corporation (on a consolidated basis).

             (3) The disposition by the Corporation or any Controlled Affiliate of the Corporation of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions having an aggregate value in excess of fifty percent (50%) of the fair market value of the assets of the Corporation (on a consolidated basis).

             (4) The acquisition by the Corporation or any Controlled Affiliate of the Corporation of any assets or properties in exchange for or in consideration of the sale or issuance to any Person of capital stock of the Corporation which sale or issuance would constitute in excess of 16 2/3% of the fully diluted shares of the Corporation (on a common stock equivalent basis) (including such shares to be issued or sold); provided, however, that the provisions of this subparagraph (4) shall not be deemed to apply to any issuances or sales of capital stock solely for cash.

             (5) The approval of the Chief Executive Officer of the Corporation, and the removal of any Chief Executive Officer and the appointment of any successor thereto.

             (6) Any actions resulting in the voluntary dissolution or liquidation of the Corporation, or the initiation of any proceedings relating to the voluntary bankruptcy of the Corporation.

             (7) Any amendment, alteration or repeal of any provision of this Certificate or the Bylaws of the Corporation, other than (A) the filing of any Certificate of Designation or amendment to this Certificate establishing any class or series of Series Preferred Stock of the Corporation, the establishment, issuance and sale of which would not require a Supermajority Vote pursuant to subparagraph (8) below, and (B) any amendment to or a modification of this Certificate which is necessary in order to implement any action which has been otherwise approved by a Supermajority Vote.

             (8) The (A) establishment, creation or designation of any additional class or series of capital stock or any security having a direct or indirect equity participation in the Corporation and (B) sale or issuance of (i) shares of capital stock or securities having a direct or indirect equity participation in the Corporation, or (ii) warrants, options or rights to acquire shares of capital stock or securities having a direct or indirect equity participation in the Corporation or securities convertible into or exchangeable for capital stock or any security having a direct or indirect equity participation in the Corporation, in each case, which capital stock or other security constitutes Special Voting Stock; provided that no capital stock of the Corporation, the issuance of which would, in accordance with this paragraph 4, require a Unanimous Vote of the Series B Common Stock Directors and the Series K Common Stock Director, shall be issued without such Unanimous Vote of the Series B Common Stock Directors and the Series K Common Stock Director.

             (9) Any increase during a calendar year in the aggregate total number of shares of Series A Common Stock issued or to, and reserved for issuance to, management (including shares reserved for issuance upon exercise of options, warrants or other rights) pursuant to all incentive compensation plans (collectively, the "MANAGEMENT STOCK PLAN") in excess of an aggregate amount calculated at the time of such proposed increase equal to (i) 16,000,000 (as adjusted for stock splits, stock dividends and the like occurring after the Filing Date), plus (ii) the greater of (x) 0.075 where the total of all such increases during that calendar year (including the proposed increase which is the subject of consideration) exceeds the Maximum Amount (as defined below) for such calendar year. The "Maximum Amount" for any calendar year equals

                  (i) 0.04 multiplied by the number of shares of Series A Common Stock (or options, warrants or other rights to acquire shares) issued by the Corporation subsequent to August 1, 1996 (other than shares (or options, warrants or other rights to acquire shares) issued pursuant to the Management Stock Plan or shares issued upon conversion of shares of Preferred COMMON Stock outstanding on August 1, 1996) and (y) the number of shares (or options, warrants or other rights to acquire shares) the issuance of which would represent a dilution of the fully diluted equity of the Corporation (including the assumed issuance of all shares A FULLY DILUTED BASIS, ASSUMING THE ISSUANCE OF ALL SHARES RESERVED FOR ISSUANCE in the Management Stock Plan prior to such increase ) of four percent (4%) per year from August 1, 1996 to the date of such proposed increase. AND THE ASSUMED ISSUANCE OF SHARES UPON THE EXERCISE OF ALL OTHER OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS TO ACQUIRE SHARES, AS OF THE CLOSE OF BUSINESS ON DECEMBER 31 OF THE IMMEDIATELY PRECEDING CALENDAR YEAR (THE "BASE DATE") appropriately adjusted for any stock splits, stock dividends and the like; plus

                  (ii) the excess, if any, of

                      (x) the Maximum Amount calculated as of the close of business on December 31 of the calendar year immediately preceding the Base Date appropriately adjusted for any stock splits, stock dividends and the like, over

                      (y) the total number of shares (A) added to the reserve under the Management Stock Plan in the calendar year in which the Base Date occurs plus (B) issued under the Management Stock Plan in the calendar year in which the Base Date occurs (other than any shares which had previously been reserved prior to the calendar year in which the Base Date occurs and are subsequently issued in the calendar year in which the Base Date occurs), appropriately adjusted for any stock splits, stock dividends and the like.

             (10) (A) The declaration or payment of any dividend on, or the making of any distribution to holders of, equity securities of any Controlled Affiliate of the Corporation (other than a wholly owned Subsidiary) or (B) the purchase, redemption or other acquisition for value of any equity securities of any Controlled Affiliate of the Corporation or any options, warrants or other rights to acquire such securities (other than a Permitted Repurchase).

             (11) The adoption of any budget which is or contains a Non-Pro Rata Roll-Out Budget (as defined in the Master Distribution Agreement).

             (12) The appointment of any Outside Directors to the .Com Committee following the IPO (other than the Corporation's Chief Executive Officer and the members of the .Com Committee immediately prior to the IPO).


        (b) Unanimous Items. For purposes of determining whether or not there has been Board Action with respect to the following matters ("UNANIMOUS ITEMS"), so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director or the holders of Series K Common Stock are entitled to elect a Series K Common Stock Director, the affirmative vote or written consent of 100% of the total number of (x) the Series B Common Stock Directors and (y) the Series K Common Stock Director, if any, voting separately from the other directors of the Corporation (such vote or consent, a "UNANIMOUS VOTE") shall be required:


             (1) Any amendments to or modifications of the items listed in this paragraph 4 or the requisite vote or consent for approval thereof.

             (2) Any increase in the number of the Series B or Series K Common Stock Directors.

             (3) Any modification of the rights of the holders of the Series B or Series K Common Stock to designate and elect directors.

             (4) The appointment of any directors (other than the Corporation's Chief Executive Officer and the other initial members thereof elected following the Filing Date or any Outside Directors elected in accordance with subparagraph
(a)(13)(A)(12) above), to the .Com Committee.


             (5) Any amendment or modification to the Specifications and Standards set forth in the Master Distribution Agreement which would require the Operator Facilities (as defined in the Master Distribution Agreement) of any Cable Parent to be capable of distributing or providing Video Services (as defined in the Master Distribution Agreement) in excess of the duration limitation set forth in the Specifications and Standards.


     5. Approval of .Com and Promotional Agreements. The execution, delivery and performance of any .Com Agreement or Promotional Agreement between a Related Party or its Related Party Affiliates, on the one hand, and the Corporation or its Affiliates, on the other hand (a "RELATED PARTY .COM AGREEMENT" or a "RELATED PARTY PROMOTIONAL AGREEMENT," respectively), may be approved by the Corporation pursuant to any of the following methods: (x) approval by the authorized officers of the Corporation (without the approval of the Board of Directors) to the extent such agreement contains the Corporation's standard terms and conditions for agreements of that sort to the extent such standard terms and conditions exist (i.e., the Corporation's applicable "rate card"), (y) approval of a majority of the total number of members of the .Com Committee or
(z) approval by a majority of the Board of Directors, including all of the Series B Common Stock Directors so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director. The Cable Parent which is, or whose Related Party Affiliate is, such Related Party shall be entitled to select which of the foregoing methods pursuant to which such approval will be sought, or if more than one method is to be sought, the priority therefor. All decisions of the .Com Committee shall be made in accordance with the policies and provisions for the .Com Agreements and Promotional Agreements set forth in the Stockholders' Agreement. A Stockholder who is or whose Related Party Affiliate is the Related Party whose .Com Agreement or Promotional Agreement has been disapproved by the .Com Committee or the Board pursuant to clause (y) or (z) above, as the case may be, shall be entitled to a written explanation from the members of the .Com Committee or the Board, as the case may be, voting against such approval. Nothing contained in this section shall limit the right of the Directors under applicable law to inspect any .Com Agreements or Promotional Agreements.


     6. .Com Committee. There is hereby established a .Com Committee, which shall have the power and authority provided herein, and the Board of Directors shall cause members to be elected thereto pursuant to paragraphs 2 and 4 above. The .Com Committee shall have the following powers: to approve the execution, delivery and performance of any Related Party .Com Agreement or Related Party Promotional Agreement submitted to the .Com Committee pursuant to paragraph 5 above. The .Com Committee shall report all of its actions to the Board of Directors. The authorization to the .Com Committee shall not extend to the approval of any .Com Agreement or Promotional Agreement that is not a Related Party .Com Agreement or Related Party Promotional Agreement.

     7. Powers of Board with Respect to Certain Committees. Except upon the vote of a majority of the Board of Directors (including, so long as the holders of Series B Common Stock are entitled to elect at least one Series B Common Stock Director, all of the Series B Common Stock Directors), the Board of Directors shall not (i) rescind, amend, repeal, supplement or otherwise modify any action or determination made by the
 .Com Committee, (ii) remove any member of the .Com Committee, (iii) amend any of the provisions of this Certificate (including this paragraph 7 and the preceding paragraph 6) or the Bylaws of this Corporation with respect to the .Com Committee, or (iv) dissolve or terminate the .Com Committee.

     8. Series B Committee. There is hereby established the Series B Committee, which shall have the power and authority provided herein and shall not have any other power or authority. The Series B Committee shall consist of those Series B Common Stock Directors who are officers, directors or employees of TCI or any Subsidiary of TCI. So long as the Series B Common Stock Directors are entitled to exercise the Special Director Approval Right, (a) the Series B Committee shall have the sole and exclusive power; subject to the first sentence of Section A of Article V of this Certificate to (i) specify the number of directors constituting the Entire Board from time to time, (ii) increase the number of directors constituting the Entire Board and (iii) decrease the number of directors constituting the Entire Board; provided, however, that (1) no such decrease in the number of directors constituting the Entire Board shall have the effect of shortening the term of any incumbent director (except to the extent that any such director is a Series Common Stock Director and the holders of such series of Common Stock shall have ceased to be entitled to elect such number of directors) and (2) the number of directors constituting the Entire Board shall not be less than the Minimum Number; and (b) subject to the provisions of Section B(1)(b) of Article IV of this Certificate, the Series B Committee shall have the sole and exclusive right to elect or appoint Persons to fill any vacancy in the office of any Additional Director resulting from any increase in the number of directors constituting the Entire Board or the death, resignation or removal of any Additional Director.

                                   SECTION C

                  LIMITATION ON LIABILITY AND INDEMNIFICATION

     1. Limitation On Liability.

     To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

     2. Indemnification.

        (a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING") by reason of the fact that he, or a Person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section C. The Corporation shall be required to indemnify a Person in connection with a proceeding (or part thereof) initiated by such Person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        (b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

        (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

        (d) Non-Exclusivity of Rights. The rights conferred on any Person by this paragraph shall not be exclusive of any other rights which such Person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

        (e) Other Indemnification. The Corporation's obligation, if any, to indemnify any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal.

     Any repeal or modification of the foregoing provisions of this Section C shall not adversely affect any right or protection hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                   SECTION D

                              AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, by action taken in accordance with the provisions of the Bylaws of the Corporation is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of the Corporation.

                                   ARTICLE VI

                                      TERM

     The term of existence of the Corporation shall be perpetual.

                                  ARTICLE VII

                              STOCK NOT ASSESSABLE

     The capital stock of the Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of the Corporation. This Certificate shall not be subject to amendment in this respect.

                                  ARTICLE VIII

                                DGCL SECTION 203

     The Corporation shall not be governed by Section 203 of the DGCL.

     IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be executed and attested by its duly authorized
officers on this      day of        , 1999.

                                          AT HOME CORPORATION
                                          By:
                                          Name: Thomas A. Jermoluk
                                          Title: President

                                          Attest:
                                          Name: David G. Pine
                                          Title: Secretary

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of January 19, 1999 (the "AGREEMENT") is entered into by and between Excite, Inc., a Delaware corporation (the "COMPANY") and At Home Corporation, a Delaware corporation ("PARENT"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    Recitals

     A. Concurrently with the execution and delivery of this Agreement, the Company, Parent and Countdown Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, the Company and Parent will enter into a business combination transaction (the "MERGER").

     B. As a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has so agreed, to grant to Parent an option to acquire shares of the Company's Common Stock, $0.001 par value (including the associated rights (the "RIGHTS") to purchase shares of the Company's Preferred Stock pursuant to the Rights Agreement, dated as of October 15, 1998, between the Company and BankBoston, N.A., as Rights Agent (the "RIGHTS AGREEMENT")) (together, "COMPANY SHARES"), upon the terms and subject to the conditions set forth herein.

                                   Agreement

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Option

     The Company hereby grants to Parent an irrevocable option (the "OPTION") to acquire up to a number of Company Shares equal to 19.9% of the issued and outstanding shares of common stock of the Company as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below by paying cash at a price of $106.60 per share (the "EXERCISE PRICE"). All references in this Agreement to Company Shares issued to Parent hereunder shall be deemed to include the associated Rights (subject to the terms of the Rights Agreement).

     2. Exercise of Option; Maximum Proceeds

     (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall mean the occurrence of any of (i) a Company Triggering Event (as such term is defined in the Merger Agreement), (ii) the public announcement of an Option Acquisition Proposal (as defined below) or (iii) the commencement of a solicitation within the meaning of Rule 14a-1(l) by any person or entity other than the Company or its Board of Directors (or any person or entity acting on behalf of the Company or its Board of Directors) seeking to alter the composition of the Company's Board of Directors. For purposes of this Agreement, "OPTION ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

     (b) Parent may deliver to the Company a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares at any time following the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire. Unless such Exercise Notice is withdrawn by Parent, the closing of a purchase of Option Shares (a "CLOSING") specified in such Exercise Notice shall take place at the principal offices of the Company upon such date prior to the termination of the Option as may be designated by Parent in writing.

     (c) The Option shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) termination of the Merger Agreement pursuant to any of Section 7.1(a), 7.1(c), 7.1(d) or 7.1(g) thereof, (iii) termination of the Merger Agreement pursuant to either of Section 7.1(b) or 7.1(e) thereof if prior thereto no Exercise Event shall have occurred, or (ii) 18 months following the termination of the Merger Agreement under any other circumstances; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act (as such term is defined in the Merger Agreement) shall not have expired or been terminated, or because any other condition to closing has not been satisfied, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

     (d) If Parent receives proceeds in connection with any sales or other dispositions of Option Shares or this Option (including by selling Option Shares to the Company pursuant to Section 6(a) hereof), plus any dividends (or equivalent distributions under Section 7(a) hereof) received by Parent declared on Option Shares, of more than the sum of (x) $35 million plus (y) the Exercise Price multiplied by the number of Company Shares purchased by Parent pursuant to the Option, then all proceeds to Parent in excess of such sum shall be promptly remitted in cash by Parent to the Company.

     3. Conditions to Closing

     The obligation of the Company to issue Option Shares to Parent hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other

Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Parent shall be entitled to deliver to the Company an Exercise Notice, the parties will use their respective reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

     4. Closing

     At any Closing, (a) the Company shall deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice consistent with this Agreement, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 9 hereof, against delivery of (b) payment by Parent to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by delivery of a certified check or bank check in immediately available funds.

     5. Representations and Warranties of the Company

     The Company represents and warrants to Parent that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforceability may be limited by principles of public policy, bankruptcy and by rules of law governing specific performance, injunctive relief and other equitable remedies; (d) except for any filings, authorizations, approvals or orders required under the HSR Act and the filing of a notice on Form 25102(f) pursuant to the California Corporate Securities Rules and Regulations, the Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 7(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement and payment therefor by Parent, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (f) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any order applicable to the Company or any of its subsidiaries or by which they or any of their material property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any material property or assets of the Company or any of its subsidiaries pursuant to, any material contract or agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their material property is bound or affected; and (g) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity (as such term is defined in the Merger Agreement) except pursuant to the HSR Act.

     6. Registration Rights

     (a) Following the termination of the Merger Agreement, Parent (sometimes referred to herein as the "HOLDER") may by written notice (sometimes referred to herein as the "REGISTRATION NOTICE") to the Company (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act or at such time as all of the Registrable Securities may be sold in any three month period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of internationally recognized standing reasonably acceptable to the Company (the "MANAGER"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within five business days after the receipt of the Registration Notice, irrevocably to agree to purchase all (but not less than all) of the Registrable Securities for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

     (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 6(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder, provided however, that if the Registrant withdraws a filed registration statement at the request of the Holder (other than as the result of a material change in the Registrant's business or the Holder's learning of new material information concerning the Registrant), then such filing shall be deemed to have been an effective registration for purposes of this clause (i), (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 45 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant and (iii) the Registrant will not be required to maintain the effectiveness of any such registration statement for a period greater than 60 days. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 6 shall again be applicable to any proposed registration. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 6 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions until the Holder has sold or otherwise disposed of all of the securities subject to the registration statement; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 6 are subject to the condition that the Holder shall provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder, including the identity of the Holder and the Holder's plan of distribution.

     (d) A registration effected under this Section 6 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall use all reasonable efforts to provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (e) Indemnification

          (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
     Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by the Holder or director or officer or controlling person or underwriter seeking indemnification, provided, however, that the indemnity agreement contained in this subsection 6(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrant, which consent shall not be unreasonably withheld.

          (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder expressly for use therein, provided that in no event shall any indemnity under this Section 6(e) exceed the gross proceeds of the offering received by the Holder and provided further that the indemnity agreement contained in this subsection 6(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

          (iii) Each party entitled to indemnification under this Section 6(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

     7. Adjustment Upon Changes in Capitalization; Rights Plans

     (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Prior to such time as the Option is terminated, and at any time after the Option is exercised (in whole or in part, if at all), the Company shall not amend (nor permit the amendment of) its Rights Agreement nor adopt (nor permit the adoption of) a new stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).

     8. Restrictive Legends

     Each certificate representing Option Shares issued to Parent hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 19, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     9. Listing and HSR Filing

     The Company, upon the request of Parent, shall promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

     10. Binding Effect

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Certificates representing shares sold in a registered public offering pursuant to Section 6 shall not be required to bear the legend set forth in Section 8.

     11. Specific Performance

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     12. Entire Agreement

     This Agreement and the Merger Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     13. Further Assurances

     Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     14. Validity

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     15. Notices

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to the Company, to:
         Excite, Inc.
         555 Broadway
         Redwood City, California 94063
         Telephone: (650) 568-6000
         Facsimile: (650) 568-6030
         Attn: President and Executive Officer

          with a copy to:
          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, California 94306
          Telephone: (650) 494-0600
          Facsimile: (650) 494-1417
          Attn: Mark C. Stevens
          Douglas N. Cogen

     (b) if to Parent, to:
         At Home Corporation
         425 Broadway Street
         Redwood City, California 94063
         Telephone: (650) 569-5000
         Facsimile: (650) 596-5100
         Attn: President and Executive Officer
         with a copy to:
         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, CA 94304-1050
         Telephone: (650) 493-9300
         Facsimile: (650) 493-6811
         Attn: Larry W. Sonsini
         Martin W. Korman
         Todd Cleary

     16. Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     17. Counterparts

     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     18. Expenses

     Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     19. Amendments; Waiver

     This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     20. Assignment

     The Company may not sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of Parent. The rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          EXCITE, INC.

                                          By:        /s/ GEORGE BELL
                                             -----------------------------------
                                              Name: George Bell
                                              Title: Chief Executive Officer

                                          AT HOME CORPORATION

                                          By:     /s/ THOMAS A. JERMOLUK
                                             -----------------------------------
                                              Name: Thomas A. Jermoluk
                                              Title: President and Chief
                                                     Executive Officer

                                                                         ANNEX D

                            COMPANY VOTING AGREEMENT

     This Company Voting Agreement ("AGREEMENT") is made and entered into as of January 19, 1999, between At Home Corporation, a Delaware corporation ("PARENT"), and the undersigned stockholder ("STOCKHOLDER") of Excite, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, the Company and Countdown Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), are entering into an Agreement and Plan of Reorganization, dated as of January 19, 1999 (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, shares of capital stock of the Company will be converted into Series A Common Stock of Parent on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     B. Stockholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of the Company over which Stockholder has voting power, so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Agreement to Vote Shares.

     1.1  Definitions. For purposes of this Agreement:

     "SHARES" shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially (over which beneficially-owned shares Stockholder exercises voting power) by Stockholder as of the record date for persons entitled (a) to receive notice of, and to vote at the meeting of the stockholders of the Company called for the purpose of voting on the matter referred to in Section 1.2, or (b) to take action by written consent of the stockholders of the Company with respect to the matter referred to in Section
1.2. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (over which beneficially-owned shares Stockholder exercises voting power) after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 6 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

     "SUBJECT SECURITIES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 3 below or the record date for the meeting at which stockholders of the Company are asked to vote upon adoption and approval of the Merger Agreement and approval of the Merger (the "RECORD DATE").

     Stockholder shall be deemed to have effected a "TRANSFER" of a security if Stockholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein. Stockholder shall not be deemed to have effected a "Transfer" of a security by virtue of entering into a merger, consolidation or other business combination of any nature with another entity or entities.

     1.2 Agreement to Vote Shares. Until the termination of this Agreement pursuant to Section 3 below, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall cause the Shares to be voted (i) in favor of adoption and approval of the Merger Agreement and approval of the Merger and (ii) against approval of (a) any proposal made in opposition to or in competition with consummation of the Merger, (b) any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent or its affiliates or (c) any liquidation or winding up of the Company.

     1.3. No Transfer of Subject Securities. Until the earlier of termination of this Agreement pursuant to Section 3 below or the Record Date, except as may be required by (i) the foreclosure on any encumbrance secured by such Subject Securities as of the date hereof or (ii) court order, Stockholder agrees not to Transfer any of the Subject Securities, unless each transferee to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be Transferred shall have executed a counterpart of this Agreement and agreed in writing to hold such Subject Securities (or interest in any of such Subject Securities) subject to all of the terms and provisions of this Agreement.

     2. Representations and Warranties of Stockholder. Stockholder (i) is the record owner of the shares of Company Common Stock indicated on the final page of this Agreement, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement; and (ii) has full corporate power and authority to make, enter into and carry out the terms of this Agreement.

     3. Termination. This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) September 30, 1999, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof, (iv) the first meeting of the Company's stockholders at which the Merger is considered and not approved or (v) any breach by a party other than the Company of any of the Parent Voting Agreements.

     4. Miscellaneous.

     4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     4.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     4.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     4.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

     4.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

     If to Parent:        At Home Corporation
                          425 Broadway
                          Redwood City, California 94063
                          Attn: Vice President, General Counsel

     With a copy to:    Wilson Sonsini Goodrich & Rosati, P.C.
                        650 Page Mill Road
                        Palo Alto, California 94304
                        Attn: Larry W. Sonsini, Esq.
                              Marty Korman, Esq.

     and a copy to:     Baker & Botts, L.L.P.
                        599 Lexington Avenue
                        New York, New York 10022-6030
                        Attn: Frederick H. McGrath

     If to Stockholder: To the address for notice set forth on the last page hereof.

     With a copy to:    Fenwick & West LLP
                        Two Palo Alto Square
                        Palo Alto, California 94306
                        Attn: Mark Stevens

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     4.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof).

     4.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both oral and written, between the parties with respect to such subject matter.

     4.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     4.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Company Voting Agreement to be duly executed on the date and year first above written.

                                          AT HOME CORPORATION

                                          By:
                                             -----------------------------------
                                              Name:
                                                 -------------------------------
                                              Title:
                                                --------------------------------

                                          STOCKHOLDER:

                                          By:
                                             -----------------------------------
                                              Name:
                                                 -------------------------------
                                              Title:
                                                --------------------------------

                                          Stockholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                                    Outstanding Shares of
                                          Company Common Stock

                         ***COMPANY VOTING AGREEMENT***

                                                                         ANNEX E

                            PARENT VOTING AGREEMENT

     This Parent Voting Agreement ("AGREEMENT") is made and entered into as of January 19, 1999, between Excite, Inc., a Delaware corporation (the "COMPANY"), At Home Corporation, a Delaware corporation ("PARENT") and the undersigned stockholder ("STOCKHOLDER") of Parent.

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, the Company and Countdown Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), are entering into an Agreement and Plan of Reorganization, dated as of January 19, 1999 (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, shares of capital stock of the Company will be converted into Series A Common Stock of Parent on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     B. Stockholder is the record holder of such number of outstanding shares of Series A Common Stock and Series B Common Stock of Parent as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Merger Agreement, the Company desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below) and other such shares of capital stock of the Parent over which Stockholder has voting power so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Agreement to Vote Shares.

     1.1  Definitions. For purposes of this Agreement:

          "SHARES" shall mean all issued and outstanding shares of Series A Common Stock and Series B Common Stock of Parent owned of record or beneficially (over which beneficially-owned shares Stockholder exercises voting power) by Stockholder as of the record date for persons entitled (a) to receive notice of, and to vote at the meeting of the stockholders of Parent called for the purpose of voting on the matters referred to in
     Section 1.2, or (b) to take action by written consent of the stockholders of Parent with respect to the matters referred to in Section 1.2. Stockholder agrees that any shares of Series A Common Stock or Series B Common Stock of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (over which beneficially-owned shares Stockholder exercises voting power) after the execution of this Agreement and prior to the date of termination of this Agreement shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

          "SUBJECT SECURITIES" shall mean: (i) all securities of Parent (including all shares of Series A Common Stock and Series B Common Stock of Parent and all options, warrants and other rights to acquire shares of Series A Common Stock or Series B Common Stock of Parent) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Series A Common Stock and Series B Common Stock of Parent and all additional options, warrants and other rights to acquire shares of Series A Common Stock or Series B Common Stock of Parent) of which Stockholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 3 below or the record date (the "RECORD DATE") for the meeting at which stockholders of Parent are asked to vote upon (i) the issuance of shares of Series A Common Stock of Parent pursuant to the Merger and (ii) an amendment to the introductory paragraph and paragraphs (a) and (c) of
     Article IV of Parent's Amended and Restated Certificate of Incorporation in the Form attached hereto as Exhibit A (collectively the "PARENT STOCKHOLDER PROPOSALS").

          Stockholder shall be deemed to have effected a "Transfer" of a security if Stockholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein. Stockholder shall not be deemed to have effected a "Transfer" of a security by virtue of (i) it or any member of its Stockholder Group (as such term is defined in that certain Amended and Restated Stockholders' Agreement, dated August 1, 1996, among Parent and the parties indicated therein, as subsequently amended (the "STOCKHOLDERS AGREEMENT")) entering into a merger, consolidation or other business combination of any nature with another entity or entities, including, without limitation, in connection with the proposed merger of Tele-Communications, Inc. with a subsidiary of AT&T Corp. or as part of any restructuring activities contemplated in connection therewith or (ii) any Transfer made pursuant to the requirements of the Stockholders Agreement.

     1.2 Agreement to Vote Shares. Until the termination of this Agreement pursuant to Section 3 below, at every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, Stockholder shall cause the Shares to be voted in favor of approval of the Parent Stockholder Proposals.

     1.3. No Transfer of Subject Securities. Until the earlier of termination of this Agreement pursuant to Section 3 below or the Record Date, except as may be required by (i) the foreclosure on any encumbrance secured by such Subject Securities as of the date hereof, (ii) court order or (iii) the Stockholders Agreement, Stockholder agrees not to (a) take any action that would have the effect of converting shares of Series B Common Stock into shares of Series A Common Stock of Parent or reducing the voting power of the Series B Common Stock vis-a-vis the Series A Common Stock of Parent or (b) Transfer any of the Subject Securities, unless each transferee to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be Transferred shall have executed a counterpart of this Agreement and agreed in writing to hold such Subject Securities (or interest in any of such Subject Securities) subject to all of the terms and provisions of this Agreement; provided that no Transfer may be made that would have any of the effects described in clause (a) of this
Section 1.3.

     2. Representations and Warranties of the Stockholder. Stockholder (i) is the record owner of the shares of Series A Common Stock and Series B Common Stock of Parent indicated on the final page of this Agreement, which, except as set forth in the Stockholders Agreement, at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement; and (ii) has full corporate power and authority to make, enter into and carry out the terms of this Agreement.

     3. Termination. This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) September 30, 1999, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof, (iv) the first meeting of the Company's stockholders at which the Merger is considered and not approved or (v) any breach by a party other than Parent of any of the Company Voting Agreements.

     4. Indemnification. In the event of any litigation or claim in connection with the Merger or this Agreement, Parent will indemnify and hold Stockholder and AT&T Corp. and their respective directors, officers and affiliates harmless against all losses, liabilities and expenses, including reasonable attorneys' fees (collectively, "LOSSES"), incurred in connection with such litigation or claim, unless such Losses result from the breach by Stockholder of this Agreement.

     5. Miscellaneous.

     5.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties.

     5.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     5.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

     5.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

    If to the Company:  Excite, Inc.
                        555 Broadway
                        Redwood City, California 94063
                        Attn: General Counsel

    With a copy to:     Fenwick & West
                        Two Palo Alto Square
                        Palo Alto, California 94306
                        Attn: Mark Stevens
    If to Parent:       At Home Corporation
                        425 Broadway
                        Redwood City, California 94063
                        Attn: Vice President, General Counsel
    With a copy to:     Wilson Sonsini Goodrich & Rosati, P.C.
                        650 Page Mill Road
                        Palo Alto, California 94304
                        Attn: Larry W. Sonsini, Esq.
                        Marty Korman, Esq.
    and a copy to:      Baker & Botts, L.L.P.
                        599 Lexington Avenue
                        New York, New York 10022-6030
                        Attn: Frederick H. McGrath
    If to Stockholder:  To the address for notice set forth on the last page hereof.
    With a copy to:     Wilson Sonsini Goodrich & Rosati, P.C.
                        650 Page Mill Road
                        Palo Alto, California 94304
                        Attn: Larry W. Sonsini, Esq.
                        Marty Korman, Esq.
    and a copy to:      Baker & Botts, L.L.P.
                        599 Lexington Avenue
                        New York, New York 10022-6030
                        Attn: Frederick H. McGrath

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     5.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof).

     5.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both oral and written, between the parties with respect to such subject matter.

     5.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     5.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Parent Voting Agreement to be duly executed on the date and year first above written.

                                          EXCITE, INC.

                                          By: /s/ GEORGE BELL
                                             -----------------------------------
                                              Name: George Bell
                                             -----------------------------------
                                              Title: Chief Executive Officer
                                             -----------------------------------

                                          AT HOME CORPORATION

                                          By: /s/ THOMAS A. JERMOLUK
                                             -----------------------------------
                                              Name: Thomas A. Jermoluk
                                             -----------------------------------
                                              Title: President and Chief
                                                     Executive Officer
                                                --------------------------------

                                          STOCKHOLDER:
                                          TCI INTERNET HOLDINGS, INC.

                                          By: /s/ STEPHEN M. BRETT
                                             -----------------------------------
                                              Name: Stephen M. Brett
                                             -----------------------------------
                                              Title: Vice President
                                             -----------------------------------

                                          Stockholder's Address for Notice:

                                          5619 DTC Parkway
                                          --------------------------------------

                                          Englewood, CO 80111
                                          --------------------------------------

                                          --------------------------------------

                                          31,860,000 Outstanding Shares of
                                          Series A Common Stock of Parent

                                          15,400,000 Outstanding Shares of
                                          Series B Common Stock of Parent

                         ***PARENT VOTING AGREEMENT***

                                   EXHIBIT A
                        (To the Parent Voting Agreement)

                                   ARTICLE IV

                                AUTHORIZED STOCK

     "The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred sixty million six hundred fifty nine thousand seven hundred seven (260,659,707) shares, of which two hundred fifty one million nine thousand seven hundred seven (251,009,707) shares shall be common stock with a par value of $.01 per share ("COMMON STOCK"), and nine million six hundred fifty thousand (9,650,000) shares shall be preferred stock with a par value of $.01 per share ("PREFERRED STOCK"). Said shares of Common Stock and Preferred Stock shall be divided into the following series:"

          "(a) Two hundred thirty three million (233,000,000) shares of Common Stock shall be of a series designated as "SERIES A COMMON STOCK"; provided, however, that of such authorized shares of Series A Common Stock, fifteen million four hundred thousand (15,400,000) shares are hereby reserved for issuance upon conversion of shares of Series B Common Stock and shall only be issued upon conversion of such shares of Series B Common Stock, and two million six hundred nine thousand seven hundred seven (2,609,707) shares are hereby reserved for issuance upon conversion of shares of Series K Common Stock and shall only be issued upon conversion of such shares of Series K Common Stock;"

          "(c) Two million six hundred nine thousand seven hundred seven (2,609,707) shares of Common Stock shall be of a series designated as "SERIES K COMMON STOCK"; and"

                                                                         ANNEX F

                   [BANCBOSTON ROBERTSON STEPHENS LETTERHEAD]

                                January 19, 1999

Board of Directors
Excite, Inc.
555 Broadway
Redwood City, CA 94063

Members of the Board:

     You have asked our opinion with respect to the fairness to the stockholders of Excite, Inc. ("Excite"), from a financial point of view and as of the date hereof, of the Exchange Ratio (as defined below).

     Under the terms set forth in the Agreement and Plan of Reorganization dated January 19, 1999 (the "Agreement") by and among At Home Corporation ("At Home"), Countdown Acquisition Corp. ("Merger Sub," a wholly-owned and newly-formed acquisition subsidiary of At Home) and Excite, Merger Sub will merge with and into Excite (the "Merger") and, upon consummation of the Merger, Excite will become a wholly-owned subsidiary of At Home and the holders of Excite common stock will become holders of At Home common stock. As more specifically set forth in the Agreement, at the effective time of the Merger, each issued and outstanding share of Excite common Stock (other than shares to be canceled in accordance with the Agreement and shares held by shareholders who properly exercise dissenters' rights) shall be converted into the right to receive a
1.0419 shares (the "Exchange Ratio") of At Home common stock ("At Home Common Stock"). The Agreement states that the parties intend, and we have assumed, that the Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and be accounted for as a purchase transaction pursuant to U.S. Generally Accepted Accounting Principles ("GAAP"). The terms and conditions of the Merger are set out more fully in the Agreement.

     For the purposes of this opinion we have: (i) reviewed certain financial information relating to Excite and At Home furnished to us by the respective companies, including certain historical internal financial and operation analyses prepared by the respective managements of Excite and At Home; (ii) reviewed certain publicly available information relating to Excite and At Home;
(iii) held discussions with the respective managements of Excite and At Home concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined, including discussions with the managements of Excite and At Home concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger; (iv) reviewed the financial terms and conditions set forth in the Agreement; (v) reviewed the stock price and trading history of Excite and At Home; (vi) reviewed the contribution by each company to pro forma combined revenue and cash earnings;
(vii) reviewed the valuations of publicly traded companies which we deemed comparable to Excite and At Home; (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions which we deemed relevant; (ix) analyzed the pro forma revenue and cash earnings per share of the combined company; and (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have relied upon the assurances of the managements of Excite and At Home that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets and liabilities (contingent or otherwise) of Excite or At Home, nor were we furnished with any such evaluations or appraisals. With respect to the historical financial and operating analyses and financial forecasts (and the assumptions and bases therefor, including synergies related to the Merger) for each of Excite and At Home which we have reviewed, upon the advice of Excite and At Home, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgements of the managements of Excite and At Home as to the future financial condition and performance of Excite and At Home, respectively, and we have further assumed that such forecasts (including synergies) will be realized in the amounts and in the time periods currently estimated by the respective managements of each of Excite and At Home. In this regard, we note that each of Excite and At Home face exposure to the Year 2000 problem and are currently undergoing Year 2000 projects. We have not undertaken any independent analysis to evaluate the reliability of accuracy of the assumptions made by the managements of Excite and At Home with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. Further, we have assumed that the historical financial statements of each of Excite and At Home reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration. We have relied as to all legal matter relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view, to the stockholders of Excite of the Exchange Ratio. We do no express any opinion at to (i) the value of any employee agreements or other arrangements entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) the price at which the shares of At Home Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and any other business strategies that the Board of Directors of Excite has considered or may be considering, nor does it address the decision of the Board of Directors of Excite to proceed with the Merger. As you are aware, we were not requested to, and did not, solicit third parties regarding alternatives to the Merger.

     We are acting as financial advisor to Excite in connection with the Merger and will receive a fee subsequent to the delivery of this opinion. In addition, Excite has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, we have provided certain investment banking services to Excite for which we have been paid fees, including acting as lead manager and co-manager for offerings of Excite common stock. We maintain a market in the shares of Excite common stock. In the ordinary course of business, we may trade Excite securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Excite securities.

     Our opinion is directed to the Board of Directors of Excite and is not intended to be and does not constitute a recommendation to any stockholder of Excite as to how such stockholder should vote upon or take any other action with respect to the Merger. This opinion may be included in a proxy or registration statement of Excite or At Home distributed in connection with the Merger, provided that this opinion is reproduced therein in full and any description of, or reference to, this opinion therein is in form and substance acceptable to us and our legal counsel. Except as provided in the previous sentence, this opinion shall not be reproduced, summarized, described or referred to or furnished to any party without our prior written consent.

     Based upon and subject to the foregoing consideration, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of Excite from a financial point of view.

                                          Very truly yours,

                                          BANCBOSTON ROBERTSON STEPHENS INC.

                                          /s/  BANCBOSTON ROBERTSON
                                               STEPHENS INC.

                           [MERRILL LYNCH LETTERHEAD]

                                                                         ANNEX G

January 18, 1999

Board of Directors
At Home Corporation
425 Broadway Street
Redwood City, CA 94063

Members of the Board of Directors:

     Excite, Inc. (the "Company"), At Home Corporation ("Parent") and Countdown Acquisition Corp., a newly formed, wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company in a transaction (the "Merger") in which each share of the Company's common stock, par value $0.001 per share (the "Company Common Stock"), issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock to be canceled pursuant to the Merger Agreement, will be converted into the right to receive 1.041902 shares (the "Exchange Ratio") of Series A common stock of Parent, par value $0.01 per share ("Parent Common Stock").

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to Parent.

     In arriving at the opinion set forth below, we have, among other things:

           (1) Reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant;

           (2) Reviewed certain other information, including financial forecasts prepared by market analysts, relating to the business, earnings, assets, liabilities and prospects of the Company and Parent, as well as the amount and timing of the cost savings and related expenses and potential synergies to be derived from the Merger (the "Potential Synergies") furnished to us by the Company and Parent, respectively;

           (3) Conducted discussions with members of senior management of the Company and Parent concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Potential Synergies;

           (4) Reviewed the market prices and valuation multiples for Company Common Stock and Parent Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

           (5) Reviewed the results of operations of the Company and Parent and compared them with those of certain publicly traded companies that we deemed to be relevant;

           (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

           (7) Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

           (8) Reviewed the potential pro forma impact of the Merger;

           (9) Reviewed a draft of the Merger Agreement dated January 17, 1999; and

          (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company of Parent. With respect to the financial forecast information and the Potential Synergies furnished to or discussed with us by the Company or Parent, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Parent's management as to the potential future financial performance of the Company or Parent, as the case may be, and the Potential Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that final form of the Merger Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

     We are acting as financial advisor to Parent in connection with the Merger and will receive a fee from Parent for our services, which will be contingent upon the consummation of the Merger. In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Parent and the Company and/or their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of Company Common Stock and other securities of the Company, as well as shares of Parent Common Stock and other securities of Parent for our own account and for the accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Parent. Our opinion does not address the merits of the underlying decision by Parent to engage in the Merger and does not constitute a recommendation to any stockholder of the Company or Parent as to how such stockholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which shares of Parent Common Stock will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Parent.

                               Very truly yours,

                               MERRILL LYNCH, PIERCE, FENNER & SMITH
                               INCORPORATED

                               /s/  MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS


     As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:



     - for any breach of the director's duty of loyalty to the corporation or its stockholders



     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law



     - under Section 174 of the Delaware General Corporation Law



     - for any transaction from which the director derived an improper personal benefit



As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation further provides:



     - for mandatory indemnification, to the fullest extent permitted by applicable law, for any person who is or was a director or officer, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person



     - that the Registrant's obligation to indemnify any person who was or is serving at the Registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity must be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity



     - that the Registrant must advance to all indemnified parties the expenses (including attorney's fees) incurred in defending any proceeding provided that indemnified parties (if they are directors or officers) must provide the Registrant an undertaking to repay such advances if indemnification is determined to be unavailable



     - that the rights conferred in the Certificate of Incorporation are not exclusive



     - that the Registrant may not retroactively amend the Certification of Incorporation provisions relating to indemnity



     The indemnification provision in the Registrant's Certificate of Incorporation and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.



     The Registrant has also obtained directors' and officers' liability insurance.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

EXHIBIT                          DESCRIPTION
-------                          -----------
 2.01    Agreement and Plan of Reorganization, dated as of January
         19, 1999 among Registrant, Countdown Acquisition Corp. and
         Excite, Inc.(1)
 2.02    Stock Option Agreement, dated January 19, 1999, between
         Registrant and Excite, Inc.(1)
 3.01    Third Amended and Restated Certificate of Incorporation of
         Registrant filed August 14, 1996(2)
 3.02    Certificate of Amendment of Third Amended and Restated
         Certificate of Incorporation of Registrant filed April 11,
         1997(2)
 3.03    Certificate of Designation of Series C Convertible
         Participating Preferred Stock of Registrant filed April 11,
         1997(2)
 3.04    Form of Certificate of Amendment of the Third Amended and
         Restated Certificate of Incorporation of Registrant
         effective July 15, 1997(2)
 3.05    Form of Second Amended and Restated Bylaws of Registrant
         effective July 16, 1997(2)
 3.06    Form of Fourth Amended and Restated Certificate of
         Incorporation of Registrant filed July 16, 1997(2)
 3.07    Certificate of Amendment of Fourth Amended and Restated
         Certificate of Incorporation of Registrant (3)
 4.01    Third Amended and Restated Registration Rights Agreement,
         dated April 11, 1997, among Registrant and the parties
         indicated therein(2)
 4.02    Letter Agreement relating to Tag-Along/Drag-Along Rights,
         dated April 11, 1997, among Registrant and the parties
         indicated therein(2)
 4.03    Canadian Purchase Letter Agreement, dated April 11, 1997,
         among Registrant and the parties indicated therein(2)
 4.04    Form of Amended and Restated Stockholders' Agreement, dated
         August 1, 1996, among Registrant and the parties indicated
         therein, as amended on May 15, 1997(2)
 4.05    Form of certificate of Registrant's Series A Common Stock(2)
 4.06    Narrative Communications Corp. 1998 Equity Incentive Plan,
         assumed by Registrant as of December 30, 1998(4)
 4.07    Registrant's 1997 Equity Incentive Plan, as amended(5)
 4.08    Registrant's 1997 Employee Stock Purchase Plan, as
         amended(5)
 5.01    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation, April 27, 1999
 8.01    Tax Opinion of Fenwick & West LLP, dated April 27, 1999
 8.02    Tax Opinion of Wilson Sonsini Goodrich & Rosati,
         Professional Corporation, April 27, 1999
 9.01    Voting Agreement, dated April 11, 1997 among Registrant, TCI
         Internet Holdings, Inc., Comcast PC Investments, Inc., Cox
         Teleport Providence, Inc., Rogers Cablesystems Limited and
         Shaw Cablesystems Ltd.(2)
 9.02    Form of Voting Agreement, dated January 19, 1999, between
         Registrant and certain stockholders of Excite(1)
10.01A   Stock Purchase Agreement, dated August 29, 1995 among
         Registrant, TCI Internet Services, Inc., Kleiner Perkins
         Caufield & Byers VII, KPCB VII Founders Fund and KPCB
         Information Sciences Zaibatsu Fund II(2)
10.01B   Letter Agreement and Term Sheet, dated October 2, 1997,
         among Registrant, Cablevision Systems Corporation, CSC
         Parent Corporation, Comcast Corporation, Cox Enterprises,
         Inc., Kleiner Perkins Caufield & Byers and Tele-
         Communications, Inc.(6)

EXHIBIT                          DESCRIPTION
-------                          -----------
10.02A   Letter Agreement, dated May 9, 1996, among Registrant, TCI
         Internet Holdings, Inc., Kleiner Perkins Caufield & Byers
         VII, KPCB VII Founders Fund and KPCB Information Sciences
         Zaibatsu Fund II(2)
10.02B   Warrant Purchase Agreement, dated October 10, 1997, between
         Registrant and Cablevision Systems Corporation(6)
10.03A   Stock Purchase and Exchange Agreement, dated August 1, 1996, among Registrant, TCI Internet Holdings, Inc., Kleiner
         Perkins Caufield & Byers VII, KPCB Information Sciences
         Zaibatsu Fund II, James Clark, Comcast PC Investments, Inc.,
         and Cox Teleport Providence, Inc.(2)
10.03B   Warrant to purchase shares of Series A common stock of
         Registrant issued to CSC Parent Corporation as of October
         10, 1997(6)
10.04A   Term Sheet, dated June 4, 1996, among Registrant, TCI
         Internet Holdings, Inc., Kleiner Perkins Caufield & Byers
         VII, KPCB Information Sciences Zaibatsu Fund II, KPCB VII
         Founders Fund, Comcast PC Investments, Inc., and Cox
         Teleport Providence, Inc.(2)
10.04B   Contingent warrant to purchase shares of Series A common
         stock of Registrant issued to CSC Parent Corporation as of
         October 10, 1997(6)
10.05    Stock Purchase Agreement, dated April 11, 1997, among
         Registrant, Rogers Cablesystems Limited, Shaw Cablesystems
         Ltd., Sun Microsystems, Inc., Netscape Communications
         Corporation, James Barksdale, Motorola, Inc. and Bay
         Networks, Inc.(2)
10.06    Term Sheet, dated March 18, 1997, among Registrant and Shaw
         Cablesystems Ltd., and Rogers Cablesystems Limited(2)
10.07    Master Communications Services Agreement, dated April 2,
         1997, between Registrant and Teleport Communications Group
         Inc.(2)
10.08    Lease, dated October 17, 1996, between Registrant and
         Martin/Campus Associated L.P.(2)
10.09    Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers(2)
10.10    Registrant's 1996 Incentive Stock Option Plan(2)
10.11    Registrant's 1996 Incentive Stock Option Plan No. 2(2)
10.12    Narrative Communications Corp. 1995 Stock Option Plan,
         assumed by Registrant as of December 30, 1998(4)
10.13    Description of Registrant's 1998 Executive Incentive Plan(4)
10.14    Restricted Stock Purchase Agreement, dated July 31, 1996,
         between Registrant and Thomas A. Jermoluk for purchase of
         Series A common stock(2)
10.15    Restricted Stock Purchase Agreement, dated July 31, 1996,
         between Registrant and Thomas A. Jermoluk for purchase of
         Series K preferred stock(2)
10.16    Restricted Stock Purchase Agreement, dated July 31, 1996,
         between Registrant and William R. Hearst III for purchase of
         Series A common stock(2)
10.17    Restricted Stock Purchase Agreement, dated July 29, 1996,
         between Registrant and Ken Goldman for purchase of Series A common stock(2)
10.18    Form of Restricted Stock Purchase Agreement and Promissory
         Note between Registrant and other officers for purchase of
         Series A common stock(2)
10.19    Employment Letter Agreement, dated July 19, 1996 between
         Registrant and Thomas A. Jermoluk(2)
10.20    Letter of Agreement, dated May 15, 1997, among Registrant
         and the parties indicated therein, including as exhibits the
         Master Distribution agreement Term Sheet and the Term Sheet for Form of LCO Agreement(2)

EXHIBIT                          DESCRIPTION
-------                          -----------
10.21    Build To Suit Lease, dated September 29, 1997, between
         Martin/Campus Associates, L.P., and Registrant (425
         Broadway, Redwood City, California)(7)
10.22    Build To Suit Lease, dated September 29, 1997, between
         Martin/Campus Associates, L.P., and Registrant (440
         Broadway, Redwood City, California)(7)
10.23    Loan and Security Agreement, dated September 30, 1997,
         between Silicon Valley Bank and Registrant(7)
10.24    Binding Warrant Term Sheet, dated February 24, 1998, among
         Registrant, Rogers Communications, Inc. and Shaw
         Communications, Inc.(8)
10.25    Warrant Purchase Agreement, dated May 5, 1998, between
         Registrant and Century Communications Corp.(4)
10.26    Warrant to purchase Series A common stock of Registrant
         issued to Century Communications Corp. as of May 5, 1998(4)
10.27    Form of warrant to purchase Series A common stock of
         Registrant to be issued to Century Communications Corp.(4)
10.28    Warrant Purchase Agreement, dated June 27, 1998, between
         Registrant and Garden State Cablevision L.P.(4)
10.29    Warrant to purchase Series A common stock of Registrant
         issued to Garden State Cablevision L.P. as of June 27,
         1998(4)
10.30    Warrant Purchase Agreement, dated June 26, 1998, between
         Registrant and Jones Intercable Inc.(4)
10.31    Warrant to purchase Series A common stock of Registrant
         issued to Jones Intercable Inc. as of June 26, 1998(4)
10.32    Agreement and Plan of Merger, dated December 30, 1998,
         between Registrant and Narrative Communications Corp.
         (incorporated by reference to Exhibit 2.1 to Registrant's
         current report on Form 8-K filed with the Securities and
         Exchange Commission on January 14, 1999)
10.33    IRU Capacity Agreement, dated December 19, 1998, between
         Registrant and AT&T Corp.(4)
10.34    Form of Loan Modification Agreement between Registrant and
         Silicon Valley Bank(4)
10.35    Build to Suit Option Agreement, dated October 25, 1996,
         between Registrant and Martin/Campus Associates, L.P., and
         First Amendment to Build to Suit Option Agreement(4)
10.36    Build to Suit Lease, dated July 14, 1998, between Registrant and Martin/ Campus Associates, L.P. (420 Broadway, Redwood
         City, California)(4)
10.37    Form of Build to Suit Lease between Registrant and
         Martin/Campus Associates, L.P. (430 Broadway, Redwood City,
         California)(4)
10.38    Indenture, dated December 28, 1998, between Registrant and
         State Street Bank and Trust Company of California, N.A., as
         trustee (3)
10.39    Registration Rights Agreement, dated December 28, 1998,
         between Registrant and Merrill Lynch & Co., Merrill Lynch,
         Pierce, Fenner & Smith Incorporated, Morgan St Goldman and
         Sachs & Co.(3)
11.01    Statement regarding the computation of net loss and of pro forma net loss per share
21.01    Subsidiaries of Registrant(1)
23.01    Consent of Ernst & Young LLP, Independent Auditors
23.02    Consent of Ernst & Young LLP, Independent Auditors

EXHIBIT                          DESCRIPTION
-------                          -----------
24.01    Form of power of attorney executed by each officer and
         director whose signature has been conformed on the signature page appearing on pages II-7 and II-8 of this Form S-4
27.01    Financial data schedule for year ended December 31, 1998
99.1     Letter to the Stockholders of Registrant, dated April 27,
         1999
99.2     Letter to the Stockholders of Excite, Inc., dated April 27,
         1999
99.3     Notice of Annual Meeting of Stockholders of Registrant,
         dated April 27, 1999
99.4     Notice of Special Meeting of Stockholders of Excite, Inc.,
         dated April 27, 1999
99.5     Form of Proxy of Registrant
99.6     Form of Proxy of Excite, Inc.


---------------


(1) Incorporated by reference to exhibits to the Schedule 13D filed by Registrant on January 29, 1999 (File No. 005-47909).



(2) Incorporated by reference to exhibits of the same number to Registrant's registration statement on Form S-1 declared effective by the Securities and Exchange Commission on July 11, 1997 (File No. 333-27323).



(3) Incorporated by reference to Registrant's annual report on Form 10-K/A, filed with the Securities and Exchange Commission on March 31, 1999.



(4) Incorporated by reference to exhibits of the same number to Registrant's annual report on Form 10-K, filed with the Securities and Exchange Commission on February 19, 1999.



(5) Incorporated by reference to exhibits of the same number to Registrant's registration statement on Form S-8 filed with the Securities and Exchange Commission on July 28, 1998 (File No. 333-60037).



(6) Incorporated by reference to exhibits of the same number to Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on October 22, 1997 (File No. 000-22697).



(7) Incorporated by reference to exhibits of the same number to Registrant's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 1997 (File No. 000-22697).



(8) Incorporated by reference to exhibits of the same number to Registrant's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 1998 (File No. 000-22697), as amended on February 8, 1999.


     (B) FINANCIAL STATEMENT SCHEDULES


     The information required to be set forth herein is incorporated by reference to At Home Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended April 27, 1999.


ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (c) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, At Home Corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on this 27th day of April, 1999


                                          AT HOME CORPORATION


                                          By:     /s/ THOMAS A. JERMOLUK

                                             -----------------------------------
                                                     Thomas A. Jermoluk

                                                   Chairman, President and

                                                   Chief Executive Officer

                               POWER OF ATTORNEY


     Each individual whose signature appears below constitutes and appoints Thomas A. Jermoluk, Kenneth A. Goldman and David G. Pine, and each of them, his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----
        PRINCIPAL EXECUTIVE OFFICER:

           /s/ THOMAS A. JERMOLUK              Chairman, President and      April 27, 1999
---------------------------------------------  Chief Executive Officer
             Thomas A. Jermoluk

        PRINCIPAL FINANCIAL OFFICER:

           /s/ KENNETH A. GOLDMAN              Senior Vice President and    April 27, 1999
---------------------------------------------  Chief Financial Officer
             Kenneth A. Goldman

        PRINCIPAL ACCOUNTING OFFICER:

            /s/ ROBERT A. LERNER               Corporate Controller         April 27, 1999
---------------------------------------------
              Robert A. Lerner

            ADDITIONAL DIRECTORS:

          /s/ WILLIAM R. HEARST III            Vice Chairman                April 27, 1999
---------------------------------------------
            William R. Hearst III

          /s/ C. MICHAEL ARMSTRONG             Director                     April 27, 1999
---------------------------------------------
            C. Michael Armstrong

                                               Director
---------------------------------------------
                L. John Doerr

             /s/ LEO J. HINDERY                Director                     April 27, 1999
---------------------------------------------
               Leo J. Hindery

             /s/ JOHN C. MALONE                Director                     April 27, 1999
---------------------------------------------
               John C. Malone

            /s/ JOHN C. PETRILLO               Director                     April 27, 1999
---------------------------------------------
              John C. Petrillo

            /s/ BRIAN L. ROBERTS               Director                     April 27, 1999
---------------------------------------------
              Brian L. Roberts
                                               Director
---------------------------------------------
                James R. Shaw

            /s/ DAVID M. WOODROW               Director                     April 27, 1999
---------------------------------------------
              David M. Woodrow

                                 EXHIBIT INDEX


  EXHIBIT                          DESCRIPTION
  -------                          -----------
   5.01    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation, April 27, 1999
   8.01    Tax Opinion of Fenwick & West LLP, dated April 27, 1999
   8.02    Tax Opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation, April 27, 1999
  23.01    Consent of Ernst & Young LLP, Independent Auditors
  23.02    Consent of Ernst & Young LLP, Independent Auditors
  24.01    Form of power of attorney executed by each officer and
           director whose signature has been conformed on the signature page appearing on pages II-7 and II-8 of this Form S-4
  99.1     Letter to the Stockholders of Registrant, dated April 27,
           1999
  99.2     Letter to the Stockholders of Excite, Inc., dated April 27,
           1999
  99.3     Notice of Annual Meeting of Stockholders of Registrant,
           dated April 27, 1999
  99.4     Notice of Special Meeting of Stockholders of Excite, Inc.,
           dated April 27, 1999
  99.5     Form of Proxy of Registrant
  99.6     Form of Proxy of Excite, Inc.